As filed with the Securities and Exchange Commission on August 24, 2005

Registration No. 333-122641

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUALITY DISTRIBUTION, LLC

and the Guarantors identified in footnote (1) below

(Exact name of registrant as specified in charter)

Delaware	4213	04-3668323
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	3802 Corporex Park Drive Tampa, Florida 33619 (813) 630-5826
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

QD CAPITAL CORPORATION

and the Guarantors identified in footnote (1) below

(Exact name of registrant as specified in charter)

Delaware	4213	02-0692668
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	3802 Corporex Park Drive Tampa, Florida 33619 (813) 630-5826
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerald L. Detter

President and Chief Executive Officer

Quality Distribution, Inc.

3802 Corporex Park Drive

Tampa, Florida 33619

(813) 630-5826

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With copies to:

Rosa A. Testani, Esq. O’Melveny & Myers LLP Times Square Tower 7 Times Square New York, New York 10036 (212) 326-2000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

(footnote on following page)

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1)	The following parent of Quality Distribution, LLC and domestic direct or indirect wholly owned subsidiaries of Quality Distribution, LLC are Guarantors of the exchange notes and are Co-Registrants, each of which is incorporated in the jurisdiction and has the I.R.S. Employer Identification Number indicated: Quality Distribution, Inc., a Florida corporation (59-3239073); American Transinsurance Group, Inc., a Delaware corporation (23-2613934); Chemical Leaman Corporation, a Pennsylvania corporation (23-2021808); EnviroPower, Inc., a Delaware corporation (23-2735584); Fleet Transport Company, Inc., a Delaware corporation (23-2848144); Mexico Investments, Inc., a Florida corporation (59-3433851); MTL of Nevada, a Nevada corporation (88-0350589); Power Purchasing, Inc., a Delaware corporation (23-2611487); QSI Services, Inc., a Delaware corporation (51-0349728); Quala Systems, Inc., a Delaware corporation (23-2343087); Quality Carriers, Inc., an Illinois corporation (36-2590063); and Transplastics, Inc., a Delaware corporation (23-2932792).

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 24, 2005

Quality Distribution, LLC

QD Capital Corporation

Offer to Exchange All Outstanding $85,000,000 Principal Amount At Maturity of

Senior Floating Rate Notes due 2012

For

Senior Floating Rate Notes due 2012

Which Have Been Registered Under the Securities Act of 1933

The Exchange Offer:

•	We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that have been registered.

•	You may withdraw tenders of old notes at any time prior to the expiration of this exchange offer.

•	This exchange offer expires at 5:00 p.m., New York City time, on , 2005, unless we extend the offer.

The Exchange Notes:

•	The terms of the exchange notes to be issued in this exchange offer are substantially identical to the old notes, except that the exchange notes will be freely tradable by persons who are not affiliated with us.

•	No public market currently exists for the old notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

•	The exchange notes, like the old notes, will be guaranteed on a senior basis by our parent, Quality Distribution, Inc., and each of our existing and certain future U.S. restricted subsidiaries.

•	The exchange notes, like the old notes, will be unsecured and rank equally with all of our existing and future senior debt and rank senior to our existing and future subordinated debt, and will be effectively subordinated to all of our secured debt, to the extent of the value of the assets securing such debt, and to all liabilities of our non-guarantor subsidiaries.

•	Like the old notes, if we fail to make payments on the exchange notes, Quality Distribution, Inc. and our subsidiary guarantors must make them instead. The exchange notes and guarantees will also be junior to all of our secured debt and all liabilities of our non-guarantor subsidiaries.

•	Each broker-dealer that receives exchange notes pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

•	If the broker-dealer acquired the old notes as a result of market-making or other trading activities, such broker-dealer may use this prospectus for the exchange offer, as supplemented or amended, in connection with its resales of the exchange notes.

You should carefully consider the risk factors beginning on page 16 of this prospectus before participating in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2005.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with any other information. This document may only be used where it is legal to sell these securities.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our notes. In this prospectus, unless the context otherwise requires or indicates, (i) the terms “our company,” “QD LLC,” “we,” “us” and “our” refer to Quality Distribution, LLC, a Delaware limited liability company, and its consolidated subsidiaries and their predecessors, (ii) “QDI” refers to Quality Distribution, Inc., our parent company, (iii) “QD Capital” refers to QD Capital Corporation, our wholly owned subsidiary and a co-issuer of the notes, and (iv) the “Issuers” refers to QD LLC (without its consolidated subsidiaries and their predecessors) and QD Capital.

MARKET AND INDUSTRY DATA

Market and industry data and other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources, including Bulk Transporter’s 2004 Annual Gross Revenue Report. Some data are also based on our good faith estimates, which are derived from our review of management’s knowledge of the industry and independent sources. Although we believe that these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and/or completeness.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before participating in this exchange offer, you should read this entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and the notes thereto included elsewhere in this prospectus. The financial data included in the prospectus comes from the consolidated financial statements of our parent, Quality Distribution, Inc. and its subsidiaries. Quality Distribution, Inc. is a guarantor of the exchange notes, of our 9% Senior Subordinated Notes due 2010 (the “9% Notes”) and of our credit facility and has no material assets or operations other than its ownership of 100% of our membership units. As a result, the consolidated financial position and results of operations of Quality Distribution, Inc. are substantially the same as ours.

Our Business

We operate the largest dedicated bulk tank truck network in North America based on bulk service revenues, and we believe we have more than twice the revenues of our closest competitor in our primary chemical bulk transport market in the U.S. The bulk tank truck market in North America includes all items shipped by bulk tank truck carriers and consists primarily of the shipping of chemicals, gasoline and food-grade products. We transport a broad range of chemical products and provide our customers with value-added services, including intermodal, transloading, tank cleaning, dry-bulk hauling, leasing and other logistics services. We extensively utilize third-party affiliate terminals and owner-operator drivers in our core bulk service network. Our light-asset based operations enable us to minimize our capital investments and increase the flexibility of our cost structure, while providing superior localized customer service. We are a core carrier for many of the Fortune 500 companies engaged in chemical processing, including Dow Chemical Company, Procter & Gamble Company, E.I. Dupont and PPG Industries, and we provide services to most of the top 100 chemical producers in the world with U.S. operations. We expect to grow as our customers continue to outsource more of their logistics needs to full-service carriers. As a result of our leading market position, flexible business model and decentralized operating structure, we believe we are well positioned to benefit from current industry trends. Operating revenues, operating income and net losses were $622.0 million, $15.1 million and $(10.6) million, respectively, for the year ended December 31, 2004. Operating revenues, operating income and net income were $332.2 million, $20.0 million and $5.6 million, respectively, for the six months ended June 30, 2005.

Over the last two years, we implemented several major initiatives designed to enhance our operating flexibility, upgrade and standardize our business processes, improve our customer service and increase our profitability. Some of these initiatives are described below.

•	We significantly expanded the use of affiliate terminals and owner-operator drivers in our transformation to a more light-asset based business model.

•	We installed and are upgrading our order entry, dispatch and billing system, a new decision-support system and a new mobile satellite communication system.

•	We established new standard operating procedures for customer service and safety and implemented a new field operating structure.

•	We added terminals and tank wash facilities in strategic locations to fill out our core bulk network.

•	We began offering additional complementary, value-added services that offer attractive growth potential, including intermodal services and third-party logistics.

•	We implemented a new yield management system and other profit improvement initiatives.

•	We sold a non-core petroleum and mining trucking business, as well as the assets for the glass trucking business of Levy Transport, Ltd.

•	We sold certain assets of Power Purchasing, Inc. (“PPI”).

•	We strengthened our senior management team in 2004 and 2005, including adding a new chief executive officer, chief operating officer, chief financial officer and general counsel.

We have realized, and believe that we will continue to realize, significant additional financial benefits from these and other strategic initiatives.

Our Industry

We estimate, based on industry sources, that the for-hire North American bulk tank truck industry generated revenues of approximately $5.3 billion in 2004. We estimate that our primary chemical bulk transport market consists of a greater than $2.5 billion for-hire segment. We operate in the highly fragmented for-hire segment of the chemical bulk transport market where we have achieved a leading market share of approximately 20%. Our competition in the for-hire segment includes more than 200 smaller, primarily regional carriers. In addition to the for-hire segment, we also compete for the private fleet segment of the market by targeting private fleet operators who would benefit from outsourcing their transportation needs to us. Because we operate the largest dedicated bulk tank truck network in North America, we believe we are well-positioned to expand our business by converting private fleets.

Industry growth is generally dependent on volume growth in the industrial chemical industry and on the rate at which chemical companies outsource their transportation needs. As competitive pressures force chemical companies to reduce costs and focus on their core businesses, we believe that chemical companies will continue to consolidate their shipping relationships and seek to outsource a greater portion of their transportation and logistics needs. We believe that large, national full-service carriers will benefit from this outsourcing trend and will be able to grow faster than the overall bulk tank truck industry.

Our industry is characterized by high barriers to entry such as (i) the time and cost required to develop the capabilities necessary to handle sensitive chemical cargo, (ii) the resources required to recruit and train drivers, (iii) substantial industry regulatory requirements, and (iv) the significant capital investments required to build a fleet of equipment and establish a network of terminals. In addition, the industry continues to experience consolidation due to economic and competitive pressures, increasing operating costs for driver recruitment and insurance, and increasing capital investments. As the cost and complexity of operating a bulk tank truck business increase and smaller competitors continue to exit the industry, we believe that large, well established carriers will increase market share and grow faster than the overall industry.

Our Formation and Ownership

We are a Delaware limited liability company formed on April 14, 2002. Our sole member is Quality Distribution, Inc., a Florida corporation. We refer to our parent, Quality Distribution, Inc., throughout this prospectus as “QDI.” On May 30, 2002, QDI transferred all of its assets (other than certain contract rights which by their terms cannot be assigned without the consent of the other parties thereto) to us, consisting principally of the capital stock of QDI’s operating subsidiaries. In addition, after the contribution of these assets to us, we replaced QDI as the borrower under the credit agreement, dated as of June 9, 1998, among QDI and the lenders and other parties thereto, with QDI becoming a guarantor under such credit agreement.

QDI was formed in 1994 as a holding company known as MTL, Inc., and consummated its initial public offering on June 17, 1994. On June 9, 1998, MTL Inc. was recapitalized through a merger with a corporation controlled by Apollo Investment Fund III, L.P. As a result of the recapitalization, MTL Inc. became a private company. On August 28, 1998, QDI completed its acquisition of Chemical Leaman Corporation and its subsidiaries (“CLC”). In 1999, QDI changed its name from “MTL Inc.” to “Quality Distribution, Inc.” On November 13, 2003, QDI consummated the initial public offering of 7,875,000 shares of its common stock, no par value, and as a result became a reporting company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This initial public offering, together with the concurrent entry into our credit facility, private offering by us of the 9% Notes and the conversion of all outstanding shares of QDI’s preferred stock for shares of its common stock, are referred to in this prospectus as the “IPO Transaction.”

On January 28, 2005, we consummated the private offering of the old notes. The old notes were issued to investors at a price of 98% of their principal amount at maturity, or $83.3 million in the aggregate. The estimated net proceeds of approximately $80.3 million after deduction of the initial purchasers’ discount and estimated offering expenses payable by us were used as follows:

•	to repay approximately $70 million of term loan borrowings under our credit facility;

•	to make a distribution to our parent, QDI, which in turn used such proceeds to redeem all outstanding $7.5 million principal amount of our parent’s then outstanding Series B Floating Interest Rate Subordinated Term Securities due 2006 (the “FIRSTS”) on February 28, 2005; and

•	the balance, of approximately $2.8 million, for general corporate purposes, including repayment of indebtedness under the revolving credit portion of our credit facility.

QDI is owned principally by Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (U.K.) Partners III, L.P. (collectively, the “Apollo Funds”), each of which is an affiliate of Apollo Management, L.P. We refer to Apollo Management, L.P. and its affiliates collectively as “Apollo” throughout this prospectus. As of August 8, 2005, Apollo owned approximately 54.6% of QDI’s common stock and approximately 54.0% on a fully diluted basis after giving effect to stock options and warrants.

Our Strengths

Largest tank truck network in a fragmented industry.    We provide our customers with access to the largest captive trailer network in the industry. In addition, our nationwide network of approximately 167 terminals covers all major chemical markets and enables us to serve customers with both national and regional shipping requirements. Our size allows us, our affiliates and our owner-operators to benefit from efficiencies through greater network density and economies of scale in the purchasing of supplies and services, including fuel, tires and insurance coverage. Our size also enables us to invest in new technologies that increase our operating efficiency and lower our costs.

Flexible light-asset based business model.    Our extensive use of affiliates and owner-operators results in a more variable cost structure, increases our asset utilization, contributes to the stability of our cash flow and increases our return on capital. Affiliates are independent contractors that, through comprehensive contracts with us, operate their terminals exclusively for us. Affiliates are responsible for the capital investments and operating expenses related to their terminals. Adding new affiliates enables us to expand our geographic coverage with minimal additional capital investment. In addition, the conversion of company-owned terminals to affiliate status generally improves our operating margins. Owner-operators are independent contractors who supply one or more tractors and drivers for our own or our affiliates’ exclusive use. By using owner-operators who are responsible for all applicable trip expenses, we can avoid the high capital costs of purchasing and maintaining tractors. For the six months ended June 30, 2005, affiliates and owner-operators provided approximately 81.4% of the tractors in our network and accounted for approximately 91.4% of our transportation revenue.

Core carrier to most top 100 chemical companies.    We provide services to most of the top 100 chemical producers in the world with U.S. operations. Our ability to maintain these business relationships reflects our service performance and commitment to safety and reliability. We have established long-term customer relationships with these clients, which helps us attract and retain experienced affiliate terminal operators and drivers.

Broad menu of complementary services.    Our ability to provide value-added services that complement our core service differentiates us from smaller competitors and enables us to gain market share, particularly with large customers that seek to use a limited number of core carriers. By increasing the number of services offered to our customers, we enhance our position as a leading national full-service provider in the industry.

Enhanced productivity and efficiency through installed technology.    We utilize technology to improve our customer service and operating efficiency. We have equipped over 85% of our tractor fleet with a mobile satellite communications system which enables us to continuously monitor our tractors and communicate with our drivers in the field and enables customers to track the location and monitor the progress of their cargo through the Internet. Our website allows our customers to view bills and generate customized service reports. We have implemented a centralized order entry, dispatch and billing program, which enhances our control over our equipment and drivers. This technology is increasingly important when transporting sensitive cargo in today’s heightened security environment. We have also implemented a yield management system, which enables our terminal operators to deploy assets where they can generate optimal profitability.

Our Strategy

Add new affiliates and convert private fleets.    We believe there are significant opportunities to enhance revenue growth by affiliating additional third-party carriers into our network. Typically, these carriers compete at a disadvantage due to their limited size and regional focus. By joining our affiliate network, they have the opportunity to serve a national customer base, achieve economies of scale, and improve utilization through increased backhaul. We also intend to grow by continuing to target the private fleet segment of the chemical bulk transport industry. By outsourcing their transportation needs to us, private fleet operators can refocus the financial and managerial costs associated with maintaining in-house transportation functions back into their core business.

Expand scope of service capabilities.    We plan to continue to expand the scope of our service capabilities in order to serve the growing needs of our customer base. As our customers continue to focus on their core business, we believe that they will increasingly rely on primary service providers to provide value-added services such as intermodal, tank cleaning, and other logistic services.

Leverage our light-asset based business model.    We will continue to expand our affiliate base either by attracting new affiliates or converting company-owned terminals to affiliate status and expand our use of owner-operators. The light-asset based model allows us to limit our capital spending and achieve higher returns on capital.

Risk Factors

An investment in the notes involves a high degree of risk. Potential investors should carefully consider the risk factors set forth under “Risk Factors” beginning on page 16 and the other information contained in this prospectus prior to participating in this exchange offer.

Our Corporate Structure

The following chart illustrates our corporate structure and capital structure on a fully diluted basis as of August 8, 2005.

•	QDI is or will be the:

—issuer of its common stock;

—guarantor under the credit facility;

—guarantor of the old notes;

—guarantor of the exchange notes; and

—guarantor of the 9% Notes.

•	We are or will be:

—a co-issuer of the old notes;

—a co-issuer of the exchange notes;

—a co-issuer of the 9% Notes; and

—the borrower under the credit facility.

•	QD Capital is or will be:

—a co-issuer of the old notes;

—a co-issuer of the exchange notes; and

—a co-issuer of the 9% Notes.

•	All of our domestic subsidiaries (including QD Capital) are guarantors under the credit facility.

•	All of our domestic subsidiaries (other than QD Capital) are or will be:

—guarantors of the old notes;

—guarantors of the exchange notes; and

—guarantors of the 9% Notes.

Corporate Information

We are a Delaware limited liability company formed on April 14, 2002. Our principal executive offices are located at 3802 Corporex Park Drive, Tampa, Florida 33619, and our telephone number is (813) 630-5826. Our sole member is Quality Distribution, Inc, a Florida corporation. QDI is a holding company with no significant assets or operations other than the ownership of 100% of our membership units. QD Capital, our wholly-owned subsidiary, is a Delaware corporation formed on May 1, 2003 and is or will be a co-issuer of the old notes, the exchange notes and the 9% Notes. QD Capital has nominal assets and no operations.

Summary of the Terms of the Exchange Offer

On January 28, 2005 in connection with the closing of the offering of the old notes, we and the guarantors of the old notes entered into a registration rights agreement with the initial purchasers of the old notes. Under that agreement, we agreed to deliver to you this prospectus and to complete this exchange offer within 220 days after the date of original issuance of the old notes. In this exchange offer, you are entitled to exchange your old notes for exchange notes which are identical in all material respects to the old notes except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

•	our obligation to pay additional interest on the old notes because (a) this exchange offer registration statement of which this prospectus forms a part was not declared effective by July 26, 2005 or (b) this exchange offer was not consummated by September 5, 2005, in each case, at incremental rates ranging from 0.25% per annum to 1.0% per annum depending on how long we fail to comply with these deadlines, does not apply to the exchange notes.

For purposes of this and other sections in this prospectus, we refer to the old notes and the exchange notes together as the “notes.”

The Exchange Offer

We are offering to exchange up to $85,000,000 aggregate principal amount at maturity of our senior floating rate notes which have been registered under the Securities Act for up to $85,000,000 aggregate principal amount at maturity of our senior floating rate notes which were issued on January 28, 2005. Old notes may be exchanged only in integral multiples of $1,000.

Resales

Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you

•	are acquiring the exchange notes in the ordinary course of business, and

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to this exchange offer in exchange for the old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of old notes who

•	is our affiliate,

•	does not acquire the exchange notes in the ordinary course of its business, or

•	tenders in this exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the Commission expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date; Withdrawal of Tenders

This exchange offer will expire at 5:00 p.m., New York City time,                 , 2005, or such later date and time to which we extend it. A tender of old notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.

Conditions to this Exchange Offer	This exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Certain Conditions to this Exchange Offer.”

Procedures for Tendering Old Notes

If you wish to accept this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in this exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•	you are not our “affiliate” as defined in Rule 405 under the Securities Act.

Guaranteed Delivery Procedures

If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay liquidated damages as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in this exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of this exchange offer.

Consequences of Failure to Exchange

All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, or as otherwise required under certain limited circumstances pursuant to the terms of the registration rights agreement, we do not currently anticipate that we will register the old notes under the Securities Act.

Certain U.S. Federal Income Tax Considerations	The exchange of old notes for exchange notes in this exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer.

Exchange Agent

The Bank of New York Trust Company, N.A. is the exchange agent for this exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

Summary of the Terms of the Exchange Notes

Issuers	Quality Distribution, LLC and QD Capital Corporation.

Exchange Notes Offered	$85.0 million aggregate principal amount at maturity of Senior Floating Rate Notes due 2012.

Maturity Date	January 15, 2012

Interest	The exchange notes will bear interest at a rate equal to LIBOR (as defined) plus 4.50%, payable quarterly in arrears, on January 15, April 15, July 15 and October 15 of each year.

Because the registration statement of which this prospectus forms a part was not declared effective by the SEC on or prior to July 26, 2005, which is the 180th day following the issuance of the old notes, we are required under the registration rights agreement to pay additional interest on the old notes at a rate of .25% per annum for the first 90 days immediately following July 26, 2005, and an additional .25% per annum during each subsequent 90-day period not to exceed in the aggregate 1.0% per annum until such time as the registration statement is declared effective. In addition, because the exchange offer will not be consummated on or prior to September 5, 2005, which is the 220th day following the issuance of the old notes, we will be required to pay additional interest on the old notes until the exchange offer is consummated. We will be required to pay such additional interest to holders of the old notes on October 15, 2005. See “Exchange Offer and Registration Rights.”

Holders of old notes whose old notes are accepted for exchange in this exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the old notes accrued from July 15, 2005 (the most recent date to which interest on the old notes was paid prior to the consummation of the exchange offer). Consequently, holders who exchange their old notes for exchange notes will receive the same interest payment on October 15, 2005, which will be the first interest payment date following consummation of this exchange offer with respect to the old notes and the exchange notes, that they would have received if they had not accepted this exchange offer.

Original Issue Discount	The exchange notes, like the old notes, will be issued with original issue discount for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Guarantees

Our obligations under the exchange notes will be fully and unconditionally guaranteed on an unsecured senior basis by our parent company, QDI, and each of our existing and certain future U.S. restricted subsidiaries as described below. The exchange notes will not, however, be guaranteed by our foreign subsidiaries or our unrestricted subsidiaries. Investors should not rely on the QDI guarantee in evaluating an investment in the exchange notes as QDI currently has no material assets other than the ownership of 100% of our membership interests and the covenants contained in the indenture governing the exchange notes will not apply to QDI.

Ranking	The exchange notes will be our senior unsecured obligations and will rank:

•	equally in right of payment to all of our existing and future senior unsecured debt;

•	effectively junior to all of our existing and future secured debt, including borrowings under the credit facility, to the extent of the value of the assets securing such debt;

•	senior in right of payment to all of our existing and future subordinated debt, including the 9% Notes; and

•	structurally subordinated to all liabilities, including trade payables, of our subsidiaries that are not guarantors, which are principally our subsidiaries in Mexico and Canada, which provided approximately 0.4% of our operating revenues for the first six months ended June 30, 2005.

Similarly, the guarantees of the exchange notes will be senior unsecured obligations and will rank:

•	equally in right of payment to all of the applicable guarantor’s existing and future senior unsecured debt;

•	effectively junior to the applicable guarantor’s existing and future secured debt, including obligations of the applicable guarantor under the credit facility, to the extent of the value of the assets securing such debt; and

•	senior in right of payment to any of the applicable guarantor’s existing and future subordinated debt, including the guarantees of the 9% Notes.

As of June 30, 2005:

•	we and our guarantors had $67.6 million of secured indebtedness, consisting of borrowings outstanding under the credit facility and had $56.9 million in availability under the credit facility (net of $38.1 million in outstanding letters of credit);

•	we had $125.0 million principal amount of senior subordinated debt, consisting of the 9% Notes; and

•	we had $85.0 million principal amount at maturity of senior unsecured debt consisting of the old notes.

As of the date of this prospectus, our only non-guarantor subsidiaries are our foreign subsidiaries, which as of June 30, 2005, had approximately $2.3 million of liabilities, excluding intercompany receivables and including trade payables.

Optional Redemption	On or after January 15, 2007, we may redeem some or all of the notes at any time at the redemption prices listed under “Description of the Notes—Redemption—Optional Redemption.”

Equity Offering Optional Redemption

Before January 15, 2007, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings at a redemption price of 100% of the principal amount of the notes plus a premium equal to the rate per annum on the notes on the date on which notice of the redemption is given, plus accrued interest; provided that at least 65% of the aggregate principal amount of the notes originally issued remains outstanding after such redemption.

Change of Control Optional Redemption

At any time before January 15, 2007, we may redeem all, but not less than all, of the notes upon the occurrence of certain types of changes in control at 100% of their principal amount plus accrued and unpaid interest, if any, plus a “make-whole” premium.

Mandatory Offer to Repurchase

If we sell all or substantially all of our assets or undergo other types of changes in control, each holder will have the right to require us to repurchase all or any part of such holder’s notes at 101% of the aggregate principal amount of the notes.

Certain Covenants	The indenture governing the notes, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on, or redeem or repurchase, capital stock;

•	make investments;

•	consummate certain asset sales;

•	engage in transactions with affiliates;

•	grant or assume liens; and

•	consolidate, merge or transfer all or substantially all of our assets.

These limitations will be subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants” for more details.

Summary Financial Information

The following table sets forth summary historical financial information, and other historical financial data of QDI. QDI is or will be a guarantor of the old notes, the exchange notes, the 9% Notes and the credit facility and has no material assets or operations other than its ownership of 100% of our membership units. As a result, the consolidated financial position and results of operations of QDI are substantially the same as ours. The historical statement of operations data for the fiscal years ended December 31, 2002, 2003 and 2004 and the historical balance sheet data as of December 31, 2003 and 2004 are derived from and should be read in conjunction with, the audited financial statements and related notes appearing elsewhere in this prospectus. The historical statement of operations data and other data for the six months ended June 30, 2004 and June 30, 2005 and the historical balance sheet data as of June 30, 2005 are derived from our unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for the period. The results of operations for the interim period are not necessarily indicative of the operating results for the entire year or any future period.

The information contained in this table should also be read in conjunction with “Capitalization,” “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005

	(dollars in thousands)
STATEMENT OF OPERATIONS DATA:
Operating revenues	$516,760	$565,440	$622,015	$308,614	$332,169
Operating expenses:
Purchased transportation	301,921	360,303	420,565	207,043	229,495
Depreciation and amortization	31,823	28,509	22,493	11,894	8,757
Other operating expenses	160,618	157,834	163,893	85,632	73,869

Operating income(1)	22,398	18,794	15,064	4,045	20,048
Interest expense, net	33,970	29,984	22,343	10,691	12,762
Transaction fees	10,077	700	—	—	—
Interest expense, preferred stock conversion	—	59,395	—	—	—
Gain on debt extinguishment	—	(4,733)	—	—	—
Write-off of debt issuance costs	—	—	—	—	1,110
Other expenses	6	649	857	84	10

(Loss) income before taxes	(21,655)	(67,201)	(8,136)	(6,730)	6,166
Provision (benefit) for income taxes	1,443	(99)	2,421	170	532

(Loss) income from continuing operations, before discontinued operations and cumulative change in accounting principle	(23,098)	(67,102)	(10,557)	(6,900)	5,634
Loss from discontinued operations, net of tax	(2,913)	—	—	—	—
Cumulative effect of a change in accounting principle(2)	(23,985)	—	—	—	—

Net (loss) income	(49,996)	(67,102)	(10,557)	(6,900)	5,634
Preferred stock and minority interest dividends	(6,021)	(4,540)	(145)	—	—

Net income (loss) attributable to common stockholders	$(56,017)	$(71,642)	$(10,702)	$(6,900)	$5,634

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
	(dollars in thousands)

OTHER DATA:
Cash paid for interest	$32,079	$24,946	$19,293	$7,992	$11,726
Net cash (used in) / provided by operating activities	25,832	17,349	15,467	4,132	3,610
Net cash (used in) investing activities	(7,169)	(12,381)	(7,603)	(4,695)	(3,907)
Net cash provided by / (used in) financing activities	(19,998)	(4,733)	(6,070)	865	(1,132)
Consolidated EBITDA (as defined)(3)	63,689	66,066	67,559	31,066	31,402
Number of terminals at end of period	153	164	166	165	167
Number of trailers operated at end of period	7,565	8,253	7,377	8,211	7,841
Number of tractors operated at end of period	3,363	3,473	3,550	3,581	3,508

	As of
	December 31, 2004	June 30, 2005
	(in thousands)
BALANCE SHEET DATA:
Working capital(4)	$12,424	$18,054
Total assets	379,298	380,502
Total indebtedness, including current maturities	276,550	275,961

(1)	For the years ended December 31, 2002, and 2003 operating income includes charges of $4.1 million and $3.0 million, respectively, relating to insurance claims associated with our operations prior to the 1998 acquisition of CLC and restructuring charges.
(2)	Adoption of SFAS Statement 142, “Goodwill and Other Intangible Assets,” resulted in a $24.0 million non-cash impairment charge related to goodwill as a cumulative effect of a change in accounting principle.
(3)	Consolidated EBITDA (as defined) represents net income (loss) attributable to common stockholders before interest expense, foreign currency transaction loss, gain on debt extinguishment, other expense (income), loss from operations of discontinued operations and disposal of discontinued operations (net of tax), the cumulative effect of a change in accounting principle, preferred stock dividends, provision for taxes, depreciation and amortization, expenses or losses attributable to our operations prior to the 1998 acquisition of CLC, restructuring charges, PPI write-offs, expenses and class action settlement, start-up costs and operating losses related to our orange juice transportation operations, increased environmental remediation expense, adverse developments in insurance cases, gains and losses on the sale of none-core assets, including the sale of our PPI and orange juice business assets and certain initial Sarbanes-Oxley consulting fees. Consolidated EBITDA (as defined) is computed based on the most recent four fiscal quarters for which financial statements are available and for the twelve months ended June 30, 2005 would have been approximately $67.9 million. The foregoing adjustments to net income are included in all calculations of Consolidated EBITDA (as defined) to the extent such adjustments are not fully reflected in the four quarter period and continue to be applicable, but pursuant to the indenture governing the notes, the adjustments to net income may be different in future periods. Consolidated EBITDA (as defined) is presented herein because it is an important component of the covenant test that is used in the indenture governing the notes. See “Description of the Notes—Certain Definitions—Consolidated EBITDA and Consolidated Fixed Charge Coverage Ratio.” We present Consolidated EBITDA (as defined) because it will be used in the indenture for the notes to determine whether we may incur additional indebtedness. Consolidated EBITDA (as defined) is not a measure of financial performance or liquidity under United States generally accepted accounting principles (“GAAP”). Accordingly, while Consolidated EBITDA (as defined) is an important component of the indenture, Consolidated EBITDA (as defined) should not be considered in isolation or as a substitute for consolidated statement of income and cash flow data prepared in accordance with GAAP as an indication of our operating performance or liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of the application of Consolidated EBITDA (as defined) as a measure of our ability to incur indebtedness under the indenture.

The following table presents the calculation of Consolidated EBITDA (as defined) (in thousands):

	Year Ended December 31,			Six Months ended June 30,		12 Months ended June 30, 2005 (a)
CONSOLIDATED EBITDA (AS DEFINED)	2002	2003	2004	2004	2005
Net income (loss) attributable to common stockholders	$(56,017)	$(71,642)	$(10,702)	$(6,900)	$5,634	$1,832
Interest expense	33,970	29,984	22,343	10,691	12,762	24,414
Transaction fees	10,077	700	—	—	—	—
Interest expense, preferred stock conversion	—	59,395	—	—	—	—
Gain on debt extinguishment	—	(4,733)	—	—	—	—
Other (income) expense	6	649	857	84	10	928
Loss from operations of discontinued operations, net of tax	1,386	—	—	—	—	—
Loss on disposal of discontinued operations, net of tax	1,527	—	—	—	—	—
Cumulative effect of change in accounting principle	23,985	—	—	—	—	—
Preferred stock and minority interest dividends	6,021	4,540	145	—	—	—
Provision (benefit) for taxes	1,443	(99)	2,421	170	532	2,783
Depreciation and amortization	31,823	28,509	22,493	11,894	8,757	19,356
CLC expenses	2,278	2,250	—	—	—	—
Restructuring charges	1,804	725	—	—	—	—
PPI write-offs, expenses, and class action settlement (b)	4,900	11,748	8,314	4,053	913	5,174
Increased environmental remediation	—	—	4,857	4,100	—	757
Adverse insurance development charges (c)	—	4,030	7,036	7,000	—	36
Juice business losses	—	—	2,519	—	—	2,519
(Gain) loss on disposal of property and equipment	486	10	2,442	(26)	53	2,521
Certain initial Sarbanes-Oxley consulting fees	—	—	822	—	—	822
Write-off of deferred debt financing costs	—	—	—	—	1,110	1,110
Executive management recruiting and relocation charges	—	—	1,089	—	1,631	2,720
Impairment on property and equipment	—	—	2,923	—	—	2,923

CONSOLIDATED EBITDA (AS DEFINED)	$63,689	$66,066	$67,559	$31,066	$31,402	$67,895

(a)	The Consolidated EBITDA (as defined) data for the twelve months ended June 30, 2005 was calculated by summing the financial information for the year ended December 31, 2004 and the financial information for the six months ended June 30, 2005, and deducting from the subtotal the financial information for the six months ended June 30, 2004.

(b)	According to our accounting records, the PPI write-offs, expenses and class action settlement for the year ended December 31, 2003 was $13.8 million. However, for purposes of the calculation of Consolidated EBITDA (as defined), management has reduced the amount of the adjustment to reflect more accurately the profitability of PPI.

(c)	Adverse insurance development charges represent the following increases to our insurance reserves: (i) we recorded a $4.0 million charge in the fourth quarter of 2003 to reserve for the estimated costs associated with two incidents, which each had significantly higher costs than our historical experience, and to account for a change in industry development factors and (ii) we recorded a $7.0 million charge in the second quarter of 2004 to reflect a change in the estimation process used in determining reserves (which accounts for approximately $5.0 million of the charges recorded in the second quarter of 2004), and to further increase the reserve for one of the incidents described in clause (i).

(4)	Working capital consists of current assets minus current liabilities.

RISK FACTORS

You should carefully consider the risks described below before participating in this exchange offer. Although the risks described below are all of the risks that we believe are material, they are not the only risks relating to our business and the notes. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your investment.

Risks Factors Relating to an Investment in the Notes

Our high level of debt creates a risk of default.

We are highly leveraged. As of June 30, 2005, our consolidated indebtedness amounted to $276.0 million, including current maturities.

We also have the ability to incur additional debt, subject to limitations imposed by the credit facility and the indentures governing the 9% Notes and the notes. Our high level of indebtedness may restrict our ability to fund or obtain financing for working capital, capital expenditures and general corporate purposes, making us more vulnerable to economic downturns, competition and other market pressures. In addition, the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes. This high degree of leverage could also prevent us from repurchasing notes tendered to us upon the occurrence of a change of control, or could prevent us from making any required redemptions of the notes. Further, there can be no assurance that the terms of the credit facility or our other indebtedness will permit us to make any such repurchases or redemptions of the notes, or that we will have sufficient funds available at such time to make any required repurchases or redemptions of the notes.

If our operating cash flow decreases, we may be unable to service our debt, including the notes, without refinancing or restructuring our debt, selling assets or operations or raising additional debt or equity capital. If these alternatives are not available in a timely manner or on satisfactory terms, or are not permitted under our existing agreements, we may default on our debt obligations. Such a default would have serious adverse consequences for the holders of the notes.

Floating interest rates may increase interest payable on a portion of our borrowings under the credit facility and the notes.

The notes and a portion of our borrowings under the credit facility bear interest at floating rates. Accordingly, the interest payable under the floating rate borrowings under the notes and the credit facility may increase. Based on the amounts outstanding at June 30, 2005 an increase of 1.0% in the interest rates payable on the floating rate portion of our indebtedness would have increased our annual debt service requirements in the second quarter of 2005 by approximately $1.5 million. If interest rates on our floating rate borrowings increase significantly, our cash flows would be significantly reduced.

Our failure to make scheduled principal payments and restrictions imposed by the credit facility may lead to acceleration of indebtedness.

We are required to make scheduled principal payments under the term loan portions of the credit facility, which term loans will mature in 2009, and we are required to repay all borrowings under the revolving credit facility portion in 2008. Further, the credit facility, as amended will require us to comply with a maximum senior secured leverage ratio test tested on a quarterly basis. The maximum senior secured leverage ratio is the ratio of consolidated senior secured debt to consolidated EBITDA (as such terms are defined in the credit facility). For the twelve month period ended on June 30, 2005, our consolidated senior secured leverage ratio was 1.0 to 1.0 (which was compliant with the maximum permitted senior secured leverage ratio of 2.25 to 1.00 for the quarter ended June 30, 2005). Under the credit agreement, as amended, we may not exceed a maximum senior secured debt to consolidated EBITDA (as defined in the credit facility) ratio for the prior four quarters at the end of each calendar quarter, beginning with the quarter ending June 30, 2005, of 2.25 to 1.00 until the quarter ending December 31, 2006 and each quarter thereafter, when the required ratio shall be 2.0 to 1.00.

Our credit facility restricts, among other things, our ability to incur additional indebtedness and make acquisitions and capital expenditures beyond a certain level. If we fail to repay borrowings under the credit facility when due or fail to comply with the restrictions contained in the credit facility or we, our subsidiaries or QDI fail to pay when due certain other obligations which mature prior to the maturity date of the credit facility, the lenders under the credit facility can declare the entire amount owed thereunder immediately due and payable, and, in the case of a default under the credit facility, may prohibit us and our subsidiaries from making cash payments of interest and/or principal on the notes for certain specified periods. If the debt under the credit facility were accelerated, our assets may not be sufficient to repay in full all of our indebtedness, including the credit facility and the notes.

The notes and notes guarantees will be effectively subordinated to the credit facility and our other secured debt.

The obligations under the notes and the note guarantees will be unsecured and effectively are subordinated to all of our existing and future secured debt to the extent of the value of the assets securing such debt, including all amounts borrowed or available for borrowing under the credit facility. In the event of a foreclosure, dissolution, winding-up, liquidation, reorganization, bankruptcy or similar proceeding involving us or a guarantor, the assets which serve as collateral for any secured indebtedness will be used to satisfy the obligations under the secured indebtedness before any payments are made on the notes and other senior unsecured indebtedness. In any such event, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims on the notes fully. See “Description of the Credit Facility and Other Indebtedness.”

As of June 30, 2005, we had:

•	$67.6 million of secured indebtedness, consisting of debt under the credit facility which was effectively senior to the notes;

•	an additional $56.9 million available for borrowing under the credit facility (after giving effect to outstanding letters of credit of $38.1 million), which, if borrowed, also would have been secured; and

•	no senior secured debt of the guarantors, other than their guarantees under the credit facility.

The indenture governing the notes will permit us, the guarantors and our other restricted subsidiaries to incur significant additional indebtedness, including secured indebtedness.

We may not be able to make a change of control payment.

In the event of a change of control, we will be required to make an offer for cash to repurchase the notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the repurchase date. However, the credit facility prohibits the purchase of outstanding notes prior to repayment of the borrowings under the credit facility (except under limited circumstances) and any exercise by the holders of the notes of their right to require us to repurchase such notes, as applicable, may cause an event of default under the credit facility. There can be no assurance that the terms of the credit facility will permit us to make any required repurchases of the notes or that we will have sufficient funds available at the time of any change of control to make any required repurchases of the notes. See “Description of the Notes—Change of Control.”

The notes will be effectively junior to liabilities of certain subsidiaries.

We conduct substantially all of our operations through our subsidiaries. As a result, we are required to rely upon our subsidiaries for the funds necessary to meet our obligations, including the payment of interest on and principal of the notes. The ability of our subsidiaries to make these payments will be subject to, among other things, applicable state laws. Although the note guarantees provide the holders of the notes with a direct claim against the assets of the guarantors, our subsidiary non-guarantors have not guaranteed the obligations under the notes. Claims of creditors of our subsidiary non-guarantors, including trade creditors and the lenders under the credit facility, and claims of holders of preferred stock of these subsidiaries, if any, generally will have priority with respect to the assets and earnings of these subsidiaries over the claims of our creditors, including holders of the notes. For the six months ended June 30, 2005, approximately 0.4% of our consolidated revenues and less than 1.0% of our consolidated operating income was generated by our non-guarantor subsidiaries. Such non-guarantor subsidiaries had approximately $2.3 million of liabilities, including trade payables but excluding intercompany receivables, at June 30, 2005. In addition, enforcement of the note guarantees against any guarantor may be subject to legal challenge in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of any guarantor and would be subject to certain defenses available to guarantors generally. See “—The note guarantees may be limited by fraudulent conveyance considerations.” Although the indenture contains waivers of most guarantor defenses, certain of those waivers may not be enforced by a court in a particular case. To the extent that the note guarantees are not enforceable, the notes would be effectively subordinated to all liabilities of the guarantors, including trade payables of any guarantors.

The note guarantees may be limited by fraudulent conveyance considerations.

The notes are guaranteed on an unsecured senior basis by QDI and all of our existing and certain future U.S. restricted subsidiaries. The terms of each note guarantee provide that such guarantee is limited and subject to automatic reduction to the extent necessary to prevent such guarantee from constituting a fraudulent conveyance. However, our creditors or the creditors of the guarantors could challenge the note guarantees as fraudulent conveyances. We cannot assure you that a court would not conclude that the note guarantees constitute fraudulent conveyances. If a court declares the note guarantees to be void, or if the note guarantees must be limited or voided in accordance with their contractual terms, any claim that you may make against us for amounts payable on the notes would be subordinated to the debt and other liabilities of the applicable guarantors, including trade payables.

The guarantee of our parent company is of limited value.

Investors should not rely on the QDI guarantee in evaluating an investment in the notes as QDI currently has no material assets other than the ownership of 100% of our membership interests and the covenants contained in the indenture governing the notes will not apply to QDI.

You may be impacted by original issue discount.

The notes will be considered to be issued with original issue discount for United States federal income tax purposes. Accordingly, certain holders of the notes will be required to include original issue discount in gross income for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See “Certain U.S. Federal Income Tax Considerations.”

In addition, if a bankruptcy case is commenced by or against us under the United States Bankruptcy Code after the issuance of the notes, the claims of holders of the notes may be limited to an amount equal to the sum of (1) the price initially paid by investors for the old notes (which was 98% of their principal amount at maturity) and (2) that portion of the original issue discount that is not deemed to constitute “unmatured interest” for purposes of the United States Bankruptcy Code. Any original issue discount that was not accreted as of the date of any such bankruptcy filing would constitute “unmatured interest.”

Consequences of failure to exchange old notes.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in this exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate this exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the old notes. In addition:

•	if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•	if you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

We have agreed that, for a period of 180 days after this exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After this exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

No prior market for the exchange notes.

The exchange notes are a new issue of securities with no established trading market and will not be listed on any securities exchange or automated dealer quotation system. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate this exchange offer would reduce liquidity and could lower the market price of those exchange notes.

We may be limited in our ability to offset future income with our current net operating loss.

We have a net operating loss for Federal income tax purposes. If we undergo a change of control as described in Section 382 of the Internal Revenue Code, our ability to use those net operating losses to offset future income will be limited. This will have the effect of reducing our after tax cashflow. For a more detailed discussion of our potential net operating loss limitation, see “Certain U.S. Federal Income Tax Considerations.”

Risks Related to Our Business

Our business is subject to general economic and other factors that are largely out of our control and could affect our operations and profitability.

Our business is dependent on various economic factors over which we have little control, such as the availability of qualified drivers, changes in fuel and insurance prices, including changes in fuel taxes, excess capacity in the trucking industry, changes in license and regulatory fees, toll increases, interest rate fluctuations, downturns in customers’ business cycles and the U.S. economy generally, and reduction in customers’ shipping requirements. As a result, we may experience periods of overcapacity, declining prices and lower profit margins in the future. Our revenues and operating income could be materially adversely affected if we are unable to pass through to our customers the full amount of increased transportation costs. We have a large number of customers in the chemical processing and consumer goods industries. If these customers experience fluctuations in their business activity due to an economic downturn, work stoppages or other factors over which we have no control, the volume of freight transported by us on behalf of those customers may decrease and our operating results could be adversely affected.

Loss of affiliates and owner-operators could affect our operations and profitability.

We rely on participants in our affiliate program and independent owner-operators. A reduction in the number of affiliates or owner-operators, whether due to capital requirements related to the expense of obtaining, operating and maintaining equipment or for other reasons, could have a negative effect on our operations and profitability. Contracts with affiliates typically are for a term ranging from one to five years, and contracts with owner-operators may be terminated by either party on short notice. Although affiliates and owner-operators are responsible for paying for their own equipment, and other operating costs, significant increases in these costs could cause them to seek a higher percentage of the revenue generated if we are unable to increase our rates commensurately. In addition, a continued decline in the rates we pay to our affiliates and owner-operators could adversely affect our ability to maintain our existing affiliates and owner-operators and attract new affiliates, owner-operators and company drivers.

Increasing trucking regulations may increase costs.

As a motor carrier, we are subject to regulation by the U.S. Department of Transportation and by various state agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations, and regulatory safety, financial reporting and certain mergers, consolidations and acquisitions. There are additional regulations specifically relating to the trucking industry, including testing and specification of equipment and product handling requirements. The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services. Some of these possible changes include increasingly stringent environmental regulations, changes in the hours-of-service regulations which govern the amount of time a driver may drive in any specific period, onboard black box recorder devices or limits on vehicle weight and size. In addition, our tank wash facilities are subject to strict local, state and federal environmental regulations.

Interstate motor carrier operations are subject to safety requirements prescribed by the Department of Transportation. To a large degree, intrastate motor carrier operations are subject to safety and hazardous material transportation regulations that mirror federal regulations. Such matters as weight and dimension of equipment are also subject to federal and state regulations. Department of Transportation regulations mandate drug testing of drivers.

From time to time, various legislative proposals are introduced, including proposals to increase federal, state, or local taxes, including taxes on motor fuels, which may increase our costs or adversely impact the recruitment of drivers. We cannot predict whether, or in what form, any increase in such taxes applicable to us will be enacted.

Increased unionization could increase our operating costs or constrain operating flexibility.

Although only approximately 6% of our driver workforce, including owner operators and employees of affiliates, are currently subject to collective bargaining agreements, unions such as the International Brotherhood of Teamsters have traditionally been active in the U.S. trucking industry. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a disruption of our operations, which could have a material adverse effect on us. In addition, our non-union workforce has been subject to unionization efforts from time to time, and we could be subject to future unionization efforts as our operations expand. Increased activity by the Teamsters or other unions could increase the possibility for unionization. Increased unionization of our workforce could result in higher compensation and working condition demands that could increase our operating costs or constrain our operating flexibility.

Operations involving hazardous materials could create environmental liabilities.

Our activities are subject to environmental, health and safety laws and regulation by U.S. federal, state and local agencies and Canadian federal and provincial governmental authorities. Our activities involve the handling, transportation and storage of bulk chemicals, both liquid and dry, many of which are classified as hazardous materials or hazardous substances. Our tank wash and terminal operations engage in the creation, storage or discharge and proper disposal of wastewater that may contain hazardous substances, and the control and discharge of storm-water from industrial sites. In addition, we may store diesel fuel and other petroleum products at these terminals. Environmental laws and regulations are complex and address emissions to the air, discharge onto land or water, and the generation, handling, storage, transportation, treatment and disposal of waste materials. These laws change frequently and generally require us to obtain and maintain various licenses and permits. Environmental laws have tended to become more stringent over time, and most provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations. We believe we are in substantial compliance with all applicable requirements. However, there can be no assurance that violations of such laws or regulations will not be identified or occur in the future, or that such laws and regulations will not change in a manner that could impose material costs on us.

As a handler of hazardous substances, we are potentially subject to strict, joint and several liability for investigating and rectifying the consequences of spills and other environmental releases of these substances either under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Superfund Amendments and Reauthorization Act of 1986, and comparable state and Canadian laws. From time to time, we have incurred remedial costs and regulatory penalties with respect to chemical or wastewater spills and releases at our facilities or over the road, and, notwithstanding the existence of our environmental management program, we cannot assure you that such obligations will not be incurred in the future, nor predict with certainty the extent of future liabilities and costs under environmental, health, and safety laws, nor that such liabilities will not result in a material adverse effect on our financial condition, results of operations or our business reputation.

In addition, we may face liability for alleged personal injury or property damage due to exposure to chemicals and other hazardous substances at our facilities or as the result of accidents and spills. Although these types of claims have not historically had a material impact on our operations, a significant increase in these claims could materially adversely affect our business, financial condition, operating results or cash flow.

As a result of environmental studies conducted at our facilities or at third party sites, in conjunction with our environmental management program, we have identified environmental contamination at certain sites that will require remediation.

We are currently responsible for remediating and investigating five properties under federal and state Superfund programs where we are the only responsible party. Each of these five remediation projects relates to operations conducted by CLC prior to our acquisition of and merger with CLC in 1998. We have also been named as a “potentially responsible party,” or have otherwise been alleged to have responsibility, under CERCLA or similar state laws for cleaning up off-site locations where our waste, or material transported by us, has allegedly been disposed. We are currently investigating, remediating, or are subject to potential financial obligations at approximately 18 such waste disposal sites where we are one of several potentially responsible parties. We have incurred in the past and expect to continue to incur material expenses for the foreseeable future on environmental matters. We have from time to time received notices with respect to other sites. As of June 30, 2005, we had reserves in the amount of $22.7 million accrued for our environmental liabilities, including remediation costs. Our current reserve provides for an estimate of all known liabilities that are probable and estimable; however, such estimate may change as facts and circumstances develop.

We are self-insured and have exposure to certain claims and the costs of our insurance may not be adequately passed on to our customers.

The primary risks associated with our business are bodily injury and property damage, workers’ compensation claims and cargo loss and damage. We currently maintain liability insurance against (1) bodily injury and property damage claims, covering all employees, owner operators and affiliates, and (2) workers’ compensation insurance coverage on our employees and company drivers. This insurance includes deductibles of $5.0 million per incident for bodily injury and property damage and a $1.0 million deductible for workers’ compensation. As such, we are subject to liability as a self-insurer to the extent of these deductibles under the applicable policy. The high deductible per incident could adversely affect our profitability. We are self-insured for damage to the equipment that we own and lease, for cargo losses, and for non-trucking pollution legal liability and such self-insurance is not subject to any maximum limitation. We also provide insurance coverage to our affiliates for (a) property damage and general liability coverage, subject to a deductible limit for such affiliates of $10,000 or $15,000 per incident and (b) cargo loss and damage, subject to a deductible limit for such affiliates of $5,000 or $7,500 per incident.

We are subject to changing conditions and pricing in the insurance marketplace and we cannot assure you that the cost or availability of various types of insurance may not change dramatically in the future. To the extent these costs cannot be passed on to our customers in increased freight rates, increases in insurance costs could reduce our future profitability.

The loss of one or more significant customers may adversely affect our business.

We are dependent upon a limited number of large customers. Our top ten customers accounted for approximately 28.8% of our total revenues during 2004. In particular, our largest customer, The Dow Chemical Company, accounted for 10.2% of our total revenues during 2004. The loss of The Dow Chemical Company or one or more of our other major customers, or a material reduction in services performed for such customers, would have a material adverse effect on our results of operations.

Our business may be harmed by terrorist attacks, future war or anti-terrorism measures.

In the aftermath of the terrorist attacks of September 11, 2001, federal, state and municipal authorities have implemented and are implementing various security measures, including checkpoints and travel restrictions on large trucks and fingerprinting of drivers in connection with new hazardous materials endorsements on their licenses. Such existing measures and future measures may have significant costs associated with them which a motor carrier is forced to bear. Moreover, large trucks carrying toxic chemicals are a potential terrorist target, and we will be obligated to take measures, including possible capital expenditures, to harden our trucks. A decline in economic activity could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital. In addition, the insurance premiums charged for some or all of the coverages currently maintained by us could increase dramatically or such coverages could be unavailable in the future.

Loss of qualified personnel could limit our growth and negatively affect operations.

There is substantial competition for qualified personnel, including drivers, in the trucking industry. Furthermore, certain geographic areas have a greater shortage of qualified drivers than other areas. We operate in many of these geographic areas where there is a shortage of drivers and have turned down new business opportunities as a result of the lack of qualified new drivers. Difficulty in attracting qualified personnel, particularly qualified drivers, could require us to limit our growth and could have a negative impact on our operations. In addition, we cannot assure you that we will be able to retain qualified personnel in the future.

Interests of Apollo may conflict with your interests.

Our parent, QDI holds all of our membership interests. At August 8, 2005, the Apollo Funds owned approximately 54.6% of the common stock of QDI and approximately 54.0% on a fully diluted basis after giving effect to stock options and warrants. As a result, Apollo can and will be able to substantially influence all matters requiring sole member approval, including the election of our managers, appointment of new management and approval of any action requiring the approval of the holders of shares of QDI’s common stock, including the approval of significant corporate transactions, such as acquisitions and mergers or sales of substantially all of our assets. The interests of Apollo may conflict with your interests. For example, if we encounter financial difficulties, or are unable to pay our debts as they mature, Apollo may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though these transactions might involve risk to the holders of the notes. Similarly, if our financial performance and creditworthiness significantly improve in the future, Apollo may have an interest in pursuing reorganizations, restructurings, or other transactions that could increase our leverage or impair our creditworthiness or otherwise, in their judgment, enhance Apollo’s equity investment in QDI, even though these transactions might involve risk to the holders of the notes.

Litigation in connection with irregularities at Power Purchasing, Inc. (“PPI”) may adversely affect our results of operations and financial position.

As disclosed in more detail under “Business—Legal Proceedings,” two putative class action lawsuits are pending against us, both of which contain allegations that stem from our previously announced discovery of irregularities at PPI. The plaintiffs in those putative classes are alleged holders of QDI’s common stock and allege that we violated various federal securities laws. As described in more detail under “Business—Legal Proceedings,” we have signed formal Stipulations of Settlement in both actions and have submitted them for court approval. The settlements remain contingent on several factors, however, and there can be no guarantee they will become final. In addition to these lawsuits, we are also subject to the risk that claims may be brought by PPI’s customers whose insurance policies were not renewed but from whom PPI collected insurance premiums. Moreover, new information and additional issues may come to our attention or the attention of our outside advisors in connection with the irregularities at PPI. The final outcome of these legal proceedings and any future legal proceedings initiated against us has not been determined and could have a material adverse effect on our results of operations and financial position. See “Business—Legal Proceedings.”

Governmental investigations in connection with irregularities at PPI may adversely affect our results of operations and profitability.

The SEC and certain state government regulators opened formal inquiries into the PPI irregularities in 2004. No formal regulatory or governmental investigation into the PPI irregularities has been initiated. The final outcome of the informal inquiries or any formal investigation that may be initiated (by the SEC or other regulatory or governmental authority) is impossible to determine at this time and could have a material adverse effect on our results of operations and financial position. See “Business—Legal Proceedings.”

Our management liability and company reimbursement insurance policies may not be sufficient to cover damages that may result from litigation in connection with irregularities at PPI.

We carry management liability and company reimbursement insurance policies for the relevant period, which provide for aggregate coverage of $20 million, and have notified our insurance carriers of the lawsuits relating to these irregularities at PPI. As described in more detail under “Business—Legal Proceedings,” we have signed formal stipulations of settlement in both actions and have submitted them for court approval, but the settlements remain contingent on several factors and there can be no guarantee they will become final. In the event that the settlements do not become final, even if our insurance carriers cover liabilities arising out of PPI, the actual damages sought may exceed any applicable policies’ coverage limits. A final outcome cannot be determined at this time and could have a material adverse effect on our results of operations and financial position. See “Business—Legal Proceedings.”

Our management concluded that our internal controls over financial reports were not effective.

As reported in our Annual Report on Form 10-K/A for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, under the supervision and with the participation of our management, including our chief executive officer (“CEO”) and our chief financial officer (“CFO”), we evaluated the effectiveness of our disclosure controls and procedures; as such term is defined in Rule 13a-15(e) promulgated under the Exchange Act. Based upon that evaluation, our principal executive officer and our principal accounting officer concluded that our disclosure controls and procedures were not effective as of June 30, 2005, because the following material weaknesses in our internal control over financial reporting.

(i)	As of June 30, 2005, we did not maintain effective controls over the completeness and accuracy of the reconciliation of intercompany transactions and balances. Specifically, we did not reconcile intercompany balances that resulted from transactions with and between our subsidiaries. This control deficiency did not result in a misstatement to our consolidated annual or interim financial statements for 2004; however, this control deficiency could result in the misstatement of transportation revenue, other service revenue, fuel supplies and maintenance and other operating revenues and expenses that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

(ii)	As of June 30, 2005, we did not maintain effective control over the acquisition or disposal of property and equipment and the related gains and losses and depreciation expense. This control deficiency impacts our ability to ensure the existence of, and our ownership of, property and equipment recorded in our consolidated financial statements. This control deficiency did not result in a misstatement to our consolidated annual or interim financial statements for 2004; however, this control deficiency could result in a misstatement of property and equipment and the related gains and losses and depreciation expense that would result in a material misstatement to annual or interim financial statements that would not be prevented or detected. Accordingly, management determined that this control deficiency constitutes a material weakness.

Because of the material weaknesses discussed above, we have concluded that we did not maintain effective internal control over financial reporting as of June 30, 2005, based on the criteria in the Internal Control—Integrated Framework.

If we fail to maintain effective internal controls over financial reporting for the year ending December 31, 2005, investors could lose confidence in our reported financial information, our business and operating results could be harmed, and the trading price of our common stock could drop significantly.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements included in this prospectus and in any subsequent filings made by us with the SEC, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. In particular, forward-looking statements appear elsewhere in this prospectus under “Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. Important factors that could cause a material difference in the actual results from the forward-looking statements are set forth elsewhere in this prospectus including those discussed under “Risk Factors.” Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “could,” “seeks,” “plans,” “intends,” “anticipates” or “scheduled to” or the negatives of those terms, or other variations of those terms or comparable language, or by discussions of strategy or other intentions.

We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Examples of forward-looking statements include:

•	projections of revenue, earnings, capital structure and other financial items,

•	statements of our plans and objectives,

•	statements of expected future economic performance, and

•	assumptions underlying statements regarding us or our business.

As stated elsewhere in this prospectus, these risks, uncertainties and other factors include, among others:

•	general economic conditions,

•	the availability of diesel fuel,

•	adverse weather conditions,

•	competitive rate fluctuations,

•	our substantial leverage and restrictions contained in our debt agreements, including our credit facility and our indentures,

•	the cyclical nature of the transportation industry due to various economic factors such as excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements,

•	changes in demand for our services due to the cyclical nature of our customers’ businesses,

•	our dependence on affiliates and owner-operators and our ability to attract and retain owner-operators, affiliates and company drivers,

•	changes in or our inability to comply with governmental regulations and legislative changes affecting the transportation industry,

•	our obligations under both historical and future environmental regulations and the increasing cost of environmental compliance,

•	our ability or inability to reduce our claims exposure through insurance due to changing conditions and pricing in the insurance marketplace,

•	with respect to the insurance irregularities at PPI, the non-approval of the settlement by the federal court and/or state court, the insurance carrier’s failure to pay the agreed amount and the settlement’s termination before execution of a binding settlement agreement,

•	the final outcome of state regulatory investigations into the insurance irregularities and any other governmental investigations or legal proceedings initiated against us and the reaction of our lenders, investors, drivers and affiliate owner-operators to the insurance irregularities and restatements,

•	the cost of complying with existing and future anti-terrorism security measures enacted by federal, state and municipal authorities,

•	the potential loss of our ability to use net operating losses to offset future income due to a change of control, and

•	changes in senior management.

In addition, there may be other factors that could cause our actual results to be materially different from the results referenced in the forward-looking statements.

All forward-looking statements contained in this prospectus are qualified in their entirety by this cautionary statement. Forward-looking statements speak only as of the date they are made, and we do not intend to update or otherwise revise the forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

THE EXCHANGE OFFER

Purpose and Effect of this Exchange Offer

We and the guarantors of the old notes have entered into a registration rights agreement with the initial purchase of the old notes as part of the offering of the old notes in which we agreed to file a registration statement relating to an offer to exchange the old notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our best efforts to cause such offer to be consummated within 220 days following the original issue of the old notes. The exchange notes will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest payable for the failure to have the registration statement of which this prospectus forms a part declared effective by July 27, 2005 or this exchange offer consummated by September 5, 2005. The old notes were issued on January 28, 2005.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the Commission to declare effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective until the earlier of (a) the date on which all outstanding old notes held by persons that are not our affiliates may be resold without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act or any successor provision thereto and (b) such time as all of the old notes have been sold thereunder. These circumstances include:

•	because of any change in current law or prevailing interpretations of the staff of the Commission, we are not permitted to effect this exchange offer;

•	this exchange offer is not consummated within 220 days after the closing date of the offering of the old notes; or

•	any holder of old notes who is not able to participate in this exchange offer so requests in writing on or before the 60th day after the consummation of this exchange offer.

Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in this exchange offer will be required to make the following representations:

•	that any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	that at the time of the commencement of the registered exchange offer it had no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of exchange notes in violation of the Securities Act;

•	that it is not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or if it is an affiliate of ours, that it will comply with the applicable registration and prospectus delivery requirements of the Securities Act;

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

•	if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes.

Resale of Exchange Notes

Based on interpretations of the Commission staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the Commission set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes.

Terms of this Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue a like principal amount of exchange notes in exchange for the principal amount of old notes surrendered under this exchange offer.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, both series will be treated as a single class of debt securities under that indenture.

This exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $85,000,000 aggregate principal amount at maturity of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in this exchange offer.

We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the Commission. Old notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate this exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to this Exchange Offer.”

Holders who tender old notes in this exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with this exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in this exchange offer.

Expiration Date; Extensions; Amendments

This exchange offer will expire at 5:00 p.m., New York City time on                      , 2005, unless in our sole discretion, we extend it.

In order to extend this exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes;

•	to extend this exchange offer or to terminate this exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to this Exchange Offer” have not been satisfied, by giving oral or written notice of such deal, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of this exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of old notes. If we amend this exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment and will extend this exchange offer to the extent required by law, if necessary. Generally we must keep this exchange offer open for at least five business days after a material change. Pursuant to Rule 14e-1(b) under the Exchange Act, if we increase or decrease the percentage of old notes being sought, we will extend this exchange offer for at least ten business days from the date that notice of such increase or decrease is first published, sent or given by us to holders of the old notes. We currently do not intend to decrease the percentage of old notes being sought.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to this Exchange Offer

Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•	the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Securities Exchange Act of 1934 and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	this exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the Commission; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that prior to the expiration of the exchange offer has not made:

•	the representations described under “—Purpose and Effect of this Exchange Offer”, “—Procedures for Tendering” and “Plan of Distribution”, and

•	such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which this exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to the registered holders of the old notes in accordance with the notice procedures described in the following paragraph. During any such extensions, all old notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of this exchange offer.

We expressly reserve the right to amend or terminate this exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of this exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times except that all conditions to this exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us prior to the expiration of this exchange offer. If we fail to exercise any of the foregoing rights, that failure in itself will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to this exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us prior to the expiration of this exchange offer.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

Only a holder of old notes may tender such old notes in this exchange offer. To tender in this exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under this exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of old notes will represent that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•	the holder is not an “affiliate”, as defined in Rule 405 of the Securities Act, of us.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of this exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

—	setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

—	stating that the tender is being made thereby; and

—	guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent”, or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have validity tendered for exchange for purposes of this exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York Trust Company, N.A. has been appointed as exchange agent for this exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For Delivery by Hand, Overnight Delivery,

Registered or Certified Mail:

The Bank of New York Trust Company, N.A.

Corporate Trust Operations

Reorganization Unit

101 Barclay Street—7E

New York, New York 10286

By Facsimile Transmission

(for eligible institutions only):

(212) 298-1915

Corporate Trust Operations

Reorganization Unit

To Confirm by Telephone

or for Information Call:

(212) 815-2742

Corporate Trust Operations

Reorganization Unit

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of this exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with this exchange offer include:

•	Commission registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under this exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in this exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under this exchange offer will remain subject to the restrictions on transfer of such old notes:

•	as set forth in the legend printed on the notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum and consent solicitation statement distributed in connection with the offering of the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the Commission staff, exchange notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the Commission; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with this exchange offer. We will capitalize the expenses of this exchange offer as deferred financing costs and expense these costs over the life of the exchange notes.

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be canceled and as such will not result in any increase in our indebtedness. The net proceeds from the old notes offering were used to prepay a portion of the term loan indebtedness outstanding under our credit facility, to repay certain of our parent’s indebtedness and for general corporate purposes.

CAPITALIZATION

The following table sets forth the consolidated cash and cash equivalents and capitalization of QDI as of June 30, 2005. This table should be read in conjunction with our consolidated financial statements, including the notes thereto, “Selected Historical Financial Information,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

As of June 30, 2005
Actual
(dollars in thousands)
Cash and cash equivalents	$1,275

Debt:
Credit facility:
Term loan	$67,550
Revolving credit facility	—
Old Notes (net of original issue discount)	83,411
9% Notes	125,000

Total debt (including current maturities)	275,961

Total stockholders’ deficit	(28,248)

Total capitalization	$247,713

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table presents, as of the dates and for the periods indicated, the selected historical financial information of QDI. QDI is or will be a guarantor of the old notes, the exchange notes, the 9% Notes and the credit facility and has no material assets or operations other than its ownership of 100% of our membership units. As a result, the consolidated financial position and results of operations of QDI are substantially the same as ours. The historical statement of operations data for the fiscal years ended December 31, 2002, 2003 and 2004 and the historical balance sheet data as of December 31, 2003 and 2004 are derived from and should be read in conjunction with, the audited financial statements and related notes appearing elsewhere in this prospectus. The historical statement of operations data for the fiscal years ended December 31, 2000 and 2001 and the historical balance sheet data as of December 31, 2000 and 2001 and 2002 are derived from our audited financial statements that are not included herein. The historical statement of operations data and other data for the six months ended June 30, 2004 and June 30, 2005 and the historical balance sheet data as of June 30, 2004 and June 30, 2005 are derived from our unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for the period. The results of operations for the interim period are not necessarily indicative of the operating results for the entire year or any future period.

The information contained in this table should also be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus.

	Years Ended December 31,					Six Months Ended June 30,
	2000	2001	2002	2003	2004	2004	2005
	(dollars in thousands)
STATEMENT OF OPERATIONS DATA:
Operating revenues	$555,816	$509,522	$516,760	$565,440	$622,015	$308,614	$332,169
Operating expenses:
Purchased transportation(1)	320,943	298,688	301,921	360,303	420,565	207,043	229,495
Depreciation and amortization(2)	35,281	33,410	31,823	28,509	22,493	11,894	8,757
Other operating expenses	170,591	152,431	160,618	157,834	163,893	85,632	73,869

Operating income(3)	29,001	24,993	22,398	18,794	15,064	4,045	20,048
Interest expense, net	40,605	40,389	33,970	29,984	22,343	10,691	12,762
Transaction fees	—	—	10,077	700	—	—	—
Interest expense, preferred stock conversion	—	—	—	59,395	—	—	—
Gain on debt extinguishment	—	—	—	(4,733)	—	—	—
Write-off of debt issuance costs	—	—	—	—	—	—	1,110
Other (income) expenses	(393)	(143)	6	649	857	84	10

Income/(loss) income before taxes	(11,211)	(15,253)	(21,655)	(67,201)	(8,136)	(6,730)	6,166
Provision (benefit) for income taxes(4)	31,225	1,135	1,443	(99)	2,421	170	532

Income/(loss) income from continuing operations, before discontinued operations and cumulative change in accounting principle	(42,436)	(16,388)	(23,098)	(67,102)	(10,557)	(6,900)	5,634
Income/(loss) from discontinued operations, net of tax	56	(359)	(2,913)	—	—	—	—
Cumulative effect of a change in accounting principle(5)	—	—	(23,985)	—	—	—	—

Net income/(loss)	(42,380)	(16,747)	(49,996)	(67,102)	(10,557)	(6,900)	5,634
Preferred stock and minority interest dividends	(1,745)	(2,762)	(6,021)	(4,540)	(145)	—	—

Net loss attributable to common stockholders	$(44,125)	$(19,509)	$(56,017)	$(71,642)	$(10,702)	$(6,900)	$5,634

Income/(loss) from continuing operations per share(6)
Basic	$(12.89)	$(5.59)	$(8.64)	$(12.51)	$(0.57)	$(0.37)	$.30
Diluted	(12.89)	(5.59)	(8.64)	(12.51)	(0.57)	(0.37)	.29
Weighted average common shares outstanding
Basic	3,427,000	3,422,000	3,369,000	5,729,000	18,910,000	18,900,000	18,929,000
Diluted	3,427,000	3,422,000	3,369,000	5,729,000	18,910,000	18,900,000	19,291,000

	Years Ended December 31,					Six Months Ended June 30,
	2000	2001	2002	2003	2004	2004	2005
	(dollars in thousands)
OTHER DATA:
Cash paid for interest	$39,412	$33,914	$32,079	$24,946	$19,293	$7,992	$11,726
Net cash provided by operating activities	41,282	7,468	25,832	17,349	15,467	4,132	3,610
Net cash (used in) investing activities	(18,721)	(34,936)	(7,169)	(12,381)	(7,603)	(4,695)	(3,907)
Net cash provided by (used in) financing activities	(20,171)	27,263	(19,998)	(4,733)	(6,070)	865	(1,132)
Number of terminals at end of period	152	148	153	164	166	165	167
Number of trailers operated at end of period	7,526	7,737	7,565	8,253	7,377	8,211	7,841
Number of tractors operated at end of period	3,491	3,394	3,363	3,473	3,550	3,581	3,508
Ratio of earnings to fixed charges(7)	—	—	—	—	—	—	1.4	x

	As of December 31,					As of June 30,
	2000	2001	2002	2003	2004	2004	2005
BALANCE SHEET DATA:
Working capital	$37,223	$32,482	$13,804	$7,748	$12,424	$9,277	18,054
Total assets	452,480	445,243	381,586	374,379	379,298	376,654	380,502
Total indebtedness, including current maturities	416,939	443,856	397,613	279,509	276,550	275,180	275,961
Redeemable securities(8)	15,092	17,092	62,675	—	—	—	—
Stockholder’s deficit	(112,264)	(140,152)	(200,709)	(20,671)	(34,100)	(27,535)	(28,248)

(1)	Does not include purchased transportation from discontinued operations of $1.7 million and $1.4 million in 2000 and 2001, respectively.
(2)	Does not include depreciation and amortization from discontinued operations of $1.8 million and $1.7 million in 2000 and 2001, respectively.
(3)	For the years ended December 31, 2000, 2001, 2002 and 2003 operating income includes charges of $9.9 million, $3.4 million, $4.1 million and $3.0 million, respectively, relating to expenses or losses attributable to our operations prior to the 1998 acquisition of CLC and restructuring charges.
(4)	The provision for income taxes for the year ended December 31, 2000 includes the establishment of a valuation reserve of $32.6 million, which was a non-cash charge.
(5)	Adoption of SFAS Statement 142, “Goodwill and Other Intangible Assets,” resulted in a $24.0 million non-cash impairment loss related to goodwill as a cumulative effect of a change in accounting principle.
(6)	Income/loss from continuing operations per share and weighted average common shares outstanding for all periods presented gives effect to the 1.7 for 1 stock split for all periods presented effected November 4, 2003.
(7)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense including the amortization of deferred debt issuance costs, one-third of rent expense and preferred stock dividends. In 2000, 2001, 2002, 2003 and 2004, earnings were insufficient to cover fixed charges by approximately $11.2 million, $15.3 million, $21.7 million, $67.2 million and $8.1 million, respectively. For the six months ended June 30, 2004, earnings were insufficient to cover fixed charges by approximately $6.7 million.
(8)	Redeemable securities of QDI on a consolidated basis included $51.0 million of mandatorily redeemable preferred stock and accrued dividends on this stock of $11.9 million at December 31, 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

QDI does or will guarantee the old notes, the exchange notes, the 9% Notes, the notes and borrowings under the credit facility and has no material assets or operations other than its ownership of all of our membership interests. As a result, the discussion below of the historical results of operations and liquidity of QDI is substantially the same as ours. The following discussion of QDI’s results of operations and financial condition should be read in conjunction with the financial statements and the related notes included elsewhere in this prospectus. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see “Cautionary Statement Regarding Forward Looking Statements.”

Overview

We operate the largest dedicated bulk tank truck network in North America based on bulk service revenues, and we believe we have more than twice the revenues of our closest competitor in our primary chemical bulk transport market in the U.S. The bulk tank truck market in North America includes all items shipped by bulk tank truck carriers and consists primarily of the shipping of chemicals, gasoline and food-grade products. We transport a broad range of chemical products and provide our customers with value-added services, including intermodal, transloading, tank cleaning, dry-bulk hauling, leasing and other logistics services. We extensively utilize third-party affiliate terminals and owner-operator drivers in our core bulk service network. Our light-asset based operations enable us to minimize our capital investments and increase the flexibility of our cost structure, while providing superior localized customer service. We are a core carrier for many of the Fortune 500 companies engaged in chemical processing, including Dow Chemical Company, Procter & Gamble Company, E.I. Dupont and PPG Industries, and we provide services to most of the top 100 chemical producers in the world with U.S. operations. We expect to grow as our customers continue to outsource more of their logistics needs to full-service carriers.

Following the merger in 1998 of our predecessor companies, Chemical Leaman Corporation (“CLC”) and Montgomery Tank Lines (“MTL”), we began assembling a management team to guide the integration of CLC and MTL and position us for profitable future growth. Over the last two years, we implemented several major initiatives designed to enhance our operating flexibility, upgrade and standardize our business processes, improve our customer service and increase our profitability. Some of these initiatives, which are described below, were initiated during 2002, and are now beginning to yield benefits as reflected in our revenue growth from $565.4 million in 2003 to $622.0 million in 2004 and from $308.6 million for the six months ended June 30, 2004 to $332.2 million for the six months ended June 30, 2005.

•	We significantly expanded the use of affiliate terminals and owner-operator drivers in our transformation to a more light-asset based business model. Revenues from our affiliate partners and owner-operator drivers accounted for 87.2%, 90.6% and 92.3% of our transportation revenues in 2002, 2003 and 2004, respectively, and for 90.6% and 91.4% for the six months ended June 30, 2004 and 2005, respectively.

•	We installed and are upgrading our order entry, dispatch and billing system, a new decision-support system and a new mobile satellite communication system.

•	We established new standard operating procedures for customer service and safety and implemented a new field operating structure.

•	We added terminals and tank wash facilities in strategic locations to fill out our core bulk network.

•	We began offering additional complementary, value-added services that offer attractive growth potential, including intermodal services and third-party logistics.

•	We implemented a new yield management system and other profit improvement initiatives.

•	We sold a non-core petroleum and mining trucking business, as well as the assets for the glass trucking business of Levy Transport, Ltd.

•	We sold certain assets of PPI.

•	We have strengthened our senior management team in 2004 and 2005, including adding a new chief executive officer, chief operating officer, chief financial officer and general counsel.

We have realized, and believe that we will continue to realize, significant additional financial benefits from these and other strategic initiatives.

Our revenue is principally a function of the volume of shipments by the bulk chemical industry, our market share, and the amount spent on tank truck transportation as opposed to other modes of transportation such as rail. The volume of shipments of chemical products are, in turn, affected by many other industries, including consumer and industrial products, automotive, paint and coatings, and paper, and tend to vary with changing economic conditions. Additionally, we also provide leasing, tank cleaning, transloading and warehousing, which are presented as other service revenue. We also broker insurance products for drivers and affiliates through an independent third party.

The principal components of our operating costs include purchased transportation, employee compensation, annual tractor and trailer maintenance, insurance, and technology infrastructure. We believe our use of affiliates and owner-operators provides a more flexible cost structure, increases our asset utilization and increases our return on invested capital. The expanded use of affiliates and owner-operator drivers results in a more variable operating cost business since affiliates and owner-operators are paid fixed, contracted percentages of revenue, which affords us some protection against a business decline and lower pricing. We believe that the entrepreneurial nature of our affiliate and owner-operator model enables us to achieve higher productivity and better cost control on an overall basis when compared to company-owned operations.

We have historically focused on maximizing cash flow and return on invested capital. Our affiliate program has reduced the amount of capital needed for us to maintain and grow our terminal network. In addition, the extensive use of owner-operators reduces the amount of capital needed to operate our fleet of tractors, which have shorter economic lives than trailers.

We believe the most significant factors to achieving future business growth are the ability to (a) recruit and retain drivers, especially given the new hours-of-service regulations effective during 2004, (b) add new affiliates, and (c) further expand our existing network by adding new customers and obtaining additional business from existing customers.

On July 13, 2004, we sold certain assets of PPI including accounts, customer lists and insurance contracts. These assets were related to the business of offering insurance to individuals who are not owner-operators, affiliates and fleet owners doing business regularly with us (“QDI Persons”).

For the retained business, which encompasses the on-going transactions with QDI Persons, we entered into a three-year outsourcing agreement whereby the outside insurance brokerage company provides the administrative responsibilities for insurance-related services offered to QDI Persons. We receive a percentage of certain commissions, underwriting profits, administrative and other defined revenues related to the outsourced administrative responsibilities for insurance-related services. We are retaining certain assets and liabilities of PPI including the reserves established on the uninsured policies identified during the investigation of irregularities at PPI.

Operating results for the six-month period ended June 30, 2004 include our orange juice transportation operations, which were sold in August 2004. The orange juice transportation operations generated $2.7 million of revenues for the six months ended June 30, 2004, and we also incurred $1.2 million of start-up costs and initial operating losses related to our entry into this business. We also sold certain assets, primarily tractors and trailers related to the glass transportation business of Levy Transport, Ltd., in August of 2004. These operations were not material to our 2004 operating results.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States . We believe the following are the critical accounting policies that impact the financial statements, some of which are based on management’s best estimates available at the time of preparation. Actual future experience may differ from these estimates.

Property and Equipment—Property and equipment expenditures, including tractor and trailer rebuilds that extend the useful lives of such equipment, are capitalized and recorded at cost. For financial statement purposes, these assets are depreciated using the straight-line method over the estimated useful lives of the assets to an estimated salvage value. Annual depreciable lives are 10-25 years for buildings and improvements, 5-20 years for tractors and trailers, 5-7 years for terminal equipment, 3-5 years for furniture and fixtures and 3-10 years for other equipment and software. Tractor and trailer rebuilds, which are recurring in nature and extend the lives of the related assets, are capitalized and depreciated over the period of extension, generally 5 to 10 years, based on the type and extent of these rebuilds. Maintenance and repairs are charged directly to expense as incurred. Management estimates the useful lives of these assets based on historical trends and the age of the assets when placed in service, and any changes in the actual lives could result in material changes in the periodic depreciation and resulting net book value of these assets. Additionally, we estimate the salvage values of these assets based on historical sales of disposals, and any changes in the actual salvage values could also affect the periodic depreciation and resulting net book value of these assets.

Furthermore, we evaluate the recoverability of our long-lived assets whenever adverse events or changes in the business climate indicate that the expected undiscounted future cash flows from the related category of assets may be less than previously anticipated. If the net book value of the related category of assets exceeds the undiscounted future cash flows of the category of assets, the carrying amount would be reduced to the fair value and an impairment loss would be recognized. This analysis requires us to make significant estimates and assumptions in projecting future cash flows, and changes in facts and circumstances could result in material changes in the amount of any impairment losses.

Goodwill—Goodwill and other intangibles are reviewed for impairment annually and whenever events or circumstances indicate that the book value of the asset may not be recoverable. We periodically evaluate whether events or circumstances indicate possible impairment. We identified three reporting units: transportation operations, insurance operations and Mexican operations. We allocated goodwill to the transportation operation as it principally resulted from the acquisition of CLC in 1998. If the fair value of the reporting unit is less than its carrying amount, an impairment loss is recorded to the extent the carrying amount of the goodwill within the reporting unit is greater than the implied fair value of goodwill. We performed our annual assessment during the second quarter of 2005. We used a combination of discounted cash flows and valuation of our capital structure to estimate the fair value. Projections for future cash flows were based on our recent operating trends. If actual cash flows turn out to be significantly less than projections, then the impairment analysis could change, possibly resulting in future impairment charges.

Deferred tax assets—We use the liability method of accounting for income taxes. If, on the basis of available evidence, it is more likely than not that all or a portion of the deferred tax asset will not be realized, the asset must be reduced by a valuation allowance. Since realization is not assured as of June 30, 2005, management has deemed it appropriate to establish a valuation allowance against the deferred tax assets. Any change in the actual future results of operations could impact the valuation of the net deferred tax asset.

Environmental liabilities—We have reserved for potential environmental liabilities based on the best estimates of potential clean-up and remediation estimates for known environmental sites. We employ a staff of environmental professionals to administer all phases of our environmental programs and use outside experts where needed. These professionals develop estimates of potential liabilities at these sites based on projected and known remediation costs. These cost projections are determined through previous experiences with other sites and through bids from third-party contractors. Management believes current reserves are reasonable based on current information.

Accident claims reserves—We currently maintain liability insurance for bodily injury and property damage claims, covering all employees, owner-operators and affiliates, and workers’ compensation insurance coverage on our employees and company drivers. This insurance includes deductibles of $5 million per incident for property damage and $1 million for workers’ compensation for periods after September 15, 2002. As such, we are subject to liability as a self-insurer to the extent of these deductibles under the policy. We are self-insured for damage to the equipment we own or lease and for cargo losses. In developing liability reserves, we rely on professional third party claims administrators, insurance company estimates and the judgment of our own safety department personnel, and independent professional actuaries and attorneys. The most significant assumptions used in the estimation process include determining the trends in loss costs, the expected consistency in the frequency and severity of claims incurred but not yet reported to prior year claims and expected costs to settle unpaid claims. Management believes reserves are reasonable given known information, but as each case develops, estimates may change to reflect the effect of new information.

Revenue recognition—Transportation revenues, including fuel surcharges, and related costs are recognized on the date the freight is delivered. Other service revenues, consisting primarily of lease revenues from affiliates, owner-operators and third parties, are recognized ratably over the lease period. Tank wash revenues are recognized when the wash is performed. Insurance brokerage revenues are recorded as a contractual percentage of premiums received ratably over the period that the insurance covers. We have recognized all revenues on a gross basis as the principal and primary obligor with risk of loss in relation to our responsibility for completion of services as contracted by our customers.

Allowance for uncollectible receivables—The allowance for all potentially uncollectible receivables is based on a combination of historical data, cash payment trends, specific customer issues, write-off trends, general economic conditions and other factors. These factors are continuously monitored by our management to arrive at the estimate for the amount of accounts receivable that may be ultimately uncollectible. The receivables analyzed include trade receivables, as well as loans and advances made to owner-operators and affiliates. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, an additional allowance could be required. Historically, our actual losses have been consistent with these allowances.

Pension Plans—We maintain two noncontributory defined-benefit plans resulting from a prior acquisition that cover certain full-time salaried employees and certain other employees under a collective bargaining agreement. Both plans are frozen and, as such, no future benefits accrue. We record annual amounts relating to these plans based on calculations specified by generally accepted accounting principles, which include various actuarial assumptions such as discount rates (5.5%) and assumed rates of return (7.50%) for the period ended December 31, 2004. Material changes in pension costs may occur in the future due to changes in these assumptions. Future annual amounts could be impacted by changes in the discount rate, changes in the expected long-term rate of return, changes in the level of contributions to the plans and other factors.

The discount rate is based on a model portfolio of AA rated bonds with a maturity matched to the estimated payouts of future pension benefits. The expected return on plan assets is based on our expectation of the long- term rates of return on each asset class based on the current asset mix of the funds, considering the historical returns earned on the type of assets in the funds, plus an assumption of future inflation. The current investment policy target asset allocation is 60% equities and 40% bonds, and the current inflation assumption is 3%. We review our actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when appropriate. As required by GAAP in the United States, the effects of the modifications are amortized over future periods. Based on the information provided by our independent actuaries and other relevant sources, we believe that the assumptions used are reasonable.

Assumed discount rates and expected return on plan assets have a significant effect on the amounts reported for the pension plan. At December 31, 2004, our projected benefit obligation (“PBO”) was $50.3 million. Our projected 2005 net periodic pension expense is $1.2 million. A 1.0% decrease in our assumed discount rate to 4.5% would increase our PBO to $56.2 million and increase our 2005 net periodic pension expense to $1.5 million. A 1.0% increase in our assumed discount rate to 6.5% would decrease our PBO to $45.2 million and decrease our 2005 net periodic pension expense to $1.0 million. A 1.0% decrease in our assumed rate of return to 6.5% would not change our PBO and would increase our 2005 net periodic pension expense to $1.6 million. A 1.0% increase in our assumed rate of return to 8.5% would not change our PBO and would decrease our 2005 net periodic pension expense to $0.9 million.

New Accounting Pronouncements

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law. This legislation contains a number of changes to the Internal Revenue Code that may affect us. After a careful analysis of the law, we have determined that this Act will not have a material effect on our consolidated financial position and results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised in 2005), “Share-Based Payments.” In April 2005, the SEC announced that the effective date of SFAS No. 123(R), “Share-Based Payments”, has been deferred for certain public companies. SFAS 123(R), as amended, requires that all share-based payments to employees, including grants of employee equity incentives, are to be recognized in the income statement based on their fair values and is effective for fiscal years beginning after June 15, 2005. SFAS 123(R) will be applicable to the Company beginning January 1, 2006, and will be adopted using the “modified prospective” method. The “modified prospective” method requires compensation costs to be recognized beginning with the effective date of adoption for (a) all share-based payments granted after the effective date and (b) awards granted to employees prior to the effective date of the statement that remain unvested on the effective date. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption.

As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using the intrinsic value method prescribed in APB No. 25, and as such, generally recognizes no compensation cost for employee equity incentives. Accordingly, the adoption of SFAS No. 123(R) will have a significant impact on the Company’s results of operations, although it will have no impact on our overall liquidity. The impact of the adoption of SFAS No. 123R cannot be determined at this time because it will depend on the levels of share-based payments granted in the future. However, had the Company adopted SFAS No. 123R in prior periods, the impact of the statement would have approximated the impact of SFAS No. 123 as described in the disclosure of pro-forma net income (loss) and earnings (loss) per share included in the stock-based compensation table in Note 4—to the unaudited financial statements included elsewhere in this prospectus.

Staff Accounting Bulletin 107 from the Securities and Exchange Commission was issued on March 29, 2005 and provides guidance related to share-based payment transactions with nonemployees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123(R) in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of

SFAS 123(R), the modification of employee share options prior to adoption of SFAS 123(R) and disclosures in Management’s Discussion and Analysis subsequent to adoption of SFAS 123(R). We are in the process of analyzing this bulletin in order to determine its effects, if any, on our consolidated financial position and results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Corrections” (“SFAS No. 154”). SFAS No. 154 replaced APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 also provides guidance on the accounting for and reporting of error corrections. This statement is applicable for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not anticipate any effects from this statement on our consolidated financial position and results of operations.

Results of Operations

During the second quarter of 2002, we sold the Levy petroleum trucking division and closed the Levy mining trucking operation, as well as closed Bulknet, our Internet-based load brokerage subsidiary. Revenue and operating expenses in the following discussion have been adjusted to remove the revenues and expenses associated with the operations of these divisions as such amounts are reported as discontinued operations on the statement of operations.

The following table sets forth for the periods indicated the percentage of total revenue represented by certain items in our Consolidated Statements of Operations:

	Year Ended December 31,
	2002	2003	2004
OPERATING REVENUES:
Transportation	85.5%	84.8%	83.7%
Other service revenue	13.3	12.4	11.4
Fuel surcharge	1.2	2.8	4.9

Total operating revenues	100.0	100.0	100.0
OPERATING EXPENSES:
Purchased transportation	58.4	63.7	67.6
Compensation	13.4	10.7	9.4
Fuel, supplies and maintenance	7.7	6.2	5.4
Depreciation and amortization	6.2	5.1	3.6
Selling and administrative	3.3	2.8	4.0
Insurance claims	3.6	5.7	3.7
Taxes and licenses	0.8	0.8	0.5
Communication and utilities	1.5	1.2	1.1
Loss on disposal of property and equipment	—	—	0.4
Impairment on property and equipment	—	—	0.5
CLC expenses	0.4	0.4	—
PPI class action settlement and relisted expenses	—	—	1.4
Restructuring charges	0.4	0.1	—

Total operating expenses	95.7	96.7	97.6

Operating income	4.3	3.3	2.4

Interest expense, net	(6.6)	(5.3)	(3.6)
Interest expense, transaction fees	(1.9)	(0.1)	—
Interest expense, preferred stock conversion	—	(10.5)	—
Gain on early debt extinguishment	—	0.8	—
Other (expense)	—	(0.1)	(0.1)

Loss before income taxes	(4.2)	(11.9)	(1.3)
(Provision) for income taxes	(0.3)	—	(0.4)

Loss from continuing operations	(4.5)%	(11.9)	(1.7)%

The following table sets forth for the periods indicated the number of terminals, trailers and tractors utilized in our business:

	2002	2003	2004
Terminals	153	164	166
Trailers	7,565	8,253	7,377
Trailers—Held-for-Sale	—	—	654
Tractors	3,363	3,473	3,550

The following table sets forth for the periods indicated the percentage of total revenue represented by certain items in our Consolidated Statements of Operations:

	Six Months Ended June 30,
	2004	2005
OPERATING REVENUES:
Transportation	84.45%	82.14%
Other service revenue	11.80	10.20
Fuel surcharge	3.75	7.66

Total operating revenues	100.00	100.00

OPERATING EXPENSES:
Purchased transportation	67.09	69.09
Compensation	9.79	9.34
Fuel, supplies and maintenance	5.67	4.95
Depreciation and amortization	3.85	2.64
Selling and administrative	4.21	3.18
Insurance claims	5.04	2.77
Taxes and licenses	0.56	0.49
Communication and utilities	1.18	1.22
(Gain) loss on disposal of property and equipment	-0.01	0.02
PPI class action settlement and related expenses	1.31	0.27

Total operating expenses	98.69	93.97

Operating income	1.31	6.03

Interest expense, net	3.46	3.84
Write-off of debt issuance costs	0.00	0.33
Other expense	0.03	0.00

Income/(loss) before income taxes	-2.18	1.86
(Provision) benefit for income taxes	-0.06	-0.16

Income/(loss) from continuing operations	-2.24%	1.70%

Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004

For the six months ended June 30, 2005, revenues totaled $332.2 million, an increase of $23.6 million, or 7.6%, from revenues of $308.6 million for the same period in 2004. Transportation revenue increased $12.2 million, or 4.7%. The revenue increase was partially offset by a $2.3 million decrease in our transportation revenue from our Canadian operating subsidiary resulting from the sale of its glass and mining operations and a $2.7 million decrease in revenue from the orange juice transportation business that was a part of our operations in the 2004 period but not the 2005 period. Since January 1, 2004, our affiliates added nine new terminals providing us with approximately $10.3 million of incremental revenue in the first six months of 2005. The remainder of the increase is primarily attributable to rate increases.

Other service revenues decreased $2.5 million, or 7.0%. This reduction was primarily due to a $2.0 million decrease in revenues at our PPI subsidiary resulting from lower premium revenues after the sale of certain assets of PPI. The fuel surcharge increased by $13.9 million or 120.1% as a result of higher fuel prices.

Purchased transportation increased by $22.5 million or 10.8% due to higher revenues and the impact of several conversions of company terminals to affiliates during 2004. As terminals are converted, we reduce overhead expense as well as fuel, supplies and maintenance expense and increase purchased transportation expense, representing the affiliates’ percentage split of revenues. Purchased transportation as a percentage of transportation revenue and fuel surcharge was relatively flat at 76.9% for the current period versus 76.1% the prior year.

Compensation expense increased $0.8 million, or 2.7% primarily due to the costs associated with the hiring of our new Chief Executive Officer offset in part by decreases in payroll arising from the sale of certain assets of PPI and the Levy glass division during the third quarter of 2004. Fuel, supplies and maintenance decreased $1.1 million or 6.1% due to the conversion of company owned terminals to affiliates offset in part by rising energy prices and increased maintenance costs. Depreciation expense decreased $3.1 million, or 26.4%, due primarily to certain trailers being transferred to held-for-sale, which halts depreciation on those assets as well as a number of assets that became fully depreciated at the end of 2004.

Selling and administrative expenses decreased $2.4 million, or 18.6%. This decrease is primarily attributable to a $4.1 million charge incurred in the 2004 period for environmental costs associated with the West Caln Township, PA site, offset by a $1.3 million increase in professional and other fees related to the implementation of Section 404 of the Sarbanes-Oxley Act, the restatement of our prior year financial statements, tax services and various legal proceedings other than PPI.

Insurance expense decreased $6.4 million, or 40.9%, due primarily to a $5.0 million charge in the prior year to adjust our insurance reserves, a $0.5 million net difference from the prior year for major claims. PPI class action settlement and related expenses decreased $3.0 million in the first six months of 2005 since a settlement has been agreed by the parties, subject to state and federal court approval.

For the six months ended June 30, 2005, operating income totaled $20.0 million, an increase of $16.0 million, compared to operating income of $4.0 million for the same period in 2004. The operating margin for the first six months ended June 30, 2005, was 6.03% compared to 1.31% for the same period in 2004 as a result of the above items.

Interest expense increased by $2.1 million or 19.4% in the first six months of 2005 compared to the same period in 2004 as a result of higher LIBOR rates and the issuance in January 2005 of new debt with higher overall interest rates (which includes debt issuance costs as a component of interest expense) but with extended maturity dates.

In the first quarter of 2005 we wrote off $1.1 million of debt issuance costs associated with the $70 million repayment of the term loan.

The provision for income taxes increased by $0.4 million for the six months ended June 30, 2005 from the same period in 2004 primarily due to state franchise and foreign taxes. The provision in the prior year period represents state franchise and foreign taxes.

For the six months ended June 30, 2005, our net income was $5.6 million compared to a net loss of $6.9 million for the same period last year.

Year Ended December 31, 2004 Compared To Year Ended December 31, 2003

Total revenues for 2004 were $622.0 million, an increase of $56.6 million or 10.0%, compared to 2003 revenues. Transportation revenue increased by $41.2 million or 8.6% compared to 2003. At the end of 2003, we acquired the liquid tank business of one of our competitors, which provided $8.5 million of additional revenue for 2004. Since the end of 2003, five new affiliates, representing ten terminals, joined us providing approximately $9.1 million of revenues in 2004. However, one of these new affiliates, which generated $2.7 million in revenue was associated with the orange juice business that was sold in 2004. Additionally, the five affiliates that joined us during 2003, generated $11.3 million of incremental business in 2004 as compared with 2003. The remainder of the increase is attributable to stronger demand from existing customers, additional new business secured during the past twelve months and rate increases. The revenue per mile change accounted for $9.7 million of the transportation increase. The increased demand from existing customers is a reflection of the gradual strengthening of the chemical industry as evidenced by a 6.2% increase in 2004 revenue from 2003 generated by our ten largest 2004 customers. Other service revenue increased by $0.5 million or 0.7% in 2004 versus 2003. This increase was primarily due to a $4.6 million increase in tractor, trailer and other rental revenues as a result of our converting company-owned terminals to affiliates and a $1.1 million increase in tank washing revenue. These increases were offset by a $5.5 million decrease in PPI revenues due to a decline in business volume after the irregularities were disclosed as well as the sale of certain PPI assets in July 2004. Fuel surcharge revenue increased $14.9 million or 95.3% from 2003 as a result of higher fuel prices and volume increases.

We operated a total of 7,377 trailers and 3,550 tractors at the end of 2004 compared to 8,253 trailers and 3,473 tractors at December 31, 2003. The decrease in trailers is largely due to identifying 654 trailers that are no longer being utilized by us and are being held-for-sale.

Operating expenses, totaled $607.0 million in 2004, an increase of $60.3 million or 11.0% from 2003. The increase in operating expenses was primarily attributable to higher purchased transportation resulting from increased revenue and the impact of several conversions of company terminals to affiliates during 2003 and 2004. As terminals are converted, we reduce overhead expense as well as fuel, supplies and maintenance expense and increase purchased transportation expense, representing the affiliates’ percentage of revenues. This also accounts for the reduction in fuel, supplies and maintenance expense. Additionally, $2.5 million of start-up costs and operating losses related to our recently divested orange juice transportation operations were included in purchased transportation.

Compensation expense decreased $2.0 million, or 3.2%. The reduction is primarily due to a decrease of $3.6 million as a result of converting company-owned terminals to affiliates and the sale of the Levy glass division. This reduction was offset by an increase of $0.3 million in pension expense related to the two non-contributory defined benefit plans and the multi-employer plans. The decrease was further offset by an increase of $1.4 million of overhead compensation.

Depreciation and amortization expense decreased $6.0 million, or 21.1%, as a result of a large group of assets becoming fully depreciated as of the end of 2003. We also reclassified 654 trailers in 2004 from operating assets to held-for-sale, which resulted in no depreciation being charged for those assets.

Selling and administrative expenses increased $9.2 million, or 57.8%. This increase is attributable to the recording of $4.9 million in environmental expenses including a $4.1 million increase in our reserve for the West Caln Township, PA site. The increase for the West Caln Township, PA site was the result of the discovery of additional contaminated soils requiring more extensive remediation than previously projected. Also included in selling and administrative expenses is an increase of $1.5 million in professional fees related to the implementation of Section 404 of the Sarbanes-Oxley Act of 2002, $1.1 million of additional legal costs incurred in defending against legal proceedings, a $1.0 million increase in accounting related professional fees, a $1.0 million increase in executive search and relocation related expenses, and a $0.6 million increase in bad debt expenses.

Insurance expense decreased $9.4 million, or 29.2% due to a $15.8 million decrease in PPI expenses since 2003 (including expenses in 2003 for the establishment of PPI reserves on uninsured claims as well as fines and penalties). We reduced our exposure to self-insurance losses related to PPI shortly after the discovery of the irregularities and disposed of the majority of the PPI assets and customer lists in July 2004. This decrease was offset in part by an increase in insurance expense of $7.0 million recorded in the second quarter of 2004 resulting from adverse developments of insurance claims. The $3.0 million reserve for fines and penalties established in the fourth quarter of 2003 was reduced by $0.3 million in the second quarter of 2004 and by $1.9 million in the fourth quarter of 2004 due to the settlement with certain states and customers.

Loss on disposal of property and equipment and impairment loss on property and equipment were $2.4 million and $2.9 million, respectively. The $2.4 million loss on disposal of property and equipment consisted of a $1.1 million loss on the sale of the Levy glass division, a $0.2 million loss related to the sale of the PPI business, losses on other equipment disposals, and a gain of $0.3 million related to the sale of the orange juice business. A $2.5 million impairment loss was taken in the fourth quarter of 2004 on 654 trailers held-for-sale as well as a $0.4 million impairment loss on non-utilized assets at our Mexican subsidiary.

PPI class action settlement and related expenses, which included professional fees, fines and penalties and the settlement of a related class action lawsuit, were $8.3 million.

Operating income decreased $3.7 million or 19.8% compared to 2003. The operating margin for 2004 was 2.4% compared to 3.3% for 2003 as a result of the above items.

Interest expense decreased by $8.3 million or 27.2% in 2004 compared to 2003 as a result of the reduction of debt from the IPO and concurrent debt refinancing.

The provision for income taxes increased by $2.5 million in 2004 compared to 2003 primarily due to Canadian taxes, including those related to the sale of the Levy Glass assets. The provision also includes state franchise and foreign taxes.

Our net loss was $10.6 million for 2004 versus $67.1 million for 2003 for the reasons outlined above and due to the non-recurrence of the CLC expenses and other issues (including the $59.4 million interest expense on the preferred stock conversion and the $4.7 million gain on early debt extinguishment) that occurred in 2003.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Total revenues for 2003 were $565.4 million, an increase of $48.7 million or 9.4%, compared to 2002 revenues. Transportation revenue increased by $37.9 million or 8.6% compared to 2002. The increase in transportation revenue is partially attributable to the addition of five new affiliates throughout 2003, which provided an incremental revenue increase of $8.4 million during 2003. The insurance surcharge revenue increased $0.7 million from 2002. The remaining increase in transportation revenue is the result of increased demand from existing customers and the addition of new customers. The increased demand from existing customers is a reflection of the gradual strengthening of the chemical industry as evidenced by an $11.2 million increase in 2003 revenue from 2002 generated by our ten largest 2003 customers. Other service revenue increased by $1.2 million or 1.8% in 2003 versus 2002 primarily due to an increase of $2.2 million in trailer rental revenues as a result of our converting company owned terminals to affiliates. Fuel surcharge increased $9.6 million from 2002 as a result of higher fuel prices and volume increases.

We operated a total of 8,253 trailers and 3,473 tractors at the end of 2003 compared to 7,565 trailers and 3,363 tractors at December 31, 2002. The increase in tractors is largely due to the addition of new affiliates who provided their own tractors. The increase in trailers is also due to the addition of new affiliates that previously ran independently and, thus, already owned trailers and to the acquisition of new business that had been serviced by in-house fleets where the customer provided its own trailers. Additionally, we acquired 174 trailers on December 31, 2003 from a competitor who decided to discontinue its bulk tank truck business. The increases were partially offset by sales of older trailers.

Operating expenses, totaled $546.6 million in 2003, an increase of $52.3 million or 10.6% from 2002. The increase in operating expenses was primarily attributable to higher purchased transportation, driver compensation and insurance costs, offset by decreases in compensation; fuel, supplies and maintenance; and depreciation and amortization. The increase in purchased transportation of $58.4 million, or 19.3%, is primarily the result of higher revenues and the conversion of 15 company terminals to affiliates. As terminals are converted, we increase our purchased transportation expense, which represents the affiliates’ percentage share of revenues, and decrease our overhead expenses. The decrease in compensation expense of $8.7 million, or 12.5%, from 2002 is a result of the conversion of company terminals to affiliates, which reduces the number of company employees as these individuals are subsequently employed by the affiliate. As a direct result of these conversions, company drivers decreased from 2002 to 2003, which caused a $3.4 million decrease in driver compensation during 2003. Fuel, supplies and maintenance decreased $4.6 million, or 11.7%, as company terminals were converted to affiliates, and these costs were assumed by the affiliates. Additionally, the number of company-owned tractors decreased from 793 at December 31, 2002 to 663 at December 31, 2003, thereby reducing the maintenance expenses for which we are responsible. Depreciation and amortization decreased $3.3 million, or 10.4%, as we reduced the number of company-owned tractors and as trailers acquired in the merger with CLC became fully depreciated during 2003.

The decreases in operating expenses other than purchased transportation were primarily offset by a $13.8 million increase in insurance claims expense, which was primarily related to the irregularities at PPI, including an accrual of $3.0 million to record estimated costs relating to the state insurance regulatory proceedings, compared to $4.9 million of expenses recorded in 2002 in connection with the insurance irregularities identified at PPI. The remaining increase in our insurance claims expense of $4.9 million is the result of higher insurance claims than in the previous year relating to our transportation business.

Our operating expenses have been impacted by several additional charges in both 2003 and 2002. We have incurred severance, benefits and other related expenses from cost cutting measures and consolidating terminals that resulted in charges of $0.7 million and $1.8 million in 2003 and 2002, respectively. In addition, we had charges related to the prior operations of CLC of $2.3 million in both 2003 and 2002 related to insurance claims associated with the operations of predecessor companies incurred prior to the merger in 1998.

Our operating margin decreased to 3.3% in 2003 versus 4.3% in 2002 primarily as a result of the charges recorded from the insurance irregularities identified at PPI. The charges were larger in 2003 compared to 2002 because we recorded the accrual for costs relating to the state insurance regulatory proceedings, additional policies were not renewed with third-party insurance carriers during 2003, thus increasing costs, and we established reserves for all of the policies that had no underlying third-party insurance.

Interest expense was $30.0 million in 2003 versus $34.0 million during 2002. The reduction in interest expense was the result of reductions in debt, lower interest rates and the amortization of deferred gains on the 2002 debt restructuring. On July 1, 2003, we adopted SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which increased our interest expense by $3.5 million for the Redeemable Preferred Stock dividends recorded since adoption of the standard through November 13, 2003, the date the Redeemable Preferred Stock was converted to common stock. In connection with an exchange offer consummated during 2002, we recorded $10.1 million in transaction fees, including the write-off of existing unamortized fees from prior credit amendments. In 2003, we recorded $0.7 million in transaction fees incurred in a proposed debt offering that was not consummated. Additionally, we recorded $59.4 million in interest expense upon converting our outstanding Redeemable Preferred Stock into 7,654,235 shares of common stock at a conversion price of $11.63 per share upon consummation of the offering of our common stock on November 13, 2003. The interest charge was calculated as the difference between the carrying value of the preferred stock, including accrued dividends, at the date of conversion and the conversion price of $17.00 per share times the number of converted shares of common stock.

We recorded a $4.7 million net gain on debt extinguishment as we used the proceeds from QDI’s IPO and our offering of 9% Notes and entering into a credit facility to pay all of our and QDI’s existing long-term debt other than $7.5 million of QDI’s floating interest rate notes. The gain consisted of a $13.1 million gain from the write-off of bond carrying values on debt instruments that were extinguished, a $5.6 million loss from the write-off of deferred financing costs previously recorded for debt that was extinguished and a $2.8 million loss for redemption fees paid to bondholders to redeem the debt before maturity.

Discontinued operations accounted for a $1.4 million loss in 2002. The discontinued operations consisted of the sale and disposal of the Canadian petroleum and mining trucking divisions of Levy, and the closure of

Bulknet, our internet-based load brokerage subsidiary. We incurred a $1.5 million loss on the ultimate disposition of the operations, due largely to the write-off of goodwill, sale of assets associated with the Canadian petroleum and mining trucking divisions and write down of all software and development costs at Bulknet.

During 2002, there was a change in accounting principle to recognize the impairment of goodwill relating to implementation of SFAS 142 of $24.0 million. See Note 12 to the consolidated financial statements for further discussion.

Income taxes for 2003 were a benefit of $0.1 million versus a provision of $1.4 million for 2002. This expense mainly represents state franchise and foreign taxes.

Our net loss was $67.1 million for 2003 versus $50.0 million for 2002 for the reasons outlined above.

Exchange Rates

We operate in Canada and Mexico. Fluctuations in exchange rates between the United States dollar and the currencies in each of the countries in which we operate affect:

•	the results of our international operations reported in United States dollars; and

•	the value of the net assets of our international operations reported in United States dollars.

Our results of operations are affected by the relative strength of currencies in the countries where we operate. Approximately 7.1%, 7.3% and 1.7% of our revenue in fiscal year 2004, 2003 and 2002, respectively, was generated outside the United States.

In comparing the average exchange rates between fiscal 2004 and the year-ago period, the Canadian dollar appreciated against the United States dollar by approximately 7.5% while the Mexican peso declined against the United States dollar by approximately 4.4%. The change in exchange rates positively impacted revenue by approximately $3.0 million in fiscal 2004. The appreciation of the Canadian dollar since December 31, 2003 was the primary reason for the $0.7 million increase in cumulative currency translation gains in shareholders’ equity for fiscal year 2004.

Our inter-company loans are subject to fluctuations in exchange rates primarily between the United States dollar and the Canadian dollar. Based on the outstanding balance of our inter-company loans at December 31, 2004, a change of 1% in the exchange rate for the Canadian dollar would cause a change in our foreign exchange result of less than $0.1 million.

Our results of operations and financial condition have been, and in the future may be, adversely affected by the fluctuations in foreign currencies and by translation of the financial statements of our non-United States subsidiaries, including our Canadian and Mexican subsidiaries, from local currencies to the dollar. Generally, we do not hedge our exposure against changes in foreign currency. Gains and losses included in the consolidated statements of operations from foreign currency transactions included a $0.8 million loss in fiscal year 2004, a $0.9 million loss in fiscal year 2003 and no effect in fiscal year 2002.

Liquidity and Capital Resources

The following summarizes our cash flows for fiscal years 2002, 2003 and 2004 and for the six months ended June 30, 2004 and June 30, 2005 as reported in our Consolidated Statements of Cash Flows in the consolidated financial statements included elsewhere in this prospectus:

	Year Ended December 31,			Six Months Ended June 30,
(In Thousands)	2002	2003	2004	2004	2005
Net cash provided by operating activities	$25,832	$17,349	$15,467	$4,132	$3,610
Net cash used in investing activities	(7,169)	(12,381)	(7,603)	(4,695)	(3,907)
Net cash (used in)/provided by financing activities	(19,998)	(4,733)	(6,070)	865	(1,132)

Net increase/(decrease) in cash and cash equivalents	(1,335)	235	1,794	302	(1,429)
Effect of exchange rates	(216)	59	(49)	98	4
Cash at beginning of year	2,212	661	955	955	2,700

Cash and cash equivalents at end of period	$661	$955	$2,700	$1,355	$1,275

Historically, our primary source of liquidity has been cash flow from operations and borrowing availability under our credit agreement. Our revolving credit agreement is due in November of 2008. Our primary cash needs consist of capital expenditures and debt service including our variable term loan due in 2009, our 9% Notes and the old notes (which were issued in January 2005 and were used to pay off our revolving credit facility, our Series B floating interest rate notes and to pay down our term loan). We incur capital expenditures for the purpose of replacing older tractors and trailers, purchasing new tractors and trailers, and maintaining and improving infrastructure. We have accrued $22.7 million for environmental claims and $35.3 million for loss and damage claims and the timing of the cash payment for such claims is uncertain. If our net cash provided by operating activities is insufficient to cover the payment of such claims then it may be necessary to use our revolving credit facility.

We generated $25.8 million, $17.3 million and $15.5 million from operating activities in 2002, 2003 and 2004, respectively. The decrease in cash generated from operating activities for 2003 was primarily driven by a reduction in owner-operator’s settlements resulting from the timing of payments. The decrease in cash provided by operating activities in 2004 is primarily attributable to a decrease in our operating income and a decrease in cash generated from our receivables resulting from a slowing of our collection efforts offset in part by an increase in our accrued expenses resulting from an increase for loss and damage claims and the accrual of the PPI class action settlement.

We generated $4.1 million in cash from operating activities for the six month period ended June 30, 2004 compared to $3.6 million for the comparable 2005 period. The $0.5 million decrease in cash provided by operating activities was primarily due to the utilization of cash for accounts payable and damage claims offset in part by increased profitability and improved accounts receivable collections.

Net cash used in investing activities in 2002, 2003 and 2004 was $7.2 million, $12.4 million and $7.6 million, respectively. Capital expenditures totaled $15.3 million, $8.9 million and $9.9 million in 2002, 2003 and 2004, respectively. In 2002, capital was used to complete the purchase of our new dispatch system and other computer infrastructure, new tractors and a tank wash facility. In 2004 and 2003, all capital expenditures were used to maintain our current asset level. In 2002, we recognized proceeds of approximately $4.3 million in connection with our disposal of the petroleum and mining trucking divisions of Levy. In 2003, we paid $6.1 million to purchase a line of business of one of our competitors.

Cash used in investing activities totaled $4.7 million for the six month period ended June 30, 2004, compared to $3.9 million used for the comparable 2005 period. The decrease of $0.8 million is mainly the result of an increase in capital expenditures of $1.3 million in 2005 primarily for new trailers versus 2004, and the non-recurrence of $0.8 million in expenditures for the purchase of a tankwash facility in 2004, offset by an increase in 2005 of $1.3 million in proceeds from asset dispositions.

Net cash used in financing activities was $20.0 million, $4.7 million and $6.1 million in 2002, 2003 and 2004, respectively. The use of cash in 2002 is a result of paying down our revolving debt and transaction fees associated with the exchange offer. In 2003, we used the proceeds from our IPO, the offering of the Senior Subordinated Notes and our new credit agreement to pay substantially all of our then existing credit agreement and long-term debt (discussed below). Additionally, we made periodic payments on our revolver and term loan prior to the IPO. In 2004 we made a conscious effort to pay down some of our long-term debt and reduce our book overdrafts.

Cash used in financing activities increased to $0.9 million during the six months ended June 30, 2004, compared to net cash provided by financing activities of $1.1 million for the same period in 2005 due primarily to the cost of issuing the old notes in January 2005 offset in part by an increase in book overdrafts. During the first six months of 2005, we utilized our revolving credit facility to fund certain working capital activities while repaying the amount in full by the end of each of the two quarters.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as defined under Item 303(a)(4) of Regulation S-K.

Contractual Obligations and Commitments

The following is a schedule of our long-term contractual commitments, including the current portion of our long-term indebtedness at June 30, 2005, over the periods we expect them to be paid (dollars in thousands):

	TOTAL	Remainder of FY 2005	1 – 3 YEARS	3 – 5 YEARS	AFTER 5 YEARS
Operating leases (1)	$10,835	$2,436	$5,178	$1,915	$1,306
Unconditional purchase commitment (2)	1,515	1,515	—	—	—
Total indebtedness (3)	277,550	700	2,800	64,050	210,000
Interest on indebtedness (4)	139,953	14,205	48,887	48,081	28,780

Total	$429,853	$18,856	$56,865	$114,046	$240,086

(1)	These obligations represent the minimum rental commitments under all non-cancelable operating leases.
(2)	These obligations represent firm purchase commitments for the purchase of trailers.
(3)	Excludes a discount of $1.6 million.
(4)	Amounts presented for interest payments assume that all long-term debt obligations outstanding as of June 30, 2005 will remain outstanding until maturity and interest rates on variable-rate debt in effect as of June 30, 2005 will remain in effect until maturity.

Additionally, we have $22.7 million of environmental liabilities, $12.1 million of pension plan obligations and $4.9 million of other long term insurance claim obligations we expect to pay out over the next four to seven years. We also have $38.1 million in outstanding letters of credit. We are required to provide letters of credit to our insurance administrator to cover the payment of claims. The outstanding letters of credit as of June 30, 2005 for our insurance administrator were $33.6 million. Based on an ongoing assessment by our insurance administrator, we may be required to post up to an additional $6.0 million letter of credit. If we fail to meet certain terms of our agreement, the insurance administrator may draw down the entire letter of credit.

In July, 2005, we signed a new lease for approximately 52,000 square feet for our corporate headquarters. The current lease on our existing location expires October 2006 but we plan to relocate to the new facility in August 2006. Our annual rental expense, excluding common area maintenance charges and real estate taxes under the new lease, will be approximately $1.2 million.

The Old Notes

On January 28, 2005, we consummated the private offering of $85.0 million aggregate principal amount at maturity of old notes at an issue price of 98% of the principal amount at maturity of the old notes. Interest accrues at a floating rate per annum, reset quarterly, equal to LIBOR plus 4.5%. The net proceeds were used to repay approximately $70 million of the term borrowings under our credit facility and a distribution to QDI, which in turn used such proceeds to redeem all outstanding $7.5 million principal amount of outstanding FIRSTS and the balance was used for general corporate purposes, including the repayment of $5.8 million of indebtedness under the revolving credit portion of our credit facility. The credit facility was amended to incorporate this reduction in the term loan portion of the facility and to modify the covenants. The interest rate on the old notes at June 30, 2005 was 7.64%.

We incurred $2.0 million in debt issuance costs relating to the old notes. We are amortizing these costs over the term of the old notes. The balance of the debt issuance costs as of June 30, 2005 was $1.9 million.

Term Loan

On November 13, 2003, we issued a private offering of $125.0 million aggregate principal amount of 9% Notes and entered into a new credit facility consisting of a $140.0 million delayed drawn term loan (the “Term Loan”), a $75.0 million revolving credit facility and a $20.0 million pre-funded letter of credit facility (the “Revolver”). On March 10, 2005, we completed the conversion of the 9% notes from private debt to public debt.

The Term Loan bears interest at our option at (a) 2.0% in excess of the defined Base Rate or (b) 3.0% in excess of the Eurodollar rate for Eurodollar Loans, in each case, subject to adjustment based upon the achievement of certain financial ratios. Interest is payable quarterly on March 15, June 15, September 15 and December 15. The Term Loan matures on November 12, 2009. The interest rate on the Term Loan at June 30, 2005 and 2004 was 6.24% and 4.11%, respectively.

We incurred $3.4 million in debt issuance costs relating to the Term Loan and wrote-off $1.1 million of the debt issuance costs upon the $70.0 million repayment of the Term Loan. We are amortizing the $2.3 million remaining debt issuance costs over the term of the Term Loan to interest expense using the effective interest method. The balance of these debt issuance costs as of June 30, 2005 was $1.5 million.

Revolving Credit Facility

The Revolver comprises a $75.0 million revolving credit facility that is available until November 12, 2008 and a $20 million pre-funded letter of credit facility that is available until November 12, 2009. The revolving credit facility of the Revolver can be used for working capital and general corporate purposes, including permitted acquisitions and additional letters of credit. At June 30, 2005, we had $56.9 million available under the facility and $38.1 million outstanding letters of credit.

Interest on the Revolver is, at our option, (a) 2.5% in excess of the Base Rate (as defined in the credit agreement) or (b) 3.5% in excess of the Eurodollar rate for Eurodollar Loans, in each case, subject to adjustments based upon the achievement of certain financial ratios. The interest rate on the Revolver at June 30, 2005 was 8.5%.

The Revolver provides for payment by us of an annual fee in respect of outstanding letters of credit under the revolving credit facility equal to the spread over the Eurodollar rate for Eurodollar Loans under the revolving credit facility from time to time in effect on the aggregate outstanding stated amounts of such letters of credit and a fronting fee equal to  1/4 of 1.0% on the aggregate outstanding stated amounts of such letters of credit. We pay a commitment fee equal to  1/2 of 1.0% per annum on the undrawn portion of the available commitment under the revolving credit facility, subject to decreases based on the achievement of certain financial ratios.

Voluntary prepayments and commitment reductions will be permitted in whole or in part, subject to minimum prepayment or reduction requirements, without premium or penalty, provided that voluntary prepayments of Eurodollar Loans on a date other than the last day of the relevant interest period will be subject to payment of customary breakage costs, if any.

We incurred $1.5 million in debt issuance costs relating to the Revolver. We are amortizing these costs over the term of the Revolver. The balance of the debt issuance costs as of June 30, 2005 was $1.1 million.

The 9% Notes

The 9% Notes are unsecured obligations guaranteed on a senior subordinated basis by us and all of our direct and indirect domestic subsidiaries. The guarantees are full, unconditional, joint and several obligations of the guarantors. Interest is payable semi-annually on May 15 and November 15. The 9% Notes mature on November 12, 2010.

We incurred $5.5 million in debt issuance costs relating to the 9% Notes. We are amortizing these costs over the term of the 9% Notes. The balance of the debt issuance costs as of June 30, 2005 was $4.2 million.

We may redeem the 9% Notes, in whole or in part from time to time, upon not less than 30 nor more than 60 days notice at the following redemption prices, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on November 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

Year	Percentage
2007	104.50%
2008	102.25
2009 and thereafter	100.00

Collateral, Guarantees and Covenants

The loans and letters of credit under the revolving credit agreement are guaranteed by all of our existing and future direct and indirect domestic subsidiaries (collectively, the “subsidiary guarantors”). Our obligations and our subsidiary guarantor obligations are collateralized by a first priority perfected lien on substantially all of our properties and assets and the subsidiary guarantors, now owned or subsequently acquired, including a pledge of all capital stock and notes owned by us and the subsidiary guarantors, subject to certain exceptions. In addition, in certain cases, no more than 65.0% of the stock of our foreign subsidiaries are required to be pledged. Such assets pledged also collateralize certain interest rate protection and other hedging agreements permitted by the credit facility that may be entered into from time to time by us.

The credit facility contains restrictions on debt incurrence, investments, transactions with affiliates, creation of liens, asset dispositions, redeemable common stock, and preferred stock issuance, capital expenditures, and the payment of dividends. At June 30, 2005, we were in compliance with all debt covenants. The credit facility includes one financial covenant, the ratio of consolidated total debt to Consolidated EBITDA (as defined), which must be maintained. As of June 30, 2005, we were in compliance with this financial covenant.

Debt Retirement

The following is a schedule of our indebtedness at June 30, 2005 over the periods we are required to pay such indebtedness (dollars in thousands):

(in 000’s)	Remainder of 2005	2006	2007	2008	2009 and after	Total
Variable term loan due 2009	$700	$1,400	$1,400	$1,400	$62,650	$67,550
9% Notes	—	—	—	—	125,000	125,000
Revolving credit facility	—	—	—	—	—	—
Old notes	—	—	—	—	85,000	85,000

Total	$700	$1,400	$1,400	$1,400	$272,650	$277,550

The above table includes the remaining unamortized original issue discount of $1.6 million relating to the old notes.

We have the ability to incur additional debt, subject to limitations imposed by the credit facility and the indentures governing the old notes and the 9% Notes. Under the indentures governing the old notes and the 9% Notes, in addition to specified permitted indebtedness, we will be able to incur additional indebtedness so long as on a pro forma basis our consolidated fixed charge coverage ratio (the ratio of Consolidated EBITDA (as defined in the indentures for the old notes and the 9% Notes) to consolidated fixed charges) is 2.0 to 1.0 or greater.

We believe that, based on current operations and anticipated growth, our cash flow from operations, together with available sources of liquidity, including borrowings under the revolving credit facility, will be sufficient to fund anticipated capital expenditures and make required payments of principal and interest on our debt, including obligations under our credit facility and satisfy other long-term contractual commitments for the next twelve months.

However, for periods extending beyond twelve months, if our operating cash flow and borrowings under the revolving credit facility are not sufficient to satisfy our capital expenditures, debt service and other long-term contractual commitments, we will be required to seek alternative financing. These alternatives would likely include another restructuring or refinancing of our long-term debt, the sale of a portion or all of our assets or operations or the sale of additional debt or equity securities. If these alternatives are not available in a timely manner or on satisfactory terms, or are not permitted under our existing agreements, we might default on some or all of our obligations. If we default on our obligations, including our financial covenants required to be maintained under the credit facility, and the debt under the indentures for the 9% Notes or the notes were to be accelerated, our assets may not be sufficient to repay in full all of our indebtedness, and we may be forced into bankruptcy.

Other Issues

We have historically sought to acquire smaller local operators as part of our program of strategic growth. We continue to evaluate potential accretive acquisitions in order to capitalize on the consolidation occurring in the industry and expect to fund such acquisitions from available sources of liquidity, including borrowings under the revolving credit facility.

While uncertainties relating to environmental, insurance, labor and other regulatory matters exist within the trucking industry, management is not aware of any trends or events likely to have a material adverse effect on liquidity or the accompanying financial statements. Our credit rating is affected by many factors, including our financial results, operating cash flows and total indebtedness.

QDI is a holding company with no significant assets other than ownership of 100% of our membership units. As such, QDI depends upon our cash flows to service its debt. Our ability to make distributions to QDI is restricted by the financial covenants contained in the credit facility and the indentures governing the 9% Notes and the old notes. As of June 30, 2005, QDI did not have any direct cash obligations.

Interest Rate Risk

We are exposed to the impact of interest rate changes primarily through our variable-rate borrowings under our credit facility and the notes. Interest rates for the Revolver are based, at our option, on either the administrative agent’s base rate plus 2.5% or upon the Eurodollar rate plus 3.5%, and interest rates for the term loan are based, at our option, upon the administrative agent’s base rate plus 2.0% or upon the Eurodollar rate plus 3.0%, in each case subject to reductions in the applicable margins for the revolving credit facility and term loan only if we reduce our total consolidated leverage below certain levels. Additionally, we have $85.0 million of the notes with interest rates of LIBOR plus 4.5%.

	Balance at June 30, 2005	Interest Rate at June 30, 2005	Effect of 1% Change
	$ in 000s		$ in 000s
The old notes	$85,000	7.64%	$850
Term Loan	67,550	6.24%	676

Total	$152,550		$1,526

At June 30, 2005, a 1% point change in the current per annum interest rate would result in $1.5 million of change in interest expense over a twelve month period.

Foreign Currency Exchange Rate Risk

Operating in international markets involves exposure to the possibility of volatile movements in foreign exchange rates. These exposures may impact future earnings and/or cash flows. Revenue from foreign locations (Canada and Mexico) represented approximately 7.4% of our consolidated revenue in the first six months of 2005 and 7.1% of our consolidated revenue in the first six months of 2004. The economic impact of foreign exchange rate movements is complex because such changes are often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. These changes, if material, could cause us to adjust our financing and operating strategies. Therefore, to isolate the effect of changes in currency does not accurately portray the effect of these other important economic factors. As foreign exchange rates change, translation of the income statements of our international subsidiaries into U.S. dollars affects year-over-year comparability of operating results. While we may hedge specific transaction risks, we generally do not hedge translation risks because we believe there is no long-term economic benefit in doing so.

At June 30, 2005, we had no outstanding forward contracts or option contracts to buy or sell foreign currency. For the six months ended June 30, 2005 and 2004, there were no gains or losses included in our consolidated statements of operations on forward contracts and option contracts.

Assets and liabilities for our Canadian operations are matched in the local currency. Our Mexican operations use the United States dollar as their functional currency. Any foreign currency impact from our Canadian operations on translating assets and liabilities into dollars is included as a component of shareholders’ equity. In comparing the average exchange rates between the first six months of fiscal 2005 and the year-ago period, the Canadian dollar appreciated against the United States dollar by approximately 8.4%. Our revenue results for the first six months of fiscal year 2005 were positively impacted by a $1.9 million foreign currency movement, primarily due to the strengthening of the Canadian dollar against the United States dollar. The appreciation of the Canadian dollar since December 31, 2004 was the primary reason for the less than $0.1 million increase in cumulative currency translation gains in shareholders’ equity for the six months ended 2005.

Changes in foreign exchange rates that had the largest impact on translating our international operating profits for 2004 related to the Canadian dollar versus the U.S. dollar. We estimate that a 1% point adverse change in the Canadian dollar foreign exchange rate would decrease our revenues by approximately $0.2 million in 2005, assuming no changes other than the exchange rate itself. As discussed above, this quantitative measure has inherent limitations.

Our inter-company loans are subject to fluctuations in exchange rates primarily between the United States dollar and the Canadian dollar. Based on the outstanding balance of our inter-company loans at June 30, 2005, a change of 1% in the exchange rate for the Canadian dollar would cause a change in our foreign exchange result of less than $0.1 million.

Commodity Price Risk

The price and availability of diesel fuel are subject to fluctuations due to changes in the level of global oil production, seasonality, weather, global politics and other market factors. Historically, we have been able to recover a majority of fuel price increases from our customers in the form of fuel surcharges. The price and availability of diesel fuel can be unpredictable as well as the extent to which fuel surcharges could be collected to offset such increases. As of June 30, 2005, we had no derivative financial instruments to reduce our exposure to fuel price fluctuations.

Management’s Assessment of the Effectiveness of Internal Controls Over Financial Reporting as of December 31, 2004

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our chief executive officer (“CEO”) and our chief financial officer (“CFO”), we evaluated the effectiveness of our disclosure controls and procedures; as such term is defined in Rule 13a-15(e) promulgated under the Exchange Act. Based upon that evaluation, our principal executive officer and our principal accounting officer have concluded that our disclosure controls and procedures were not effective as of December 31, 2004, because of the material weaknesses discussed below. Due to the material weaknesses described below, we performed additional analyses and other post-closing procedures to ensure our consolidated financial statements were prepared in accordance with generally accepted accounting principles.

Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Our internal control over financial reporting is a process designed under the supervision of the principal executive and financial officers, and effected by the board of directors and management, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has completed an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, using the criteria described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Management’s assessment identified the following material weaknesses in our internal control over financial reporting as of December 31, 2004:

(i)	As of December 31, 2004, we did not maintain effective controls over the accuracy of cash on deposit with our insurers. Specifically, refundable insurance deposits were incorrectly recorded as prepaid assets and amortized as an operating expense. This control deficiency resulted in audit adjustments to our 2004 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of cash on deposit with insurers that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

(ii)	As of December 31, 2004, we did not maintain effective controls over the accuracy of self-insurance reserves and the related provisions. Specifically, we did not have an effective control to calculate self-insurance obligations. This control deficiency resulted in audit adjustments to self-insurance reserves and the related provisions in our 2004 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of self-insurance reserves and the related provisions that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

(iii)

As of December 31, 2004, we did not maintain effective controls over the completeness and accuracy of the reconciliation of intercompany transactions and balances. Specifically, we did not reconcile intercompany balances that resulted from transactions with and between our subsidiaries. This control deficiency did not result in a misstatement to our consolidated annual or interim financial statements for 2004; however, this control deficiency could result in the misstatement of transportation revenue, other service revenue, fuel supplies and maintenance and other operating revenues and expenses that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

(iv)	As of December 31, 2004, we did not maintain effective control over the acquisition or disposal of property and equipment and the related gains and losses and depreciation expense. This control deficiency impacts our ability to ensure the existence of, and our ownership of, property and equipment recorded in our consolidated financial statements. This control deficiency did not result in a misstatement to our consolidated annual or interim financial statements for 2004; however, this control deficiency could result in a misstatement of property and equipment and related gains and losses and depreciation expense that would result in a material misstatement to annual or interim financial statements that would not be prevented or detected. Accordingly, management determined that this control deficiency constitutes a material weakness.

Because of the material weaknesses discussed above, we have concluded that we did not maintain effective internal control over financial reporting as of December 31, 2004, based on the criteria in the Internal Control—Integrated Framework.

Management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, has been audited by PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, as stated in their report, which appears herein.

Changes in Internal Control Over Financial Reporting

The material weaknesses described above resulted in changes in our internal control over financial reporting during the quarter ended December 31, 2004. The material weaknesses have materially affected or are reasonably likely to materially affect, our internal control over financial reporting.

Remediation of Material Weakness

We are in the process of developing a plan to remediate the material weaknesses in our internal control over financial reporting discussed above. Several elements of our remediation plan can only be accomplished over time. In connection with our remedial efforts, we plan to hire four additional professional to strengthen our accounting function by the end of second quarter 2005. These professional would all be located at our headquarters. Additionally, we expect to identify, install, and test new accounting software in 2005 with an early 2006 implementation.

Subsequent Remediation of Certain Material Weaknesses of Internal Control as of June 30, 2005

During the quarter ended March 31, 2005, we remediated two of the four identified material weaknesses identified in our Form 10-K/A by implementing a process of quarterly review by designated senior executives of the accuracy of cash on deposit with our insurers and the accuracy of self-insurance reserves and the related provisions. We performed additional analysis and other post-closing procedures to provide assurances that our consolidated financial statements are prepared in accordance with generally accepted accounting principles.

During the quarter ended June 30, 2005, we hired three additional professionals to strengthen our accounting function. These professionals are located at our headquarters and are involved in the reconciliation and analysis of critical accounts. Additionally, we have identified and plan to install, and test new accounting software in 2005 with a 2006 implementation date. The implementation of this software is an important element of our plan to remediate identified weaknesses in our internal control over financial reporting.

BUSINESS

Overview

We operate the largest dedicated bulk tank truck network in North America based on bulk service revenues, and we believe we have more than twice the revenues of our closest competitor in our primary chemical bulk transport market in the U.S. The bulk tank truck market in North America includes all items shipped by bulk tank truck carriers and consists primarily of the shipping of chemicals, gasoline and food-grade products. We transport a broad range of chemical products and provide our customers with value-added services, including intermodal, transloading, tank cleaning, dry-bulk hauling, leasing and other logistics services. We extensively utilize third-party affiliate terminals and owner-operator drivers in our core bulk service network. Our light-asset based operations enable us to minimize our capital investments and increase the flexibility of our cost structure, while providing superior localized customer service. We are a core carrier for many of the Fortune 500 companies engaged in chemical processing, including Dow Chemical Company, Procter & Gamble Company, E.I. Dupont and PPG Industries, and we provide services to most of the top 100 chemical producers in the world with U.S. operations. We expect to grow as our customers continue to outsource more of their logistics needs to full-service carriers. As a result of our leading market position, flexible business model and decentralized operating structure, we believe we are well positioned to benefit from current industry trends. Operating revenues, operating income and net losses were $622.0 million, $15.1 million and $(10.6) million, respectively, for the year ended December 31, 2004. Operating revenues, operating income and net income were $332.2 million, $20.0 million and $5.6 million, respectively, for the six months ended June 30, 2005.

We are a Delaware limited liability company formed on April 14, 2002. Our sole member is Quality Distribution, Inc., a Florida corporation. On May 30, 2002, QDI transferred all of its assets (other than certain contract rights which by their terms could not be assigned without the consent of the other parties thereto) to us, consisting principally of the capital stock of QDI’s operating subsidiaries. In addition, after the contribution of these assets to us, we replaced QDI as the borrower under our credit agreement, dated as of June 9, 1998, among QDI and the lenders and other parties thereto, with QDI becoming a guarantor under our credit agreement.

QDI was formed in 1994 as a holding company known as MTL Inc. and consummated its initial public offering on June 17, 1994. On June 9, 1998, MTL Inc. was recapitalized through a merger with a corporation controlled by Apollo Investment Fund III, LP. As a result of the recapitalization, MTL Inc. became a private company. On August 28, 1998, QDI completed its acquisition of Chemical Leaman Corporation and its subsidiaries (“CLC”). Through the 1998 acquisition, QDI combined two of the then leading bulk transportation service providers namely, Montgomery Tank Lines, Inc. and Chemical Leaman Tank Lines, Inc. under one holding company, Quality Carriers, Inc. (“QCI”). In 1999, QDI changed its name from “MTL Inc.” to “Quality Distribution, Inc.” On November 13, 2003, QDI consummated the initial public offering of 7,875,000 shares of its common stock, no par value, and as a result became a reporting company pursuant to the Exchange Act.

QDI is owned principally by the Apollo Funds, each of which is an affiliate of Apollo Management, L.P. As of August 8, 2005, on a fully diluted basis, the Apollo Funds owned approximately 54.0% of QDI’s common stock, certain institutional investors, who own more than 5%, each, owned approximately 17.8% and our management owned approximately 3.8%.

Over the last two years, we implemented several major initiatives designed to enhance our operating flexibility, upgrade and standardize our business processes, improve our customer service and increase our profitability. Some of these initiatives, which are described below, were initiated during 2002, and are now beginning to yield benefits.

•	We significantly expanded the use of affiliate terminals and owner-operator drivers in our transformation to an more light-asset based business model.

•	We installed and are upgrading our order entry, dispatch and billing system, a new decision-support system and a new mobile satellite communication system.

•	We established new standard operating procedures for customer service and safety and implemented a new field operating structure utilizing regional vice presidents to monitor compliance with these procedures.

•	We added terminals and tank wash facilities in strategic locations to fill out our core bulk network.

•	We began offering additional, value-added services that complement our core bulk service and offer attractive growth potential, including intermodal services and third-party logistics.

•	We implemented a new yield management system and other profit improvement initiatives.

•	We sold a non-core petroleum and mining trucking business, as well as the assets for the glass trucking business of Levy Transport, Ltd.

•	We sold certain assets of PPI.

•	We have strengthened our senior management team in 2004 and 2005, including adding a new chief executive officer, chief operating officer, chief financial officer and general counsel.

We have realized, and believe that we will continue to realize, significant additional financial benefits from these and other strategic initiatives.

Our Industry

We estimate, based on industry sources, that the for-hire North American bulk tank truck industry generated revenues of approximately $5.3 billion in 2004. We estimate that our primary chemical bulk transport market consists of a greater than $2.5 billion for-hire segment. We operate in the highly fragmented for-hire segment of the chemical bulk transport market where we have achieved a leading market share of approximately 20%. Our competition in the for-hire segment includes more than 200 smaller, primarily regional carriers. In addition to the for-hire segment, we also compete for the private fleet segment of the market by targeting private fleet operators who would benefit from outsourcing their transportation needs to us. Because we operate the largest dedicated bulk tank truck network in North America, we believe we are well-positioned to expand our business by converting private fleets.

Industry growth is generally dependent on volume growth in the industrial chemical industry and on the rate at which chemical companies outsource their transportation needs. As competitive pressures force chemical companies to reduce costs and focus on their core businesses, we believe that chemical companies will continue to consolidate their shipping relationships and seek to outsource a greater portion of their logistics needs to third-party carriers. We believe that large, national full-service carriers will benefit from this outsourcing trend and will be able to grow faster than the overall bulk tank truck industry.

Our industry is characterized by high barriers to entry such as (i) the time and cost required to develop the capabilities necessary to handle sensitive chemical cargo, (ii) the financial and managerial resources required to recruit and train drivers, (iii) substantial industry regulatory requirements, and (iv) the significant capital investments required to build a fleet of equipment and establish a network of terminals. In addition, the industry continues to experience consolidation due to economic and competitive pressures, increasing operating costs for driver recruitment and insurance, and increasing capital investments for equipment and technology. As the cost and complexity of operating a bulk tank truck business increase and smaller competitors continue to exit the industry, we believe that large, well established carriers like ourselves will increase market share and grow faster than the overall industry.

Our Strengths

Largest tank truck network in a fragmented industry.    We provide our customers with access to the largest captive trailer network in the industry, consisting of approximately 8,000 bulk tank trailers managed by us. In addition, our nationwide network of approximately 167 terminals covers all major chemical markets and enables us to serve customers with both national and regional shipping requirements. In 2003, we provided transportation services to over 4,000 chemical plant locations in North America. Our size allows us, our affiliates and our owner-operators to benefit from efficiencies through greater network density and economies of scale in the purchasing of supplies and services, including fuel, tires and insurance coverage. Our size also enables us to invest in new technologies that increase our operating efficiency and lower our costs.

Flexible light-asset based business model.    Our extensive use of affiliates and owner-operators results in a more variable cost structure, increases our asset utilization, contributes to the stability of our cash flow and increases our return on capital. For the six months ended June 30, 2005, affiliates and owner-operators accounted for approximately 91.4% of our transportation revenues. Affiliates are independent contractors that, through comprehensive contracts with us, operate their terminals exclusively for us. Affiliates are responsible for the capital investments and operating expenses related to their terminals. Adding new affiliates enables us to expand our geographic coverage with minimal additional capital investment. In addition, the conversion of company-owned terminals to affiliate status generally improves our operating margins, and we plan to continue to convert the substantial majority of our terminals in the future. Owner-operators are independent contractors who supply one or more tractors and drivers for our own or our affiliates’ exclusive use. By using owner-operators who are responsible for all applicable trip expenses, including maintenance and fuel, we can avoid the high capital costs of purchasing and maintaining tractors. As of June 30, 2005, affiliates and owner-operators provided approximately 81.4% of the tractors in our network.

Core carrier to most top 100 chemical companies.    We provide services to most of the top 100 chemical producers in the world with U.S. operations. Our ability to maintain these business relationships reflects our service performance and commitment to safety and reliability. We have established long-term customer relationships with these clients, which helps us attract and retain experienced affiliate terminal operators and drivers.

Broad menu of complementary services.    Our ability to provide value-added services that complement our core liquid bulk transport service differentiates us from smaller competitors and enables us to gain market share, particularly with large customers that seek to use a limited number of core carriers. By capitalizing on our scale, we are able to offer additional value-added services such as intermodal, transloading, tank cleaning, dry-bulk hauling, leasing and other logistics services that can be customized to meet a customer’s specific needs to improve its operating efficiency. By increasing the number of services offered to our customers, we enhance our position as a leading national full-service provider in the industry.

Enhanced productivity and efficiency through installed technology.    We utilize technology to improve our customer service and operating efficiency. We have equipped over 85% of our tractor fleet with a mobile satellite communications system which enables us to continuously monitor our tractors and communicate with our drivers in the field. In addition, our website allows our customers to view bills and generate customized service reports. We had implemented TMW, a centralized order entry, dispatch and billing program, which enhances our control over our equipment and drivers thereby increasing utilization and productivity. This technology is increasingly important when transporting sensitive cargo in today’s heightened security environment. We have also implemented a yield management system, which enables our terminal operators to deploy assets where they can generate optimal profitability.

Our Strategy

We believe that industry trends such as consolidation and outsourcing, our leading competitive position and our unique business model offer us significant opportunities to grow. Our business strategy is designed to take advantage of these growth opportunities. By implementing our strategy, we believe that we can continue to add value to our customers and increase our market share, revenues, margins and cash flow. The key elements of our business strategy are as follows:

Add new affiliates and convert private fleets.    We believe there are significant opportunities to enhance revenue growth by affiliating additional third-party carriers into our network. Typically, these carriers compete at a disadvantage due to their limited size and regional focus. By joining our affiliate network, they have the opportunity to serve a national customer base, achieve economies of scale through centralized corporate support functions and cost-effective purchasing, and improve utilization through increased backhaul. We also intend to grow by continuing to target the private fleet segment of the chemical bulk transport industry. By outsourcing their transportation needs to us, private fleet operators can refocus the financial and managerial costs associated with maintaining in-house transportation functions back into their core business.

Expand scope of service capabilities.    We plan to continue to expand the scope of our service capabilities in order to serve the growing needs of our customer base. As our customers continue to focus on their core business, we believe that they will increasingly rely on primary service providers like us to provide value-added services such as intermodal, transloading, tank cleaning, dry-bulk hauling, leasing and other logistics services.

Leverage our light-asset based business model.    We will continue to expand our affiliate base either by attracting new affiliates or converting company-owned terminals to affiliate status and expand our use of owner-operators. Our extensive use of owner-operators limits the amount of capital we need to expand our fleet of tractors, which are more expensive and have significantly shorter economic lives than trailers. The light-asset based model allows us to limit our spending and achieve higher returns on capital.

Bulk Transportation Services

We are primarily engaged in the business of bulk transportation of liquid and dry chemical products. Business services are provided through company-owned and affiliate terminals. As of August 8, 2005, 74 of 167 locations were company operations and the remaining locations were affiliate operations. Owner-operators are heavily relied upon to fulfill driver and tractor needs at both company and affiliate terminals. We believe the combination of the affiliate program and the emphasis on the use of owner-operators result in an efficient and flexible operating structure that provides superior customer service.

Affiliate Program

Affiliates are established and maintained by their owners as independent companies with individualized, parochial profit incentives designed to stimulate and preserve the entrepreneurial motivation common to small business owners. Each affiliate enters into a comprehensive contract with QCI pursuant to which the affiliate is required to operate its bulk tank truck enterprise exclusively for and on behalf of QCI, subject to limited exceptions. Each affiliate is supported by our corporate staff and is linked via computer to central management’s information systems located at the Tampa, Florida headquarters of QDI. In connection with our strategy of converting company-owned terminals to affiliate status, affiliate candidates are ordinarily selected from QCI’s management/employee pool, thereby jump-starting the new business opportunity with an experienced, savvy owner/manager, significantly reducing ramp-up time, while simultaneously improving the chances for both operating and financial success.

Affiliates gain multiple benefits from their relationship with QCI, such as improved equipment utilization through access to our network of operating terminals, access to, and enhancement of, our broad national and local customer relationships, national driver recruitment, standardized safety training (for drivers, tankwashers and mechanics) and expanded marketing and sales resources, combined with sophisticated marketplace/competitive research. Affiliates gain further value from QCI’s management information systems, which provide essential operating and financial reports while simplifying daily operating situations with system-wide technology support (TMW Systems, Incorporated (“TMW”) dispatch/billing platforms and Qualcomm en-route electronic linkage with each vehicle). Affiliates also derive significant financial benefit through our purchasing leverage on items such as insurance coverage, tractors, fuel and tires.

Affiliates predominantly operate under the marketing identity of QCI and typically receive a percentage of gross revenues from each shipment they transport. Affiliates are responsible for their own operating expenses, such as, licenses and worker’s compensation insurance. We pay affiliates each week on the basis of completed billings to customers from the previous week. Our weekly settlement program deducts any amounts advanced to affiliates (and their individual drivers) for fuel, insurance, loans or other miscellaneous operating expenses, including rental charges for QCI’s tank trailers. We reimburse affiliates for certain expenses billed back to customers, including fuel, tolls and scaling charges.

Our contracts with affiliates typically carry a term ranging from one to five years and thereafter renew on an annual basis, unless terminated by either party. Affiliate contracts uniformly contain restrictive covenants prohibiting them from competing directly with QCI for a period of one year following termination of the contract. In addition, affiliates are required to meet all QCI standard operating procedures as well as being required to submit regular financial statements.

Affiliates engage and/or employ their own drivers and personnel. All affiliate personnel must meet QCI’s operating standards/requirements.

Affiliates are required to pay for and provide evidence of their own workers’ compensation coverage, which must meet both company-established and statutory coverage levels. Affiliates are provided, as part of their contract, property damage and general liability insurance, subject to certain deductibles per incident. Expenses exceeding the prescribed deductible limits of the affiliate are the responsibility of QCI or its insurer. For an additional fee, our subsidiary, Power Purchasing Inc. (“PPI”), through a three-year outsourcing agreement with an unaffiliated insurance brokerage company, makes available additional insurance to affiliates for physical damage coverage, operating a tractor without a trailer, health care, life insurance, and garage-keepers’ insurance. In return, PPI receives a percentage of certain commissions, underwriting profits, administrative and other deferred revenues related to these outsourced insurance-related services.

Drivers and Owner-Operators

At August 8, 2005, we utilized 3,233 drivers. Of this total, 1,753 were owner-operators, 1,207 were affiliate company drivers and 273 were company drivers.

Owner-Operators

QCI terminals and affiliates extensively utilize owner-operators. Owner-operators are independent contractors who, through an exclusive contract with QCI, supply one or more tractors and drivers for QCI or affiliate use. QCI retains owner-operators under contracts generally terminable by either party upon short notice.

In exchange for the services rendered, owner-operators are normally paid a fixed percentage of the revenues generated for each load hauled or on a per mile rate. The owner-operator pays all tractor operating expenses such as fuel, physical damage insurance, tractor maintenance, fuel taxes and highway use taxes. However, we reimburse owner-operators for certain expenses passed through to our customers, such as fuel surcharges, tolls and scaling charges. QCI attempts to enhance the profitability of our owner-operators through purchasing programs offered by us directly or indirectly through outsourcing arrangements that take advantage of our significant purchasing power. These programs cover such operating expenses as tractors, fuel, tires, occupational accidental and physical damage insurance.

Owner-operators utilized by QCI or an affiliate must meet specified guidelines for driving experience, safety records, tank truck experience and physical examinations in accordance with U.S. Department of Transportation (“DOT”) regulations. We emphasize safety to our independent contractors and their drivers and maintain driver safety inspection programs, safety awards, terminal safety meetings and stringent driver qualifications.

Driver Recruitment and Retention

QCI and its affiliates dedicate significant resources to recruiting and retaining owner-operators and our own company drivers. Company drivers and owner-operators are hired in accordance with specific guidelines regarding safety records, driving experience and a personal evaluation by our staff. We employ only qualified drivers who meet our standards. These drivers are required to attend a rigorous training program conducted at one of our six safety schools.

Driver recruitment and retention is a primary focus for all operations personnel. Each terminal manager has direct responsibility for hiring drivers. We use many of the traditional methods of driver recruitment as well as using many newer methods of driver recruitment, including the use of the Internet. QCI also has a centralized recruiting department at the Tampa corporate office.

Other Personnel

At August 8, 2005, we employed 436 support personnel, including 254 employed at our corporate office in Tampa, Florida. Our field operations consist of 682 employees, including 45 mechanics, 172 tank cleaners and 182 other support, clerical and administrative personnel.

Where appropriate, the field management is responsible for hiring mechanics, customer service and tank wash personnel. We provide our employees with health, dental, vision, life, and other insurance coverages subject to certain premium sharing and deductible provisions. Most of these and other insurance programs are available to affiliates and owner-operators for a fee.

Union Labor

At August 8, 2005, we had 192 employees (82 drivers) in trucking, maintenance or cleaning facilities and approximately 134 employees of three affiliate terminals who were members of the International Brotherhood of Teamsters.

Customer Service, Quality Assurance and Billing

Our Quality Assurance Program is designed to enable the achievement of superior customer service through the development and implementation of Standardized Operating Procedures for each area within our company. The procedures provide guidance in such areas as marketing, contracts, dispatch and terminal operations, driver hiring, safety and training, trailer operations, tractor operations, administrative functions, payroll, settlements, insurance, data processing and fuel tax administration. We also have an Internal Audit department which helps monitor and ensure compliance with company policies and procedures.

We have also implemented a Quality Corrective Action procedure to identify, document and correct safety and service non-conformance. This procedure collects non-conformance data so that all levels of the organization can better understand where processes breakdown causing a non-conformance. This information is also reported back to many of our customers in the form of monthly service reports. Service reporting is required by an increasing number of chemical shippers.

Technology

We operate a system for dispatching trucks that enhances our ability to track our drivers, tractors, trailers and manage the business at a tactical level. The software handles order entry, resource planning, dispatch and communications, through Qualcomm OmniTRACS® integration and auto-rating of invoices. We also operate TMW for resource tracking, Qualcomm OmniTRACS® for communications and equipment location updates, document imaging at all locations and the incorporation of all of this data into our website at http://www.qualitydistribution.com. Information contained on our website does not constitute a part of this prospectus. These systems add to the productivity of our employees and equipment, which we believe results in improved value to our customers.

Approximately 85% of our non-local, non-flammable tractor fleet is equipped with the Qualcomm OmniTRACS® mobile satellite communications system, which helps us track load status, optimize the use of drivers and equipment and respond to emergency situations.

Leasing

We lease tractors and trailers to affiliates and other third parties, including shippers. Tractor lease terms range from 6 to 60 months and may include a purchase option. Trailer lease terms range from 1 to 84 months and do not include a purchase option. We have the largest stainless steel trailer fleet in North America and derive a portion of our income from leasing these units to customers and affiliates.

Tank Wash Operations

To maximize equipment utilization and efficiency we rely on 33 tank wash facilities owned and operated by our subsidiary, Quala Systems, Inc. (“QSI”), 1 tank wash facility owned and operated by Transplastics, a division of our subsidiary, QCI, and 16 affiliate-owned tank wash facilities located throughout our operating network. These facilities allow us to generate additional tank washing fees from non-affiliated carriers and shippers. Management believes that the availability of these facilities enables us to provide an integrated service package to our customers and minimize the risk of cost escalation associated with reliance on third party tank wash vendors.

Intermodal and Transloading

In support of our liquid and dry bulk truck operations, we offer our customers supplementary services in the areas of import/export container drayage to and from major port operations, domestic intermodal door-to-door service, and railcar to truck transloading services.

In order to take advantage of the ever-changing balance of global chemical industry trade, QCI has developed the capability to operate inland trucking services for the transportation of liquid bulk containers on special chasses. Domestic intermodal operation is accomplished through the use of our drivers at both the origin and destination facilities, loading and unloading the product, while the linehaul portion of the trip is performed on rail intermodal train service. This allows shippers to combine a consistent service with an economical way to serve long-haul markets. The ability to offer railcar to truck transloading service is another niche product that can provide the customer a cost-effective supply chain alternative for prepositioned inventory and to serve end-customers that are not served by any railroad.

Owner-Operator and Affiliate Services

Through a three-year outsourcing agreement with an unaffiliated insurance brokerage company and our subsidiary, PPI, we offer insurance products and other services to both our affiliates and to our owner-operators at favorable prices. By offering purchasing programs that take advantage of our significant purchasing power for products and services such as fuel, tractors, and tires as well as physical damage, occupational, accidental and workers’ compensation insurance, we believe we strengthen our relationship with our owner-operators and improve driver recruitment. In return, PPI receives a percentage of certain commissions, underwriting profits, administrative and other deferred revenues related to these outsourced insurance-related services.

Load Brokerage Services

We provide load brokerage services to enhance our ability to handle our customers’ trucking requirements. To the extent that we do not have the equipment necessary to service a particular shipment, we will broker the load to another carrier, thereby meeting the customer’s shipping needs and generating additional revenues for us. Through our relationship with over sixty independent bulk carriers, we can assure timely response to customer needs.

Tractors and Trailers

As of June 30, 2005, we managed a fleet of approximately 3,500 trucks and 7,800 tank trailers. The majority of our tanks are single compartment, chemical-hauling trailers. The balance of the fleet is made up of multi-compartment trailers, dry bulk trailers and special use equipment. The chemical transport units typically have a capacity between 5,000 to 7,000 gallons and are designed to meet DOT specifications for transporting hazardous materials. Each trailer is designed for a useful service life of 15 to 20 years, though this can be greatly extended through upgrades and modifications.

We acquire new tractors with an initial utilization period of five years. The useful life of a tractor may be extended if restoration or an overhaul is performed. As of June 30, 2005, we operated 3,508 tractors of which 651 were owned by us, 1,269 were operated by affiliate drivers, and 1,588 were operated by owner-operators.

Many of our and our affiliate terminals provide preventative maintenance and receive computer-generated reports that indicate when inspection and servicing of units are required. Our maintenance facilities are registered with the DOT and are qualified to perform trailer inspections and repairs for our fleet and equipment owned by third parties. We also rely on unaffiliated repair shops for many major repairs.

The following table shows the age of trailers and tractors we managed as of June 30, 2005. All numbers are approximated as of such date:

TRAILERS (1,2)	LESS THAN 3 YEARS	3-5 YEARS	6-10 YEARS	11-15 YEARS	16-20 YEARS	GREATER THAN 20 YEARS	TOTAL
Company	51	161	1,773	811	1,711	1,283	5,790
Company—held-for-sale	3	—	16	24	91	328	462
Affiliate	84	170	492	187	130	230	1,293
Owner Operator	—	—	5	7	5	2	19
Shipper Owned	33	60	34	48	53	49	277

Total	171	391	2,320	1,077	1,990	1,892	7,841

TRACTORS (1)	LESS THAN 3 YEARS	3-5 YEARS	6-10 YEARS	11-15 YEARS	16-20 YEARS	GREATER THAN 20 YEARS	TOTAL
Company	121	266	216	32	10	6	651
Affiliate	399	464	322	72	10	2	1,269
Owner Operator	156	378	818	179	43	14	1,588

Total	676	1,108	1,356	283	63	22	3,508

(1)	Age based upon original date of manufacture; tractor/trailer may be substantially refurbished or re-manufactured.
(2)	During the fourth quarter of 2004, we conducted a review of our fleet requirements. As a result of that review, we determined there were a group of trailers which were in excess of our needs and which were classified as held-for-sale. We believe the sale of such trailers will generate cash. We incurred a non-cash, pre-tax charge for impairment under the held-for-sale model, of approximately $2.5 million during the fourth quarter of 2004 and an additional $0.4 million impairment in the fourth quarter of 2004 for trailers not being utilized in our Mexican operations.

Marketing

We conduct our marketing activities at both the national and local levels. We employ geographically dispersed sales managers who market our services primarily to national accounts. These sales managers have extensive experience in marketing specialized tank truck transportation services. The corporate sales staff also concentrates on developing dedicated logistics opportunities. Our senior management is actively involved in the marketing process, especially in marketing to national accounts. In addition, significant portions of our marketing activities are conducted locally by our terminal managers and dispatchers who act as local customer service representatives. These managers and dispatchers maintain regular contact with shippers and are well positioned to identify the changing transportation needs of customers in their respective geographic areas.

Customers

Our revenue base consists of customers located throughout North America, including many Fortune 500 companies such as the Dow Chemical Company, Procter & Gamble, PPG Industries and E.I. Dupont. During 2004, 2003 and 2002, Dow Chemical accounted for approximately 10.2% 11.3% and 12.8% of operating revenue, respectively. In 2004, our 10 largest customers accounted for 28.8% of operating revenues.

Administration

As of August 8, 2005, we operated approximately 167 terminals throughout the United States, Canada and Mexico. Company-owned and affiliate terminals operate as separate profit centers and terminal managers are responsible and accountable for most operational decisions. Effective supervision requires maximum personal contact with customers and drivers. Therefore, to accomplish mutually defined operating objectives, the functions of customer service, dispatch and general administration typically rest within each terminal. Cooperation and coordination is further encouraged by the Quality Carriers, Inc. backhaul program.

From the corporate offices in Tampa, Florida, management monitors each terminal’s operating and financial performance, safety and training record, accounts receivable and customer service efforts. Terminal managers ensure the terminals remain in strict compliance with safety, maintenance, customer service and other operating procedures. Senior corporate executives, safety department personnel and audit department personnel conduct unannounced visits to verify terminal compliance. We strive to achieve uniform service and safety at all company-owned and affiliate terminals, while simultaneously affording terminal managers the freedom to focus on generating business in their region.

Competition

The tank truck business is extremely competitive and fragmented. We compete primarily with other tank truck carriers and private carriers in various states and Canada. With respect to certain aspects of our business, we also compete with intermodal transportation and railroads. Intermodal transportation has increased in recent years.

Competition for the freight transported by us is based primarily on rates and service. Management believes that we enjoy significant competitive advantages over other tank truck carriers because of our low fixed cost structure, overall fleet size, national terminal network and tank wash facilities.

Our largest competitors are Trimac Transportation Services Ltd., Schneider National, Inc. and Superior Carriers, Inc.; however, there are many other smaller recognized tank truck carriers, most of whom are primarily regional operators.

We also compete with other motor carriers for the services of our drivers and owner-operators. Our overall size and our reputation for good relations with affiliates and owner-operators have enabled us to attract a sufficient number of qualified professional drivers and owner-operators.

Competition from non-trucking modes of transportation and from intermodal transportation would likely increase if state or federal fuel taxes were to increase without a corresponding increase in taxes imposed upon other modes of transportation.

Risk Management and Insurance/Safety

The primary insurable risks associated with our business are bodily injury and property damage, workers’ compensation claims and cargo loss and damage. We maintain insurance against these risks and are subject to liability as a self-insurer to the extent of the deductible under each policy. We currently maintain liability insurance for bodily injury and property damage with an aggregate limit on the coverage in the amount of $40 million, with a $5 million per incident deductible.

We currently maintain a $1 million per incident deductible for workers’ compensation insurance coverage. We are insured over our deductible up to the statutory requirement by state. We are self-insured for damage or loss to the equipment we own or lease, and for cargo losses.

We employ personnel to perform compliance checks and conduct safety tests throughout our operations. We conduct a number of safety programs designed to promote compliance with rules and regulations and to reduce accidents and cargo claims. These programs include training programs, driver recognition programs, safety awards, an ongoing Substance Abuse Prevention Program, driver safety meetings, distribution of safety bulletins to drivers and participation in national safety associations.

Environmental Matters

It is our policy and the policy of each of our subsidiaries to be in compliance with all applicable environmental, safety, and health laws. We also are committed to the principles of Responsible Care®, an international chemical industry initiative to enhance the industry’s responsible management of chemicals.

Our activities involve the handling, transportation and storage of bulk chemicals, both liquid and dry, many of which are classified as hazardous materials or hazardous substances. Our tank wash and terminal operations engage in the creation, storage or discharge and proper disposal of wastewater that may contain hazardous substances, and the control and discharge of storm-water from industrial sites. In addition, we may store diesel fuel and other petroleum products at our terminals. As such, we and others who operate in our industry, are subject to environmental, health and safety laws and regulation by U.S. federal, state and local agencies and Canadian federal and provincial governmental authorities. Environmental laws and regulations are complex, and address emissions to the air, discharge onto land or water, and the generation, handling, storage, transportation, treatment and disposal of waste materials. These laws change frequently and generally require us to obtain and maintain various licenses and permits. Environmental laws have tended to become more stringent over time, and most provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations.

Facility managers are responsible for environmental compliance at each operating location. Audits conducted by our staff assess operations, safety training and procedures, equipment and grounds maintenance, emergency response capabilities and waste management. We may also, if circumstances warrant, contract with independent environmental consulting firms to conduct periodic, unscheduled, compliance assessments which focus on unsafe conditions with the potential to result in releases of hazardous substances or petroleum, and which also include screening for evidence of past spills or releases. Our staff includes environmental professionals who develop guidelines and procedures, including periodic audits of our terminals, tank cleaning facilities, and historical operations, in an effort to avoid circumstances that could lead to future environmental exposure.

As a handler of hazardous substances, we are potentially subject to strict, joint and several liability for investigating and rectifying the consequences of spills and other environmental releases of such substances under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Superfund Amendments and Reauthorization Act of 1986, and comparable state and Canadian laws. From time to time, we have incurred remedial costs and regulatory penalties with respect to chemical or wastewater spills and releases at our facilities and on the road, and, notwithstanding the existence of our environmental management program, we cannot assure that such obligations will not be incurred in the future, nor predict with certainty the extent of future liabilities and costs under environmental, health, and safety laws, nor that such liabilities will not result in a material adverse effect on our financial condition, results of operations or our business reputation.

In addition, we may face liability for alleged personal injury or property damage due to exposure to chemicals and other hazardous substances at our facilities or as the result of accidents and spills. Although these types of claims have not historically had a material impact on our operations, a significant increase in these claims could have a material adverse effect on our business, financial condition, operating results or cash flow.

As the result of environmental studies conducted at our facilities or the third party sites in conjunction with our environmental management program, we have identified environmental contamination at certain sites that will require remediation. See “Risk Factors—Risks Related to Our Business—Operations involving hazardous materials could create environmental liabilities” for a discussion of certain risks of our being associated with transporting hazardous substances.

We are currently responsible for remediating and investigating five properties under federal and state Superfund programs where we are the only responsible party. Each of these five remediation projects relates to operations conducted by CLC prior to our acquisition of and merger with CLC in 1998. The two most significant Superfund sites are:

Bridgeport, New Jersey.    QDI is required under the terms of two federal consent decrees to perform remediation at this operating truck terminal and tank wash site. CLC entered into consent orders with USEPA in May 1991 for the treatment of groundwater (operable unit or “OU”1) and October 1998 for the removal of contamination in the wetlands (OU3). In addition, we were required to assess the removal of contaminated soils (OU2).

In connection with OU1, USEPA originally required us to construct a large treatment plant with discharge via a 2 mile pipeline to the Delaware River watershed with construction to be completed by the end of 2001. We have negotiated an alternative remedy with USEPA which would call for a significantly smaller treatment facility, in place treatment of groundwater contamination via chemical injection (in-situ treatment) and a local discharge. The treatment facility has been approved with construction to commence by the third quarter of 2005. The in-situ remedy is in the pilot stage and must go through the design phases before final approval is obtained. USEPA has also approved an OU3 remedy for approximately 2.5 acres of affected wetland. This reflects a reduction from an approximate 7 acre area that had been under negotiation. Site mobilization for the OU3 work took place in late May 2004. However, due to the wet weather and problems with the equipment utilized, the project has been delayed. The existing remedial design, which lists already approved alternate clean-up methods, may have to be modified to complete this work. Field work was re-started in May 2005. In regard to OU2, USEPA is now requiring a Feasibility Study for the limited areas that show contamination and warrant additional investigation or work. USEPA also wants to include in OU2 the chemical injection (in-situ treatment) previously described as part of OU1. The environmental projections for OU1 and OU2 have been changed to reflect the reallocation of the in-situ costs to OU2 and the proposed contract amount for the OU1 work. We have estimated expenditures to be in the range of $10.9 million to $15.9 million.

William Dick, Pennsylvania.    CLC entered into a consent order with the Pennsylvania DEP (PADEP) and USEPA in October 1995 obligating it to provide a replacement water supply to area residents (OU1), treat contaminated groundwater (OU2), and perform remediation of contaminated soils (OU3) at this former wastewater disposal site. OU1 is complete. PADEP and USEPA had previously been unable to agree on the final interim remedy design for OU2; specifically the discharge location for the treated groundwater. We have projected an interim remedy, which involves the construction of a treatment facility and discharge locally. A preliminary engineering design, which includes a discharge to a local tributary, was submitted in August 2004 to USEPA and PADEP for their review and comment. Agency comments have been received and a pre-final design has been prepared and submitted to the agency. Based on recent data showing reduction in site groundwater contamination due to natural attenuation and the more extensive handling and removal of contaminated soils, we believe that the groundwater project can be completed over the five-year term of this interim remedy. The agencies have approved an OU3 remedy, which requires both thermal treatment of contaminated soils and treatment of residuals via soil vapor extraction (SVE). The OU3 remedy expanded in April 2004 to off-site shipment of contaminated soils because these soils were found to be incompatible with the thermal treatment unit, which started full-scale operation in May 2004. We determined in June 2004 that we would incur increased expense due to the off-site additional contaminated soil that was found to be incompatible with the thermal treatment unit, the increased volume of soil subject to thermal treatment based on an increase in the lateral extent of contamination, and the discovery of buried drums and associated contaminated material and soils, which required off-site disposal. In the third quarter of 2004, we determined that a latex liner waste material was present in the third pond, which needed to be excavated and removed for disposal offsite. This work was completed in early 2005. We also determined that the soils in pond three needed to be excavated to determine if they will be suitable for the originally planned SVE treatment. We excavated the pond’s three soils into discrete piles and determined the best approach to treat these soil piles. Most of the soil piles can be treated on-site using SVE as originally planned. However, some modifications to the design will have to be made in order to treat a limited number of soil piles. We have estimated expenditures to be in the range of $3.3 million to $5.5 million.

Other Owned Property

Scary Creek, West Virginia: CLC received a clean up notice from the State authority in August 1994 requiring remediation of contaminated soils and groundwater at this former wastewater disposal facility. However, the State and we have agreed that remediation can be conducted under the State’s voluntary clean-up program (instead of the state superfund enforcement program). We are currently completing the originally planned remedial investigation, but it appears that additional site investigation work will be required to completely delineate the extent of site contamination. Upon completion of the site investigation phase, a remedial feasibility study and design will be prepared to address contaminated soils, and, if applicable, groundwater. The expectation is that a remedy utilizing primarily in-situ treatment with limited soil removal will be conducted.

Tonawanda, New York: CLC entered into a consent order with the New York Department of Environmental Conservation on June 22, 1999 obligating it to perform soil and groundwater remediation at this former truck terminal and tank wash site. We have completed a remedial investigation and a feasibility study with the expectation that we will conduct a remedy that may include in-situ treatment, limited soil removal and monitored natural attenuation of the groundwater.

Charleston, WV: CLC completed a remediation of a former drum disposal area in 1995 at its active truck terminal and tank wash site under the terms of a State hazardous waste permit. The State has required supplemental groundwater monitoring in connection with the same permit and we are performing the same and believe that no additional remediation will be required.

East Rutherford, NJ: CLC entered into a Memorandum of Agreement with the State of New Jersey on June 11, 1996 obligating it to perform a Remedial Investigation and Remedial Action with respect to a subsurface loss of an estimated 7,000 gallons of fuel oil at this active truck terminal and tank wash site. We have completed the recovery of free product and conducted groundwater monitoring and are awaiting final approval of a plan to terminate further remedial action with some limited contamination left in place.

ISRA NJ Facilities: We are obliged to conduct investigations and remediation at three current or former New Jersey tank wash and terminal sites pursuant to the State’s Industrial Sites Remediation Act, which requires such remediation following the sale of facilities after 1983. The former owner has agreed to take responsibility for one of the sites and the other two are in the process of remedial investigation with projections set in contemplation of limited soil remediation expense for contaminated areas.

UST Program: We have responsibility for ongoing remediation of former (closed) underground storage tanks (USTs) at current and former facilities. These projects typically involve removal of petroleum-contaminated soil and subsequent remediation of contaminated groundwater and groundwater monitoring. We do not expect to incur significant costs in connection with these projects.

We have estimated expenditures for these other owned properties to be in the range of $2.6 million to $6.7 million.

Other Environmental Matters.

We have been named as a potentially responsible party (“PRP”) under CERCLA and similar state laws at 18 other multi-party sites.

We and our predecessors have been named in three civil actions seeking contribution for remediation at offsite treatment, storage and disposal facilities (TSDs) or privately owned properties. We have also received notices of potential liability at fifteen other TSDs and are negotiating with Federal, State and private parties on the scope of our obligations (if any) in connection with remedies at these sites. In addition, there are eight sites with respect to which we received information requests but have denied liability and there has been no demand for payment (considered inactive). Our financial projection is established with respect to those sites where a financial demand is made or an allocation of financial liability is reasonably ascertainable.

We have estimated expenditures for these other environmental matters to be in the range of $0.9 million to $3.8 million.

Recently, we were notified of potential liabilities involving the Lower Passaic River Study Area in New Jersey and the Malone Superfund Site in Texas. We will be participating in the studies of these two sites to determine site remediation objectives, goals and technologies. Since the overall liability cannot be estimated at this time, we have set reserves for only the remedial investigation phase at the two sites.

We were also recently notified of our potential liability for remedial measures to be undertaken by the EPA at the Mobile Tank Wash Facility Superfund Site in Mobile, Alabama. Liability cannot be estimated at this time. We have asserted claims against the site owner (currently in bankruptcy) and the owner’s insurers.

Reserves.    Our policy is to accrue remediation expenses when it is probable that such efforts will be required and the related expenses can be reasonably estimated. Estimates of costs for future environmental compliance and remediation are necessarily imprecise due to such factors as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the identification of currently unknown remediation sites, and the allocation of costs among the potentially responsible parties under applicable statutes. As of December 31, 2004 and June 30, 2005 respectively, we had reserves in the amount of $25.6 million and $22.7 million for all environmental matters discussed above.

There can be no assurance that additional sites for which we are responsible will not be discovered, nor that violations by us of environmental laws or regulations will not be identified or occur in the future, or that environmental, health and safety laws and regulations will not change in a manner that could impose material costs on us.

The activity in the environmental liability reserves is as follows at June 30, 2005 (in thousands):

2005
Reserve at beginning of year	$25,598
Payments	(2,881)
Additions	—

Reserve at end of period	$22,717

The balances presented include both long term and current environmental reserves, of which $11.2 million and $11.0 million are included in accrued expenses in the Consolidated Balance Sheets at December 31, 2004 and June 30, 2005, respectively. We expect the majority of these environmental obligations to be paid over the next four to five years.

Regulation

As a motor carrier, we are subject to regulation. There are additional regulations specifically relating to the tank truck industry, including testing and specifications of equipment and product handling requirements. We may transport most types of freight to and from any point in the United States over any route selected by us. The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services. Some of these possible changes may include increasingly stringent environmental regulations, changes in the hours-of-service regulations which govern the amount of time a driver may drive in any specific period of time, onboard black box recorder devices or limits on vehicle weight and size. In addition, our tank wash facilities are subject to stringent local, state and federal environmental regulation.

The Federal Motor Carrier Act of 1980 served to increase competition among motor carriers and limit the level of regulation in the industry. The Federal Motor Carrier Act also enabled applicants to obtain Interstate Commerce Commission (“ICC”) operating authority more readily and allowed interstate motor carriers such as ourselves greater freedom to change their rates each year without ICC approval. The law also removed many route and commodity restrictions on the transportation of freight. A series of federal acts, including the Negotiated Rates Act of 1993, the Trucking Industry Regulatory Reform Act of 1994 and the ICC Termination Act of 1995, further reduced regulation applicable to interstate operations of motor carriers such as ourselves, and resulted in transfer of interstate motor carrier registration responsibility to the Federal Highway Administration of the DOT. On February 13, 1998, the Federal Highway Administration published proposed new rules governing registration to operate by interstate motor carriers. To this point in time adopted changes have not adversely affected interstate motor carrier operations. During 1999, the Federal Motor Carrier Safety Improvement Act of 1999 took effect establishing the Federal Motor Carrier Safety Administration effective January 1, 2000. This agency’s principal assignment is to regulate and maintain safety within the ranks of motor carriers.

Interstate motor carrier operations are subject to safety requirements prescribed by the DOT. To a large degree, intrastate motor carrier operations are subject to safety and hazardous material transportation regulations that mirror federal regulations. Such matters as weight and dimension of equipment are also subject to federal and state regulations. DOT regulations mandate drug testing of drivers. Alcohol testing rules were adopted by the DOT in February 1994 and became effective in January 1995 for employers with 50 or more drivers. These rules require certain tests for alcohol levels in drivers and other safety personnel.

Title VI of The Federal Aviation Administration Authorization Act of 1994, which became effective on January 1, 1995, largely deregulated intrastate transportation by motor carriers. This Act generally prohibits individual states, political subdivisions thereof and combinations of states from regulating price, entry, routes or service levels of most motor carriers. However, the states retained the right to continue to require certification of carriers, based upon two primary fitness criteria—safety and insurance—and retained certain other limited regulatory rights. Prior to January 1, 1995, we held intra-state authority in several states. Since that date, we have either been “grandfathered in” or have obtained the necessary certification to continue to operate in those states. In states in which we were not previously authorized to operate intra-state, we have obtained certificates or permits allowing us to operate.

From time to time, various legislative proposals are introduced including proposals to increase federal, state, or local taxes, including taxes on motor fuels, which may increase our costs and adversely impact the recruitment of drivers. We cannot predict whether, or in what form, any increase in such taxes applicable to us will be enacted.

Seasonality

Our business is subject to limited seasonality due to the cyclical nature of the business of our customers, with revenues generally declining slightly during winter months, namely the first and fourth fiscal quarters, and over holidays. Highway transportation can be adversely affected depending upon the severity of the weather in various sections of the country during the winter months. Our operating expenses also have been somewhat higher in the winter months, due primarily to decreased fuel efficiency, increased utility costs and increased maintenance costs of revenue equipment in colder months.

Legal Proceedings

On February 24, 2004, a putative class action lawsuit titled, Meigs v. Quality Distribution, Inc., et al., was filed in the United States District Court for the Middle District of Florida, Tampa Division, against QDI, Thomas L. Finkbiner, QDI’s former President, Chief Executive Officer and Chairman of the Board, and Samuel M. Hensley, QDI’s former Senior Vice President and Chief Financial Officer. The plaintiff purports to represent a class of purchasers of QDI’s common stock traceable to its November 2003 initial public offering. The complaint alleges that, in connection with the IPO, QDI filed a registration statement with the SEC that incorporated a materially false or misleading prospectus. Specifically, the complaint alleges that the prospectus materially overstated QDI’s financial results for the years ended December 31, 2001, December 31, 2002, and the nine months ended September 30, 2003. In addition, the complaint alleges that these financial statements were not prepared consistently with generally accepted accounting principles. Accordingly, it asserts claims (and seeks unspecified damages) against all defendants based on the alleged violations of Section 11 of the Securities Act of 1933 and against Mr. Finkbiner and Mr. Hensley as “control persons,” under the Securities Act’s Section 15 by virtue of their positions at QDI.

On May 11, 2004, the Court consolidated Meigs with a substantially identical action titled Cochran v. Quality Distribution, Inc., also pending in the United States District Court for the Middle District of Florida. On June 28, 2004, the Court appointed Jemmco Investment Management LLC as lead plaintiff under the Private Securities Litigation Reform Act of 1995.

A second suit, Steamfitters Local 449 Pension & Retirement Security Funds v. Quality Distribution, Inc., et al., was filed in the Circuit Court for the Thirteenth Judicial Circuit in and for Hillsborough County, Florida, on March 26, 2004. In addition to QDI, Mr. Finkbiner and Mr. Hensley, the suit names as defendants the other signatories to the registration statement, namely QDI directors Joshua J. Harris, Michael D. Weiner, Marc J. Rowan, Marc E. Becker, and Donald C. Orris, and former director Anthony R. Ignaczak and three of QDI’s IPO underwriters, Credit Suisse First Boston LLC, Bear, Stearns & Co. Inc., and Deutsche Bank Securities Inc. The Steamfitters complaint alleges substantially identical facts to those in the Meigs complaint and also includes the same claims, plus an additional claim for rescission or damages based on an alleged violation of Section 12 of the Securities Act.

The actions’ allegations stem from the disclosures in a Form 8-K that QDI filed on February 2, 2004, stating that QDI had discovered irregularities at Power Purchasing, Inc., a non-core subsidiary that, through its subsidiary, American Transinsurance Group, Inc. (collectively, “PPI”), primarily assisted independent contractors in obtaining various lines of insurance, for which PPI derived fees as an insurance broker.

On July 14, 2004, QDI’s Board of Directors received a letter from a putative QDI shareholder demanding that the Company take steps to remedy alleged mismanagement, breach of fiduciary duty, and corporate waste arising from the PPI irregularities. The letter also demanded that the Company file a professional malpractice suit against its outside independent registered certified public accounting firm, PricewaterhouseCoopers LLP. By letter dated July 21, 2004, the Company requested certain information from the putative shareholder and did not receive a response.

On January 18, 2005, QDI signed Memoranda of Understanding to settle Meigs and Steamfitters and resolve the derivative demand. In exchange for broad releases from all claims that were or could have been asserted by shareholders in respect of QDI stock acquisitions, ownership or sales, and to eliminate the burden and expense of further litigation, QDI and its primary directors’ and officers’ liability insurer, on behalf of all defendants, agreed to pay the putative class $8.15 million, of which $5.875 million would be paid directly by the insurer and the remaining $2.275 million by QDI. QDI also agreed to pay the Steamfitters plaintiff’s attorneys’ fees in an amount not to exceed $0.6 million. The Meigs and Steamfitters plaintiffs, together with the putative QDI shareholder who sent the July 14, 2004 demand letter, conducted discovery to confirm the settlement amount’s fairness.

On May 16, 2005, QDI and the Meigs plaintiffs signed a formal stipulation of settlement and submitted it for the federal court’s approval. On June 23, 2005, the court entered a preliminary approval order that (i) certified the class for settlement purposes, (ii) directed settlement notice to the class, and (iii) scheduled the final approval hearing for September 23, 2005. Upon the settlement’s preliminary approval, QDI paid the class $2.275 million. On June 1, 2005, QDI, the Steamfitters plaintiffs and the putative QDI shareholder who sent the July 14, 2004 demand letter signed a formal settlement stipulation. On July 28, 2005, the state court entered a preliminary approval order that scheduled the final approval hearing for October 17, 2005.

During the fourth quarter of 2004, QDI recorded a pre-tax charge of $2.875 million to reflect the settlements. The $8.15 million and the $0.6 million are recorded in “Accrued Expenses” as the PPI class action settlement. The $5.875 million is recorded in “Accounts Receivable” as Insurance receivable—PPI class action settlement. The $5.875 million insurance reimbursement was paid to the Meigs lead plaintiff in July, 2005. QDI paid $2.275 million to the Meigs lead plaintiff before July 15, 2005 and expects to pay the remaining $0.6 million for plantiffs’ attorney fees and expenses before the end of its fourth quarter.

The settlements remain contingent on several factors, including final approval by the state and federal courts. No aspect of the settlements constitutes an admission or finding of wrongful conduct, acts, or omissions. There can be no assurance that failure to approve the settlement will not have a material adverse effect on us.

In response to our voluntary disclosure to SEC officials and various state government authorities and regulators in February 2004 concerning the irregularities at PPI, the SEC and certain state government regulators are conducting informal inquiries into those irregularities. While no formal regulatory or governmental investigation into the PPI irregularities has been initiated, it is possible that state and federal regulatory or governmental authorities could begin such a formal investigation. The final outcome of the informal inquiries or any formal investigation that may be initiated (by the SEC or other regulatory or governmental authority) is impossible to determine at this time.

In addition to the above lawsuits and those items disclosed in our condensed consolidated financial statements contained herein, “Commitments and Contingencies—Environmental Matters,” we are from time to time involved in routine litigation incidental to the conduct of our business. We believe that no such routine litigation currently pending against us or QDI, if adversely determined, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Properties

As of August 8, 2005, our facilities were in the following locations:

QCI OPERATED	QSI OPERATED	AFFILIATE OPERATED	AFFILIATE OPERATED
Albany, NY *	Albany, NY *	Augusta, GA	Luling, LA
Appleton, WI	Augusta, GA *	Bainbridge, MD	Madison, MS
Augusta, GA	Barberton, OH *	Barberton, OH *	Mediapolis, IA
Becancour, QCP	Baton Rouge, LA	Beaumont, TX	Memphis, TN *
Brunswick, GA	Branford, CT *	Bessemer, AL	Memphis, TN
Calvert City, KY	Bridgeport, NJ *	Bowling Green, OH	Mobile, AL *
Channelview, TX	Charleston, SC	Branford, CT *	Modesto, CA
Charleston, SC *	Chattanooga, TN *	Bridgeport, NJ *	Morgantown, WV
Chester, SC *	Clute, TX *	Bristol, DE	Nazareth, PA *
Columbus, OH	Fairforest, SC *	Bristol, WI	North Charleston, SC
Gibraltar, MI	Friendly, WV *	Butler, MO	Narrows, VA *
Elkridge, MD	Houston, TX *	Carteret, NJ	New Castle, DE
Follansbee, WV	Institute, WV *	Caseyville, IL	New Castle, DE
Fort Worth, TX *	Jonesboro, GA	Charlotte, NC	Niagara Falls, NY
Henderson, NV	Kalamazoo, MI *	Channelview, TX**	Port Arthur, TX
Hoquiam, WA	Kent, WA *	Channelview, TX*	Owensboro, KY
Jonesboro, GA	Lansing, IL	Chattanooga, TN *	Pasadena, TX
Kalamazoo, MI *	Midland, MI *	Chattanooga, TN	Pasadena, TX
Ludington, MI *	Newark, NJ *	Cheasapeake, VA *	North Bay, ON
Midland, MI *	Pocatello, ID	Clute, TX *	Pittsburg, PA
Montreal, PQ	Pasadena, TX	Columbus, OH ***	Pocatello, ID **
Newark, NJ *	Rahway, NJ	Coteau du Lac, QC *	Richmond, CA *
Oakville, ON	Rock Hill, SC *	Danville, IL	Roanoke, VA
Portland, OR	Salt Lake City, UT *	Decatur, AL	Saginaw, TX *
Saginaw, MI	Richmond, CA *	Delaware, OH *	Salisbury, NC
Santa Fe Springs, CA	Saraland, AL*	Dumfries, VA	Salt Lake City, UT *
Sarnia, ON	Sarnia, ON *	Evandale, OH	Sarnia, ON ***
South Gate, CA *	Garden City, GA *	Fairfield, OH	South Point, OH ***
St. Gabriel, LA *	South Gate, CA *	Fairforest, SC	South Point, OH
St. Louis, MO	St. Gabriel, LA	Fall River, MA	South Gate, CA
Summit, IL	Sulphur, LA	Florence, VT	Springfield, MO
Tonawanda, NY *	Vancouver, WA	Garden City, GA	St. Augustin, QC
Waterford, NY	Wilmington, NC *	Gary, IN	Sulphur, LA
		Glennmoore, PA	Tacoma, WA
	TPI OPERATED	Greenville, TX	Tampa, FL
		Hagerstown, MD	Thorofare, NJ
	East Rutherford, NJ *	Institute, WV *	Torrance, CA
	Essexville, MI *	Jacksonville, FL	Torrance, CA
	Greer, SC	Johnstown, NY	Tracy, CA
	Laredo, TX	Joliet, IL	Triadelphia, WV
	Montreal, PQ	Kansas City, KS	Tucker, GA
	Ozark, AR	Kansas City, MO	Walbridge, OH
	Palmer, MA *	Kelso, WA	Williamsport, PA *
	Saddle Brook, NJ	Kenner, LA	Wilmington, NC *
Kent, WA *
Lansing, IL
Lima, OH
Lima, OH
Louisville, KY

*	Indicates the terminal is owned by us and is unencumbered.
**	QSI facility operated by affiliate.
***	TPI facility operated by affiliate.

In addition to the properties listed above, we also own property in Croydon, PA; Syracuse, NY; Downingtown, PA; Greensboro, NC; Lexington, NC; Chesnee, SC; Houston, TX; Port Arthur, TX; Parker, PA and Hartford, WI. Our executive and administrative offices are located in Tampa, Florida.

MANAGEMENT

The following table sets forth certain information as of August 8, 2005 with respect to the members of the Board of Directors and executive officers of our parent, Quality Distribution, Inc., substantially all of whom hold similar positions with us:

Name	Age	Position
Gerald L. Detter	61	Chairman of the Board, President and Chief Executive Officer, Director
Dennis R. Copeland	55	Senior Vice President—Administration
Gary Enzor	43	Executive Vice President and Chief Operating Officer
Virgil T. Leslie	50	Executive Vice President—Sales
Robert J. Millstone	62	Senior Vice President, General Counsel and Corporate Secretary
Timothy B. Page	52	Senior Vice President and Chief Financial Officer
Marc E. Becker	33	Director
Robert H. Falk	67	Director
Robert E. Gadomski	58	Director
Joshua J. Harris	40	Director
Richard B. Marchese	63	Director
Thomas R. Miklich	58	Director
Donald C. Orris	63	Director
Eric L. Press	39	Director
M. Ali Rashid	29	Director
Alan H. Schumacher	59	Director
Michael D. Weiner	52	Director

QDI’s directors hold office until their successors have been elected and qualified, or, if earlier, upon their death, resignation, removal or disqualification. Officers serve at the discretion of the Board of Directors.

Gerald L. Detter has been employed as President and Chief Executive Officer of QDI since June 5, 2005. Mr. Detter is also a director of QDI and serves as Chairman of the Board. He also serves as President and Chief Executive Officer of Quality Distribution, LLC and as a member and the Chairman of its Board of Managers. Prior to his employment by QDI, Mr. Detter served as Senior Vice President of CNF and President and Chief Executive Officer of Con-Way Transportation Services, Inc., a trucking subsidiary of CNF, Inc., from 1997 until his retirement in December 2004.

Dennis R. Copeland serves as QDI’s Senior Vice President—Administration. Mr. Copeland also serves as Senior Vice President—Administration of Quality Distribution, LLC. Mr. Copeland joined QDI in 1998 in connection with the acquisition of Chemical Leaman Corporation, at which time he assumed the position of Vice President Labor Relations and Human Resources. From October 1988 until he joined QDI, Mr. Copeland served as Vice President of Human Resources and Labor Relations for Chemical Leaman Corporation. Prior to that time, he held various management positions with Lukens Steel Company.

Gary R. Enzor joined QDI in December 2004 as Executive Vice President and Chief Operating Officer. Mr. Enzor also serves as Executive Vice President and Chief Operating Officer of Quality Distribution, LLC Prior to joining QDI, Mr. Enzor served as Executive Vice President and Chief Financial Officer of Swift Transportation Company, Inc. since August 2002. Prior to Swift, he served as the Vice President & Chief Financial Officer of Honeywell Aerospace Electronic Systems. Prior to Honeywell, Mr. Enzor worked for Dell Computer from 1999 to 2001 in finance and as the General Manager of Dell’s Higher Education business and from 1984 to 1999 at AlliedSignal in increasingly responsible information technology roles, and multiple business chief financial officer and business development positions.

Virgil T. Leslie joined QDI in April 2000 as Senior Vice President of Sales and Marketing. Mr. Leslie also serves as Vice President of Sales and General Manager of Quality Distribution, LLC. Prior to joining QDI, he served as Vice President of Sales with Triple Crown Services in Ft. Wayne, Indiana. Mr. Leslie also spent 16 years with Roadway Express holding various sales and operating positions.

Robert J. Millstone joined QDI on September 7, 2004 as Senior Vice President, General Counsel and Secretary. Mr. Millstone also serves as Senior Vice President, General Counsel and Secretary of Quality Distribution, LLC. Prior to his employment with QDI, Mr. Millstone served as Senior Vice President and General Counsel of Philip Services Corporation, an industrial outsourcing, byproducts recovery and metals recycling company since 2000. From 1998 to 2000, Mr. Millstone served as Vice President, General Counsel and Corporate Secretary for Lyondell Chemical Company and prior to that for ARCO Chemical Company.

Timothy B. Page joined QDI in December 2004 as Senior Vice President and Chief Financial Officer. Mr. Page also serves as Senior Vice President and Chief Financial Officer of Quality Distribution, LLC. Prior to joining QDI, Mr. Page served as Chief Financial Officer of Perry Ellis International, Inc. since May 2001. From 1998 through 2001, Mr. Page was a private investor and entrepreneur in the telecommunications and industrial gas and specialty chemical industries. From 1989 through 1997, Mr. Page was a director of Farah, Inc., an apparel company, and served in various executive positions, including Executive Vice President and Chief Operational Officer.

Marc E. Becker became a member of the Board of Managers of Quality Distribution, LLC on May 14, 2002 and has been a director of QDI since June 1998. Mr. Becker is a partner of Apollo. He has been employed with Apollo since 1996 and has served as an officer of certain affiliates of Apollo since 1999. Prior to that time, Mr. Becker was employed by Smith, Barney Inc. within its Investment Banking division. Mr. Becker serves on several boards of directors including National Financial Partners Corporation, Pacer International, Inc., UAP Holding Corp., and WMC Residco, Inc.

Robert H. Falk has been a director of QDI since May 13, 2005. Mr. Falk is a partner in Apollo. He has been employed with Apollo since 1992. Prior to joining Apollo, Mr. Falk was a senior partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, heading legal teams in a wide range of commercial transactions, including public and private corporate financing, leveraged acquisitions and financial restructuring. Mr. Falk serves on the board of directors of iesy Repository GmbH, a German Cable TV operator.

Robert E. Gadomski has been a director of QDI since May 13, 2005. Mr. Gadomski has spent his career with Air Products and Chemicals, Inc., a $7 billion industrial gas and chemical company, until his retirement in 2004. From 1970 he held increasingly responsible positions, serving as Executive Vice President, Chemicals Group from 1996 to 1999, and Executive Vice President, Gases and Equipment Group, from 1999 to 2004. Mr. Gadomski is currently the Managing Director of a consulting business, Napowan Associates, LLC. He is a director of Reeb Millwork.

Joshua J. Harris became a member of our Board of Managers on May 14, 2002. Mr. Harris has been a director of QDI since June 1998. Mr. Harris is a founding senior partner of Apollo Management, L.P. since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions department of Drexel Burnham Lambert Incorporated. Mr. Harris is also a director of Hexion Specialty Chemicals Inc., Pacer International Inc., Compass Minerals Group, Inc., General Nutrition Centers, Inc., Nalco Company and UAP Holding Corp.

Richard B. Marchese became a member of our Board of Managers and a member of QDI’s Board of Directors effective January 1, 2004. Mr. Marchese served on an interim basis as a Senior Vice President and Chief Financial Officer of QDI from September 24, 2004 to November 30, 2004. Mr. Marchese served as Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation since 1989 prior to retiring at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation and prior to that as the Controller of the Resins Division of Georgia Pacific Corporation.

Thomas R. Miklich has been a director of QDI since May 13, 2005. Mr. Miklich was Chief Financial Officer of OM Group, Inc., a specialty chemical company, from 2002 until his retirement in 2004. Prior to that he was Chief Financial Officer and General Counsel of Invacare Corporation from 1993 to 2002. He is a director of UAP Holding Corp. and Titan Technology Partners.

Donald C. Orris became a member of Quality Distribution, LLC’s Board of Managers on May 14, 2002 and has been a director of QDI since 1999. Mr. Orris has been Chairman, President and Chief Executive Officer of Pacer International, Inc. since May 1999. From Pacer Logistics’ inception in March 1997 until May 1999 he served as Chairman, President and Chief Executive Officer of Pacer Logistics. Mr. Orris served as President of Pacer International Consulting LLC, a wholly owned subsidiary of Pacer Logistics, since September 1996. From January 1995 to September 1996, Mr. Orris served as President and Chief Operating Officer, and from 1990 until January 1995, he served as Executive Vice President of Southern Pacific Transportation Company. Mr. Orris was the President and Chief Operating Officer of American Domestic Company and American President Intermodal Company from 1982 until 1990.

Eric L. Press became a member of our Board of Managers on June 3, 2004 and a member of QDI’s Board of Directors on May 26, 2004. Mr. Press is a partner of Apollo. He has been employed with Apollo Management, L.P. since 1998 and has served as an officer of certain affiliates of Apollo Management. From 1992 to 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group.

M. Ali Rashid has been as a director of QDI and a member of our Board of Managers since June 28, 2005. Mr. Rashid is an investment principal at Apollo. He has been employed with Apollo since 2004. Prior to joining Apollo, Mr. Rashid was employed by the Goldman Sachs Group, Inc. in the Financial Institutions Group of its Investment Banking Division from August 1998 to July 2004.

Alan H. Schumacher became a member of our Board of Managers and a member of QDI’s Board of Directors effective May 13, 2004. From 1977 to 2000, Mr. Schumacher served in various financial positions at American National Can and American National Can Group, most recently serving as Executive Vice President and Chief Financial Officer. Mr. Schumacher is currently a member of the Federal Accounting Standards Advisory Board. He is a director of Anchor Glass Container Corporation and BlueLinx Holdings.

Michael D. Weiner became a member of our Board of Managers on May 14, 2002. Mr. Weiner has been a director of QDI since June 1998. Mr. Weiner is a partner of Apollo and has served as a Vice President and general counsel of Apollo Management and certain affiliates of Apollo since 1992. Prior to 1992, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius LLP, specializing in securities law, public and private financing, and corporate and commercial transactions. He is a director of Meadow Golf Group.

Recent Board Changes

Effective May 13, 2005, Robert H. Falk, Robert E. Gadomski and Thomas R. Miklich were appointed to both our Board of Managers and QDI’s Board of Directors. Effective June 7, 2005, Gerald L. Detter was appointed to both our Board of Managers and QDI’s Board of Directors. Mr. Detter will also serve as Chairman of both Boards and as President and Chief Executive Officer of QDI and Quality Distribution, LLC. Effective June 6, 2005, Thomas L. Finkbiner resigned as a director and Chairman of the Board of QDI and as a member of the Board of Managers and Chairman of Quality Distribution, LLC. Mr. Finkbiner also resigned his position as President and Chief Executive Officer of both QDI and Quality Distribution, LLC. M. Ali Rashid was elected a member of QDI’s Board of Directors and our Board of Managers and began serving in such capacity on June 28, 2005.

Board Committees

Audit Committee

The Board of Directors of QDI has an audit committee. QDI’s Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance function. QDI’s Audit Committee also oversees the audit efforts of our independent registered certified public accounting firm and takes those actions it deems necessary to satisfy itself that the independent registered certified public accounting firm is independent of management.

QDI’s Audit Committee consists of three directors, Messrs. Schumacher, Miklich and Gadomski. Messrs. Schumacher, Miklich and Gadomski are independent directors as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. QDI’s Board of Directors has determined that Mr. Schumacher, who became the new Chairman of the Audit Committee effective September 24, 2004, is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Exchange Act.

Compensation Committee

QDI’s Board of Directors has a compensation committee. QDI’s Compensation Committee determines our compensation policies and forms of compensation provided to QDI’s directors and officers. QDI’s Compensation Committee also reviews and determines bonuses for QDI’s officers and other employees. QDI’s Compensation Committee reviews and determines stock-based compensation for our managers, QDI’s officers, employees and consultants and administers our stock incentive plan. The members of QDI’s Compensation Committee are Messrs. Becker, Harris and Schumacher. Mr. Harris serves as Chairman of the Compensation Committee.

Corporate Governance Committee

QDI’s Board of Directors has a corporate governance committee. QDI’s Corporate Governance Committee identifies, evaluates and recommends potential board and committee members. The Corporate Governance Committee also develops and recommends to the board governance guidelines. The members of QDI’s Corporate Governance Committee are Messrs. Schumacher, Harris and Becker. Mr. Harris serves as Chairman of the Corporate Governance Committee.

Executive Committee

QDI’s Board of Directors has an executive committee. QDI’s Executive Committee consults with and advises the officers of QDI in the management of its business and exercises the power and authority of the Board of Directors to direct the business and affairs of QDI in intervals between meetings of the Board, subject to certain exceptions. The members of QDI’s Executive Committee are Messrs. Marchese, Harris and Becker. Mr. Harris serves as Chairman of the Executive Committee.

Compensation Committee Interlocks and Insiders’ Participation

The Compensation Committee of QDI’s Board of Directors was established on November 5, 2003. Mr. Schumacher, Mr. Harris and Mr. Becker serve on the committee. None of the members are or have been officers or employees of QDI. Prior to the establishment of the Compensation Committee, QDI’s Board of Directors established levels of compensation for our executive officers. There are not currently any compensation committee interlocks between us and other entities involving our executive officers and board members who serve as executive officers or board members of such other entities.

Executive Compensation

Prior to our formation in 2002, our executive officers who held the same positions with our parent, QDI, were compensated by QDI for such services. The following table sets forth the total compensation paid by QDI for services rendered by our then Chief Executive Officer, our two other most highly compensated executive officers (with no other executive officer’s total annual salary and bonus for 2004 exceeding $100,000), and one former highly compensated executive officers (the “named executive officers”) during the years ended December 31, 2004, 2003 and 2002.

Summary Compensation Table

		Annual Compensation		Long-Term Awards
				Restricted Stock Awards ($) (1)	Securities Underlying Options (#)	All Other Compensation (2)
Name and Principal Position	Year	Salary$	Bonus
Thomas L. Finkbiner(3) Former President and Chief Executive Officer	2004 2003 2002	$264,053 254,273 253,545	— 69,000 —	62,584 700,000 —	47,000 464,000 —	951 906 6,773

Dennis R. Copeland Senior Vice President—Administration	2004 2003 2002	174,147 167,514 164,764	— 5,000 —	27,000 57,000 —	17,100 85,000 —	557 558 6,773

Samuel M. Hensley(4) Former Senior Vice President and Chief Financial Officer	2004 2003 2002	165,577 195,962 20,250	— 25,000 —	— 90,000 —	— 145,000 —	250 60,408 5,796

Virgil T. Leslie Executive Vice President—Sales	2004 2003 2002	218,077 194,204 172,543	— 50,000 —	27,000 95,000 —	28,500 170,000 —	495 433 6,773

Keith J. Margelowsky(5) Senior Vice President of Performance Planning	2004 2003 2002	171,346 159,824 156,352	— 10,000 —	10,600 57,000 —	7,000 85,000 —	370 341 6,773

(1)	All restricted stock was granted pursuant to the 2003 Restricted Stock Incentive Plan. Grants for 2003 vest in equal installments over five years beginning December 31, 2004. Grants for 2004 vest in equal installments over four years beginning December 31, 2005. Restricted Stock Awards for 2003 were granted on November 5, 2003, contingent on the closing of the initial public offering, based on a price per share equal to the initial public offering price of $17. Grants for 2004 were granted effective December 31, 2004, based on the closing market price on that date.
(2)	Amounts shown represent employer contributions to the profit sharing and 401(k) plans, automobile allowance, employer paid premiums for group term life insurance, and relocation reimbursement. QDI maintains various employee benefits and compensation plans, including an incentive bonus plan and 401(k) savings plan.
(3)	Thomas L. Finkbiner joined QDI in November 1999. He resigned as Chairman of the Board and Chief Executive Office on June 6, 2005 and agreed to relinquish restricted stock grants of $622,578 valued at the grant date and options covering 395,000 shares.
(4)	Samuel M. Hensley joined QDI in October 2002. He resigned on September 24, 2004. Upon his resignation, Mr. Hensley forfeited a restricted stock grant of $90,000 value at the grant date and options covering 145,000 shares.
(5)	Mr. Margelowsky is still an employee and senior officer of the Company but is no longer an executive officer.

Manager’s Compensation

The members of our Board of Managers do not receive compensation for their service on the Board of Managers but are reimbursed for out-of-pocket expenses.

Each of the members of our Board of Managers also serves as a director of QDI and may be compensated for such services by QDI. QDI’s independent directors are compensated $2,000 per month plus $1,500 per board of directors’ meeting attended and $1,000 per committee meeting attended. The chairman of each committee receives $2,000 per committee meeting. On November 5, 2003, each non-employee director at the time was granted 20,000 options, contingent on the closing of the initial public offering, at the initial public offering price of $17.00 per share. On June 3, 2004, Messrs. Marchese, Schumacher and Press each received grants of options to purchase 10,000 shares of QDI’s common stock pursuant to the 2003 Stock Option Plan at the then market price of $9.20 per share. For the period beginning September 24, 2004 and ending November 30, 2004 while he served as interim chief financial officer, Mr. Marchese was not compensated for his service on QDI’s board of directors or executive committee.

On January 5, 2005, QDI’s compensation committee increased the compensation paid to directors who are neither (i) employees; nor (ii) affiliated with QDI’s majority shareholder, Apollo. Specifically, the annual retainer was increased to $30,000 from $24,000, and an annual grant of restricted stock with a value of $30,000 was made. The fee for each board of directors’ meeting attended was lowered to $1,000 from $1,500. On August 3, 2005, the practice of paying a different fee for in person and telephonic meetings was discontinued. No member of QDI’s board of directors eligible to receive this compensation voted on these changes. None of the directors of QDI who are employees of Apollo receive compensation for their service on the board of QD LLC or QDI.

Option Grants In Last Fiscal Year

The following table sets forth the grant of stock options to the Named Executive Officers during the fiscal year ended December 31, 2004:

Option Grants in Last Fiscal Year

	Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options (#)(1)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($, in thousands)	10% ($, in thousands)
Thomas L. Finkbiner	47,000	6.05%	8.45	12/31/14	250	633
Dennis R. Copeland	17,100	2.19%	8.45	12/31/14	91	230
Samuel M. Hensley	—	—	—	—	—	—
Virgil T. Leslie	28,500	3.65%	8.45	12/31/14	151	384
Keith J. Margelowsky	7,000	0.90%	8.45	12/31/14	37	94

(1)	All options, which were granted pursuant to the 2003 Stock Option Plan, were non-qualified, were granted at market value on the effective date of the grant, vest in 25% increments over four years and have a term of ten years.

Year-End Option Values

The following table sets forth the number of unexercised options held by the Named Executive Officers as of December 31, 2004. None of the Named Executive Officers exercised any options during the fiscal year ended December 31, 2004 and none of their options were in the-money as of December 31, 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas L. Finkbiner	—	—	116,000	395,000	—	—
Dennis R. Copeland	—	—	21,250	80,850	—	—
Samuel M. Hensley	—	—	—	—	—	—
Virgil T. Leslie	—	—	42,500	156,000	—	—
Keith J. Margelowsky	—	—	21,250	70,750	—	—

(1)	Calculated based on the fair market value of our common stock on December 31, 2004 ($8.45 per share).

Employment Agreements

On June 5, 2005, QDI entered into an employment agreement with Gerald L. Detter as President and Chief Executive Officer. Mr. Detter was appointed to the Board of Directors on June 7, 2005 to fill the vacancy thereon and to be elected Chairman of the Board by written consent of the Board. Mr. Detter will receive a salary of $450,000 per annum (comprising $400,000 in cash and stock units (“Stock Units”) with a fair market value of $50,000). Upon execution of his employment agreement, pursuant to the terms of a stock unit grant agreement dated June 5, 2005, Mr. Detter has been granted Stock Units covering 300,000 shares of QDI’s common stock and the first annual Stock Unit base salary grant of 6,535 shares valued at $50,000 based on the closing price of QDI’s common stock on the Nasdaq Stock Market on June 3, 2005, of $7.65. The 300,000 share Stock Unit grant will vest on December 31, 2006. The annual grants will each vest 14.2% on December 31 of the year in which such annual grant is made and 28.6% on December 31 of each successive year until fully vested; provided, however, that all such Stock Units will vest immediately if the average fair market value of QDI’s common stock equals or exceeds $30 per share for any consecutive 180 trading-day period. Stock Units may be forfeited if Mr. Detter leaves QDI and vesting may be accelerated in certain defined circumstances. In addition, Mr. Detter has been granted options covering 250,000 shares of QDI’s common stock at a strike price of $7.65, which is equal to the closing price of QDI’s common stock on the Nasdaq Stock Market on June 3, 2005. The options will vest ratably over three and a half years provided Mr. Detter is an officer or director of QDI.

On June 3, 2004, QDI entered into an amendment of its employment agreement with Virgil T. Leslie to perform the duties of Executive Vice President and General Manager for QDI with a base salary of $210,000 per annum. The employment agreement, as amended, provides for a two-year term, with an automatic one-year extension on each anniversary date, unless QDI or Mr. Leslie give notice that the term will not be so extended.

On June 23, 1998, QDI entered into an employment agreement with Dennis R. Copeland to perform the duties of Vice President of Administration for QDI with a base salary of $145,000 per annum. His incentive bonus of up to 25% of his annual salary is based on pre-determined performance standards subject to the QDI Board’s discretion. The employment agreement provides for a two-year term, with an automatic one-year extension on each anniversary date, unless QDI or Mr. Copeland give notice that the term will not be so extended.

On March 30, 2003, QDI entered into an amendment of its employment agreement with Michael Grimm to perform the duties of Executive Vice President of Business Development with a base salary of $164,973 per annum. His incentive bonus of up to 20% of his annual salary is based on predetermined performance standards subject to the QDI Board’s discretion, and he is to receive commissions based on billed linehaul revenue generated by new affiliates and acquisitions generated by him. The employment agreement provides for a seven month term, with automatic six month extensions, unless QDI or Mr. Grimm gives notice that his term will not be so extended. QDI and Mr. Grimm have agreed not to extend Mr. Grimm’s employment with QDI beyond the December 31, 2003 expiration of the term of his employment agreement. Under the terms of his employment agreement, Mr. Grimm will receive the severance benefits described below, including his base salary, through December 31, 2004.

On February 5, 2003 QDI entered into an employment agreement with Samuel Hensley to perform the duties of Senior Vice President Finance and Chief Financial Officer with a base salary of $195,000. The employment agreement provided for a two year term, with an automatic one year extension on each anniversary date, unless QDI or Mr. Hensley give notice that the term will not be so extended. Mr. Hensley resigned from his duties with QDI effective September 24, 2004, and was not entitled to any severance payments pursuant to his employment agreement.

On March 21, 2004 QDI entered into an employment agreement with Keith Margelowsky to perform the duties of Senior Vice President of Performance Planning with a base salary of $165,000. The employment agreement provides for a two year term, with an automatic one year extension on each anniversary date, unless QDI or Mr. Margelowsky give notice that the term will not be so extended.

On August 3, 2004, QDI entered into an employment agreement with Robert J. Millstone to perform the duties of Senior Vice President, General Counsel and Secretary with a base salary of $210,000. The employment agreement became effective September 7, 2004. His incentive bonus of up to 30% of his annual salary is based on pre-determined performance standards subject to the QDI Board’s discretion. The employment agreement provides for a two year term with an automatic extension on each anniversary date, unless QDI or Mr. Millstone give notice that the term will not be so extended.

Upon the departure of Sam Hensley, QDI’s former Senior Vice President and Chief Financial Officer, QDI agreed to terms of employment with Mr. Marchese, as interim Senior Vice President and Chief Financial Officer. Mr. Marchese served as interim Senior Vice President and Chief Financial Officer from September 24, 2004 through November 30, 2004. Mr. Marchese received a salary of $250,000 per annum and was granted options covering 25,000 shares of the common stock of QDI at a per share exercise price equal to $6.02, which was the closing price on The Nasdaq Stock Market on September 24, 2004. The options will vest in equal installments quarterly over three years provided Mr. Marchese is an officer or director of QDI. While serving as interim Senior Vice President and Chief Financial Officer, Mr. Marchese was also entitled to the other normal benefits accorded employees or executive officers of QDI.

On November 3, 2004, QDI entered into an employment agreement with Gary Enzor to perform the duties of Executive Vice President and Chief Operating Officer with a base salary of $250,000. The employment agreement was effective as of December 13, 2004. His incentive bonus of up to 45% of his annual salary is based on pre-determined performance standards subject to the QDI Board’s discretion. The employment agreement provides for employment at will. Pursuant to his employment agreement, Mr. Enzor was granted options covering 200,000 shares of the common stock of QDI at a per share exercise price equal to $5.15, which was the closing price on the Nasdaq Stock Market on November 3, 2004 and was also granted shares of restricted stock with a value of $50,000 based upon the $5.15 closing price. In addition, on each of the first five anniversaries of Mr. Enzor’s employment he will be granted $50,000 worth of restricted shares at the then fair market value per share. The options and restricted stock will vest in equal installments annually over four years. He is also entitled to the other normal benefits accorded employees or executive officers of QDI.

On November 4, 2004, QDI entered into an employment agreement with Timothy Page to perform the duties of Senior Vice President and Chief Financial Officer with a base salary of $240,000. The employment agreement became effective December 1, 2004. His incentive bonus of up to 35% of his annual salary is based on pre-determined performance standards subject to the QDI Board’s discretion. The employment agreement provides for employment at will. Pursuant to his employment agreement, Mr. Page was granted options covering

150,000 shares of the common stock of QDI at a per share exercise price equal to $7.91, which was the closing price on the Nasdaq Stock Market on December 1, 2004 and was also granted shares of restricted stock with a value of $35,000 based upon the $7.91 closing price. In addition, on each of the first five anniversaries of Mr. Page’s employment he will be granted $35,000 worth of restricted shares at the then fair market value per share. The options and restricted stock will vest in equal installments annually over four years. He is also entitled to the other normal benefits accorded employees or executive officers of QDI.

On June 6, 2005, QDI amended its employment agreement with Thomas L. Finkbiner following his resignation as President and Chief Executive Officer. Pursuant to the amended employment agreement, Mr. Finkbiner will serve as an advisor to QDI and will be paid a monthly base salary of $15,818. All unvested restricted stock and all unvested options held by Mr. Finkbiner were immediately forfeited upon his resignation. Mr. Finkbiner’s vested options shall remain exercisable through the term of the amended employment agreement. The term of the amended employment agreement expires on June 6, 2007. Prior to such amendment, Mr. Finkbiner’s employment agreement provided that he would receive a base salary of $260,000 per annum to perform the duties of President and Chief Executive Officer of QDI. His incentive was based upon achievement of plan at 50% of base salary with an additional bonus of 25% of base salary potential, subject to evaluation by the Board of Directors.

Each of the employment agreements listed above provide for certain severance payments to be made if the employment of any such executives is terminated without “cause” or if such executive resigns for a “good reason,” such as after the occurrence of one of a number of specified changes in such executive’s employment, including:

•	a material diminution by QDI of the executive’s duties and responsibilities

•	a material breach by QDI of its compensation and benefit obligations, or

•	an involuntary relocation by more than 50 miles from Tampa, Florida.

For Messrs. Detter, Millstone, Enzor and Page cause also includes:

•	a change in reporting assignment,

•	failure by QDI to carry at least $10.0 million in D&O insurance or the failure to make Mr. Detter an insured person under such insurance policy.

Under such circumstances:

•	Mr. Detter would be entitled to receive his base salary for two years after such termination and continued medical and other benefits;

•	All other contracted executives would be entitled to receive their base salary for one year after such termination and continued medical and other benefits.

Other senior executives hold employment agreements with QDI with various terms and conditions.

2003 Stock Option Plan

QDI’s 2003 Stock Option Plan serves as the successor to its 1998 Stock Option Plan. QDI initially reserved 2,210,000 shares of its common stock for issuance under this plan. As of November 15, 2004, QDI had options covering 2,075,000 shares outstanding. Shares that are subject to issuance upon exercise of the options granted under its 2003 Stock Option Plan that cease to be subject to the option for any reason other than exercise of the option or have been issued upon the exercise of an option granted under its 2003 Stock Option Plan that are subsequently forfeited or repurchased by QDI at the original purchase price of such option will again be available for grant and issuance under QDI’s 2003 Stock Option Plan. Initially, on January 1 of each year, commencing January 1, 2004, the aggregate number of shares reserved for issuance under QDI’s 2003 Stock Option Plan increased automatically by a number of shares equal to 1% of its outstanding shares on the last day of the preceding year, except that QDI’s Board of Directors had the right, in its absolute discretion, to determine in respect of any year that the automatic increase be less than 1% or that no automatic increase occur in respect of that year. No more than 4,500,000 shares of its common stock could be issued under the 2003 Stock Option Plan in the aggregate.

The 2003 Stock Option Plan was amended by QDI’s Board of Directors and stockholders at QDI’s annual meeting held on May 13, 2005. The change increased the number of shares that may become available for the issuance of awards. The amendment provides that the automatic increase in each year, retroactive to January 1, 2005, be increased to 2.5% from 1.0%. The amendment further increases the maximum number of shares that may be issued under the 2003 Stock Option Plan to 6,500,000 shares from 4,500,000 shares.

QDI’s 2003 Stock Option Plan terminates ten years from the date its Board of Directors approved the plan, unless it is terminated earlier by its Board of Directors. The plan authorizes the award of options. QDI’s 2003 Stock Option Plan is administered by its compensation committee. The compensation committee has the authority to construe and interpret the plan, make option grants and make all other determinations necessary or advisable for the administration of the plan. QDI’s 2003 Stock Option Plan provides for the grant of nonqualified stock options only. Nonqualified stock options are available for grant to employees, officers and directors of, advisors to and independent consultants or independent contractors to, QDI or any of its subsidiaries.

Options granted under the 2003 Stock Option Plan may be exercisable only as they vest. Options granted under the 2003 Stock Option Plan generally vests and become exercisable in 25% increments on each of the first four anniversaries of the date upon which such options are granted (unless the compensation committee determines otherwise). The maximum term for options granted under our 2003 Stock Option Plan may not exceed ten years. Options granted under our 2003 Stock Option Plan may not be transferable in any manner other than by will or by the laws of descent and distribution. Generally, they may be exercisable only by the optionee during his or her lifetime. The compensation committee is authorized to determine otherwise and provide for alternative provisions in option agreements with respect to nonqualified options. Options granted under QDI’s 2003 Stock Option Plan generally are exercisable for a period of time after the termination of the optionee’s service to QDI or any of its subsidiaries. Options under QDI’s 2003 Stock Option Plan generally terminate immediately upon termination of employment for cause. The vesting period of options under our 2003 Stock Option Plan will be accelerated in connection with certain transactions that result in a change of control.

2003 Restricted Stock Plan

On November 5, 2003, QDI’s Board of Directors approved its 2003 Restricted Stock Plan. QDI initially reserved 500,000 shares of its common stock for issuance under this plan and limited the value of stock awarded under the plan to $5.5 million.

Upon consummation of QDI’s initial public offering of its common stock, QDI granted approximately $1.5 million of shares of common stock (such shares to be valued at the initial offering price of QDI’s common stock) to certain of our employees that are eligible to participate in the plan. Thereafter, participants in the plan may be granted an annual, aggregate amount of up to $1 million of shares (such shares to be valued at the closing price of our common stock on The Nasdaq Stock Market’s National Market on the date of grant), any such grants to be in the sole discretion of the Board of Directors or such committee thereof administering the plan.

Awards of restricted stock will generally vest in accordance with the following:

•	20% of the shares of common stock granted upon consummation of QDI’s initial public offering of common stock shall vest on December 31 of each year, beginning on December 31, 2004 and ending on December 31, 2008;

•	25% of the shares of common stock granted, if any, between April 1, 2004 and March 31, 2005 shall vest on December 31 of each year, beginning on December 31, 2005 and ending on December 31, 2008;

•	1/3 of the shares of common stock granted, if any, between April 1, 2005 and March 31, 2006 shall vest on December 31 of each year, beginning on December 31, 2006 and ending on December 31, 2008;

•	50% of the shares of common stock granted, if any, between April 1, 2006 and March 31, 2007 shall vest on December 31 of each year, beginning on December 31, 2007 and ending on December 31, 2008; and

•	100% of the shares of common stock granted, if any, between April 1, 2007 and March 31, 2008 shall vest on December 31, 2008.

The 2003 Restricted Stock Plan was amended by QDI’s Board of Directors and stockholders at QDI’s annual meeting held on May 13, 2005. The change effected was to increase the maximum dollar value of awards and the maximum number of shares available for the issuance under the 2003 Restricted Stock Plan. The amendment provides that the maximum amount of awards shall be increased to $7.5 million and the maximum number of shares that may be awarded shall be increased to 700,000.

QDI’s 2003 Restricted Stock Plan will terminate ten years from the date that its Board of Directors approved the plan. The plan will be administered by QDI’s compensation committee or its Board of Directors, and such committee will have the power to designate the officers and employees who will receive awards of common stock pursuant to the plan, to determine the number of shares to be awarded to such officer or employee, and to make all other determinations necessary or advisable for the administration of the plan.

Vesting of common stock awarded pursuant to the plan will terminate immediately upon termination of employment for cause, and the plan will not allow partial vesting if the participant is not an employee on December 31 of any applicable year. The vesting of shares of common stock awarded under the plan may be accelerated in connection with certain transactions that result in a change of control.

2005 Compensation Bonus Plan

On January 5, 2005, the Board of Directors of QDI approved the adoption of the Quality Distribution, Inc. 2005 Compensation Bonus Plan (the “Bonus Plan”), effective as of January 1, 2005. All of QDI’s senior employees who are employed by QDI on the dates of the payouts under the Bonus Plan are eligible to participate in the Bonus Plan. Under the Bonus Plan, bonus payments are calculated using bonus criteria established by the QDI Board of Directors each year. Eighty percent of each eligible employee’s bonus is based upon the achievement of QDI EBITDA thresholds (including bonus accrual). The remaining 20% of the bonus is based upon qualitative criteria achieved by the employee as determined by QDI’s Chief Executive Officer (the “CEO”) and approved by the Compensation Committee of the QDI Board of Directors. The bonus of the CEO is determined directly by the Compensation Committee.

2001 Deferred Compensation Plan

We established the Quality Distribution, Inc. Deferred Compensation Plan (“2001 Plan”), effective January 1, 2001, for a select group of management or highly compensated employees to provide them with the opportunity to defer the receipt of compensation. The 2001 Plan is intended to be an unfunded plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code of 1986, as amended. The 2001 Plan was frozen as of December 31, 2004 once the Quality Distribution, Inc. Key Employee Deferred Compensation Plan (the “2005 Plan”) was implemented on January 1, 2005.

The 2005 Plan

The 2005 Plan was established for a select group of management or highly compensated employees to provide them with the opportunity to defer the receipt of compensation and to comply with the new rules issued by the Internal Revenue Service. The 2005 Plan is intended to be an unfunded plan within the meaning of ERISA and the Internal Revenue Code of 1986, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of our membership units are owned by our parent, Quality Distribution, Inc. The following table sets forth certain information regarding the beneficial ownership of QDI’s common stock as of August 8, 2005 (based on 19,313,755 shares of common stock outstanding), by:

•	each person known by QDI to be a beneficial owner of more than 5.0% of our outstanding common stock,

•	each of QDI’s directors,

•	each of QDI’s named executive officers, and

•	all directors and executive officers as a group.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such person that are exercisable within 60 days of August 8, 2005, but excludes shares of common stock underlying options or warrants held by any other person.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Class
Gerald L. Detter(1)(13)	306,535	1.57%
Dennis R. Copeland(1)(2)(3)	38,703	*
Samuel M. Hensley(2)(4)	—	—
Virgil T. Leslie(1)(2)(3)	51,284	*
Keith J. Margelowsky(1)(2)(3)	40,866	*
Marc E. Becker(3)(5)(6)	5,000	*
Robert H. Falk(5)(6)	—	—
Robert E. Gadomski(1)	5,000	—
Joshua J. Harris(3)(5)(6)	5,000	*
Richard B. Marchese(1)(3)(7)	14,606	*
Thomas R. Miklich(1)	—	—
Donald C. Orris(1)(3)(7)	8,496	*
Eric L. Press(3)(5)(6)	2,500	*
M. Ali Rashid(5)(6)	—	*
Alan H. Schumacher(1)(3)(7)	5,996	*
Michael D. Weiner(3)(5)(6)	5,000	*
Thomas L. Finkbiner(1)(2)(3)	269,077	1.38%
All executive officers and directors as a group (18 persons)(8)	746,526	3.80%
Apollo Investment Fund III, L.P.(9)	10,535,312	53.95%
Cannell Capital LLC(10)	961,649	4.92%
Federated Investors(11)	1,133,100	5.80%
Wasatch Advisors, Inc.(12)	1,386,333	7.10%

*	Less than 1.0%
(1)	The business address for Messrs. Copeland, Detter, Finkbiner, Gadomski, Leslie, Marchese, Margelowsky, Miklich, Orris, and Schumacher is Quality Distribution, Inc., 3802 Corporex Park Drive, Tampa, FL 33619.

(2)	The shares for certain of our executive officers include restricted stock granted under the 2003 Restricted Stock Incentive Plan, which has voting rights. The 2003 grants vest in equal installments over five years beginning December 31, 2004; the 2004 grants vest in equal installments over four years beginning December 31, 2005. Mr. Finkbiner has 8,235 shares from 2003. Mr. Hensley resigned September 24, 2004 and forfeited all shares of restricted stock. Mr. Leslie has 5,588 shares from 2003, and 3,196 shares from 2004. Mr. Margelowsky has 3,353 shares from 2003, and 1,254 from 2004. Mr. Copeland has 3,353 shares from 2003, and 3,195 shares from 2004.
(3)	The shares for certain of our executive officers and directors include stock options that have vested as of May 19, 2005 or will vest within 60 days thereafter. Mr. Finkbiner has 116,000 vested options, Mr. Copeland has 21,250 vested options, Mr. Leslie has 42,500 vested options, Mr. Margelowsky has 21,250 vested options, Mr. Marchese has 11,110 vested options, each of Messrs. Harris, Weiner, Becker and Orris has 5,000 vested options, and each of Mr. Press and Mr. Schumacher has 2,500 vested options.
(4)	Mr. Hensley resigned September 24, 2004. The address for Mr. Hensley is 5585 Rio Vista Drive, Clearwater, Florida 33760.
(5)	The business address for Messrs. Becker, Falk, Harris, Press and Rashid is Apollo Management, L.P., 9 West 57th Street, New York, NY 10019. Mr. Weiner’s business address is 10250 Constellation Place, Suite 2900 Los Angeles, CA 90067.
(6)	Messrs. Becker, Falk, Harris, Press and Weiner are each a partner and officer of certain affiliates of Apollo. Although each of Messrs. Becker, Falk, Harris, Press, Rashid and Weiner may be deemed to beneficially own shares owned by Apollo, each such person disclaims beneficial ownership of any such shares.
(7)	The shares for our independent outside directors (those not employees of the Company or Apollo) include restricted stock granted under the 2003 Restricted Stock Incentive Plan, which has voting rights. These shares were granted in January 2005. Each of Messrs. Marchese, Orris, and Schumacher was granted 3,496 shares.
(8)	The shares for all executive officers and directors as a group include 51,384 shares of restricted stock and 215,860 options that have vested or will vest within 60 days and stock units representing 306,535 shares of common stock.
(9)	Includes shares owned by Apollo Overseas Partners III, L.P., a Delaware limited partnership, and Apollo (U.K.) Partners III, L.P., a limited partnership organized under the laws of the United Kingdom, as well as 7,810 shares that are issuable upon exercise of QDI’s warrants held by such entities. Also includes 136,521 shares owned by two other institutional investors as to which Apollo has sole voting power pursuant to the irrevocable proxy granted by such institutional investors in the Amended and Restated Common and Preferred Stock Purchase and Shareholder Agreement, dated as of August 28, 1998 thereto as amended by Amendment No. 1 dated April 2, 2002. That document provides that in no event shall the grant of the proxy be effective to the extent that the voting power of the proxy, when combined with the voting power of Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., or Apollo (U.K.) Partners III, L.P. would exceed 79.99% of the voting power of QDI. The address of Apollo Investment Fund III, L.P. is c/o Apollo Advisors III, L.P., Two Manhattanville Road, Purchase, New York 10577.
(10)	Based solely on information obtained from a Schedule 13G filed by Cannell Capital LLC with the SEC on or about March 25, 2005, and without independent investigation of the disclosure contained therein. The business address of Cannell Capital LLC is 150 California Street, San Francisco, CA 94111. The entity has shared investment power and shared voting power for all 961,649 shares. Cannell Capital LLC is an investment advisor. The report is filed jointly by Cannell Capital LLC and J. Carlo Cannell whose address is the same as Cannell Capital LLC; The Anegada Master Fund Limited, whose address is Bank of Butterfield International (Cayman) Ltd., 68 Fort Street, George Town, Grand Cayman, Cayman Islands; The Cuttyhunk Fund Limited, whose address is 73 Front Street, Hamilton, Bermuda HM 12; Tonga Partners L.P., whose address is the same as Cannell Capital LLC; GS Cannell Portfolio, LLC, whose address is 701 Mount Lucas Road, CN 850, Princeton, NJ 08542; and Pleiades Investment Partners LP, whose address is 6022 West Chester Pike, Newtown Square, PA 19073.
(11)	Based solely on information obtained from a Schedule 13G filed by Federated Investors, Inc. with the SEC on or about February 14, 2005, and without independent investigation of the disclosure contained therein. The business address of Federated Investors is Federated Investors Tower, Pittsburgh, PA 15222. The entity has sole investment power and sole voting for all 1,133,100 shares. The report is filed jointly by Federated Investors, Inc. and Voting Shares Irrevocable Trust; John F. Donahue; Rhodora J. Donahue; and J. Christopher Donahue. The address for the Trust and for the Donahues is the same as Federated Investors.
(12)	Based solely on information obtained from a Schedule 13G filed by Wasatch Advisors, Inc. with the SEC on or about February 14, 2005 and without independent investigation of the disclosure contained therein. The business address of Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, UT 84111. The entity has sole investment power and sole voting for all 1,386,333 shares.
(13)	Mr. Detter has stock units covering 306,535 shares of common stock, of which 300,000 shares will vest December 31, 2006, 6,535 shares will vest as follows—14.2% on December 31, 2005 and 28.6% on December 31 of each successive year until fully vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The 2002 Transactions

On April 10, 2002, QDI and its subsidiaries, pursuant to the terms of an Offering Memorandum and Consent Solicitation Statement, as supplemented by Supplement No. 1 thereto dated as of May 10, 2002,

•	commenced an offer to exchange up to $87.0 million principal amount of our outstanding 10% Senior Subordinated Notes due 2006 and the FIRSTS due 2006 for a combination of certain debt and equity securities, including the old notes issued by Quality Distribution, LLC;

•	commenced a consent solicitation for certain proposed amendments to the indenture governing the QDI notes to eliminate many of the restrictive covenants contained in that indenture; and

•	entered into lock-up agreements with certain affiliates of Apollo, certain affiliates of Ares Management, L.P. and certain members of our management, who collectively held $53.0 million aggregate principal amount of the QDI notes.

The exchange offer for the QDI notes and the consent solicitation were consummated on May 30, 2002. On such date, QDI accepted $61.4 million aggregate principal amount of its notes (excluding the $53.0 million aggregate principal amount of the QDI notes covered by the lock-up agreements). All tendering holders received for each $1,000 principal amount of QDI notes tendered, a combination of debt and equity securities consisting of:

•	$650 principal amount of 12.5% Senior Subordinated Secured Notes due 2008 issued by Quality Distribution, LLC;

•	$150 principal amount of 12% Junior PIK Notes due 2009 issued by us; and

•	3.4706 warrants, each to purchase one share of QDI’s common stock at an exercise price of $2.94 per share.

Pursuant to the terms of the lock-up agreements with Ares, Apollo and QDI’s management, on May 30, 2002,

•	Ares exchanged its QDI notes for the same combination of debt and equity securities indicated above for tendering holders;

•	Apollo and QDI’s management group exchanged their respective QDI notes for shares of our 13.75% preferred stock; and

•	Apollo purchased for cash an additional $10 million of our 13.75% preferred stock, all of the proceeds of which were used by us to retire certain borrowings under the credit facility for which Apollo had provided credit support.

As a result of the transactions, on May 30, 2002,

•	we issued $54,535,000 aggregate principal amount of 12.5% Senior Subordinated Secured Notes due 2008 to the holders of QDI notes participating in the transactions and to Ares;

•	QDI issued $12,585,000 aggregate principal amount of 12% Junior PIK Notes due 2009 to the holders of QDI notes participating in the transactions and to Ares;

•	QDI issued 291,186 warrants to purchase QDI’s common stock to the holders of QDI notes participating in the transactions and to Ares; and

•	QDI issued shares of its 13.75% preferred stock with an aggregate liquidation preference of $40,500,000 to Apollo and QDI’s management group.

In addition, as a result of the closing of the transactions, the amendments to the financial covenants contained in the Fifth Amendment to the credit agreement became effective. The Fifth Amendment amended the financial covenants through the date of the final maturity of the credit agreement so as to make them less restrictive.

Shareholders’ Agreements

In 1998, certain former shareholders of QDI entered into a shareholders’ agreement with Apollo governing certain aspects of the relationship among such shareholders and QDI.

Substantially all of the provisions of such shareholders’ agreement were terminated on November 13, 2003, the completion date of the IPO Transaction. However, certain transfer restrictions and registration rights in the event QDI effects a registration of its securities survive notwithstanding QDI being a public company.

Pursuant to such shareholders’ agreement, prior to the completion of QDI’s initial public offering on November 13, 2003, Apollo was entitled to a transaction fee of up to 1.0% of the value of each transaction entered into by QDI, as determined in the sole discretion of Apollo. Such fee was in addition to the management fees payable to Apollo as set forth in the management agreement between Apollo and QDI described below. No fees were paid to Apollo pursuant to this shareholders’ agreement in connection with the IPO Transaction.

In connection with the conversion of QDI’s outstanding preferred stock, Mr. O’Brien exercised his preemptive rights under QDI’s shareholders’ agreement and has decided to purchase 25,000 shares of the common stock in a cash transaction for the effective preferred share conversion price of $11.63 per share. No other shareholders of QDI have exercised their preemptive rights under QDI’s shareholders’ agreement.

In addition, on May 30, 2002 QDI entered into an additional agreement with Apollo and Thomas L. Finkbiner, Keith J. Margelowsky, Dennis R. Copeland and others governing certain aspects of the relationship among such management persons, Apollo and QDI. This additional shareholders’ agreement contains, among other matters,

•	a provision granting Apollo, and subjecting the management persons to, certain drag-along rights in the event of a transfer of securities held by Apollo in QDI to third parties; and

•	certain rights of the management persons, under certain circumstances, to participate in transfers of QDI securities held by Apollo to third parties.

The additional shareholders’ agreement terminates upon the mutual consents of the parties thereto or at such time as Apollo ceases to own in the aggregate less than 10% of the shares of QDI’s fully diluted common stock.

Further, as referenced above in the footnotes to “Security Ownership of Certain Beneficial Owners and Management,” on August 28, 1998, as amended by Amendment No. 1 dated April 2, 2002, in connection with the issuance of certain securities by QDI to certain institutional shareholders QDI entered into an amended and restated common and preferred stock purchase and shareholders’ agreement with Apollo and such institutional shareholders named therein governing certain aspects of the relationship among such institutional shareholders, Apollo and QDI. This purchase and shareholders’ agreement contains, among other matters,

•	a provision granting Apollo, and subjecting the institutional shareholders to, certain drag-along rights in the event of a transfer of securities held by Apollo in QDI to third parties;

•	certain rights of the institutional shareholders, under certain circumstances, to participate in transfers of QDI securities held by Apollo to third parties;

•	certain registration rights of the institutional shareholders in the event QDI effects a registration of QDI securities held by Apollo, subject to certain cut backs;

•	certain preemptive rights of the institutional shareholders with respect to the sale by QDI of common stock and/or preferred stock to Apollo; and

•	certain irrevocable proxy rights as discussed in the footnotes to “Security Ownership of Certain Beneficial Owners and Management.”

The purchase and shareholders’ agreement terminates at such time as Apollo ceases to own in the aggregate less than 10% of the shares of QDI’s fully diluted common stock.

Limited Recourse Secured Promissory Note and Pledge Agreements

In connection with the purchase by Marvin Sexton, a former President of QCI, of shares of QDI in June 1998, QDI made a limited recourse secured loan to Mr. Sexton in the amount of $400,000. The loan bears interest at a rate equal to LIBOR plus 1.5% and is secured by a pledge by Mr. Sexton of all of his QDI common stock and options to purchase QDI common stock. The principal amount of the loan is due on June 9, 2006, with mandatory pre-payments due upon, and to the extent of, the receipt of after-tax proceeds from the sale of Mr. Sexton’s pledged securities. As of December 31, 2004, the entire $400,000 principal amount of the loan was outstanding.

Thomas Finkbiner, QDI’s former President and Chief Executive Officer, signed a Limited Recourse Secured Promissory Note for $800,000 in November 1999 in conjunction with his purchase of QDI stock. The loan bears interest at a rate calculated based on QDI’s cost of borrowings and is secured by a pledge by Mr. Finkbiner of his QDI common stock, which loans and pledge are under similar terms and conditions as Mr. Sexton’s agreement. As of December 31, 2004, the entire $800,000 principal amount of the loan was outstanding.

Registration Rights Agreement

In addition to the shareholders’ agreement, QDI entered into a separate second amended and restated registration rights agreement with Apollo and Thomas L. Finkbiner, Michael A. Grimm, Dennis R. Farnsworth, Keith J. Margelowsky, Dennis R. Copeland and Douglas B. Allen pursuant to which Apollo obtained an unlimited number of demand and incidental registration rights and each of the other parties thereto obtained incidental registration rights. As a result, at Apollo’s written request, QDI is obligated to prepare and file a registration statement covering the shares so requested to be registered by Apollo. In addition, should QDI propose in the future to register any of its common stock for sale to the public, Apollo and the other parties thereto have the opportunity to include their common stock in the same or concurrent registration statement filed by us, subject to customary cutbacks at the option of any underwriters of such future offerings. All of the 10,390,981 shares of common stock owned by Apollo after the offering of QDI common stock and all of the 208,737 shares of common stock owned by the other parties after the offering of QDI common stock, including the shares of common stock issued upon conversion of QDI’s preferred stock, will have registration rights under this agreement. We will bear all expenses, other than selling expenses, incurred in the registration process. The registration rights agreement provides for standard indemnification provisions for an agreement of this type. Additionally, the registration rights agreement provides for preemptive rights granted to Apollo with respect to the sale of certain QDI capital stock and certain equity securities convertible into capital stock, other than in connection with the offering of QDI common stock.

Other Transactions

QDI entered into a management agreement with Apollo on February 10, 1998 whereby QDI retained Apollo to provide financial and strategic advice. Pursuant to the terms of the management agreement, Apollo agreed to provide financial and strategic services as reasonably requested by QDI’s Board of Directors. As consideration for services to be rendered under the management agreement, QDI paid to Apollo an initial fee of $2.0 million on June 9, 1998 and agreed to pay an annual fee of $500,000 to Apollo Management until termination of the management agreement. The management agreement could have been terminated upon 30 days written notice by Apollo or QDI. The agreement was suspended and no services were rendered in 2002, 2003 and 2004 and, therefore, QDI did not recognize any selling and administrative expense for these services. In 2002, 2003 and 2004 QDI provided advisory and consulting services to Apollo and certain of its affiliates. The annual fee for these services is $300,000, and was recorded as a reduction in selling and administrative costs. The management agreement with Apollo Management was terminated effective as of October 7, 2003.

Effective October 23, 2001, QDI and Charles J. O’Brien, Jr. modified his current agreement to provide that Mr. O’Brien’s title would change to Special Assistant to the CEO with a base salary of $52,000 per year through June 30, 2002. In July, 2002, Mr. O’Brien’s employment agreement was modified to provide for a base salary of $12,000 per year.

Mr. Brandewie, a former member of QDI’s Board of Directors and our Board of Managers owns a minority interest in an information technology firm that provides services to us. Total amounts paid by us to the firm during 2002, 2003 and 2004 were $0.4 million, $0.2 million and $0.2 million, respectively.

In August 2001, QCI entered into an agreement with respect to affiliate facilities in Bridgeport, NJ with Charles J. O’Brien, Jr., a former director/shareholder. In May 2002 and July 2003, Mr. O’Brien opened a new facility in Elkridge, MD and Torrance, CA, respectively. As of August 8, 2005, Mr. O’Brien has only been operating the facility in Torrence, CA under the affiliate program. The aggregate revenue in 2002, 2003 and 2004 for those operations was $11.4 million, $13.1 million and $12.0 million, respectively. As of December 31, 2002, 2003 and 2004, $0.1 million, $0.1 million and $0.1 million, respectively, was owed to us in connection with this affiliate operation.

Pursuant to a Put and Call agreement dated December 14, 2001 between Apollo and our senior lenders and the administrative agent under our former credit facility, at the request of any of the Tranche D participating banks and after certain triggering events, Apollo was required to purchase all the Tranche D term loans held by such Tranche D banks. In addition, Apollo had the right, in its sole discretion, to purchase all or any part of the Tranche D term loans from the Tranche D banks at any time. The Put and Call agreement was terminated upon completion of the initial public offering.

Certain members of our management were able to purchase shares of common stock offered by QDI in the concurrent initial public offering of its common stock at the public offering price through a directed share program which was available to members of our management, friends and family members of our management, our employees, directors, affiliates, owner-operators and employees of our affiliates and owner-operators.

In connection with QDI’s initial public offering on November 13, 2003, all outstanding shares of its preferred stock (originally issued pursuant to the Articles of Amendment that were filed with the Secretary of State of the State of Florida on May 23, 2002) substantially all of which was held by Apollo and members of QDI’s management, were automatically converted into shares of QDI common stock pursuant to the terms of the Articles of Amendment to our Articles of Incorporation filed with the Secretary of State of the State of Florida on October 1, 2003. Pursuant to the terms of the amendment, upon the earlier to occur of the consummation of the initial public offering of common stock of QDI or the receipt by QDI of the consent of our lenders required under the then existing credit facility, all 510,000 shares of preferred stock outstanding would convert automatically into 7,654,235 shares of common stock. This conversion resulted in each outstanding share of preferred stock converting into approximately 15 shares of common stock, which resulted in an effective price of approximately $11.63 per share of common stock. The purpose of the conversion was to eliminate all outstanding shares of preferred stock so that upon completion of the initial public offering that we would only have one class of capital stock outstanding. As a result of the conversion, there are no longer any shares of QDI’s preferred stock outstanding.

For a description of certain employment agreements with management, see “Management.”

DESCRIPTION OF THE CREDIT FACILITY AND OTHER INDEBTEDNESS

The Credit Facility

We entered into the credit facility upon completion of the IPO Transaction. The terms of the credit facility are as set forth below. The description of the credit facility set forth below does not purport to be complete and is qualified in its entirety by reference to the complete text of the related credit agreement.

The credit facility provides for the following:

•	a $140.0 million term loan with a final maturity date of November 13, 2009, that was drawn in two installments pursuant to a delayed draw feature (of which $68.6 million remained outstanding after the consummation of the offering of the old notes);

•	a $75.0 million revolving credit facility, which may include letters of credit, available until November 13, 2008 to be used for, among other things, working capital and general corporate purposes of us and our subsidiaries, including, without limitation, effecting certain permitted acquisitions, and to the extent permitted by the covenants in the credit facility, to redeem and/or repurchase the FIRSTS and the 9% Notes; and

•	a $20.0 million pre-funded letter of credit facility, available until November 13, 2009 that was funded at closing of the IPO Transaction in order to cash collateralize any letters of credit issued thereunder.

We entered into an amendment to the credit facility in connection with the offering of the old notes. The amendment requires a minimum term loan prepayment with proceeds of the notes of $70.0 million. The amendment, among other things, permitted us to issue the notes. In addition, the amendment eliminated the consolidated interest coverage covenant and the consolidated total leverage covenant, and imposed a consolidated senior secured leverage covenant. The amendment allowed us to distribute part of the proceeds of the offering of the old notes to our parent, QDI, which proceeds were used by QDI to redeem the $7.5 million in outstanding FIRSTS and allows QDI up to $5.0 million to settle shareholder litigation, pay overhead expenses and pay dividends.

Prepayments

The term loan is required to be prepaid with, and after the repayment in full of such term loan, permanent reductions to the revolving credit facility and the pre-funded letter of credit facility will be required to be made, in each case by an amount equal to:

•	100% of the net cash proceeds of all asset sales and dispositions by QDI, us and our respective subsidiaries, subject to certain exceptions;

•	100% of the net cash proceeds of issuances of certain debt obligations and certain preferred stock by QDI, us and our respective subsidiaries and common stock by us and our subsidiaries, subject to certain exceptions (including the right to use part of the proceeds of the offering to redeem the outstanding FIRSTS);

•	50% (reduced to 0% if we achieve a certain consolidated total leverage ratio) of the net cash proceeds from common equity and certain preferred stock issuances by QDI, subject to certain exceptions, including in connection with permitted acquisitions;

•	75% (reduced to 50% or 25% if we achieve certain consolidated total leverage ratios) of annual excess cash flow; and

•	100% of certain insurance proceeds, subject to certain exceptions.

The term loan is subject to scheduled quarterly amortization payments, each of which are equal to 0.25% of the initial aggregate principal amount of the term loan facility, with the remaining principal amount of the term loan facility due at maturity; provided, that prepayments of the credit facility in connection with the offering of the old notes will reduce the remaining installments of principal on a pro rata basis.

Voluntary prepayments and commitment reductions are permitted in whole or in part, subject to minimum prepayment or reduction requirements, without premium or penalty; provided that voluntary prepayments of Eurodollar loans on a date other than the last day of the relevant interest period are subject to payment of customary breakage costs, if any.

Interest and Fees

The interest rates under the revolving credit facility are based, at our option, on either the administrative agent’s base rate plus 2.50% or upon the Eurodollar rate plus 3.50%, in each case subject to reductions in the applicable margins for the revolving credit facility only if we reduce our total consolidated leverage ratio below certain levels. The interest rates under the term loan are based, at our option, on either the administrative agent’s base rate plus 2.0% or upon the Eurodollar rate plus 3.0%, in each case subject to a reduction in the applicable margins for the term loan only if we reduce our total consolidated leverage ratio below a certain level. Overdue principal, interest and other amounts bear interest at a rate per annum equal to the greater of 2.0% in excess of the rate then applicable to base rate loans and 2.0% in excess of the rate on such overdue borrowings.

With respect to Eurodollar loans, we are able to elect interest periods of 1, 2, 3 or 6 months or, to the extent available to each bank lender with loans and/or commitments under the applicable term loan or the revolving credit facility, 9 or 12 months. With respect to Eurodollar loans, interest is payable in arrears at the end of each interest period and, in any event, at least every 3 months. With respect to base rate loans, interest is payable quarterly in arrears on the last business day of each calendar quarter. In each case, calculations of interest will be based on a 360-day year and actual days elapsed.

Letters of Credit and Fees

The pre-funded letter of credit facility provides us with a $20 million letter of credit line in addition to the letters of credit issuable under the revolving credit facility. The pre-funded letter of credit facility has been funded into a credit-linked deposit account as of the closing of the IPO Transaction in order to cash collateralize any letters of credit issued thereunder, however, the amounts funded will not be released unless (i) a letter of credit issued under the pre-funded letter of credit facility is drawn and (ii) we decide to not reimburse the letter of credit issuer directly for such drawing from other sources of cash.

While pre-funded amounts under the pre-funded letter of credit facility are on deposit in the credit-linked deposit account, we anticipate that the administrative agent will invest such funds for the benefit of the lenders under the facility at the LIBOR rate (based on a one month interest period). We will also pay a fee directly to such lenders on the funded amount equal to (i) the applicable margin for term loans on such amount plus (ii) the cost to the administrative agent of investing the funds at the LIBOR rate (which cost shall not exceed .10%). If funds are drawn from the credit-linked deposit account to reimburse a letter of credit as described above, we will pay a fee to the lenders under the facility equal to the LIBOR return such lenders would have received on such funds for the relevant interest period had they not been withdrawn from the credit-linked deposit account. QDI will also pay a facing fee and customary administrative charges in respect of letters of credit issued under the pre-funded letter of credit facility, similar to that described below in respect of letters of credit issued under the revolving credit facility.

With respect to outstanding letters of credit issued under the revolving credit facility, the credit facility provides for payment in respect of such outstanding letters of credit of:

•	a letter of credit fee, payable quarterly in arrears, equal to the spread over the Eurodollar rate for Eurodollar loans under the revolving credit facility from time to time in effect on the aggregate outstanding stated amounts of such letters of credit;

•	a facing fee, payable quarterly in arrears, equal to a percentage per annum to be agreed by us and the issuer of the letter of credit on the aggregate outstanding stated amounts of such letter of credit; and

•	customary administrative charges.

We pay a commitment fee equal to 0.50% per annum on the undrawn portion of the available commitment under the revolving credit facility and the undrawn portion of the term loan facility, including that undrawn portion of the term loan facility between the first draw and the delayed draw. This commitment fee will be paid quarterly in arrears and upon termination of the commitments under the applicable facility.

Collateral and Note Guarantees

The loans and letters of credit under the credit facility are guaranteed by QDI and all of our existing and future direct and indirect wholly-owned domestic restricted subsidiaries (together with us, collectively, the “Bank Guarantors”). Our obligations, and the obligations of the Bank Guarantors, under the credit facility are secured by a first priority perfected lien, subject to certain exceptions, on substantially all of our properties and assets, and all of the properties and assets of the Bank Guarantors, as applicable, now owned or hereafter acquired, including a pledge of all capital stock, other equity interests and notes owned by us and the Bank Guarantors, provided that, in general, not more than 65% of the total outstanding voting stock of any non-U.S. subsidiary of ours are required to be pledged. Such collateral will also secure certain interest rate protection and other hedging agreements permitted by the credit facility that may be entered into from time to time by us.

Representations and Warranties and Covenants

The credit facility and related documentation contain certain customary representations and warranties. In addition, the credit facility contains customary covenants restricting our ability and certain of our subsidiaries to, among other things:

•	declare dividends and repurchase capital stock;

•	prepay debt;

•	create liens;

•	make investments;

•	incur additional indebtedness;

•	amend certain organizational, corporate and other documents;

•	make capital expenditures;

•	engage in mergers, acquisitions, joint ventures and asset sales;

•	enter into sale-leaseback transactions;

•	change the nature of our business;

•	engage in certain transactions with affiliates and formation of subsidiaries; and

•	issue redeemable common stock and preferred stock, subject to certain exceptions.

Beginning with the quarter ending March 31, 2005, we must not exceed a maximum senior secured debt to consolidated EBITDA (as defined in the amended credit facility) ratio for the prior four quarters at the end of each calendar quarter beginning with the quarter ending March 31, 2005 of 2.25 to 1.0 until the quarter ending December 31, 2006 and each quarter thereafter, when the required ratio shall be 2.0 to 1.0.

Events of Default

Events of default under the credit facility include:

•	our failure to pay principal or interest when due or pay a reimbursement obligation on a letter of credit;

•	material breach of any representation or warranty;

•	covenant defaults;

•	cross defaults on other material indebtedness;

•	events of bankruptcy;

•	our change of control; and

•	other customary events of default.

The 9% Notes

As of November 13, 2003, we issued $125.0 million aggregate principal amount of senior subordinated notes. The issuers offered the 9% Notes concurrently with the IPO Transaction. An exchange offer for the 9% Notes was consummated on March 10, 2005, in which the old 9% Notes were exchanged for new 9% Notes that were registered under the Securities Act of 1933.

Our payment obligations under the 9% Notes are guaranteed by our parent, QDI, and by all of our domestic subsidiaries (other than QD Capital, which is a co-issuer).

The $125.0 million of 9% Notes are senior subordinated unsecured obligations ranking junior in right of payment to all of our existing and future senior debt and all liabilities of our subsidiaries that do not guarantee the 9% Notes. In the event of liquidation, bankruptcy, insolvency or similar events, holders of senior debt, such as the lenders under the credit agreement and holders of the notes, are entitled to receive payment in full in cash or cash equivalents before holders of the 9% Notes are entitled to receive any payments. No payments may be made on the 9% Notes if the issuers default on the payment of senior debt, and payments on the 9% Notes may be blocked for up to 180 days if the issuers default on the senior debt in some other way until such default is cured or waived. Interest on the 9% Notes is payable at the rate of 9% per annum and is payable semi-annually in cash on each May 15 and November 15. The senior subordinated notes will mature on November 15, 2010.

We have the right to redeem the 9% Notes in whole or in part from time to time on and after November 15, 2007 at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on November 15 of the year set forth below, plus, in each case, accrued and unpaid interest if any, to the date of redemption:

Year	Percentage
2007	104.500%
2008	102.250%
2009 and thereafter	100.000%

In addition, on or prior to November 15, 2006, we may redeem up to 35% of the 9% Notes at a redemption price equal to 109% of the principal amount thereof plus accrued interest using proceeds from sales of certain kinds of capital stock.

Upon a change of control, we are required to make an offer to purchase the 9% Notes at a purchase price equal to 101% of their principal amount, plus accrued interest. We may also redeem the 9% Notes in whole but not in part, before November 15, 2007 upon a change of control at 100% of their principal amount, plus accrued and unpaid interest, if any, plus a “make-whole” premium.

The indenture pursuant to which the 9% Notes were issued contain covenants that, among other things, limit our and our subsidiary guarantors’ ability to:

(a)	incur additional indebtedness, including guarantees;

(b)	make investments and certain other restricted payments;

(c)	enter into transactions with affiliates;

(d)	impose restrictions on the ability of our restricted subsidiaries to make certain payments to us and our other restricted subsidiaries;

(e)	create liens;

(f)	consummate certain asset sales; and

(g)	consolidate, merge or sell all or substantially all of our consolidated assets.

These covenants are subject to a number of important exceptions. In addition, the indenture governing the 9% Notes contain events of defaults that are substantially similar to those contained in the indenture governing the notes.

DESCRIPTION OF THE NOTES

The old notes were, and the exchange notes will be, issued under an indenture among Quality Distribution, LLC, QD Capital Corporation (“QD Capital”), the Guarantors and The Bank of New York Trust Company, N.A., as trustee. All references in this “Description of the Notes” to Quality Distribution, LLC are limited solely to Quality Distribution, LLC and do not include QD Capital or any of Quality Distribution, LLC’s other Subsidiaries.

On January 28, 2005, we issued $85,000,000 aggregate principal amount at maturity of old notes under the indenture. The terms of the exchange notes are identical in all material respects to the old notes, except the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights or be entitled to any additional interest. The Bank of New York Trust Company, N.A., as trustee of notes, will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount of old notes. Any old notes that remain outstanding after the consummation of this exchange offer, together with the exchange notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding exchange notes shall be deemed to mean, at any time after this exchange offer is consummated, such percentage in aggregate principal amount of the old notes and exchange notes then outstanding.

The following description is a summary of the material provisions of the indenture. It does not restate the terms of the indenture in their entirety. We urge that you carefully read the indenture and the Trust Indenture Act of 1939 (the “TIA”), because the indenture and the TIA govern your rights as holders of the notes, not this description. A copy of the indenture may be obtained from Quality Distribution, LLC or the initial purchasers. The definitions of certain capitalized terms used in the following summary are set forth below under “Certain Definitions.” For purposes of this section we refer to the old notes and exchange notes together as the “notes.”

General

The old notes are and the exchange notes will be general senior unsecured obligations of Quality Distribution, LLC and QD Capital, on a joint and several basis, ranking equal in right of payment with all existing and future senior obligations of Quality Distribution, LLC and QD Capital. The notes will be effectively subordinated to all existing and future secured debt of Quality Distribution, LLC, QD Capital and the Guarantors to the extent of the assets securing such debt. The notes will also be effectively subordinated to any debt, preferred stock obligations and other liabilities of Subsidiaries of Quality Distribution, LLC (other than QD Capital) that are not Guarantors. As of June 30, 2005, Quality Distribution, LLC, QD Capital and the Guarantors had approximately $67.6 million of secured debt outstanding, consisting of debt under the Credit Agreement, and an additional $56.9 million available for borrowing under the Credit Agreement (after giving effect to outstanding letters of credit) and Subsidiaries of Quality Distribution, LLC or QD Capital that are not Guarantors would have had approximately $2.3 million of liabilities outstanding, excluding inter-company receivables.

The old notes are and the exchange notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000.

Initially, the trustee will act as paying agent and registrar for the notes. You may present your notes for registration of transfer and exchange at the offices of the registrar, which initially will be the trustee’s corporate trust office. Quality Distribution, LLC and QD Capital may change any paying agent and registrar without prior notice.

Quality Distribution, LLC and QD Capital will pay principal (and premium, if any) on the notes at the trustee’s corporate office in New York, New York. At Quality Distribution, LLC’s and QD Capital’s option, interest may be paid at the trustee’s corporate trust office or by check mailed to the registered address of holders.

Any notes that remain outstanding after completion of the Registered Exchange Offer (as defined under “Exchange Offer and Registration Rights”), together with the Exchange Notes (as defined under “Exchange Offer and Registration Rights”) issued in connection with the Registered Exchange Offer, will be treated as a single class of securities under the indenture.

Principal, Maturity and Interest

Quality Distribution, LLC and QD Capital, as co-issuers, issued an aggregate principal amount at maturity of $85.0 million of old notes. The notes will mature on January 15, 2012. Without the consent of any holder, additional notes in an unlimited amount may be issued under the indenture from time to time, subject to the limitations set forth under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness.” The notes and any additional notes subsequently issued will be treated as a single class for all purposes under the indenture.

The notes will bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 4.50%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the trustee for the notes. Interest will be payable quarterly in cash in arrears on each January 15, April 15, July 15 and October 15, commencing on April 15, 2005, to the persons who are registered holders at the close of business on the January 1, April 1, July 1 and October 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date for which interest has been paid or, if no interest has been paid, from and including the date of issuance.

The notes will not be entitled to the benefit of any mandatory sinking fund.

Set forth below is a summary of certain of the defined terms used in connection with the determination of interest on the notes.

“Determination Date”, with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include April 14, 2005.

“LIBOR”, with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than US$1,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the notes. The amount of interest to be paid on the notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Redemption

Optional Redemption

Quality Distribution, LLC and/or QD Capital may redeem all or any portion of the notes, on and after January 15, 2007, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on January 15 of the year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Percentage
2007	102.00%
2008	101.00%
2009 and thereafter	100.00%

Optional Redemption upon Equity Offerings

At any time, or from time to time, on or prior to January 15, 2007, Quality Distribution, LLC and QD Capital may, at their option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% in aggregate principal amount of the notes originally issued under the indenture at a redemption price equal to 100% of the principal amount thereof, plus a premium equal to the rate per annum on the notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that after any such redemption the aggregate principal amount of the notes outstanding must equal at least 65% of the aggregate amount of the notes originally issued under the indenture. In order to effect the foregoing redemption with the net cash proceeds of any Equity Offering, Quality Distribution, LLC and QD Capital shall make such redemption not more than 120 days after the consummation of any such Equity Offering.

Optional Redemption upon Change of Control

In addition, at any time prior to January 15, 2007, upon the occurrence of a Change of Control, Quality Distribution, LLC and/or QD Capital may redeem the notes, in whole but not in part, at a redemption price equal to the principal amount of the notes plus the Applicable Premium plus accrued and unpaid interest, if any, to the date of redemption. Notice of redemption of the notes upon a Change of Control will be mailed to holders of the notes not more than 30 days following the occurrence of a Change of Control.

Selection and Notice of Redemption

If less than all of the notes are to be redeemed at any time, the trustee will select those notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a proportional basis, by lot or by such method as the trustee considers fair and appropriate; provided that:

•	notes with a principal amount of $1,000 or less may only be redeemed in full and

•	if a partial redemption is made with the Net Cash Proceeds of an Equity Offering, the trustee will select the notes or portions of the notes for redemption only on a pro rata basis or on as nearly a proportional basis as is practicable, unless the method is otherwise prohibited.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount to be redeemed. A new note in a principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on those notes called for redemption if Quality Distribution, LLC and/or QD Capital have deposited with the paying agent the funds needed to pay the applicable redemption price.

Guarantees

Each Guarantor unconditionally guarantees, on an unsecured senior basis, jointly and severally, to each holder of notes and the trustee, the full and prompt performance of Quality Distribution, LLC’s and QD Capital’s obligations under the indenture and the notes, including the payment of principal of and interest on the notes. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Guarantor may consolidate with or merge into or sell its assets to Quality Distribution, LLC or another Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the indenture. See “Merger, Consolidation and Sale of Assets.” In the event all of the Capital Stock of a Guarantor is disposed of by Quality Distribution, LLC, whether by merger, consolidation, sale or otherwise, and the disposition is not in violation of the provisions set forth in “Certain Covenants—Limitation on Asset Sales,” the Guarantor’s Guarantee will be released. In addition, upon the designation of a Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary, which designation is in compliance with the indenture, such Guarantor’s Guarantee will be released.

QD Inc. is or will be a Guarantor of the old notes and the exchange notes but since QD Inc. is currently a holding company with no significant operations, the Guarantee by QD Inc. provides little, if any, additional credit support for the notes, and investors should not rely on the Guarantee by QD Inc. in evaluating an investment in the notes. In addition, the restrictive covenants contained in the indenture will not apply to QD Inc. and its Subsidiaries other than Quality Distribution, LLC and its Restricted Subsidiaries.

Change of Control

The indenture provides that upon the occurrence of a Change of Control, each holder will have the right to require that Quality Distribution, LLC and/or QD Capital purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase. Notwithstanding the occurrence of a Change of Control, Quality Distribution, LLC and/or QD Capital will not be obligated to repurchase the notes under this covenant if Quality Distribution, LLC and/or QD Capital have exercised their right to redeem all the notes under the terms of the section titled “Optional Redemption.”

The indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, Quality Distribution, LLC and QD Capital covenant to:

•	repay in full all Obligations, and terminate all commitments, under the Credit Agreement or offer to repay in full all Obligations, and terminate all commitments, under the Credit Agreement and to repay the Obligations owed to (and terminate all commitments of) each lender which has accepted such offer; or

•	obtain consents required under the Credit Agreement to permit the repurchase of the notes as provided below.

Quality Distribution, LLC and QD Capital will first comply with the covenant in the immediately preceding sentence before they are required to either repurchase notes or send the notice pursuant to the provisions described below. Quality Distribution, LLC’s and QD Capital’s failure to comply with the covenant described in the second preceding sentence (and any failure to send the notice referred to in the succeeding paragraph as a result of the prohibition in the second preceding sentence) may (with notice and lapse of time) constitute an Event of Default described in clause (3), but shall not constitute an Event of Default described in clause (2) under “Events of Default” below.

Within 30 days following the date upon which the Change of Control occurred, Quality Distribution, LLC and QD Capital will send, by first-class mail, a notice to each holder, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer must surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

Quality Distribution, LLC and QD Capital will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Quality Distribution, LLC and QD Capital and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

If Quality Distribution, LLC and/or QD Capital make a Change of Control Offer, there can be no assurance that Quality Distribution, LLC and/or QD Capital will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event Quality Distribution, LLC and/or QD Capital are required to purchase outstanding notes pursuant to a Change of Control Offer, Quality Distribution, LLC and QD Capital expect that Quality Distribution, LLC and/or QD Capital would seek third party financing to the extent Quality Distribution, LLC and QD Capital lack available funds to meet their purchase obligations. However, there can be no assurance that Quality Distribution, LLC and/or QD Capital would be able to obtain such financing.

A Change of Control will be an Event of Default under the Credit Agreement, upon which event all amounts outstanding under that Credit Agreement shall, unless otherwise agreed by the required lenders thereunder, become due and payable. There can be no assurance in the event of a Change of Control that Quality Distribution, LLC and/or QD Capital would be able to obtain the necessary consents from the lenders under the Credit Agreement to waive such default or consummate a Change of Control Offer.

The trustee may not waive the covenant relating to a holder’s right to redemption upon a Change of Control. However, the covenant and other provisions contained in the indenture relating to the obligation to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the notes. Restrictions described in the indenture on the ability of Quality Distribution, LLC and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of QD Inc. or Quality Distribution, LLC, whether favored or opposed by Quality Distribution, LLC’s management. Consummation of any such transaction may require redemption or repurchase of the notes, and there can be no assurance that Quality Distribution, LLC or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of Quality Distribution, LLC or any of its Restricted Subsidiaries by Quality Distribution, LLC’s management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford you protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Quality Distribution, LLC and QD Capital will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, Quality Distribution, LLC and QD Capital will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the “Change of Control” provisions of the indenture by so doing.

The definition of “Change of Control” includes, among other transactions, a disposition of “all or substantially all” of Quality Distribution, LLC’s property and assets. With respect to the disposition of property or assets, the phrase “all or substantially all” as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person, and therefore it may be unclear whether a Change of Control has occurred and whether Quality Distribution, LLC and QD Capital are required to make a Change of Control Offer.

Certain Covenants

The indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness

(a)  Quality Distribution, LLC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”), any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Quality Distribution, LLC and its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, Quality Distribution, LLC’s Consolidated Fixed Charge Coverage Ratio is greater than 2.0 to 1.0; provided that the amount of Indebtedness (other than Acquired Indebtedness) that may be incurred in reliance on the preceding proviso by Quality Distribution, LLC’s Restricted Subsidiaries (other than QD Capital) that have not Guaranteed the notes in compliance with the covenant described under “Certain Covenants—Limitation on Issuances of Guarantees by Restricted Subsidiaries” or “Certain Covenants—Future Guarantors” shall not exceed $20.0 million at any one time outstanding.

(b)  Quality Distribution, LLC will not, and will not permit QD Capital or any Guarantor to, directly or indirectly, incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of Quality Distribution, LLC, QD Capital or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of Quality Distribution, LLC, QD Capital or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of Quality Distribution, LLC, QD Capital or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Restricted Payments

Quality Distribution, LLC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

•	declare or pay any dividend or make any distribution (other than dividends or distributions payable in its Qualified Capital Stock) on or in respect of shares of Quality Distribution LLC’s Capital Stock to holders of that Capital Stock;

•	purchase, redeem or otherwise acquire or retire for value any of its Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

•	make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any of its Indebtedness that is subordinate or junior in right of payment to the notes or any Guarantee (other than Indebtedness described in clause (7) of the definition of “Permitted Indebtedness”); or

•	make any Investment (other than Permitted Investments) (each of the actions listed above being referred to as a “Restricted Payment”),

if at the time of such Restricted Payment or immediately after giving effect thereto:

(1)  a Default or an Event of Default shall have occurred and be continuing; or

(2)  Quality Distribution, LLC is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenants described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness”; or

(3)  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after November 13, 2003 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by its Board of Directors) exceeds the sum of:

(a)  50% of Quality Distribution, LLC’s cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) earned after November 13, 2003 and on or prior to the date the Restricted Payment is made (the “Reference Date”) (treating such period as a single accounting period); plus

(b)  100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by Quality Distribution, LLC’s Board of Directors, of property other than cash received by it from any Person (other than a Subsidiary of Quality Distribution, LLC) from the issuance and sale subsequent to November 13, 2003 and on or prior to the Reference Date of its Qualified Capital Stock (other than Excluded Contributions); plus

(c)  without duplication of any amounts included in clause (3)(b) above, 100% of the aggregate Net Cash Proceeds of any equity contribution received by it from a holder of Quality Distribution, LLC’s Capital Stock (other than Excluded Contributions) after November 13, 2003 and on or prior to the Reference Date; plus

(d)  the amount by which Indebtedness of Quality Distribution, LLC or that of any of Quality Distribution, LLC’s Restricted Subsidiaries is reduced on Quality Distribution, LLC’s consolidated balance sheet upon the conversion or exchange after November 13, 2003 of any of its Indebtedness or any Indebtedness of its Restricted Subsidiaries incurred after November 13, 2003 into or for Qualified Capital Stock; plus

(e)  without duplication, the sum of:

(I)  the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made after November 13, 2003 whether through interest payments, principal payments, dividends or other distributions or payments;

(II)  the net cash proceeds received by Quality Distribution, LLC or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of Quality Distribution, LLC); and

(III)  upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary (valued in each case as provided in the definition of “Investment”);

provided, however, that the sum of clauses (I), (II) and (III) above will not exceed the aggregate amount of all such Investments made by Quality Distribution, LLC or any Restricted Subsidiary in the relevant Person or Unrestricted Subsidiary after November 13, 2003.

However, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)  the payment of any dividend or other distribution within 60 days after the date of declaration of that dividend or other distribution if the dividend or other distribution would have been permitted on the date of declaration;

(2)  if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Quality Distribution, LLC’s Capital Stock, either (a) solely in exchange for shares of Qualified Capital Stock of Quality Distribution, LLC or Qualified Capital Stock of QD Inc. or (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Quality Distribution, LLC) of shares of Quality Distribution, LLC’s Qualified Capital Stock or, to the extent the proceeds are contributed by QD Inc. to Quality Distribution, LLC, from the shares of Capital Stock of QD Inc.;

(3)  if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of Quality Distribution, LLC or a Guarantor that is subordinate or junior in right of payment to the notes or a Guarantee either:

(a)  solely in exchange for shares of Qualified Capital Stock of Quality Distribution, LLC or QD Inc., or

(b)  through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Quality Distribution, LLC) of:

•	shares of Qualified Capital Stock of Quality Distribution, LLC or QD Inc.; or

•	Refinancing Indebtedness;

(4)  if no Default or Event of Default shall have occurred and be continuing, repurchases by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC of, or dividends, distributions or advances to QD Inc. to allow QD Inc. to repurchase (and/or to make payments on notes previously issued by QD Inc. representing the consideration for the previous repurchase of), securities of QD Inc. or Quality Distribution, LLC from employees, managers, directors or consultants of QD Inc., Quality Distribution, LLC or any Subsidiary of Quality Distribution, LLC or their authorized representatives

(i)  upon the death, disability or termination of employment of such employees, managers, directors or consultants or to the extent required pursuant to employee benefit plans, employment agreements or consulting agreements;

(ii)  pursuant to any other agreement with such employees, managers, directors or consultants of QD Inc., Quality Distribution, LLC or any Subsidiary of Quality Distribution, LLC, in an aggregate amount not to exceed $2.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding years subject to a maximum of $5.0 million in any calendar year), provided that the cancellation of Indebtedness owing to QD Inc., Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC from such employees, managers, directors or consultants of Quality Distribution, LLC or any of Quality Distribution, LLC’s Restricted Subsidiaries in connection with a repurchase of Quality Distribution, LLC’s Capital Stock will not be deemed to constitute a Restricted Payment under the indenture; or

(iii)  to the extent required pursuant to the Option Plan;

(5)  the declaration and payment of dividends to holders of any class or series of Quality Distribution, LLC’s Preferred Stock; provided that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Preferred Stock, after giving effect to such issuance on a pro forma basis, Quality Distribution, LLC would have been able to incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) under the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness”;

(6)  the payment of dividends on Quality Distribution, LLC’s Common Stock (or dividends, distributions or advances to QD Inc. to allow QD Inc. to pay dividends on QD Inc.’s Common Stock), following any public offering of Quality Distribution, LLC’s Common Stock (or of QD Inc.’s Common Stock) after November 13, 2003, of:

•	in the case of any public offering of Quality Distribution, LLC’s Common Stock, up to 6% per annum of the net proceeds received by us in such public offering, or

•	in the case of any public offering of QD Inc.’s Common Stock, up to 6% per annum of the amount contributed to Quality Distribution, LLC by QD Inc. from the proceeds received by QD Inc. from such offering, other than, in each case, public offerings with respect to Quality Distribution, LLC’s Common Stock (or of QD Inc.’s Common Stock) registered on Form S-8 (or any successor form);

(7)  other Restricted Payments made after November 13, 2003 in an aggregate amount not to exceed $15.0 million;

(8)  if no Default or Event of Default shall have occurred and be continuing, payments or distributions to, or dividends, distributions or advances to QD Inc. to allow QD Inc. to make payments or distributions to, dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of Quality Distribution, LLC’s property and assets;

(9)  Investments that are made with Excluded Contributions;

(10)  repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities, to the extent such Capital Stock represents a portion of the consideration for such exercise;

(11)  payment of dividends, other distributions or other amounts by Quality Distribution, LLC to QD Inc. in amounts required for QD Inc. to pay (x) reasonable fees and compensation incurred by QD Inc. in respect of services provided by officers, managers or other employees of QD Inc. in the ordinary course of business with respect to the operations and business of Quality Distribution, LLC and its Subsidiaries and (y) franchise taxes and other fees required to maintain its existence and provide for all other operating costs of QD Inc. incurred by QD Inc. in the ordinary course of business, either for its own benefit or for the benefit of Quality Distribution, LLC or its Subsidiaries, including, without limitation, in the case of clause (y), in respect of directors’ fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses, including all costs and expenses with respect to filings with the SEC or furnishing to holders of the securities of Quality Distribution, LLC the information to be provided pursuant to Rule 144A under the Securities Act, provided that in no event shall the amount dividended or otherwise distributed pursuant to clause (y) of this clause (11) exceed $2.5 million in any fiscal year;

(12)  the acquisition of any shares of Quality Distribution, LLC’s Disqualified Capital Stock either:

•	solely in exchange for shares of Quality Distribution, LLC’s Disqualified Capital Stock or Capital Stock of QD Inc. or

•	through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Quality Distribution, LLC) of shares of Quality Distribution, LLC’s Disqualified Capital Stock or, to the extent the proceeds are contributed by QD Inc. to Quality Distribution, LLC, from shares of Capital Stock of QD Inc.;

(13)  any purchase or redemption of Indebtedness that ranks junior to the notes utilizing any Net Cash Proceeds remaining after Quality Distribution, LLC has complied with the requirements of the covenants described under “Certain Covenants—Limitation on Asset Sales” and “Change of Control”;

(14)  the payment of dividends, other distributions or amounts by Quality Distribution, LLC to QD Inc. in amounts required to pay the tax obligations of QD Inc. or any of its direct or indirect parents that are attributable to the income of Quality Distribution, LLC and its Subsidiaries by virtue of (i) Quality Distribution, LLC being a pass-through entity for federal or state income tax purposes or (ii) the inclusion of such income in a consolidated or combined or similar tax group of which QD Inc. is the common parent, provided that:

•	the amount of dividends paid pursuant to this clause (14) to enable QD Inc. or any of its direct or indirect parents to pay Federal and state income taxes at any time will not exceed the amount of such Federal and state income taxes actually owing by QD Inc. or any of its direct or indirect parents at such time for the respective period (excluding any tax liability of QD Inc. or any of its direct or indirect parents not attributable to Quality Distribution, LLC or its Subsidiaries) and

•	any refunds received by or on behalf of QD Inc. or any of its direct or indirect parents attributable to Quality Distribution, LLC and its Subsidiaries shall promptly be returned by QD Inc. or any of its direct or indirect parents to Quality Distribution, LLC;

(15)  if no Default or Event of Default shall have occurred and be continuing, payments of cash, or dividends, distributions or advances to QD Inc. to allow QD Inc. to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of, or issuance of Capital Stock in lieu of cash dividends on, any Capital Stock of QD Inc., Quality Distribution, LLC or any Restricted Subsidiary, which in the aggregate do not exceed $5.0 million;

(16)  if no Default or Event of Default shall have occurred and be continuing, the payment of dividends, distributions or other amounts by Quality Distribution, LLC to QD Inc. in amounts required for QD Inc. to pay cash interest, principal and any required premium at any time prior to or at maturity on the QD Inc. Floating Rate Notes then outstanding; provided that the amount payable by Quality Distribution, LLC pursuant to this clause (16) shall not exceed the amount necessary to pay the cash interest, principal and any required premium owing with respect to the QD Inc. Floating Rate Notes;

(17)  so long as no Default or Event of Default shall have occurred and be continuing, the payment of dividends, distributions or other amounts by Quality Distribution, LLC to QD Inc. in amounts required for QD Inc. to pay cash interest as and when due on the Shareholder Subordinated Notes (or any Indebtedness that Refinances such notes) then outstanding; provided that the amount payable by Quality Distribution, LLC pursuant to this clause (17) shall not exceed the amount necessary to pay the cash interest owing with respect to the Shareholder Subordinated Notes (or any Indebtedness that Refinances such notes);

(18)  so long as no Default or Event of Default shall have occurred and be continuing, the payment of dividends, distributions or other amounts by Quality Distribution, LLC to QD Inc. in amounts required for QD Inc. to pay cash interest as and when due on the Convertible Subordinated Notes (or any Indebtedness that Refinances such notes) then outstanding; provided that the amount payable by Quality Distribution, LLC pursuant to this clause (18) shall not exceed the amount necessary to pay the cash interest owing with respect to the Convertible Subordinated Notes (or any Indebtedness that Refinances such notes); or

(19)  the purchase, defeasance, redemption, repayment or other acquisition or retirement for value by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC of Indebtedness that is subordinated in right of payment to the notes or any Guarantee, so long as immediately after giving effect to such transaction on a pro forma basis (including the incurrence of any Indebtedness in connection therewith): (i) no Default or Event of Default shall have occurred and be continuing; and (ii) the Consolidated Senior Leverage Ratio of Quality Distribution, LLC does not exceed 3.0 to 1.0.

In determining the aggregate amount of Restricted Payments made after November 13, 2003 in accordance with clause (3) of the first paragraph of this covenant, amounts expended pursuant to clauses (1), (2)(b), (3)(b) (with respect to Qualified Capital Stock of Quality Distribution, LLC), (4), (5), (6), (7),(8), (13) and (15) will be included in the calculation.

The amount of all Restricted Payments other than cash shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Quality Distribution, LLC or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Not later than the date of making any Restricted Payment, Quality Distribution, LLC will deliver to the trustee an officers’ certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon Quality Distribution, LLC’s latest available internal quarterly financial statements.

Limitation on Asset Sales

Quality Distribution, LLC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)  Quality Distribution, LLC or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by Quality Distribution, LLC’s senior management or, in the case of an Asset Sale in excess of $5.0 million, its Board of Directors);

(2)  at least 75% of the consideration received by Quality Distribution, LLC or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of:

•	cash or Cash Equivalents,

•	properties and assets to be owned by Quality Distribution, LLC or any of Quality Distribution, LLC Restricted Subsidiaries and used in a Permitted Business, or

•	Capital Stock in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of Quality Distribution, LLC,

and, in each case, such consideration is received at the time of such disposition; provided that the amount of

•	any liabilities (as shown on Quality Distribution, LLC’s or such Restricted Subsidiary’s most recent balance sheet) of Quality Distribution, LLC or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets, and

•	any notes or other securities received by Quality Distribution, LLC or any such Restricted Subsidiary from such transferee that are converted by Quality Distribution, LLC or such Restricted Subsidiary into cash within 180 days after such Asset Sale (to the extent of the cash received in the conversion)

shall be deemed to be cash for the purposes of this provision only; and

(3)  upon the consummation of an Asset Sale, Quality Distribution, LLC will apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a)  to permanently reduce any Indebtedness that is secured by a Lien permitted under the Indenture, including Indebtedness under the Credit Agreement, or any Indebtedness of a Restricted Subsidiary that is not a Guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required);

(b)  to make an investment

•	in properties and assets that replace the properties and assets that were the subject of such Asset Sale,

•	in properties and assets that will be used by Quality Distribution, LLC or a Restricted Subsidiary in a Permitted Business or

•	permitted by clause (1) of the definition of “Permitted Investments” (collectively, “Replacement Assets”); or

(c)  a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

Pending the final application of the Net Cash Proceeds, Quality Distribution, LLC and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Cash Proceeds in any manner not prohibited by the indenture.

On the 361st day after an Asset Sale or such earlier date, if any, as the senior management or the Board of Directors of Quality Distribution, LLC or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the next preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the next preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by Quality Distribution, LLC or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, that amount of notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if Quality Distribution, LLC so elects or is required by the terms of any Indebtedness that ranks pari passu with the notes, such Net Proceeds Offer may be made ratably to purchase the notes and such other Indebtedness of Quality Distribution, LLC that ranks pari passu with the notes.

If at any time any non-cash consideration received by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder as of the date of such conversion or disposition and the Net Cash Proceeds thereof will be applied in accordance with this covenant.

Quality Distribution, LLC may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to the second preceding paragraph).

In the event of the transfer of substantially all (but not all) of the property and assets of Quality Distribution, LLC and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “Merger, Consolidation and Sale of Assets,” which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of Quality Distribution, LLC and its Restricted Subsidiaries not so transferred for purposes of this covenant and shall comply with the provisions of clause (3) of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of Quality Distribution, LLC or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Notice of each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and will comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). To the extent that the aggregate amount of the notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, Quality Distribution, LLC may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purposes not prohibited by the indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

Quality Distribution, LLC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the indenture, Quality Distribution, LLC shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the indenture by virtue thereof. The covenant and other provisions contained in the indenture relating to Quality Distribution, LLC’s obligation to make a Net Proceeds Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries

Quality Distribution, LLC will not, and will not cause or permit any of its Restricted Subsidiaries (other than a Restricted Subsidiary that has executed a Guarantee) to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Quality Distribution, LLC to:

(a)  pay dividends or make any other distribution on or in respect of its Capital Stock (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(b)  make loans or advances or to pay any Indebtedness or other obligation owed to Quality Distribution, LLC or any other Restricted Subsidiary of Quality Distribution, LLC; or

(c)  transfer any of its property or assets to Quality Distribution, LLC or any other of Quality Distribution, LLC’s Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

(1)  applicable law, rule, regulation, order, grant or governmental permit;

(2)  the indenture;

(3)  the Credit Agreement;

(4)  customary non-assignment provisions of any contract, license or any lease of any of Quality Distribution, LLC’s Restricted Subsidiaries;

(5)  any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(6)  agreements or instruments existing or entered into on the Issue Date to the extent and in the manner such agreements or instruments are in effect on the Issue Date;

(7)  purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(8)  contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Restricted Subsidiary of Quality Distribution, LLC pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;

(9)  secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and “Certain Covenants—Limitation on Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(10)  customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11)  customary net worth and restrictions on transfer, assignment or subletting provisions contained in leases and other agreements entered into by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC;

(12)  any restriction in any agreement or instrument of a Receivables Subsidiary governing a Qualified Receivables Transaction;

(13)  any agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (1), (2) and (5) through (12) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, taken as a whole, are no less favorable to Quality Distribution, LLC or the respective Restricted Subsidiary in any material respect as determined by Quality Distribution, LLC’s Board of Directors in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the agreements referred to in such clauses; or

(14)  any agreement governing Indebtedness permitted to be incurred pursuant to the covenant described under “Certain Covenants—Limitation on Incurrence on Additional Indebtedness”; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are no less favorable to Quality Distribution, LLC or the respective Restricted Subsidiary in any material respect as determined by its Board of Directors in its reasonable and good faith judgment than the provisions contained in the Credit Agreement or in the indenture as in effect on the Issue Date.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

Quality Distribution, LLC will not permit any of its Domestic Restricted Subsidiaries, directly or indirectly, to guarantee any of Quality Distribution, LLC’s Indebtedness under the Credit Agreement (“Guaranteed Indebtedness”), unless (1) such Domestic Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for an unsecured senior Guarantee of payment of the notes by such Domestic Restricted Subsidiary, and (2) such Domestic Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against Quality Distribution, LLC or any other Domestic Restricted Subsidiary of Quality Distribution, LLC as a result of any payment by such Domestic Restricted Subsidiary under its Guarantee so long as any notes remain outstanding.

Notwithstanding the foregoing or the covenant set forth below under “Future Guarantors,” any Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon

•	any sale, exchange or transfer, to any Person not an Affiliate of Quality Distribution, LLC, of all of Quality Distribution, LLC’s and each of its Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture),

•	the release or discharge of the guarantee, if any, which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee, or

•	the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture.

Future Guarantors

If Quality Distribution, LLC organizes or acquires any Domestic Restricted Subsidiary after the Issue Date (each, a “New Domestic Restricted Subsidiary”) that, after giving pro forma effect to the acquisition or organization of such New Domestic Restricted Subsidiary or Subsidiaries (if applicable), together with each other New Domestic Restricted Subsidiary that has not theretofore become a Guarantor, has consolidated assets or Consolidated EBITDA which exceeds 5 percent of the total consolidated assets, as of the end of the most recently completed fiscal quarter for which financial statements are internally available, or total Consolidated EBITDA, for the most recent preceding four fiscal quarters for which financial statements are internally available, of Quality Distribution, LLC and its Restricted Subsidiaries, Quality Distribution, LLC will cause each New Domestic Restricted Subsidiary to promptly execute and deliver to the trustee a supplemental indenture to the indenture providing for an unsecured senior Guarantee of payment of the notes by such New Domestic Restricted Subsidiary.

Thereafter, such New Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the indenture.

Limitations on Liens

Quality Distribution, LLC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any kind against or upon any property or assets of Quality Distribution, LLC or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(1)  in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment of the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2)  in all other cases, the notes are equally and ratably secured,

except for the following Liens which are expressly permitted:

(a)  Liens existing as of the Issue Date;

(b)  Liens securing Indebtedness under the Credit Agreement incurred pursuant to clauses (2), and/or (10) of the definition of “Permitted Indebtedness”;

(c)  Liens securing the notes or any Guarantee, if any;

(d)  Liens in favor of Quality Distribution, LLC or a Wholly Owned Restricted Subsidiary of Quality Distribution, LLC on assets of any of its Restricted Subsidiaries;

(e)  Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness (including, without limitation, Acquired Indebtedness) which has been secured by a Lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; provided, however, that such Liens:

(I)  are no less favorable to holders of the notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

(II)  do not extend to or cover any property or assets of Quality Distribution, LLC or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(f)  Liens securing Indebtedness of Quality Distribution, LLC’s Restricted Subsidiaries that are not Guarantors so long as such indebtedness is otherwise permitted under the indenture;

(g)  Liens securing Indebtedness (other than Indebtedness that is subordinated in right of payment to the notes or any Guarantee) in an amount that does not exceed the maximum principal amount of Indebtedness that could be incurred on the date of the incurrence of such Indebtedness, such that after giving pro forma effect to the incurrence thereof and the application of proceeds thereof, the Consolidated Senior Secured Leverage Ratio of Quality Distribution, LLC does not exceed 3.25 to 1.0; and

(h)  Permitted Liens.

Limitations on Transactions with Affiliates

(1)  Quality Distribution, LLC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than

•	Affiliate Transactions permitted under paragraph (2) below and

•	Affiliate Transactions on terms that are no less favorable than those that could reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of Quality Distribution, LLC or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.0 million shall be approved by Quality Distribution, LLC’s Board of Directors, such approval to be evidenced by a Board Resolution stating that each such Board of Directors has determined that such transaction complies with the foregoing provisions. If Quality Distribution, LLC or any of its Restricted Subsidiaries enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, Quality Distribution, LLC or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Quality Distribution, LLC or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the trustee.

(2)  The restrictions set forth in clause (1) shall not apply to:

(a)  reasonable fees and compensation paid to and indemnity provided on behalf of officers, managers, directors, employees or consultants of Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC as determined in good faith by the Board of Directors of Quality Distribution, LLC;

(b)  transactions exclusively between Quality Distribution, LLC and any of its Restricted Subsidiaries or exclusively among such Restricted Subsidiaries; provided such transactions are not otherwise prohibited by the indenture;

(c)  any agreement as in effect or entered into as of the Issue Date or any amendment thereto or any replacement agreement thereto or any transaction contemplated thereby so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

(d)  Restricted Payments and Permitted Investments permitted by the indenture;

(e)  transactions in which Quality Distribution, LLC or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Quality Distribution, LLC or such Restricted Subsidiary from a financial point of view or meets the requirements of the first sentence of paragraph (1) above;

(f)  the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Boards of Directors of Quality Distribution, LLC in good faith and loans to employees of Quality Distribution, LLC and its Subsidiaries which are approved by the Board of Directors of Quality Distribution, LLC in good faith;

(g)  the payment of all fees and expenses related to the Transactions;

(h)  transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case on ordinary business terms and otherwise in compliance with the terms of the indenture, which are fair to Quality Distribution, LLC or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Quality Distribution, LLC or the senior management thereof, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party;

(i)  any contribution to Quality Distribution, LLC’s capital by QD Inc. or any sales of Quality Distribution, LLC’s Capital Stock to QD Inc.; and

(j)  any tax-sharing agreement or arrangement and payments pursuant thereto among Quality Distribution, LLC and its Subsidiaries and any other Person with which Quality Distribution, LLC or any of its Subsidiaries is required or permitted to file a consolidated tax return or with which Quality Distribution, LLC or any of its Restricted Subsidiaries is or could be part of a consolidated group for tax purposes in amounts not otherwise prohibited by the indenture.

Reports to Holders

The indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, Quality Distribution, LLC will file a copy of the following information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and will furnish to the holders of notes and to securities analysts and prospective investors, upon their written request:

(1)  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Quality Distribution, LLC were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of

Operations” that describes the financial condition and results of operations of Quality Distribution, LLC and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by Quality Distribution, LLC’s independent registered certified public accounting firm; and

(2)  all current reports that would be required to be filed with the Commission on Form 8-K if Quality Distribution, LLC were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.

In addition, following the consummation of the Registered Exchange Offer contemplated by the Registration Rights Agreement (as defined under “Exchange Offer and Registration Rights”), whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon written request to us.

In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, so long as QD Inc. is a Guarantor, the information and reports required to be filed and provided as described above may be those of QD Inc., rather than Quality Distribution, LLC, so long as such filing would satisfy the requirements of the Exchange Act and the regulations promulgated thereunder.

Merger, Consolidation and Sale of Assets

Quality Distribution, LLC will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of Quality Distribution, LLC to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of its assets (determined on a consolidated basis for Quality Distribution, LLC and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)  either (a) Quality Distribution, LLC shall be the surviving or continuing corporation, partnership, trust or limited liability company or (b) the Person (if other than Quality Distribution, LLC) formed by such consolidation or into which Quality Distribution, LLC is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Quality Distribution, LLC, and of its Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x)  shall be a corporation, partnership, trust or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y)  shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the trustee), executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the indenture on the part of Quality Distribution, LLC to be performed or observed;

(2)  immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), Quality Distribution, LLC, or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness”;

(3)  immediately before and immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred or repaid and any Lien granted or to be released in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4)  Quality Distribution, LLC, or the Surviving Entity, as the case may be, shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied;

provided that for so long as Quality Distribution, LLC or any successor Person of Quality Distribution, LLC is a limited liability company or a partnership there must be a co-issuer of the notes that is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia.

Notwithstanding the foregoing, (a) the merger of Quality Distribution, LLC with an Affiliate incorporated solely for the purpose of reincorporating Quality Distribution, LLC in another jurisdiction shall be permitted and (b) the merger of any Restricted Subsidiary of Quality Distribution, LLC into Quality Distribution, LLC or the transfer, lease, conveyance or other disposition of all or substantially all of the assets of a Restricted Subsidiary of Quality Distribution, LLC to Quality Distribution, LLC shall be permitted so long as Quality Distribution, LLC delivers to the trustee an officers’ certificate stating that the purpose of such merger, transfer, lease, conveyance or other disposition is not to consummate a transaction that would otherwise be prohibited by clause (3) of this covenant.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Quality Distribution, LLC, the Capital Stock of which constitutes all or substantially all of the properties and assets of Quality Distribution, LLC shall be deemed to be the transfer of all or substantially all of the properties and assets of Quality Distribution, LLC.

The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Quality Distribution, LLC in accordance with the foregoing in which Quality Distribution, LLC is not the continuing corporation, the successor Person formed by such consolidation or into which Quality Distribution, LLC is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Quality Distribution, LLC under the indenture and the notes with the same effect as if such Surviving Entity had been named as such.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and the indenture in connection with any transaction complying with the provisions of “Certain Covenants—Limitation on Asset Sales”) will not, and Quality Distribution, LLC will not cause or permit any Guarantor to, consolidate with or merge with or into any Person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to any Person other than Quality Distribution, LLC, QD Capital or any other Guarantor (other than QD Inc.) unless:

(1)  the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any State thereof, the District of Columbia or the jurisdiction in which such Guarantor is organized;

(2)  such entity assumes by supplemental indenture all of the obligations of the Guarantor on its Guarantee;

(3)  immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

(4)  immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Quality Distribution, LLC could satisfy the provisions of clause (2) of the first paragraph of this covenant.

Any merger or consolidation of a Guarantor with and into Quality Distribution, LLC (with Quality Distribution, LLC being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of Quality Distribution, LLC need only comply with clause (4) of the first paragraph of this covenant.

Events of Default

The following events are defined in the indenture as “Events of Default”:

(1)  the failure to pay interest on any note when the same becomes due and payable and the default continues for a period of 30 days;

(2)  the failure to pay the principal of any note when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3)  a default by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after Quality Distribution, LLC receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes;

(4)  the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any of Quality Distribution, LLC’s Indebtedness or the Indebtedness of any of its Restricted Subsidiaries, or the acceleration of the final stated maturity of any such Indebtedness by the holders thereof (which acceleration is not rescinded or otherwise cured within 30 days of receipt by Quality Distribution, LLC or such Restricted Subsidiary of such notice of acceleration), if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), exceeds $7.5 million or more at any time;

(5)  one or more judgments in an aggregate amount in excess of $7.5 million (exclusive of amounts covered by insurance other than self-insurance) shall have been rendered against Quality Distribution, LLC or any of Quality Distribution, LLC’s Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgments become final and non-appealable;

(6)  certain events of bankruptcy affecting Quality Distribution, LLC or any of its Significant Subsidiaries; or

(7)  any Guarantee made by a Significant Subsidiary of Quality Distribution, LLC ceases to be in full force and effect or any Guarantee made by a Significant Subsidiary of Quality Distribution, LLC is declared to be null and void and unenforceable or any Guarantee made by a Significant Subsidiary is found to be invalid or any such Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to Quality Distribution, LLC) shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to Quality Distribution, LLC and the trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to Quality Distribution, LLC occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

(1)  if the rescission would not conflict with any judgment or decree;

(2)  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)  if Quality Distribution, LLC has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

(5)  in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission will affect any subsequent Default or Event of Default or impair any right consequent thereto.

The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a Default in the payment of the principal of or interest on any notes.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered indemnity satisfactory to the trustee. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Under the indenture, Quality Distribution, LLC is required to provide an officers’ certificate to the trustee

•	promptly upon any such officer obtaining knowledge of any Default or Event of Default, describing such Default or Event of Default and the status thereof, and

•	annually, describing whether or not such officer knows of any Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Members and Stockholders

No Affiliate, director, manager, officer, employee, limited liability company member or stockholder of Quality Distribution, LLC or any Subsidiary, as such, shall have any liability for any obligations of Quality Distribution, LLC or any Guarantor under the notes or the indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release were part of the consideration for issuance of the notes.

Legal Defeasance and Covenant Defeasance

Quality Distribution, LLC and QD Capital may at any time elect to have their obligations and the obligations of the Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that Quality Distribution, LLC and QD Capital will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

(1)  the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2)  their obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payments;

(3)  the rights, powers, trust, duties and immunities of the trustee and their obligations in connection therewith; and

(4)  the Legal Defeasance provisions of the indenture.

In addition, Quality Distribution, LLC and QD Capital may at any time elect to have their obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”). Any omission to comply with such obligations would then not constitute a Default or Event of Default with respect to the notes. If Covenant Defeasance occurs, their failure to perform these covenants will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)  Quality Distribution, LLC must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)  in the case of Legal Defeasance, Quality Distribution, LLC must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

(a)  Quality Distribution, LLC has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)  since the date of the execution of the indenture, there has been a change in the applicable Federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)  in the case of Covenant Defeasance, Quality Distribution, LLC must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)  such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under, the indenture, the Credit Agreement or any other material agreement or instrument to which Quality Distribution, LLC or any of its Subsidiaries is a party or by which Quality Distribution, LLC or any of its Subsidiaries is bound;

(6)  Quality Distribution, LLC must deliver to the trustee an officers’ certificate stating that the deposit was not made by it with the intent of preferring the holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others;

(7)  Quality Distribution, LLC must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the Legal Defeasance or the Covenant Defeasance were complied with;

(8)  Quality Distribution, LLC must deliver to the trustee an opinion of counsel to the effect that if no intervening bankruptcy of Quality Distribution, LLC occurs between the date of deposit and the 91st day following the date of the deposit and no holder is an insider of Quality Distribution, LLC, then after the 91st day following the date of the deposit the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law; and

(9)  certain other customary conditions precedent are satisfied.

However, the opinion of counsel required by clause (2) above is not required if all notes not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in Quality Distribution, LLC’s name and at its expense.

Satisfaction and Discharge

The indenture will be discharged when:

(1)  either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Quality Distribution, LLC and thereafter repaid to Quality Distribution, LLC or discharged from such trust) have been delivered to the trustee for cancellation or (b) all notes not theretofore delivered to the trustee for cancellation have or will (upon the mailing of a notice or notices deposited with the trustee together with irrevocable instructions to mail such notice or notices to holders of the notes) become due and payable upon redemption or maturity and Quality Distribution, LLC has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Quality Distribution, LLC directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)  Quality Distribution, LLC has paid all other sums payable under the indenture by it; and

(3)  Quality Distribution, LLC has delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

When the indenture is discharged, it ceases to be of further effect except for surviving rights of registration or transfer or exchange of the notes.

Modification of the Indenture

From time to time, Quality Distribution, LLC, the Guarantors and the trustee, without the consent of the holders, may amend the indenture to cure ambiguities, defects or inconsistencies, and to add guaranties to secure the notes or similar provisions, so long as such change does not, in the good faith determination of the Board of Directors of Quality Distribution, LLC, adversely affect the rights of any of the holders in any material respect. In making its determination, such Board of Directors may rely on such evidence as it deems appropriate. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that the consent of each holder affected thereby is required to:

(1)  reduce the amount of notes whose holders must consent to an amendment;

(2)  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

(3)  reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor as described under “Redemption”;

(4)  make any notes payable in money other than that stated in the notes;

(5)  make any changes in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;

(6)  modify or change any provision of the indenture or the related definitions affecting the ranking of the notes or any Guarantee in a manner which adversely affects the holders;

(7)  amend, change or modify in any material respect the obligation of Quality Distribution, LLC and QD Capital to make and consummate a Change of Control Offer in the event of a Change of Control which has occurred or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred;

(8)  make any change in the foregoing amendment provisions which require each holder’s consent or in the waiver provisions; or

(9)  release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the indenture other than in accordance with the terms of the indenture.

Governing Law

The indenture, the notes and each Guarantee are governed by, and will be construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Bank of New York Trust Company, N.A. is the trustee under the indenture and has been appointed to act as registrar and paying agent with respect to the notes. The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

If the trustee becomes a creditor of Quality Distribution, LLC, the indenture and the provisions of the TIA limit the rights of the trustee to obtain payments of its claims or to realize on certain property received in respect of its claims. Subject to the TIA, the trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. You should read the indenture for the full definition of all such terms and any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness of such Person or any of its Subsidiaries

(1)  existing at the time such Person becomes a Restricted Subsidiary of Quality Distribution, LLC or at the time it merges or consolidates with Quality Distribution, LLC or any of its Restricted Subsidiaries or

(2)  assumed in connection with the acquisition of assets from such Person in each case, not incurred by such Person in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of Quality Distribution, LLC or such acquisition, merger or consolidation.

“Affiliate” of any specified Person means any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “controlled” shall have correlative meanings.

“Apollo” means Apollo Management, L.P. and its Affiliates.

“Applicable Premium” means, with respect to a note, the greater of

(1)  1.0% of the then outstanding principal amount of such note, and

(2)  (a) the present value of all remaining required interest (assuming that the interest rate per annum on the notes applicable on the date on which the notice of redemption was given was in effect for the entire period) and principal payments due on such note and all premium payments relating to such note assuming a redemption date of January 15, 2007, computed using a discount rate equal to the Treasury Rate plus 50 basis points, minus

(b)  the then outstanding principal amount of such note minus

(c)  accrued interest paid on the date of redemption.

“Asset Acquisition” means:

(1)  an Investment by Quality Distribution, LLC or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC, or shall be merged with or into or consolidated with Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC; or

(2)  the acquisition by Quality Distribution, LLC or any of its Restricted Subsidiaries of the assets of any Person (other than a Restricted Subsidiary of Quality Distribution, LLC) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Quality Distribution, LLC or any of its Restricted Subsidiaries, including any Sale and Leaseback Transaction, to any Person other than Quality Distribution, LLC or a Wholly Owned Restricted Subsidiary of Quality Distribution, LLC of

•	any Capital Stock of any Restricted Subsidiary of Quality Distribution, LLC (other than directors’ qualifying shares); or

•	any other property or assets of Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC other than in the ordinary course of business.

Notwithstanding the preceding, the following items shall not be deemed Asset Sales:

(1)  a transaction or series of related transactions for which Quality Distribution, LLC or its Restricted Subsidiaries receive aggregate consideration of less than $2.0 million;

(2)  the sale or exchange of equipment in connection with the purchase or other acquisition of other equipment, in each case used in Quality Distribution, LLC’s business and that of Quality Distribution, LLC’s Restricted Subsidiaries;

(3)  the sale, lease, conveyance, disposition or other transfer of all or substantially all of Quality Distribution, LLC’s assets that is permitted under “Merger, Consolidation and Sale of Assets”;

(4)  disposals of tractors and trailers in connection with the reinvestment in or the replacement of its fleet and disposals of equipment in connection with the reinvestment in or the replacement of its equipment and disposals of worn-out or obsolete equipment, in each case in the ordinary course of business of Quality Distribution, LLC or Quality Distribution, LLC’s Restricted Subsidiaries;

(5)  the sale or transfer of accounts receivable pursuant to a Qualified Receivables Transaction;

(6)  sales or grants of licenses to use Quality Distribution, LLC’s or any of its Restricted Subsidiaries’ patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology;

(7)  the disposition of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary;

(8)  any Restricted Payment permitted by the covenant described under “Certain Covenants—Limitation on Restricted Payments” or that constitutes a Permitted Investment; and

(9)  one or more Sale and Leaseback Transactions for which Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC receives aggregate consideration of less than $15.0 million.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition, regardless of when such right may be exercised.

“Board of Directors” of any Person means the board of directors, board of managers or equivalent governing board of such Person or any duly authorized committee thereof.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of any Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability of a Person under a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, with the stated maturity being the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)  in the case of a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated and whether or not voting) of corporate stock including each class of Common Stock and Preferred Stock of such corporation or options to purchase the same; and

(2)  with respect to any other Person, any and all partnership, membership, limited liability company interests or other equity interests of such Person.

“Cash Equivalents” means:

(1)  U.S. dollars and, in the case of any of Quality Distribution, LLC’s Foreign Restricted Subsidiaries, Canadian dollars, Mexican pesos and such other local currencies held by them from time to time in the ordinary course of business;

(2)  marketable direct obligations issued by, or unconditionally guaranteed by, the United States or Canada or issued by any agency of those countries and backed by the full faith and credit of the respective country, in each case maturing within one year from the date of acquisition;

(3)  marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”) or, if Moody’s and S&P cease to exist, any other nationally recognized statistical rating organization designated by Quality Distribution, LLC’s Board of Directors;

(4)  commercial paper maturing no more than one year from the date it is created and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s or, if Moody’s and S&P cease to exist, the equivalent from any other nationally recognized statistical rating organization designated by Quality Distribution, LLC’s Board of Directors;

(5)  time deposits, certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition issued by any bank organized under the laws of the United States of America or any State or the District of Columbia or any foreign jurisdiction having at the date of acquisition combined capital and surplus of at least $250.0 million;

(6)  repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (2) above entered into with any bank meeting the qualifications specified in clause (5) above;

(7)  investments in money market funds which invest substantially all their assets in securities of the types described in clauses (2) through (6) above; and

(8)  overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.

“Change of Control” means the occurrence of one or more of the following:

(1)  any sale, lease, exchange, conveyance, disposition or other transfer, in one transaction or a series of related transactions, of all or substantially all of Quality Distribution, LLC’s assets to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates of such Person, other than to the Permitted Holders;

(2)  any approval, adoption or initiation of a plan or proposal for Quality Distribution, LLC’s or QD Capital’s liquidation or dissolution;

(3)  any Person or Group, together with any Affiliates, other than the Permitted Holders, shall become the Beneficial Owner or owner of record, by way of merger, consolidation or other business combinations or by purchase in one transaction or a series of related transactions, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Quality Distribution, LLC or QD Inc.; or

(4)  any Person or Group, together with any Affiliates or Related Persons thereof, other than Permitted Holders, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of Quality Distribution, LLC or QD Inc. such that such nominees, when added to any existing director remaining on the Board of Directors of Quality Distribution, LLC or QD Inc. after such election who was a nominee of or is an Affiliate or Related Person of such Person or Group, will constitute a majority of the Board of Directors of Quality Distribution, LLC or QD Inc.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by Quality Distribution, LLC or any of its Restricted Subsidiaries designed to protect Quality Distribution, LLC or any of its Restricted Subsidiaries against fluctuations in the price of the commodities at the time used in the ordinary course of Quality Distribution, LLC’s business or the business of any of its Restricted Subsidiaries.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, including all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1)  Consolidated Net Income;

(2)  to the extent Consolidated Net Income has been reduced by the following,

(a)  all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses),

(b)  Consolidated Interest Expense, and

(c)  Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period; and

(3)  fees and expenses related to, or paid or being paid concurrently with the consummation of, the initial public offering of shares of QD Inc.’s common stock, the offering of the 9% Senior Subordinated Notes due 2010 by Quality Distribution, LLC and QD Capital and related transactions and the Transactions and fees and expenses related to similar financing transactions that occurred prior to the Issue Date, whether or not consummated, in the case of clauses (1), (2)(a), (2)(b) and (2)(c), as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis (consistent with the provisions below) for the period of such calculation to:

(1)  the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

(2)  any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions, adjustments and other operating improvements or synergies both achieved by such Person during such period and to be achieved by such Person and with respect to the acquired assets, all as determined in good faith by a responsible financial or accounting officer) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness; and

(3)  all adjustments to net income (or loss) used in connection with the calculation of Consolidated EBITDA as set forth in the offering circular dated January 24, 2005 to the extent such adjustments are not fully reflected in such Four Quarter Period and continue to be applicable.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(1)  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)  notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations or Currency Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)  Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs), plus

(2)  the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person or its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)  the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation,

(a)  any amortization of debt discount and amortization or write-off of deferred financing costs (including the amortization of costs relating to interest rate caps or other similar agreements),

(b)  the net costs under Interest Swap Obligations,

(c)  all capitalized interest and

(d)  the interest portion of any deferred payment obligation; and

(2)  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, minus interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that the following shall be excluded:

(1)  after-tax gains or losses from Asset Sales (without regard to the $2.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(2)  after-tax items which are extraordinary gains or losses or nonrecurring gains, losses, expenses or income;

(3)  the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is prohibited by contract, operation of law or otherwise;

(4)  the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(5)  the establishment of accruals and reserves within twelve months after November 13, 2003 that are required to be so established in accordance with GAAP;

(6)  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7)  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(8)  the amount of dividends, other distributions or amounts paid by Quality Distribution, LLC to QD Inc. in reliance on clause (14) of the second paragraph of the covenant entitled “Certain Covenants—Limitation on Restricted Payments”; and

(9)  the cumulative effect of a change in accounting principles.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses (solely for the purpose of determining compliance with the covenant described under “Certain Covenants—Limitation on Restricted Payments”, excluding any non-cash items for which a future cash payment will be required and for which an accrual or reserve is required by GAAP to be made) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Senior Debt” means, with respect to any Person for any period, the aggregate principal amount of Indebtedness (other than Indebtedness that is subordinated in right of payment to the notes or any Guarantee) of such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Senior Secured Debt” means, with respect to any Person for any period, the aggregate principal amount of Indebtedness (other than Indebtedness that is subordinated in right of payment to the notes or any Guarantee) of such Person and its Restricted Subsidiaries that is secured by a consensual Lien on any assets of such Person or any of its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Senior Leverage Ratio” means, with respect to any Person at any date, the ratio of Consolidated Senior Debt on such date to Consolidated EBITDA of such Person and its Restricted Subsidiaries during the Four Quarter Period ending on or prior to the such calculation date, with Consolidated EBITDA being calculated on the pro forma basis set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”.

“Consolidated Senior Secured Leverage Ratio” means, with respect to any Person at any date, the ratio of Consolidated Senior Secured Debt on such date to Consolidated EBITDA of such Person and its Restricted Subsidiaries during the Four Quarter Period ending on or prior to such calculation date, with Consolidated EBITDA being calculated on the pro forma basis set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”.

“Convertible Subordinated Notes” means promissory notes issued by QD Inc. to management of any Person acquired by QD Inc. or any of its Restricted Subsidiaries after the Issue Date, which promissory notes (i) shall be convertible into Common Stock of QD Inc. on the terms provided therein and (ii) shall be subordinated in right of payment to QD Inc.’s Guarantee.

“Credit Agreement” means the Credit Agreement, dated as of November 13, 2003, as amended through the Issue Date, by and among Quality Distribution, LLC, QD Inc., or one or more of Quality Distribution, LLC’s Subsidiaries, the lenders party thereto in their capacities as lenders thereunder and Credit Suisse First Boston LLC, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of Quality Distribution, LLC as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC against fluctuations in currency values.

“Default” means an event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale) on or prior to the final maturity date of the notes; provided that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Qualified Capital Stock shall not be deemed Disqualified Capital Stock.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of Quality Distribution, LLC incorporated or otherwise organized or existing under the laws of the United States, any State or the District of Columbia.

“Equity Offering” means a public or private sale of Qualified Capital Stock (other than on Form S-8) of Quality Distribution, LLC or QD Inc. or any other direct or indirect parent of Quality Distribution, LLC; provided that with respect to any Equity Offering by QD Inc. or any such other direct or indirect parent of Quality Distribution, LLC, such person contributes the net cash proceeds from such Equity Offering to Quality Distribution, LLC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statutes.

“Excluded Contribution” means Net Cash Proceeds received by Quality Distribution, LLC from (a) contributions to Quality Distribution, LLC’s common equity capital and (b) the sale of Quality Distribution, LLC’s Qualified Capital Stock, in each case designated as Excluded Contributions pursuant to an officers’ certificate executed on the date such capital contributions are made or the date such Qualified Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (3) under “Certain Covenants—Limitation on Restricted Payments.”

“fair market value” means with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined conclusively by Quality Distribution, LLC’s Board of Directors acting reasonably and in good faith and shall be evidenced by a Board Resolution of Quality Distribution, LLC’s Board of Directors delivered to the trustee.

“Foreign Restricted Subsidiary” means any of Quality Distribution, LLC’s Restricted Subsidiaries organized in any jurisdiction outside of the United States.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect as of November 13, 2003.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any obligation, direct or indirect, contingent or otherwise, of such Person

(1)  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay or to maintain financial statement conditions or otherwise), or

(2)  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

Notwithstanding the preceding, “guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantee” means the guarantee by each Guarantor of Quality Distribution, LLC’s and QD Capital’s obligations under the indenture.

“Guarantor” means:

(1)  QD Inc.;

(2)  each Domestic Restricted Subsidiary on the Issue Date;

(3)  each Restricted Subsidiary required to execute and deliver a supplemental indenture pursuant to the covenants described under “Certain Covenants—Limitation on Issuances of Guarantees by Restricted Subsidiaries” and “Certain Covenants—Future Guarantors”; and

(4)  each of Quality Distribution, LLC’s Restricted Subsidiaries that in the future executes and delivers a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the indenture as a Guarantor, provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the indenture.

“Indebtedness” means, with respect to any Person, without duplication:

(1)  all Obligations of such Person for borrowed money;

(2)  all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)  all Capitalized Lease Obligations of such Person;

(4)  the deferred and unpaid purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business;

(5)  all Obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)  guarantees and other contingent Obligations of such Person in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)  all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligations being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8)  all Obligations under Currency Agreements or Commodity Agreements and Interest Swap Obligations of such Person; and

(9)  all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes of this definition of Indebtedness, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of Quality Distribution, LLC of such Disqualified Capital Stock. For purposes of the covenant described above under “ Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” in determining the principal amount of any Indebtedness to be incurred by Quality Distribution, LLC or any Restricted Subsidiary or which is outstanding at any date, the principal amount of any Indebtedness which provides that an amount less than the principal amount shall be due upon any declaration of acceleration shall be the accreted value of the Indebtedness at the date of determination.

“Independent Financial Advisor” means a firm:

(1)  which does not have a direct or indirect common equity interest in Quality Distribution, LLC; and

(2)  which, in the judgment of Quality Distribution, LLC’s Board of Directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit, including a guarantee, or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” does not include extensions of trade credit by, prepayment of expenses by, and receivables owing to, Quality Distribution, LLC and its Restricted Subsidiaries on commercially reasonable terms in accordance with Quality Distribution, LLC’s normal trade practices or those of such Restricted

Subsidiary, as the case may be. For purposes of the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1)  “Investment” shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of Quality Distribution, LLC at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary of Quality Distribution, LLC and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary of Quality Distribution, LLC at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of Quality Distribution, LLC; and

(2)  the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by Quality Distribution, LLC or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

If Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Quality Distribution, LLC such that, after giving effect to any such sale or disposition, such Person ceases to be a Restricted Subsidiary of Quality Distribution, LLC, Quality Distribution, LLC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of that Restricted Subsidiary not sold or disposed of.

“Issue Date” means January 28, 2005, the date of original issuance of the notes.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.

“Net Cash Proceeds” means (a) with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Quality Distribution, LLC or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)  reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)  any repayment of Indebtedness that is required to be repaid in connection with such Asset Sale;

(4)  appropriate amounts to be provided by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Quality Distribution, LLC or such Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

(5)  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale;

and (b) with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ or initial purchasers’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“New Domestic Restricted Subsidiary” has the meaning set forth in the covenant described under “Certain Covenants—Future Guarantors.”

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including any interest accruing subsequent to the filing of a petition of bankruptcy at that rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

“Option Plan” means (i) the 1998 stock option plan of QD Inc. and (ii) the option plan adopted by QD Inc. on November 13, 2003 with respect to an aggregate of 2,210,000 shares of QD Inc.’s Common Stock, and (iii) the restricted stock plan adopted by QD Inc. on November 13, 2003 with respect to an aggregate of 500,000 shares, in each case as the same may be amended from time to time in any manner that is not materially adverse to the holders of the notes.

“Permitted Business” means the business of Quality Distribution, LLC and its Restricted Subsidiaries as existing on the Issue Date and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

“Permitted Holders” means Apollo and other Related Parties.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)  Indebtedness under the notes issued in the offering and the exchange notes and any Guarantees thereof;

(2)  Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $200.0 million less the amount of all repayments of term debt and permanent commitment reductions actually made under the Credit Agreement after the Issue Date with Net Cash Proceeds of Asset Sales applied thereto as required by the “Limitation on Asset Sales” covenant; provided that the aggregate principal amount of Indebtedness permitted to be incurred from time to time under this clause (2) shall be reduced dollar for dollar by the amount of any Indebtedness then outstanding under clause (12) below; and provided, further, that any Indebtedness incurred pursuant to the Credit Agreement on the Issue Date shall be deemed to be incurred under this clause (2); and provided, further, that the amount of Indebtedness permitted to be incurred pursuant to the Credit Agreement in accordance with this clause (2) shall be in addition to any Indebtedness to be incurred pursuant to the Credit Agreement in reliance on and in accordance with clauses (10) and (16) below;

(3)  other Indebtedness of Quality Distribution, LLC and its Restricted Subsidiaries outstanding on the Issue Date (including, without limitation, the $125 million aggregate principal amount of 9% Senior Subordinated Notes due 2010 of Quality Distribution, LLC and QD Capital and guarantees thereof by the Guarantors) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions therein;

(4)  Interest Swap Obligations of Quality Distribution, LLC covering Indebtedness of Quality Distribution, LLC or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of Quality Distribution, LLC covering Indebtedness of Quality Distribution, LLC or such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect Quality Distribution, LLC and/or its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(5)  Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Quality Distribution, LLC and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)  Indebtedness of a Restricted Subsidiary of Quality Distribution, LLC to Quality Distribution, LLC or to a Restricted Subsidiary of Quality Distribution, LLC for so long as such Indebtedness is held by Quality Distribution, LLC, a Restricted Subsidiary of Quality Distribution, LLC or the lenders or collateral agent under the Credit Agreement, in each case subject to no Lien held by a Person other than Quality Distribution, LLC, a Restricted Subsidiary of Quality Distribution, LLC or the lenders or collateral agent under the Credit Agreement; provided that if as of any date any Person other than Quality Distribution, LLC, a Restricted Subsidiary of Quality Distribution, LLC or the lenders or collateral agent under the Credit Agreement owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

(7)  Indebtedness of Quality Distribution, LLC to a Restricted Subsidiary of Quality Distribution, LLC for so long as such Indebtedness is held by a Restricted Subsidiary of Quality Distribution, LLC or the lenders or the collateral agent under the Credit Agreement and is subject to no Lien other than a Lien in favor of the lenders or collateral agent under the Credit Agreement; provided that (a) any Indebtedness of Quality Distribution, LLC to any Restricted Subsidiary of Quality Distribution, LLC is unsecured and subordinated, pursuant to a written agreement, to Quality Distribution, LLC’s obligations under the indenture and the notes and (b) if as of any date any Person other than a Restricted Subsidiary of Quality Distribution, LLC owns or holds any such Indebtedness or any Person holds a Lien other than a Lien in favor of the lenders or collateral agent under the Credit Agreement in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by Quality Distribution, LLC;

(8)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(9)  Indebtedness of Quality Distribution, LLC or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof);

(10)  Indebtedness represented by Capitalized Lease Obligations, Purchase Money Indebtedness or Acquired Indebtedness of Quality Distribution, LLC and its Restricted Subsidiaries not to exceed $20.0 million in the aggregate at any one time outstanding, provided that all or a portion of the $20.0 million permitted to be incurred under this clause (10) may, at Quality Distribution, LLC’s option, be incurred under the Credit Agreement or pursuant to clause (16) below (in addition to the amount set forth therein) instead of pursuant to Capitalized Lease Obligations, Purchase Money Indebtedness or Acquired Indebtedness;

(11)  Indebtedness arising from agreements of Quality Distribution, LLC or a Restricted Subsidiary of Quality Distribution, LLC providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees by Quality Distribution, LLC or a Restricted Subsidiary of Quality Distribution, LLC of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

(a)  such Indebtedness is not reflected on Quality Distribution, LLC’s balance sheet or that of any Restricted Subsidiary of Quality Distribution, LLC (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)); and

(b)  the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including the fair market value of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time they are received as determined in good faith by the

Board of Directors of Quality Distribution, LLC or that of the Restricted Subsidiary, as applicable, and without giving effect to any subsequent changes in value) actually received by Quality Distribution, LLC and its Restricted Subsidiaries in connection with such disposition;

(12)  the incurrence by a Receivables Subsidiary of Quality Distribution, LLC of Indebtedness in a Qualified Receivables Transaction that is without recourse (other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction) to Quality Distribution, LLC or to any Restricted Subsidiary of Quality Distribution, LLC or its assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such Person; provided that any outstanding Indebtedness incurred under this clause (12) shall reduce (for so long as, and to the extent that, the Indebtedness referred to in this clause (12) remains outstanding) the aggregate amount of the Indebtedness permitted to be incurred under clause (2) above to the extent set forth therein;

(13)  Indebtedness under Commodity Agreements;

(14)  guarantees of Indebtedness (a) of any Restricted Subsidiary of Quality Distribution, LLC by Quality Distribution, LLC and its Restricted Subsidiaries, including agreements of Quality Distribution, LLC to keep-well or maintain financial statement conditions of any Restricted Subsidiary of Quality Distribution, LLC, and (b) incurred pursuant to the Credit Agreement or pursuant to clauses (4), (5) and (13) above by any Restricted Subsidiary of Quality Distribution, LLC;

(15)  Refinancing Indebtedness;

(16)  additional Indebtedness of Quality Distribution, LLC and its Restricted Subsidiaries in an aggregate principal amount not to exceed $35.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) plus up to an additional amount as contemplated by, and to the extent not incurred under, clause (10) above;

(17)  Indebtedness of Quality Distribution, LLC or any of its Restricted Subsidiaries consisting of (x) take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business and on a basis consistent with past practice and (y) Indebtedness of Quality Distribution, LLC incurred in connection with an insurance program whereby an insurance financing company prepays on behalf of Quality Distribution, LLC and its Restricted Subsidiaries insurance premiums on insurance policies of Quality Distribution, LLC and its Restricted Subsidiaries and Quality Distribution, LLC from time to time makes “premium” payments directly to such insurance financing company to satisfy their obligations to such insurance financing company; provided that Indebtedness referred to in this clause (y) does not exceed $16.0 million in the aggregate at any one time outstanding;

(18)  Indebtedness of Quality Distribution, LLC or any of its Restricted Subsidiaries consisting of the financing of insurance premiums in the ordinary course of business;

(19)  Indebtedness consisting of recourse obligations of Quality Distribution, LLC and its Restricted Subsidiaries to financial institutions in connection with Permitted Program Affiliate Transactions for lease obligations owing to such financial institutions by Program Affiliates in an aggregate principal amount not to exceed $10.0 million at any one time outstanding;

(20)  Indebtedness, the proceeds of which are irrevocably deposited with the trustee upon the incurrence of such Indebtedness for the purpose of defeasing all of the then outstanding notes in accordance with the procedures set forth under “Legal Defeasance and Covenant Defeasance”; and

(21)  Indebtedness, the proceeds of which are used to Refinance the QD Inc. Floating Rate Notes.

For purposes of determining compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness,”

(a)  in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (21) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, Quality Distribution, LLC shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant,

(b)  accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms or in the form of Capital Stock, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock (or an increase in the aggregate liquidation preference thereof) and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness,”

(c)  guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included,

(d)  if obligations in respect of letters of credit are incurred pursuant to the Credit Agreement and are being treated as incurred pursuant to clause (2) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included,

(e)  if such Indebtedness is denominated in a currency other than U.S. dollars, the U.S. dollar equivalent principal amount thereof will be calculated based on the relevant currency exchange rates in effect on the date such Indebtedness was incurred, and

(f)  Indebtedness need not be incurred solely by reference to one category of Permitted Indebtedness or the Consolidated Fixed Charge Coverage Ratio provisions of such covenant but may be permitted to be incurred in part under any combination of categories of Permitted Indebtedness and the Consolidated Fixed Charge Coverage Ratio provisions.

“Permitted Investments” means:

(1)  Investments by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC in any Person that is or will become immediately after such Investment a Restricted Subsidiary of Quality Distribution, LLC or that will merge or consolidate into Quality Distribution, LLC or a Restricted Subsidiary of Quality Distribution, LLC; provided that such Restricted Subsidiary of Quality Distribution, LLC is not restricted from making dividends or similar distributions by contract, operation of law or otherwise other than as permitted by the covenant described under “Certain Covenants—Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(2)  Investments in Quality Distribution, LLC by any Restricted Subsidiary of Quality Distribution, LLC; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to Quality Distribution, LLC’s obligations under the notes and the indenture;

(3)  Investments in cash and Cash Equivalents;

(4)  loans and advances to employees and officers of QD Inc., Quality Distribution, LLC and Quality Distribution, LLC’s Restricted Subsidiaries made (a) in the ordinary course of business for bona fide business purposes not to exceed $5.0 million in the aggregate at any one time outstanding or (b) to fund purchases of Capital Stock of QD Inc. or Quality Distribution, LLC under any stock option plan or similar employment arrangements so long as no cash is actually advanced by Quality Distribution, LLC or any of its Restricted Subsidiaries to such employees and officers to fund such purchases;

(5)  Currency Agreements, Commodity Agreements and Interest Swap Obligations entered into in the ordinary course of Quality Distribution, LLC’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the indenture;

(6)  Investments in securities of trade creditors or customers received:

(a)  pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, or

(b)  in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment;

(7)  Investments

(a)  made by Quality Distribution, LLC or its Restricted Subsidiaries consisting of consideration received in connection with an Asset Sale made in compliance with the covenant described under “Certain Covenants—Limitation on Asset Sales;”

(b)  consisting of consideration received by Quality Distribution, LLC or any of its Restricted Subsidiaries in connection with a transaction that would be an Asset Sale if it consisted of aggregate consideration received by Quality Distribution, LLC or any of its Restricted Subsidiaries of $2.0 million or more; or

(c)  acquired in exchange for, or out of the proceeds of a substantially concurrent offering of, Quality Distribution, LLC’s Capital Stock (other than Disqualified Capital Stock) (which proceeds of any such offering of Quality Distribution, LLC’s Capital Stock shall not have been, and shall not be, included in clause (3)(b) of the first paragraph of the covenant described under “Certain Covenants—Limitation on Restricted Payments”;

(8)  Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Quality Distribution, LLC or at the time such Person merges or consolidates with Quality Distribution, LLC or any of its Restricted Subsidiaries, in either case in compliance with the indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Quality Distribution, LLC or such merger or consolidation;

(9)  Investments in the notes;

(10)  Investments in existence on the Issue Date;

(11)  guarantees of Indebtedness to the extent permitted pursuant to the covenants described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” “Certain Covenants—Limitation on Issuances of Guarantees by Restricted Subsidiaries” and “Certain Covenants—Future Guarantors;”

(12)  additional Investments (including Investments in joint ventures and Unrestricted Subsidiaries) not to exceed $25.0 million at any one time outstanding;

(13)  Quality Distribution, LLC and its Restricted Subsidiaries may make loans or advances to, prepay expenses of, make purchases on behalf of, or otherwise extend credit to (other than extensions of trade credit which are specifically excluded from the definition of “Investments”), Program Affiliates so long as such amounts are used to fund expenses or purchases incurred in the ordinary course of business, are being made on a basis consistent with past practice and are deducted from the weekly settlement paid to such Program Affiliates; and

(14)  any Investment by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note that the Receivables Subsidiary or such other Person is required to pay as soon as practicable or equity interests.

“Permitted Liens” means the following types of Liens:

(1)  Liens for taxes, assessments or governmental charges or claims that are either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which Quality Distribution, LLC or its Restricted Subsidiaries shall have set aside on their books such reserves, if any, as shall be required in conformity with

•	GAAP in the case of a Domestic Restricted Subsidiary, and

•	generally accepted accounting principles in effect from time to time in the applicable jurisdiction, in the case of a Foreign Restricted Subsidiary;

(2)  statutory and common law Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, customs and revenue authorities and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5)  licenses, sublicenses, leases, subleases, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of property not interfering in any material respect with the ordinary conduct of the business of Quality Distribution, LLC and its Restricted Subsidiaries, taken as a whole;

(6)  any interest or title of a lessor under any Capitalized Lease Obligation or operating lease; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation or operating lease;

(7)  Liens securing Indebtedness permitted pursuant to clause (10) of the definition of “Permitted Indebtedness”; provided, however, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC other than the property and assets so acquired or constructed and any improvements thereon and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

(8)  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or similar credit transactions issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Quality Distribution, LLC or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11)  Liens securing Interest Swap Obligations so long as the Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture;

(12)  Liens in the ordinary course of business not exceeding $5.0 million at any one time outstanding that (a) are not incurred in connection with borrowing money and (b) do not materially detract from the value of the property or materially impair its use;

(13)  Liens by reason of judgment or decree not otherwise resulting in an Event of Default;

(14)  Liens securing Indebtedness permitted to be incurred pursuant to clauses (12) and (16) of the definition of “Permitted Indebtedness”;

(15)  Liens securing Indebtedness under Currency Agreements and Commodity Agreements permitted under the indenture;

(16)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(17)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Quality Distribution, LLC or any of its Restricted Subsidiaries in the ordinary course of business;

(18)  Liens securing Acquired Indebtedness incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness” (including, without limitation, clause (10) of the definition of “Permitted Indebtedness”); provided that:

(a)  such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by Quality Distribution, LLC or a Restricted Subsidiary of Quality Distribution, LLC and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Quality Distribution, LLC or a Restricted Subsidiary of Quality Distribution, LLC; and

(b)  such Liens do not extend to or cover any property or assets of Quality Distribution, LLC or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Quality Distribution, LLC or a Restricted Subsidiary of Quality Distribution, LLC and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Quality Distribution, LLC or a Restricted Subsidiary of Quality Distribution, LLC;

(19)  Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance contracts;

(20)  Liens securing Indebtedness incurred under clause (20) of the definition of “Permitted Indebtedness”; provided that such Liens do not extend to or cover any of the cash or Cash Equivalents that have been deposited with the trustee pursuant to “Legal Defeasance and Covenant Defeasance”; and

(21)  Liens on Receivables and Related Assets to reflect sales of receivables pursuant to a Qualified Receivables Transaction.

“Permitted Program Affiliate Transactions” shall mean a transaction or series of transactions effected in the ordinary course of business of Quality Distribution, LLC or any of its Restricted Subsidiaries and consistent with the past practices of Quality Distribution, LLC and its Restricted Subsidiaries pursuant to which (A) (i) Quality Distribution, LLC and/or one or more of its Restricted Subsidiaries lease equipment from a third party financial institution, (ii) transfer the lease (and the equipment subject thereto) to a Program Affiliate and (iii) guarantee a portion of the lease payments owing by such Program Affiliate to such financial institution and/or agree to assume from the Program Affiliate the lease initially so transferred to it upon the failure of such Program Affiliate to make the lease payments owing by it thereunder to such financial institution, (B) (i) Quality Distribution, LLC and/or one or more of its Restricted Subsidiaries lease equipment from a third party financial institution, (ii) sublease such equipment to a Program Affiliate, (iii) transfer the account receivable related to the sublease (together with all collateral rights to the equipment that is the subject of the sublease) to a third party financial institution and (iv) guarantee the sublease payments owing by the Program Affiliate to such financial institution, (C) (i) Quality Distribution, LLC and/or one or more of its Restricted Subsidiaries lease equipment to a Program Affiliate, (ii) transfer the account receivable related to such lease (together with all the collateral rights to the equipment that is the subject of the lease) to a third party financial institution and (iii) guarantee the lease payments owing by the Program Affiliate to such financial institution or (D) (i) Quality Distribution, LLC and/or one or more of its Restricted Subsidiaries lease equipment to a Program Affiliate, (ii) transfer the lease (and the related account receivable and the equipment that is the subject of the lease) to a third party financial institution and (iii) guarantee the lease payments owing by the Program Affiliate to such financial institution and/or agree to assume such equipment lease from such Program Affiliate upon the failure of such Program Affiliate to make the lease payments owing by it thereunder to such financial institution.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Program Affiliates” shall mean each of the independently-owned entities that operate under the name of Quality Distribution, LLC or any of its Restricted Subsidiaries pursuant to an exclusive agreement with Quality Distribution, LLC or such Restricted Subsidiary.

“Purchase Money Indebtedness” means Indebtedness of Quality Distribution, LLC and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment or other related assets and any Refinancing thereof.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from Quality Distribution, LLC or any Subsidiary of Quality Distribution, LLC in connection with a Qualified Receivables Transaction to a Receivables Subsidiary, which note is intended to be repaid from cash available to the Receivables Subsidiary, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

“QD Inc.” means Quality Distribution, Inc., a Florida corporation and the parent of Quality Distribution, LLC, or any successor Person.

“QD Inc. Floating Rate Notes” means the $7.5 million aggregate principal amount of QD Inc.’s Series B Floating Rate Subordinated Term Securities due 2006 outstanding on the Issue Date.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Quality Distribution, LLC or any of its Restricted Subsidiaries in which Quality Distribution, LLC or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by Quality Distribution, LLC or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Quality Distribution, LLC or any of its Restricted Subsidiaries, and any related assets, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of Quality Distribution, LLC that engages in no activities other than in connection with the financing of accounts receivable and that is designated by Quality Distribution, LLC’s Board of Directors (as provided below) as a Receivables Subsidiary:

(1)  no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

(a)  is guaranteed by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction),

(b)  is recourse to or obligates Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or

(c)  subjects any property or asset of Quality Distribution, LLC or of any Restricted Subsidiary of Quality Distribution, LLC, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction;

(2)  with which neither Quality Distribution, LLC nor any Restricted Subsidiary of Quality Distribution, LLC has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Quality Distribution, LLC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Quality Distribution, LLC, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3)  with which neither Quality Distribution, LLC nor any Restricted Subsidiary of Quality Distribution, LLC has any obligation to maintain or preserve such Restricted Subsidiary’s financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results.

Any such designation by the Board of Directors of Quality Distribution, LLC shall be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC of (A) for purposes of clause (15) of the definition of “Permitted Indebtedness,” Indebtedness incurred or existing in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness” (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14), (16), (17), (18), (19) or (20) of the definition of “Permitted Indebtedness”) or (B) for any other purpose, Indebtedness incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” in each case that does not:

(1)  result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium, accrued interest and defeasance costs required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees, expenses, discounts and commissions incurred by Quality Distribution, LLC in connection with such Refinancing); or

(2)  create Indebtedness which:

(a)  if the Indebtedness being Refinanced was incurred pursuant to clause (3) of the definition of “Permitted Indebtedness,” a Weighted Average Life to Maturity that is less than the Weighted Average

Life to Maturity of the Indebtedness being Refinanced or a final maturity earlier than the final maturity of the Indebtedness being Refinanced, or

(b)  if the Indebtedness being Refinanced was otherwise incurred in accordance with the definition of “Permitted Indebtedness” or with the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the notes or a final maturity earlier than the final maturity of the notes;

provided that—

•	if such Indebtedness being Refinanced is solely Quality Distribution, LLC’s Indebtedness, then such Refinancing Indebtedness shall be solely Quality Distribution, LLC’s Indebtedness, and

•	if such Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Related Parties” of a specified Person means

(a)  if a natural person, (1) any spouse, parent or lineal descendant (including by adoption) of such Person or (2) the estate of such Person during any period in which such estate holds Capital Stock of Quality Distribution, LLC or of QD Inc. for the benefit of any Person referred to in clause (a)(1) and

(b)  if a trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to Quality Distribution, LLC or a Restricted Subsidiary of Quality Distribution, LLC of any property, whether owned by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC at the Issue Date or later acquired, which has been or is to be sold or transferred by Quality Distribution, LLC or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property other than:

(a)  arrangements between Quality Distribution, LLC and a Wholly Owned Restricted Subsidiary of Quality Distribution, LLC or between Wholly Owned Restricted Subsidiaries of Quality Distribution, LLC or

(b)  any arrangement whereby the transfer involves fixed or capital assets and is consummated within 120 days after the date Quality Distribution, LLC or a Restricted Subsidiary of Quality Distribution, LLC acquires or finishes construction of such fixed or capital assets.

“Shareholder Subordinated Note” means an unsecured note issued by QD Inc. (and not guaranteed or supported in any way by Quality Distribution, LLC or any of its Subsidiaries) which is subordinated to QD Inc.’s Guarantee and is used to finance repurchases by QD Inc. of Capital Stock of QD Inc., which repurchases are contemplated to be made pursuant to paragraph (4) of the covenant described under “Certain Covenants—Limitation on Restricted Payments.”

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X under the Securities Act.

“Subsidiary,” with respect to any Person, means:

(1)  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or a Subsidiary of such Person; or

(2)  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person or a Subsidiary of such Person.

“Transactions” means the offering of the notes on the Issue Date and the application of the proceeds therefrom to the repayment of Indebtedness under the Credit Agreement and the redemption or repurchase of the QD Inc. Floating Rate Notes, and the amendment to the Credit Agreement in connection therewith.

“Treasury Rate” means the rate per annum equal to the yield to maturity at the time of computation of United States Treasury securities with a constant maturity most nearly equal to the period from such date of redemption to January 15, 2007; provided, however, that if the period from such date of redemption to January 15, 2007 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to January 15, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means (1) any Subsidiary of any Person (other than, in the case of Quality Distribution, LLC, QD Capital) that is designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board(s) of Directors may designate any Subsidiary, including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary only if:

•	such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, Quality Distribution, LLC or any other Subsidiary of Quality Distribution, LLC that is not a Subsidiary of the Subsidiary to be so designated;

•	either (1) Quality Distribution, LLC certifies to the trustee in an officers’ certificate that such designation complies with the covenant described under “Certain Covenants—Limitation on Restricted Payments” or (2) the Subsidiary to be so designated at the time of designation has total consolidated assets of $1,000 or less; and

•	each Subsidiary to be so designated and each of its Subsidiaries has not and does not after the time of designation, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of Quality Distribution, LLC’s assets or those of any of its Restricted Subsidiaries (other than the assets of such Unrestricted Subsidiary).

The Board of Directors of Quality Distribution, LLC may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if

•	immediately after giving effect to such designation, Quality Distribution, LLC is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and

•	immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Boards of Directors of QD Inc. and Quality Distribution, LLC shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing

(1)  the then outstanding aggregate principal amount of such Indebtedness into

(2)  the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Foreign Restricted Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

EXCHANGE OFFER AND REGISTRATION RIGHTS

On January 28, 2005, the Issuers, the Guarantors and the initial purchasers of the old notes entered into a registration rights agreement (the “Registration Rights Agreement”) where the Issuers and the Guarantors agreed, for the benefit of holders of the old notes that were received in the offering of the old notes that the Issuers will, at their expense:

•	within 120 days after the date of the original issue of the old notes, file a registration statement (“Exchange Offer Registration Statement”) on Form S-1 or Form S-4 with the SEC relating to a registered exchange offer (the “Registered Exchange Offer”) for the old notes, under the Securities Act; and

•	use their commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the date of the original issue of the old notes.

As soon as practicable after the Exchange Offer Registration Statement is declared effective, the Issuers and the Guarantors will offer to all holders of old notes not prohibited by law or SEC staff policy an opportunity to exchange their old notes for a like principal amount of exchange notes. The Issuers and the Guarantors will keep the exchange offer open for acceptance for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of old notes. For each old note surrendered to the Issuers for exchange pursuant to the exchange offer, the holder of such old note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the later of:

•	the last interest payment date on which interest was paid on the old note surrendered in exchange therefor; or

•	if the old note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment.

Under existing interpretations of the SEC contained in several no-action letters to third parties, after the exchange offer, the exchange notes will be freely transferable by holders thereof who are not affiliates of the Issuers without further registration under the Securities Act. However, each holder that wishes to exchange its old notes for exchange notes will be required to represent:

•	that any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	that at the time of the commencement of the exchange offer it had no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of exchange notes in violation of the Securities Act;

•	that it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of the Issuers;

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

•	if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes.

The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the old notes by delivering to prospective purchasers the prospectus contained in this registration statement. The Issuers and the Guarantors will agree to make available during the period required by the Securities Act, this prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes.

If:

•	because of any change in current law or prevailing interpretations of the staff of the SEC, the Issuers are not permitted to effect the exchange offer;

•	the Registered Exchange Offer is not consummated within 220 days after January 28, 2005, the original issue date of the old notes; or

•	any other holder of old notes who is not able to participate in the exchange offer so requests in writing on or before the 60th day after the consummation of the exchange offer;

then in each case, the Issuers and the Guarantors will promptly deliver to the holders of old notes written notice thereof and at their sole expense:

•	as promptly as practicable, file a shelf registration statement covering resales of the old notes;

•	use their commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

•	subject to customary exceptions, use their commercially reasonable efforts to keep effective the shelf registration statement until the earlier of (a) the date on which, in the written opinion of their counsel, all outstanding old notes held by persons that are not our affiliates may be resold without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act or any successor provision thereto and (b) such time as all of the old notes have been sold thereunder.

If a shelf registration statement is filed, the Issuers and the Guarantors will:

•	provide to each holder of old notes copies of the prospectus that is a part of the shelf registration statement;

•	notify each such holder when the shelf registration statement for the old notes has become effective; and

•	take certain other actions as are required to permit unrestricted resales of the old notes.

A holder that sells old notes pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder, including certain indemnification rights and obligations.

If the Issuers and the Guarantors fail to comply with the above provisions or if the Exchange Offer Registration Statement or the shelf registration statement fails to become effective, then, as additional interest, amounts shall become payable in respect of the old notes as follows:

(a)	if (1) neither this registration statement nor the shelf registration statement is filed with the SEC within 120 days following January 28, 2005, the original issue date of the old notes or (2) notwithstanding that the Issuers and the Guarantors have consummated or will consummate the exchange offer, the Issuers and the Guarantors are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, additional interest shall accrue on the principal amount of the old notes at a rate of .25% per annum for the first 90 days immediately following each such filing date, such additional interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period; or

(b)	if (1) neither this registration statement nor a shelf registration statement is declared effective by the SEC on or prior to July 27, 2005, which is the 180th day following January 28, 2005, the original issue date of the old notes or (2) notwithstanding that the Issuers and the Guarantors have consummated or will consummate the exchange offer, the Issuers and the Guarantors are required to file a shelf registration statement and such shelf registration statement is not declared effective by the SEC on or prior to the 60th day following the date such shelf registration statement was filed, then, commencing on the day after either such required effective date, additional interest shall accrue on the principal amount of the old notes at a rate of .25% per annum for the first 90 days immediately following such date, such additional interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period; or

(c)	subject to certain customary exceptions, if (1) the Issuers and the Guarantors have not exchanged Exchange Notes for all old notes validly tendered in accordance with the terms of the exchange offer on or prior to September 5, 2005, which is the 220th day following January 28, 2005, the original issue date for the old notes or (2) if applicable, the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective at any time prior to the second anniversary of January 28, 2005, the original issue date of the old notes (other than after such time as all old notes have been disposed of thereunder), then additional interest shall accrue on the principal amount of the old notes at a rate of .25% per annum for the first 90 days commencing on (x) the 221st day after the closing date of the offering in the case of (1) above, or (y) the day such shelf registration statement ceases to be effective in the case of (2) above, such additional interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period.

However, the additional interest rate on the old notes we may be required to pay will not exceed in the aggregate 1.0% per annum. If the Issuers and the Guarantors are required to pay additional interest, the additional interest will cease to accrue:

•	upon the filing of this registration statement or a shelf registration statement, in the case of clause (a) above; or

•	upon the effectiveness of the exchange offer or a shelf registration statement, in the case of clause (b) above; or

•	upon the exchange of exchange notes for all notes tendered, in the case of clause (c)(1) above; or

•	upon the effectiveness of the shelf registration statement which had ceased to remain effective, in the case of clause (c)(2) above.

Any amounts of additional interest due pursuant to clause (a), (b) or (c) above will be payable in cash on the same original interest payment dates as the old notes.

Because the registration statement of which this prospectus forms a part was not declared effective by the SEC on or prior to July 26, 2005, which is the 180th day following the issuance of the old notes, we are required under the registration rights agreement to pay additional interest on the old notes at a rate of .25% per annum for the first 90 days immediately following July 26, 2005, and an additional .25% per annum during each subsequent 90-day period not to exceed in the aggregate 1.0% per annum until such time as the registration statement is declared effective. In addition, because the exchange offer will not be consummated on or prior to September 5, 2005, which is the 220th day following the issuance of the old notes, we will be required to pay additional interest on the old notes until the exchange offer is consummated. We will be required to pay such additional interest to holders of the old notes on October 15, 2005.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, the exchange notes will initially be issued in the form of one or more fully registered notes in global form without coupons. Each global note shall be deposited with the trustee, as custodian for, and registered in the name of DTC or a nominee thereof. The old notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

Except as set forth below, the global note may be transferred, in which but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global note may not be exchanged for notes in certificated form except in the limited circumstances described below.

The Global Notes

We expect that pursuant to procedures established by DTC

•	upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount of notes of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary, and

•	ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through:

•	records maintained by DTC or its nominee with respect to interests of persons who have accounts with DTC “participants” and

•	the records of participants with respect to interests of persons other than participants.

So long as DTC, or its nominee, is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium, if any, and interest on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the global notes, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture. Consequently, the ability to transfer notes or to pledge notes as collateral will be limited to such extent.

Notes that are issued as described below under “—Certified Notes,” will be issued in registered definitive form without coupons (each, a “Certificated Note”). Upon the transfer of Certificated Notes, such certificated notes may, unless the global note has previously been exchanged for certificated notes, be exchanged for an interest in the global note representing the principal amount of notes being transferred.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated notes, which it will distribute to its participants.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the laws of the State of New York,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic bookentry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

If (1) we notify the Trustee in writing that DTC is no longer willing or able to act as a depository and we are unable to locate a qualified successor within 90 days or (2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of exchange notes in definitive form under the indenture, then, upon surrender by DTC of its global note, certificated securities will be issued to each person that DTC identifies as the beneficial owner of the exchange notes represented by the global note. In addition, any person having a beneficial interest in a global note or any holder of old notes whose old notes have been accepted for exchange may, upon request to the Trustee or the Exchange Agent, as the case may be, exchange such beneficial interest or old notes for Certificated Notes.

Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

Neither we nor the Trustee shall be liable for any delay by DTC or any particular or indirect participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued).

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of material U.S. Federal income tax consequences of the exchange of old notes for exchange notes pursuant to this exchange offer, but does not address any other aspects of U.S. Federal income tax consequences to holders of old notes or exchange notes. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, and published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

Except as expressly stated otherwise, this summary applies only to U.S. holders that exchange old notes for exchange notes in this exchange offer and who hold the old notes as capital assets. It does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations and insurance companies). A “U.S. holder” means a beneficial owner of a note who purchased the notes pursuant to the offering and is, for U.S. Federal income tax purposes

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

•	a trust if:

•	a court within the United States is able to exercise primary supervision over the administration of the trust and

•	one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust or if such trust has purposely elected to be taxed as a U.S. person.

Persons considering the exchange of old notes for exchange notes should consult their own tax advisors concerning the U.S. Federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of an Old Note for an Exchange Note Pursuant to this Exchange Offer

The exchange by any holder of an old note for an exchange note should not constitute a taxable exchange for U.S. Federal income tax purposes. Consequently, no gain or loss will be recognized by holders that exchange old notes for exchange notes pursuant to this exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a holder’s tax basis in an exchange note will be the same as such holder’s tax basis in the old note exchanged therefor. Holders will be considered to have held the exchange notes from the time of their acquisition of the old notes.

U.S. holders

Original Issue Discount. The notes were issued with original issue discount (“OID”) for U.S. federal income tax purposes, and accordingly, U.S. holders of notes will be subject to special rules relating to the accrual of income for tax purposes. U.S. holders of notes generally must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, U.S. holders of the notes will include amounts in income in advance of the receipt of cash attributable to such amounts. However, U.S. holders of the notes generally will not be required to include separately in income cash payments received on such notes to the extent such payments constitute payments of previously included OID amounts.

Sale or Other Disposition of the Notes. A U.S. holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition and the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted basis in a note generally will be the U.S. holder’s cost therefor, increased by any OID included in gross income with respect to the note and decreased by any payments received by such holder with respect to the note.

This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. A U.S. holder may be subject to information reporting and backup withholding (currently at a rate of 28%) with respect to interest (including OID), and the proceeds from the sale or redemption of, a note, unless such holder (a) is an entity that is exempt from withholding (including, among others, corporations and certain tax-exempt organizations) and when required, demonstrates this fact, or (b) provides the payor with its correct taxpayer identification number (“TIN”) on the mandated form, which, for an individual, is ordinarily his or her social security number, and otherwise complies with applicable requirements of the backup withholding rules.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which this exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which this exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for QD LLC and QD Capital by O’Melveny & Myers LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2004, included in this prospectus have been so included in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

QDI, our parent, currently files annual and quarterly reports and other information with the SEC. Our requirement to file annual and quarterly reports and other information with the SEC after the registration statement described below is declared effective by the SEC will be satisfied by the filings QDI makes with the SEC. You may read and copy any reports, statements and other information that we or QDI file at the SEC public reference room at 100 F Street NE Washington, D.C. 20549. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the old notes and guarantees thereof. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in the prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Quality Distribution Inc.:

We have completed an integrated audit of Quality Distribution Inc.’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the Consolidated Statements of Operations for the years ended December 31, 2002, 2003 and 2004; Consolidated Balance Sheets as of December 31, 2003 and 2004; Consolidated Statements of Stockholders’ Deficit and Comprehensive Loss for the years ended December 31, 2002, 2003 and 2004 and Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2003 and 2004 present fairly, in all material respects, the financial position of Quality Distribution, Inc. and its subsidiaries (the “Company”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 17 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” as of July 1, 2003.

As discussed in Note 12 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002.

Internal control over financial reporting

Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing herein, that Quality Distribution Inc. did not maintain effective internal control over financial reporting as of December 31, 2004, because the Company did not maintain effective controls over refundable insurance deposits, self-insurance reserves, intercompany accounts or property and equipment, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment:

(i)	As of December 31, 2004, the Company did not maintain effective controls over the accuracy of cash on deposit with its insurers. Specifically, refundable insurance deposits were incorrectly recorded as prepaid assets and amortized as an operating expense. This control deficiency resulted in audit adjustments to the Company’s 2004 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of cash on deposit with insurers that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

(ii)	As of December 31, 2004, the Company did not maintain effective controls over the accuracy of self-insurance reserves and the related provisions. Specifically, the Company did not have an effective control to calculate self-insurance obligations. This control deficiency resulted in audit adjustments to self-insurance reserves and the related provisions in the Company’s 2004 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of self-insurance reserves and the related provisions that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

(iii)	As of December 31, 2004, the Company did not maintain effective controls over the completeness and accuracy of the reconciliation of intercompany transactions and balances. Specifically, the company did not reconcile intercompany balances that resulted from transactions with and between its subsidiaries. This control deficiency did not result in a misstatement to the Company’s consolidated annual or interim financial statements for 2004; however, this control deficiency could result in the misstatement of transportation revenue, other service revenue, fuel supplies and maintenance and other operating revenues and expenses that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

(iv)

As of December 31, 2004, the Company did not maintain effective control over the acquisition or disposal of property and equipment and the related gains and losses and depreciation expense. This control deficiency impacts the Company’s ability to ensure the existence of, and its ownership of, property and equipment recorded in its consolidated financial statements. This control deficiency did not result in a misstatement to the Company’s consolidated annual or interim financial statements for

2004; however, this control deficiency could result in a misstatement of property and equipment and the related gains and losses and depreciation expense that would result in a material misstatement to annual or interim financial statements that would not be prevented or detected. Accordingly, management determined that this control deficiency constitutes a material weakness.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2004 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

In our opinion, management’s assessment that Quality Distribution Inc. did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the COSO. Also, in our opinion, because of the effects of the material weaknesses described above on the achievement of the objectives of the control criteria, Quality Distribution Inc. has not maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO.

/s/ PRICEWATERHOUSECOOPERS LLP
Tampa, Florida PricewaterhouseCoopers LLP

March 31, 2005 with respect to our opinion
relating to the consolidated financial statements
and May 2, 2005 with respect to our
opinions relating to internal control over
financial reporting

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2002, 2003 and 2004

(In 000’s) Except Per Share Data

	2002	2003	2004
OPERATING REVENUES:
Transportation	$441,867	$479,719	$520,916
Other service revenue	68,862	70,110	70,607
Fuel surcharge	6,031	15,611	30,492

Total operating revenues	516,760	565,440	622,015

OPERATING EXPENSES:
Purchased transportation	301,921	360,303	420,565
Compensation	69,364	60,660	58,702
Fuel, supplies and maintenance	39,555	34,912	33,480
Depreciation and amortization	31,823	28,509	22,493
Selling and administrative	16,994	15,876	25,053
Insurance claims	18,427	32,209	22,793
Taxes and licenses	4,231	4,267	3,241
Communication and utilities	7,479	6,925	6,945
Loss on disposal of property and equipment	486	10	2,442
Impairment on property and equipment	—	—	2,923
PPI class action settlement and related expenses	—	—	8,314
CLC expenses	2,278	2,250	—
Restructuring charges	1,804	725	—

Total operating expenses	494,362	546,646	606,951

Operating income	22,398	18,794	15,064
Interest expense, net	33,970	29,984	22,343
Interest expense, transaction fees	10,077	700	—
Interest expense, preferred stock conversion	—	59,395	—
Gain on early debt extinguishment	—	(4,733)	—
Other expense	6	649	857

Loss before income taxes	(21,655)	(67,201)	(8,136)
Provision (benefit) for income taxes	1,443	(99)	2,421

Loss from continuing operations	(23,098)	(67,102)	(10,557)
Discontinued operations:
Loss from operations of discontinued divisions	(1,386)	—	—
Loss on disposal of discontinued divisions	(1,527)	—	—

Loss before cumulative effect of change in accounting principle	(26,011)	(67,102)	(10,557)
Cumulative effect of change in accounting principle	(23,985)	—	—

Net loss	(49,996)	(67,102)	(10,557)
Preferred stock and minority stock dividends	(6,021)	(4,540)	(145)

Net loss attributable to common stockholders	$(56,017)	$(71,642)	$(10,702)

PER SHARE DATA:
Basic:
Net loss from continuing operations per common stockholder	$(8.64)	$(12.51)	$(0.57)
Loss on discontinued operations	(0.87)	—	—
Cumulative effect of change in accounting principle	(7.12)	—	—

Net loss per common stockholders	$(16.63)	$(12.51)	$(0.57)

Diluted:
Net loss from continuing operations per common stockholder	$(8.64)	$(12.51)	$(0.57)
Loss on discontinued operations	(0.87)	—	—
Cumulative effect of change in accounting principle	(7.12)	—	—

Net loss per common stockholders	$(16.63)	$(12.51)	$(0.57)

Weighted average number of shares—basic	3,369	5,729	18,910
Weighted average number of shares—diluted	3,369	5,729	18,910

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2004

(In 000’s)

	2003	2004
ASSETS
Current assets:
Cash and cash equivalents	$955	$2,700
Accounts receivable, net	78,032	100,836
Current maturities of notes receivable from affiliates	676	839
Prepaid expenses	3,566	4,845
Prepaid tires	7,978	7,498
Other	2,055	2,071

Total current assets	93,262	118,789
Property and equipment, net	137,961	116,540
Assets held-for-sale	—	1,170
Goodwill	131,232	131,363
Intangibles, net	1,402	1,371
Notes receivable from affiliates	651	402
Other assets	9,871	9,663

Total assets	$374,379	$379,298

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$6,759	$1,400
Accounts payable	13,988	14,508
Affiliates and independent owner-operators payable	7,319	9,983
Accrued expenses	56,930	77,923
Income taxes payable	518	2,551

Total current liabilities	85,514	106,365
Long-term indebtedness, less current maturities	272,750	275,150
Environmental liabilities	19,689	14,415
Other non-current liabilities	13,712	14,463
Deferred tax liability	1,552	1,172

Total liabilities	393,217	411,565

Commitments and contingencies (Note 20)
Minority interest in subsidiary	1,833	1,833

STOCKHOLDERS’ DEFICIT
Common stock, no par value; 29,000 shares authorized; 18,992 issued at December 31, 2003 and 19,152 issued at December 31, 2004	357,580	357,777
Treasury stock, 111 and 114 shares at December 31, 2003 and 2004, respectively	(1,258)	(1,326)
Accumulated deficit	(169,569)	(180,271)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(14,689)	(18,042)
Stock purchase warrants	86	73
Unearned compensation, restricted stock	(1,502)	(1,077)
Stock subscriptions receivable	(1,730)	(1,645)

Total stockholders’ deficit	(20,671)	(34,100)

Total liabilities, minority interest and stockholders’ deficit	$374,379	$379,298

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT AND COMPREHENSIVE LOSS

For the Years Ended December 31, 2002, 2003 and 2004

(In 000’s)

	Comprehensive Loss	Shares of Common Stock	Common Stock	Treasury Stock	Accumulated Deficit	Stock Recapitalization	Accumulated Other Comprehensive Loss	Stock Purchase Warrants	Unearned Compensation Restricted Stock	Stock Subscription Receivables	Total Stockholders’ Deficit
Balance, December 31, 2001		3,437	105,564	(402)	(43,120)	(189,589)	(10,829)	—	—	(1,776)	(140,152)
Net loss (restated)	$(49,996)	—	—	—	(49,996)	—	—	—	—	—	(49,996)
Stock subscription receipts	—	—	(67)	—	—	—	—	—	—	67	—
Acquisition of treasury stock	—	—	—	(834)	—	—	—	—	—	—	(834)
Preferred stock accretion	—	—	—	—	(5,876)	—	—	—	—	—	(5,876)
Minority stock dividend	—	—	—	—	(145)	—	—	—	—	—	(145)
Adjustment to redemption amount of mandatorily redeemable common stock	—	—	—	—	1,210	—	—	—	—	—	1,210
Issuance of stock warrants	—	—	—	—	—	—	—	86	—	—	86
Translation adjustment	(441)	—	—	—	—	—	(441)	—	—	—	(441)
Change in value of derivatives	3,346	—	—	—	—	—	3,346	—	—	—	3,346
Pension plan minimum liability	(7,907)	—	—	—	—	—	(7,907)	—	—	—	(7,907)

Balance, December 31, 2002	$(54,998)	3,437	105,497	(1,236)	(97,927)	(189,589)	(15,831)	86	—	(1,709)	(200,709)

Net loss	$(67,102)	—	—	—	(67,102)	—	—	—	—	—	(67,102)
Issuance of common stock, net	—	7,900	120,638	—	—	—	—	—	—	—	120,638
Stock subscription receipts	—	—	(179)	—	—	—	—	—	—	179	—
Acquisition of treasury stock	—	—	—	(22)	—	—	—	—	—	—	(22)
Preferred stock accretion	—	—	—	—	(4,395)	—	—	—	—	—	(4,395)
Conversion of preferred stock to common stock	—	7,655	130,122	—	—	—	—	—	—	(200)	129,922
Minority stock dividend	—	—	—	—	(145)	—	—	—	—	—	(145)
Translation adjustment	(230)	—	—	—	—	—	(230)	—	—	—	(230)
Issuance of restricted stock, net	—	—	1,502	—	—	—	—	—	(1,502)	—	—
Pension plan minimum liability	1,372	—	—	—	—	—	1,372	—	—	—	1,372

Balance, December 31, 2003	$(65,960)	18,992	$357,580	$(1,258)	$(169,569)	$(189,589)	$(14,689)	$86	$(1,502)	$(1,730)	$(20,671)

Net loss	$(10,557)	—	—	—	(10,557)	—	—	—	—	—	(10,557)
Minority stock dividend	—	—	—	—	(145)	—	—	—	—	—	(145)
Issuance of restricted stock	—	125	418	—	—	—	—	—	(418)	—	—
Vesting/forfeiture of restricted stock	—	—	(240)	—	—	—	—	—	843	—	603
Stock warrant exercise	—	35	13	—	—	—	—	(13)	—	—	—
Acquisition of treasury stock	—	—	—	(68)	—	—	—	—	—	85	17
Issuance non-employee options	—	—	6	—	—	—	—	—	—	—	6
Translation adjustment, net of a deferred tax provision of $93.	707	—	—	—	—	—	707	—	—	—	707
Pension plan minimum liability, net of a deferred tax benefit of nil	(4,060)	—	—	—	—	—	(4,060)	—	—	—	(4,060)

Balance, December 31, 2004	$(13,910)	19,152	$357,777	$(1,326)	$(180,271)	$(189,589)	$(18,042)	$73	$(1,077)	$(1,645)	$(34,100)

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2002, 2003 and 2004

(In 000’s)

	2002	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(49,996)	$(67,102)	$(10,557)
Adjustments to reconcile to net cash and cash equivalents provided by operating activities:
Deferred income taxes	90	796	(473)
Depreciation and amortization	31,823	28,509	22,493
Bad debt expense	6,801	1,573	2,526
Foreign currency transaction loss	—	937	652
Cumulative effect of change in accounting principle	23,985	—	—
Loss on disposal of property and equipment	2,049	10	2,442
Impairment loss on property and equipment	—	—	2,923
Amortization of bond carrying value	(1,307)	(2,276)	—
Amortization of restricted stock	—	—	609
Write-off/amortization of deferred financing costs	10,481	1,421	1,690
Write-off of excess of bond carrying value and deferred financing costs	—	(7,529)	—
Write-off of Power Purchasing, Inc. receivables	2,787	3,314	—
Preferred stock dividend accretion recorded as interest expense	—	3,457	—
Interest expense recorded on conversion of preferred stock	—	59,395	—
Paid-in-kind interest	2,296	3,735	—
Changes in assets and liabilities:
Accounts and other receivable	2,819	(5,997)	(25,330)
Notes receivable from affiliates	—	(98)	87
Prepaid expenses	578	1,600	(1,279)
Prepaid tires	1,074	(84)	479
Other assets	(1,816)	369	(256)
Accounts payable and accrued expenses	(8,380)	4,179	23,347
Affiliates and independent owner-operators payable	5,674	(3,285)	2,664
Other liabilities	(3,912)	(4,524)	(8,583)
Current income taxes	786	(1,051)	2,033

Net change in assets and liabilities	(3,177)	(8,891)	(6,838)

Net cash provided by operating activities	25,832	17,349	15,467

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(15,286)	(8,892)	(9,916)
Acquisition of tank wash facility	—	—	(131)
Acquisition of assets	—	(6,100)	(650)
Proceeds from sales of property and equipment	8,117	2,611	3,094

Net cash used in investing activities	(7,169)	(12,381)	(7,603)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds (payments) on revolver	(4,500)	(14,730)	3,800
Issuance of preferred stock	10,000	—	—
Proceeds from issuance of long-term debt	—	264,650	—
Payments on revolver	—	—	(5,000)
Principal payments on long-term debt and capital lease obligations	(12,984)	(362,202)	(1,759)
Deferred financing fees	(5,501)	(12,923)	(1,241)
Increase (decrease) in book overdraft	(5,836)	1	(1,742)
Net proceeds from stock issuance	—	120,638	—
Other stock transactions	(1,032)	(22)	17
Minority stock dividends	(145)	(145)	(145)

Net cash (used in) provided by financing activities	(19,998)	(4,733)	(6,070)

Net increase (decrease) in cash and cash equivalents	(1,335)	235	1,794
Effect of exchange rate changes on cash	(216)	59	(49)
Cash, beginning of year	2,212	661	955

Cash, end of year	$661	$955	$2,700

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$32,079	$24,946	$19,293

Income taxes	$129	$169	$1,464

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
Minimum pension liability accrual	$7,907	$(1,372)	$4,060

Accretion of dividends on preferred stock	$5,876	$4,395	$—

Exchange Offer reduction in debt	$45,415	$—	$—

Original capital lease obligation	$881	$—	$—

Adjustment to redemption amount of mandatorily redeemable common stock	$1,210	$—	$—

Conversion of preferred stock to common stock	$—	$70,527	$—

The accompanying notes are an integral part of these consolidated financial statements.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2002, 2003 and 2004

1. BUSINESS ORGANIZATION

Quality Distribution, Inc. (the “Company” or “QDI”) and its subsidiaries are engaged primarily in truckload transportation of bulk chemicals in North America. The Company conducts a significant portion of its business through a network of company terminals, affiliates and independent owner-operators. Affiliates are independent companies, which enter into one to five year renewable contracts with the Company. Affiliates are responsible for paying for their own power equipment (including debt service), fuel and other operating costs. Certain affiliates lease trailers from the Company. Owner-operators are independent contractors, who, through a contract with us, supply one or more tractors and drivers for our use. Contracts with owner-operators may be terminated by either party on short notice. We charge affiliates and third parties for the use of tractors and trailers as necessary. In exchange for the services rendered, affiliates and owner-operators are normally paid a percentage of the revenues generated for each load hauled.

Historical financial information contained herein has been adjusted to reflect the sale of the discontinued operations, consisting of the Canadian petroleum and mining trucking divisions and the Internet load brokerage subsidiary of QDI in the second quarter of 2002.

The Initial Public Offering

On November 13, 2003, QDI consummated its initial public offering (the “IPO”) of 7,875,000 shares of its common stock at $17.00 per share. On this date, we sold an additional 25,000 shares of common stock to an existing shareholder for $11.63 per share as a result of the exercise of his preemptive rights in connection with the preferred stock conversion (Note 17). Our subsidiary, Quality Distribution, LLC (“QD LLC”), concurrently consummated (a) the private offering of $125 million aggregate principal amount of 9% Senior Subordinated Notes due 2010 and (b) the entry into a new credit facility consisting of a $140 million delayed draw term loan facility, a $75 million revolving credit facility, and a $20 million pre-funded letter of credit facility (Note 14).

The total proceeds from the above transactions were $399.2 million. Net proceeds of $376.8 million, after deducting $22.4 million of underwriting discounts, commissions and related expenses, were used to pay existing debt balances with higher interest rates (Note 14).

Discontinued Operations

Historical financial information contained herein has been adjusted to reflect the discontinued operations resulting from the sale of certain non-guarantor subsidiaries’ assets in the second quarter of 2002. These subsidiaries consisted of the petroleum trucking division and mining trucking operation of Levy, and Bulknet, our internet load brokerage subsidiary.

The operations and asset disposition information of the discontinued divisions are as follows (in thousands):

Year Ended December 31, 2002
Revenue	$5,117
Operating expenses	6,503

Operating loss	$(1,386)

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

The loss on disposal of these divisions during fiscal year 2002 is as follows (in thousands):

Carrying value of assets sold in 2002:
Petroleum and mining trucking divisions	$5,450
Bulknet	392
Proceeds	(4,315)

Loss on disposal	$1,527

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of QDI and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Minority interest reflects outstanding preferred stock of Chemical Leaman Corp. (“CLC”), a subsidiary of QDI.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents. Book overdrafts are included in accounts payable.

Allowance for Uncollectible Receivables

We have established a reserve for uncollectible receivables based on a combination of historical data, cash payment trends, specific customer issues, write-off trends, general economic conditions and other factors. These factors are continuously monitored by our management to arrive at the estimate for the amount of accounts receivable that may be ultimately uncollectible. The receivables analyzed include trade receivables, as well as loans and advances made to owner-operators.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of tires, parts, fuel and supplies for servicing our revenue equipment (tractors and trailers). They are classified within “Other Current Assets” on the Consolidated Balance Sheets.

Property and Equipment and Impairment on Long-Lived Assets

Property and equipment expenditures, including tractor and trailer rebuilds that extend the useful lives of such equipment, are capitalized and recorded at cost. Tractors and trailers under capital leases are stated at the present value of the minimum lease payments at the inception of the lease. Depreciation, including amortization of tractors and trailers under capital leases, is computed on a straight-line basis over the estimated useful lives of the assets or the lease terms, whichever is shorter, to an estimated salvage value. The estimated useful lives are:

Useful Lives in Years
Buildings and improvement	10-25
Tractors and trailers	5-15
Terminal equipment	7
Furniture and fixtures	3-5
Other	3-10

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

Maintenance and repairs are charged to operating expense when incurred. Major improvements that extend the lives of the assets are capitalized. We assess whether there has been an impairment of long-lived assets and definite lived intangibles in accordance with Statement of Financial Accounting Standards (“SFAS”) 144, “Accounting for the Impairment and Disposal of Long-Lived Assets.” If the carrying value of an asset, including associated intangibles, exceeds the sum of estimated undiscounted future cash flows, then an impairment loss is recognized for the difference between estimated fair value and carrying value. When assets are disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gains or losses are reflected in operating expenses. We incurred a non-cash, pre-tax charge of $0.4 million impairment in the fourth quarter of 2004 for trailers not being utilized in our Mexican operations.

Assets Held-for-Sale

We conducted a review of our fleet requirements during the fourth quarter of 2004. As a result of that review, we determined that there are a group of trailers which were in excess of our needs and which we classified as held-for-sale. We incurred a non-cash pre-tax charge for impairment under the held-for-sale model, of approximately $2.5 million during the fourth quarter of 2004. We believe the sale of such trailers will generate cash. The net book value of these assets after the impairment charge is $1.2 million.

Goodwill and Intangible Assets

We adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) effective January 1, 2002. See Note 12 to the consolidated financial statements. Under SFAS 142 we review our goodwill balances for impairment in the second quarter of our fiscal year or more frequently if impairment indicators arise. Prior to January 1, 2002, goodwill and other intangible assets were evaluated for recoverability whenever adverse effects or changes in circumstances indicated that the carrying amount may not have been recoverable. Impairments were computed if future discounted cash flows and earnings from operations were not expected to be sufficient to recover goodwill and other long-lived assets. The carrying amounts of goodwill were then reduced by the amount of the impairment.

Incentive Stock Option Plans

We use Accounting Principles Board Opinion No. 25, “Accounting for Stock-Based Compensation,” and the related interpretations to account for our stock option plans described in Note 19. No compensation cost has been recorded at the grant dates, as the option price has been greater than or equal to the market price of the common stock on the applicable measurement date for all options issued. We adopted the disclosure provisions of SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS 123, ‘Accounting for Stock-Based Compensation,’” for disclosure purposes in 2002.

The stock of QDI was not traded publicly prior to the IPO on November 13, 2003. The pro forma fair value of options granted during 2003 and 2004 (2002 is not applicable) are based upon the Black-Scholes option-pricing model using the following criteria:

	2003	2004
Risk free rate	3.59%	3.62%
Expected life	6 years	6 years
Volatility	28%	62%
Expected dividend	nil	nil

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

The pro forma fair value of stock options granted in 2004 was $3.2 million and in 2003 it was $9.5 million. No options were granted in 2002. In October 2002, members of senior management forfeited 180,200 options previously granted. At December 31, 2004, a total of 41,615 authorized shares remain available for granting under our 2003 Stock Option Plan.

Had compensation cost been determined based upon the fair value at the grant date for awards under the option plans consistent with the method described in SFAS 123, our net loss and loss per common share would have been as follows for the years ended December 31:

	2002	2003	2004
Net loss attributable to common stockholders (in thousands):
As reported	$(56,017)	$(71,642)	$(10,702)
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of $0 related tax effects	(318)	(167)	(2,324)
Add: Restricted stock compensation expense included in net income (loss) attributable to common stockholders as reported	—	—	609

Pro forma	$(56,335)	$(71,809)	$(12,417)

Weighted average number of shares (in thousands)—basic	3,369	5,729	18,910
Weighted average number of shares (in thousands)—diluted	3,369	5,729	18,910

Loss per common share:
As reported—basic	$(16.63)	$(12.51)	$(0.57)
Pro forma—basic	$(16.72)	$(12.53)	$(0.66)
As reported—diluted	$(16.63)	$(12.51)	$(0.57)
Pro forma—diluted	$(16.72)	$(12.53)	$(0.66)

Due to the issuance of stock options, representing 200,000 shares to an executive who started with us, we recognized $6,200 of compensation expense for the year ending December 31, 2004 and will recognize approximately $125,000 in compensation expense for each of the subsequent four more years.

Other Assets—Deferred Loan Costs

As of December 31, 2003 and 2004, deferred loan costs included in other assets totaled $8.6 million and $8.2 million, respectively. In conjunction with the payment of our previously outstanding debt balances through proceeds from the IPO and issuance of new debt (Note 14), in fiscal year 2003, we expensed the remaining deferred loan costs of $5.5 million related to debt that was paid off and recorded the charge as a reduction of the gain on debt extinguishment. In addition, we capitalized the portion of transaction expenses incurred in the issuance of new debt and a new credit agreement. The debt issuance costs at December 31, 2004 are being amortized using the effective interest rate method over the life of the related debt.

Reclassification

Certain prior period amounts have been reclassified to conform to the current year presentation.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

Accrued Loss, Damage and Environmental Claims

Through September 14, 2001, we maintained liability insurance for bodily injury and property damage with no deductible. From September 15, 2001 to September 14, 2002, liability insurance for bodily injury and property damage was covered in the amount of $75.0 million per incident, with a $2.0 million deductible. There was no aggregate limit on this coverage. As of September 15, 2002 to September 14, 2003, liability insurance for bodily injury and property damage had an aggregate limit on the coverage in the amount of $55.0 million, with a $5.0 million per incident deductible. As of September 15, 2003, liability insurance for bodily insurance and property damage had an aggregate limit on the coverage in the amount of $40.0 million, with a $5.0 million per incident deductible. We currently maintain workers’ compensation insurance coverage with a $1.0 million deductible. We have accrued for the estimated self-insured portion of bodily injury, property damage and workers’ compensation claims including losses incurred but not reported.

We are self-insured for damage or loss to the equipment we own or lease, for any cargo losses and for non-trucking pollution legal liability. We have accrued for the estimated cost of claims reported and losses incurred but not reported.

We are self-insured as to certain insurance policies that the former vice president of PPI failed to renew for PPI’s customers yet continued to collect premiums in violation of state insurance laws (Note 1). We have accrued for the estimated cost of claims reported and losses incurred but not reported for these policies for the periods until third-party insurance was obtained. As of March 2004, all insurance policies for PPI’s customers had been placed with insurance companies, and we are not liable for future losses incurred on these policies.

We transport chemicals and hazardous materials and operate tank wash facilities. As such, our operations are subject to various environmental laws and regulations. We have been involved in various litigation and environmental matters arising from these operations. Reserves are recorded when it is probable that a liability has been incurred and when the amount of the liability can be reasonably estimated. These reserves are not recorded on a discounted basis. These reserves include estimates of contractor costs, materials, reimbursement of environmental agency oversight costs, company environmental engineering department salaries and benefits and costs for consultants and advisors.

Fair Value of Financial Instruments

The carrying amounts reported in the accompanying balance sheets for cash, accounts receivable, and accounts payable approximate fair value because of the immediate or short-term maturities of these financial instruments.

The fair value of our 9% Senior Subordinated Notes was based on the quoted market prices. The fair value of our 9% Senior Subordinated Notes was approximately $130.6 million and $124.7 million at December 31, 2003 and 2004, respectively. The book value of our remaining variable and fixed rate debt approximated fair market value at December 31, 2003 and 2004.

Revenue Recognition

Transportation revenue, including fuel surcharges, and related costs are recognized on the date freight is delivered. Other service revenues, consisting primarily of lease revenues from affiliates, owner-operators and third parties, are recognized ratably over the lease period. Tank wash revenues are recognized when the wash is performed. Insurance brokerage revenues are recorded as a contractual percentage of premiums received ratably

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

over the period that the insurance covers. We recognize all revenues, including the premiums for the insurance policies that were not renewed with third-party insurance carriers in connection with the restatement at PPI, on a gross basis as the principal and primary obligor with risk of loss in relation to our responsibility for completion of services as contracted by our customers.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Other Comprehensive Loss

The translation from Canadian dollars and Mexican pesos to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate in effect during the period. The gains or losses, net of income taxes, resulting from such translation are included in stockholders’ deficit as a component of accumulated other comprehensive loss. Gains or losses from foreign currency transactions are included in other expense.

The components of accumulated other comprehensive loss are as follows at December 31 (in thousands):

	2003	2004
Pension plan minimum liability (Note 16)	$13,030	$17,090
Foreign currency translation adjustment	1,659	952

	$14,689	$18,042

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets also are recognized for credit carryforwards. Deferred tax assets and liabilities are measured using the enacted rates applicable to taxable income in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of the change in tax rates is recognized in income in the period that includes the enactment date. An assessment is made as to whether or not a valuation allowance is required for the realizability of deferred tax assets.

Earnings (Loss) Per Share

Basic earnings (loss) per share is calculated based on the weighted average common shares outstanding during each period. Diluted earnings (loss) per share includes the dilutive effect, if any, of common equivalent shares outstanding during each period.

New Accounting Pronouncements

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law. This legislation contains a number of changes to the Internal Revenue Code that may affect us. We are in the process of analyzing the law in order to determine its effects, if any, on our consolidated financial position and results of operations.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payments.” SFAS No. 123(R) would require the Company to measure all employee stock-based compensation awards using a fair-value method and record such expense in its consolidated financial statements. The adoption of SFAS No. 123(R) will require additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning in the quarter ending September 30, 2005. The effect of the adoption of SFAS No. 123(R) is expected to be comparable to the effect disclosed on a pro forma basis as a result of applying the current fair-value recognition provisions of SFAS No. 123 as shown in Note 2 herein.

3. EARNINGS PER SHARE

A reconciliation of the numerators and denominators of the basic and diluted earnings (loss) from continuing operations per earnings per share computations follows:

	December 31, 2002			December 31, 2003			December 31, 2004
(In 000’s except per share amounts)	Earnings (loss) from continuing operations (numerator)	Shares (denominator)	Per- share amount	Earnings (loss) from continuing operations (numerator)	Shares (denominator)	Per- share amount	Earnings (loss) from continuing operations (numerator)	Shares (denominator)	Per- share amount
Basic loss available to common shareholders per EPS:
Net earnings (loss) from continuing operations	$(23,098)			$(67,102)			$(10,557)
Dividends and accretion on preferred stock and minority stock dividends	(6,021)			(4,540)			(145)

Earnings (loss)	(29,119)	3,369	$(8.64)	(71,642)	5,729	$(12.51)	(10,702)	18,910	$(0.57)

Effect of dilutive securities:
Stock options	—	—		—	—		—	—

Diluted loss available to common shareholders per EPS:
Earnings (loss)	$(29,119)	3,369	$(8.64)	$(71,642)	5,729	$(12.51)	$(10,702)	18,910	$(0.57)

The effect of our preferred stock dividends was not included in the computation of diluted earnings per share for the year ended December 31, 2004 because the preferred stock was redeemed in fiscal year 2003. The effect of our warrants, which represent the shares shown in the table below are not included in the computation of diluted earnings per share for each of the three years ended December 31, 2004 because they are anti-dilutive. Stock options representing the shares shown in the table below are not included in the computation of diluted earnings per share for the three years ended December 31, 2004 because they are anti-dilutive. Restricted stock options representing the shares shown in the table below are not included in the computation of diluted earnings per share for each of the three years ended December 31, 2004 because they are anti-dilutive.

Potential per share issuance:

	For the years ended December 31,
(In thousands)	2002	2003	2004
Outstanding Warrants	291	291	247
Stock options	99	2,083	2,451
Restricted Stock	—	88	125

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

4. ACQUISITION OF COMPETITOR’S LINE OF BUSINESS

On December 31, 2003, we paid $6.1 million to purchase the following assets of a competitor: (a) 174 trailers, (b) the customer lists and customer contracts of substantially all of the competitor’s liquid chemical and liquid edible businesses, (c) all leasehold improvements at the competitor’s Hoquiam, WA terminal and (d) all leasehold interests of the competitor at the Hoquiam, WA terminal, including, at our option, the assignment of the rights of the property lease or a termination of the lease and the execution of a new lease on the same property. Pursuant to the agreement, we agreed to pay an additional amount up to $0.3 million calculated as $0.3 million less $5,500 times the number of liquid edible business drivers and $6,500 times the number of liquid chemical business drivers that were employed by the competitor immediately preceding the closing of the agreement and are not employed by us 60 days from the closing date. We allocated $5.4 million of the purchase price to the equipment purchased, $0.2 million to identifiable intangibles with five year lives and $0.5 million to goodwill. As the amount of the holdback contingent on driver employment was not determinable at closing, no amount was recorded as of December 31, 2003. In the second quarter of 2004, we paid $0.1 million and recorded such amount as additional goodwill.

5. DERIVATIVES

From time to time, we use derivative financial instruments to reduce our exposure to market risk from changes in interest rates and foreign exchange rates. The instruments primarily used to mitigate these risks were interest rate swaps and foreign exchange contracts. All derivative instruments held by us are designated as cashflow hedges and, accordingly, the gains and losses from changes in derivative fair values were recognized as comprehensive income as required by SFAS 133, “Accounting For Derivative Instruments and Hedging Activities.” Gains and losses upon settlement were recognized in the statement of operations or recorded as part of the underlying asset or liability as appropriate. We were exposed to credit related losses in the event of nonperformance by counterparties to these financial instruments; however, counterparties to these agreements were major financial institutions, and the risk of loss due to nonperformance was considered by management to be minimal. We do not hold or issue interest rate swaps or foreign exchange contracts for trading purposes.

We had approximately $343.9 million of variable interest rate debt outstanding at the beginning of fiscal 2002. We entered into interest rate swap agreements designated as a partial hedge of our portfolio of variable rate debt. The purpose of these swaps was to fix interest rates on variable rate debt and reduce certain exposures to interest rate fluctuation.

On February 26, 2001, we entered into swap agreements on $30 million and $100 million of our variable interest rate debt. We paid counterparties interest at fixed rates of 4.96% and 5.155%. Counterparties paid us interest at a variable rate equal to LIBOR. These agreements matured and renewed every three months and terminated on August 1, 2002 and July 2, 2002, respectively. On March 21, 2001, we entered into a swap agreement on $30 million of our variable interest rate debt. We paid counterparties interest at a fixed rate of 4.765%. Counterparties paid us interest at a variable rate equal to LIBOR. This agreement matured and renewed every three months and terminated September 22, 2002.

At December 31, 2004 and 2003, we had no active swap agreements.

6. OTHER OPERATING CHARGES

Our operating income has been impacted by several charges in 2002, 2003 and 2004. We have incurred severance, fringe benefits and other related expenses from cost cutting measures and consolidating terminals that

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

resulted in charges totaling $1.8 million and $0.7 million in 2002 and 2003, respectively (see Note 10). In addition, we had charges related to the prior operations of Chemical Leaman of $2.3 million in both 2003 and 2002, related to insurance claims associated with the operations of predecessor companies incurred prior to the merger in 1998. In 2004, we had a fixed asset impairment charge of $2.9 million and a $8.3 million PPI class action and related charges, which includes $2.9 million for the settlement of such lawsuits, and $5.4 million of professional fees.

7. GAIN ON DEBT EXTINGUISHMENT

Substantially all of our outstanding indebtedness and that of our subsidiary, Quality Distribution LLC (“QD LLC”), was extinguished and refinanced in connection with the IPO and the concurrent private offering by QD LLC of the $125 million aggregate principal amount of 9% Senior Subordinated Notes due 2010 (the “9% Senior Subordinated Notes”) and the entry into a credit facility consisting of a $140 million delayed drawn term loan facility (the “Term Loan”), a $75 million revolving credit facility and a $20 million pre-funded letter of credit facility (the “Revolver”) (Note 14). Concurrently with these transactions, we prepaid the previously existing term loan and revolving credit facility. On December 15, 2003, we redeemed all the outstanding Series B 10% Senior Subordinated Notes due 2006 of QDI, the 12 1/2% Senior Subordinated Secured Notes due 2008 of QD LLC (the “12.5% Senior Subordinated Notes”) and the 12% Junior Subordinated Pay-in-kind Notes of QDI (the “Junior PIK Notes”), (collectively, the “Redeemed Notes”) and paid all expenses and premiums incurred in connection therewith.

We recorded a net gain on debt extinguishment of $4.7 million. The bond carrying values on the date of redemption of the 12.5% Senior Subordinated Notes and Junior PIK Notes, $11.2 million and $1.8 million, respectively, were recorded as part of the net gain on debt extinguishment.

8. SELECTED QUARTERLY FINANCIAL DATA (Unaudited) (In thousands, except per share data)

	Quarter Ended
	March 31	June 30	September 30	December 31
2004
Operating revenues	$151,185	$157,429	$158,410	$154,991
Operating income (loss)	6,246	(2,210)	9,066	1,962
Net income (loss)	962	(7,862)	2,751	(6,408)
Income (loss) per share—basic	0.05	(0.42)	0.15	(0.35)
Income (loss) per share—diluted	0.05	(0.42)	0.14	(0.35)

2003
Operating revenues	$137,015	$143,632	$145,396	$139,397
Operating income (loss)	8,593	9,541	6,393	(5,733)
Net income (loss)	1,835	2,209	(3,336)	(67,810)
Income (loss) per share—basic	0.55	0.65	(1.00)	(4.95)
Income (loss) per share—diluted	0.51	0.62	(1.00)	(4.95)

Results for the fourth quarter of 2004 include a non-cash charge of $2.9 million for the impairment of trailers, executive search and relocation costs of $1.1 million and a charge of $3.5 million to settle our PPI class action lawsuit and related expenses, which were partially offset by a $1.8 million reduction in fines and penalties related to the irregularities at PPI. Results for the fourth quarter of 2003 include a non-cash charge of $59.4 million for the conversion of preferred stock into common stock and a $4.7 million gain on the early extinguishment of debt, both in connection with our initial public offering in November of 2003. The 2003 fourth

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

quarter results also include an $8.1 million charge (including $3.0 million for associated fines and penalties) relating to irregularities at PPI, a non-core subsidiary, a $2.3 million charge relating to prior period insurance claims of a bankrupt insurer, a $0.7 million restructuring charge and a $4.0 million adjustment for adverse development with respect to certain insurance claims.

9. GEOGRAPHIC SEGMENTS

Our operations are located primarily in the United States, Canada, and Mexico. Inter-area sales are not significant to the total revenue of any geographic area. Information about our operations in different geographic areas for the years ended December 31, 2002, 2003 and 2004 is as follows (in thousands):

	2002
	U.S.	International	Eliminations	Consolidated
Operating revenues	$508,205	$8,555	$—	$516,760
Operating income	22,137	261	—	22,398
Identifiable assets	363,700	31,888	(14,002)	381,586
Depreciation and amortization	30,297	1,526	—	31,823
Capital expenditures	15,221	65	—	15,286

	2003
	U.S.	International	Eliminations	Consolidated
Operating revenues	$524,009	$41,431	$—	$565,440
Operating income	13,848	4,946	—	18,794
Identifiable assets	366,868	20,224	(12,713)	374,379
Depreciation and amortization	25,508	3,001	—	28,509
Capital expenditures	14,268	724	—	14,992

	2004
	U.S.	International	Eliminations	Consolidated
Operating revenues	$577,661	$44,354	$—	$622,015
Operating income	11,327	3,737	—	15,064
Identifiable assets	367,855	11,443	—	379,298
Depreciation and amortization	19,887	2,606	—	22,493
Capital expenditures	10,657	40	—	10,697

10. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at December 31 (in thousands):

	2003	2004
Trade accounts receivable	$80,711	$97,079
Affiliate and owner-operator receivables	2,403	2,087
Employee receivables	91	16
Insurance receivable—PPI class action settlement	—	5,875
Other receivables	1,132	3,007

	84,337	108,064
Less allowance for doubtful accounts	(6,305)	(7,228)

	$78,032	$100,836

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

The activity in the allowance for doubtful accounts for each of the three years ended December 31 is as follows (in thousands):

	2002	2003	2004
Balance, beginning of period	$8,872	$7,446	$6,305
Additions	6,801	1,573	2,526
Write-offs	(8,227)	(2,714)	(1,603)

Balance, end of period	$7,446	$6,305	$7,228

For 2002, 2003 and 2004, the Dow Chemical Company accounted for approximately 12.8%, 11.3% and 10.2% of our operating revenues, respectively.

11. FIXED ASSETS

Property and equipment consisted of the following at December 31 (in thousands):

	2003	2004
Land and improvements	$12,290	$12,068
Buildings and improvements	20,224	17,967
Revenue equipment	261,749	228,596
Other equipment	47,513	35,525

Total property and equipment	341,776	294,156
Accumulated depreciation	(203,815)	(177,616)

Property and equipment, net	$137,961	$116,540

Depreciation expense was $31.1 million, $28.1 million and $22.2 million for the years ending December 31, 2002, 2003 and 2004, respectively. The capitalized cost of equipment under capital leases is included in revenue equipment in the above schedule. Our capital leased equipment consisted of the following at December 31, 2003 (in thousands):

2003
Other equipment	$865
Less accumulated depreciation	(107)

$758

At December 31, 2003 and 2004, the capital lease obligation was nil and $0.4 million, respectively, and is included in current maturities of indebtedness. At December 31, 2004 we had a net book value of $1.2 million of trailers held-for-sale.

12. GOODWILL AND INTANGIBLE ASSETS

Intangible Assets

Intangible assets consist of a $1.1 million intangible pension plan asset and $0.3 million of non-compete agreements with lives ranging from 1 – 10 years, customer lists and customer contracts acquired from a competitor with lives of 5 years (Note 4). During 2003, $2.2 million of intangible assets became fully amortized.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

Accumulated amortization of the remaining intangible assets was $0.1 million and $0.2 million at December 31, 2003 and 2004, respectively. The gross amount of intangible assets at December 31, 2003 and 2004 was $1.5 million and $1.6 million, respectively.

Amortization expense for the years ended December 31, 2002, 2003 and 2004 was $0.7 million, $0.4 million and $0.1 million, respectively. Remaining intangible assets, except the pension plan asset, will be amortized to expense as follows (in thousands):

2005	$112
2006	105
2007	40
2008	40
2009 and after	—

Goodwill

Effective January 1, 2002, we adopted the provisions of SFAS 142, “Goodwill and Other Intangible Assets.” As a result of the adoption of SFAS 142, the amortization of goodwill ceased. Under SFAS 142, goodwill is subject to an annual impairment test as well as impairment assessments of certain triggering events. SFAS 142 requires us to compare the fair value of the reporting unit to its carrying amount to determine if there is a potential impairment. If the fair value of the reporting unit is less than its carrying amount, an impairment loss is recorded to the extent the carrying amount of the goodwill within the reporting unit is greater than the implied fair value of goodwill.

As an initial step in the implementation process, we evaluated our reporting unit structure identifying three reporting units: transportation operations, insurance operations and Mexican operations. The company allocated all of the goodwill to the transportation operations as it principally resulted from the acquisition of CLC. As a result of our initial impairment test, an impairment adjustment of $24.0 million was charged to earnings as a cumulative effect of a change in accounting principle at January 1, 2002. There were several factors that led to the conclusion that an impairment charge was warranted. These factors included several consecutive years of declining revenues and operating losses, an uncertain economic environment exacerbated by the events of September 11, 2001, increased insurance costs for the foreseeable future and the highly leveraged nature of the company. No tax benefit was recorded in connection with this charge. The fair value of the reporting unit was determined based on a combination of EBITDA multiples derived from other comparable publicly traded companies and present value techniques.

We selected the second quarter to perform its annual impairment test. While our equity was publicly traded during the periods in which the analysis was performed in 2004, it was extremely volatile and it had only begun trading in November 2003. Therefore, we used a combination of discounted cash flows and EBITDA multiples to estimate the fair value of the reporting units. Projections for future cash flows were based on our recent operating trends. EBITDA multiples were derived from other comparable publicly traded companies. The discount rate used to discount cash flows was based on our weighted average cost of capital. No impairment was determined to have occurred as of June 30, 2004, since the calculated fair value exceeded the carrying amount. The factors used in deriving the estimate of the fair value included improving economic conditions, increasing revenues and operating income during 2004 and the knowledge that we were able to renegotiate our debt structure to extend the maturity. Furthermore, based on these factors and the initial public offering of our common stock in November 2003, no impairment was determined to have occurred as of December 31, 2003.

Our goodwill assets as of December 31, 2003 and 2004 were $131.2 million and $131.4 million, respectively. Goodwill increased $0.5 million in 2003 due to the purchase of a line of business. We increased goodwill in 2004 by $131 thousand due to the contingent payment described in Note 4.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

13. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable includes $7.3 million and $5.5 million of book overdrafts at December 31, 2003 and 2004, respectively.

Accrued expenses include the following at December 31 (in thousands):

	2003	2004
Loss and damage claims	$27,421	$33,670
Environmental liabilities	9,286	11,183
Salaries, wages and benefits	3,921	4,626
Restructure reserve	500	11
Accrued interest	1,781	3,225
Pension	4,844	4,844
PPI class action settlement	—	8,750
Other	9,177	11,614

	$56,930	$77,923

We have a $5.9 million insurance receivable classified within “Accounts Receivable” to partially offset the PPI settlement. Pursuant to the terms of the settlement agreement, there is no right of offset. Therefore, we recorded it as a receivable.

During 2001, 2002 and 2003, we initiated cost cutting measures as part of a company-wide reorganization. The costs associated with this reorganization include severed employees’ wages and benefits. We accrued $1.0 million in 2001, $1.8 million in 2002 and $0.7 million in 2003. Cash outlays for the employee severance during fiscal year 2004 were almost $0.5 million. We expect severance costs to be fully paid out by March 31, 2005. The reconciliation of the activity is as follows (in thousands):

	2002	2003	2004
Beginning Balance	$471	$990	$500
Additions	1,804	725	—
Payments	(1,285)	(1,215)	(489)

Ending Balance	$990	$500	$11

14. LONG-TERM INDEBTEDNESS

Long-term debt consisted of the following at December 31 (in thousands):

	2003	2004
Term loan	$139,650	$138,250
Revolving credit facility	2,000	5,800
9% senior subordinated notes due 2010	125,000	125,000
Line of credit	5,359	—
Series B floating interest rate subordinated term notes, principal due in 2006, interest payable semi-annually at LIBOR plus 4.81%	7,500	7,500

Long-term debt, including current maturities	279,509	276,550
Less current maturities of long-term debt (including capital lease obligations)	(6,759)	(1,400)

Long-term debt, less current maturities	$272,750	$275,150

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

Term Loan

On November 13, 2003, Quality Distribution LLC (“QD LLC”) and QD Capital Corp (“QD Capital”), issued a private offering of $125 million aggregate principal amount of 9% Senior Subordinated Notes due 2010 (the “Senior Subordinated Notes”) and entered into a new credit facility consisting of a $140 million delayed drawn term loan (the “Term Loan”), a $75 million revolving credit facility and a $20 million pre-funded letter of credit facility, (the “Revolver”) (Note 1). On February 10, 2005, the Form S-4 went effective and on March 10, 2005, we completed the conversion of the Senior Subordinated Notes from private debt to public debt.

The Term Loan bears interest at our option at (a) 2.00% in excess of the defined Base Rate or (b) 3.00% in excess of the Eurodollar rate for Eurodollar Loans, in each case, subject to adjustment based upon the achievement of certain financial ratios. The Term Loan matures on November 12, 2009. The interest rate on the Term Loan at December 31, 2004 and 2003 was 5.07% and 4.16%, respectively. The weighted average interest rate during fiscal year 2004 and 2003 was 4.68% and 4.16%, respectively.

We incurred $2.9 million in debt issuance costs relating to the Term Loan. We are amortizing these costs over the term of the Term Loan to interest expense using the effective interest method. The balance of these debt issuance costs as of December 31, 2004 was $2.2 million.

Revolving Credit Facility

As of December 31, 2004, we had a $75.0 million revolving credit facility, which may include letters of credit, available until November 12, 2008 to be used for, among other things, working capital and general corporate purposes, including permitted acquisitions. We had a $20.0 million pre-funded letter of credit facility, available until November 12, 2009 in addition to $31.0 million of letters of credit outstanding. At December 31, 2004, we had $69.2 million available under the revolving credit facility.

Interest on the revolving credit facility is, at our option, (a) 2.50% in excess of the Base Rate (as defined in the credit agreement) or (b) 3.50% in excess of the Eurodollar rate for Eurodollar Loans, in each case, subject to adjustments based upon the achievement of certain financial ratios. The interest rate on the revolving credit facility at December 31, 2003 and 2004 was 6.5% and 7.75%, respectively. The weighted average interest rate on the revolving credit facility during fiscal year 2003 and 2004 was 6.5% and 7.3%, respectively.

The credit agreement provides for payment by us in respect of outstanding letters of credit of an annual fee equal to the spread over the Eurodollar rate for Eurodollar Loans under the revolving credit facility from time to time in effect on the aggregate outstanding stated amounts of such letters of credit and a fronting fee equal to 1/4 of 1.0% on the aggregate outstanding stated amounts of such letters of credit. We pay a commitment fee equal to 1/2 of 1.0% per annum on the undrawn portion of the available commitment under the revolving credit facility, subject to decreases based on the achievement of certain financial ratios.

Voluntary prepayments and commitment reductions will be permitted in whole or in part, subject to minimum prepayment or reduction requirements, without premium or penalty, provided that voluntary prepayments of Eurodollar Loans on a date other than the last day of the relevant interest period will be subject to payment of customary breakage costs, if any.

We incurred $1.5 million in debt issuance costs relating to the Revolving Credit Facility. We are amortizing these costs over the term of the revolver. The balance of the debt issuance costs as of December 31, 2004 was $1.3 million.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

9% Senior Subordinated Notes

The Senior Subordinated Notes issued by QD Capital and QD LLC are unsecured obligations guaranteed on a senior subordinated basis by us and all of our direct and indirect domestic subsidiaries. The guarantees are full, unconditional, joint and several obligations of the guarantors.

We incurred $5.3 million in debt issuance costs relating to the Senior Subordinated Notes. We are amortizing these costs over the term of the Senior Subordinated Notes. The balance of the debt issuance costs as of December 31, 2004 was $4.4 million.

We may redeem the Senior Subordinated Notes, in whole or in part from time to time, upon not less than 30 nor more than 60 days notice at the following redemption prices, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on November 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

Year	Percentage
2007	104.50%
2008	102.25
2009 and thereafter	100.00

Series B Notes

The Series B Notes are unsecured obligations guaranteed on a senior subordinated basis by all of our direct and indirect domestic subsidiaries. The guarantees are full, unconditional, joint and several obligations of the guarantors. The interest rate on the Series B Notes at December 31, 2003 and 2004 was 6.04% and 7.3%, respectively. The weighted average interest rate on the Series B Notes during fiscal year 2003 and 2004 was 6.1% and 6.6%, respectively.

We may redeem the Series B floating interest rate notes, in whole or in part from time to time on or after June 15, 2002, upon not less than 30 nor more than 60 days notice at a redemption price equal to 100% of the principal amount thereof, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption.

We redeemed $18.1 million principal amount of Series B floating rate notes on December 15, 2003 at a redemption price of 102.5% of the principal amount outstanding, plus accrued and unpaid interest to the date of redemption. The redemption price paid included $0.9 million of accrued interest and a redemption premium of $0.5 million. The redemption premium was recorded as a part of the net gain on debt extinguishment. The remaining $7.5 million of Series B floating rate notes were redeemed on February 28, 2005.

Collateral, Guarantees and Covenants

The loans and letters of credit under the revolving credit agreement are guaranteed by all of our existing and future direct and indirect domestic subsidiaries (collectively, the “subsidiary guarantors”). Our obligations and subsidiary guarantors are collateralized by a first priority perfected lien on substantially all of our properties and assets and the subsidiary guarantors, now owned or subsequently acquired, including a pledge of all capital stock and notes owned by us and the subsidiary guarantors, subject to certain exceptions; provided that, in certain cases, no more than 65.0% of the stock of our foreign subsidiaries are required to be pledged. Such assets pledged also collateralize certain interest rate protection and other hedging agreements permitted by the credit facility that may be entered into from time to time by us.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

Under the terms of our credit agreement, we are required to maintain, among other restrictions, minimum net worth levels, debt to net worth ratios and debt service coverage ratios. In addition, the credit agreement and the indenture governing the Series B notes contain restrictions on debt incurrence, investments, transactions with affiliates, creation of liens, asset dispositions redeemable common stock and preferred stock issuance, capital expenditures and the payment of dividends. At December 31, 2004, we were in compliance with all debt covenants.

The credit facility includes financial covenants, which require certain ratios to be maintained. These ratios include the interest coverage ratio, the ratio of Consolidated EBITDA (as defined in the credit agreement) to consolidated interest expense, and the consolidated total leverage ratio, which is the ratio of consolidated total debt to Consolidated EBITDA (as defined in the credit agreement). As of December 31, 2004, Quality Distribution, LLC was in compliance with the financial covenants in the credit agreement.

Debt Retirement

The following is a schedule of our indebtedness, exclusive of capital lease obligations, at December 31, 2004 over the periods we are required to pay such indebtedness (dollars in thousands):

(in 000’s)	2005	2006	2007	2008	2009 and after	Total
Variable term loan due 2009	$1,400	$1,400	$1,400	$1,400	$132,650	$138,250
9% senior subordinated notes, due 2010	—	—	—	—	125,000	125,000
Revolving credit facility	—	—	—	5,800	—	5,800
Series B floating interest rate subordinate notes, principal due 2006	—	7,500	—	—	—	7,500

Total	$1,400	$8,900	$1,400	$7,200	$257,650	$276,550

15. INCOME TAXES

Income taxes consisted of the following for the years ended December 31 (in thousands):

	2002	2003	2004
Current taxes:
Federal	$550	$(478)	$305
Foreign	170	(217)	2,170
State	300	(200)	419

	1,020	(895)	2,894

Deferred taxes:
Federal	—	1,179	—
Foreign	423	(383)	(473)
State	—	—	—

	423	796	(473)

Provision (benefit) for income taxes	$1,443	$(99)	$2,421

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

The net deferred tax liability consisted of the following at December 31 (in thousands):

	2003	2004
Deferred tax assets:
Environmental reserve	$11,286	$9,971
Tax credit carryforwards	2,457	3,607
Self-insurance reserves	8,072	12,841
Allowance for doubtful accounts	3,258	3,008
Pension	4,883	5,293
Net operating loss carryforwards	43,284	34,690
Other accruals	1,078	5,018
Accrued losses and damage claims	4,819	3,038

	79,137	77,466
Less valuation allowance	(48,991)	(51,364)

	30,146	26,102

Deferred tax liabilities:
Property and equipment basis differences	(31,698)	(27,274)

Net deferred tax liability	(1,552)	(1,172)

Long-term net deferred tax liability	$(1,552)	$(1,172)

We have provided a valuation allowance against net deferred tax assets, due to cumulative losses in recent years. The valuation allowance increased $2.4 million in 2004.

Our effective tax rate differs from the federal statutory rate. The reasons for those differences are as follows for the years ended December 31 (in thousands):

	2002	2003	2004
Tax benefit at the statutory rate	$(7,363)	$(22,848)	$(2,766)
State income taxes, net of federal benefit	(624)	262	419
AMT Credit	—	(478)	—
Non-deductible interest	—	20,194	—
Subpart F	—	—	451
Foreign taxes	1,451	450	1,493
Equity in earnings of foreign subsidiaries	762	126	243
Valuation allowance	7,690	2,910	2,429
Other	(473)	(715)	152

Provision (benefit) for income taxes	$1,443	$(99)	$2,421

At December 31, 2004, we had approximately $89.2 million in net operating loss carryforwards, $2.5 million in alternative minimum tax credit carry forwards and $1.8 million in foreign tax credit carryforwards. The net operating loss carryforwards will expire in the years 2012 through 2023 while the alternative minimum tax credits may be carried forward indefinitely and the foreign tax credits may be carried forward for ten years. Approximately $28.7 million of net operating loss carryforwards and $1.9 million of alternative minimum tax credit carryforwards were generated by Chemical Leaman Corporation prior to its acquisition. The use of pre-acquisition operating losses and tax credit carryforwards is subject to limitations imposed by the Internal Revenue Code. We have state net operating loss carryforwards, which expire over the next 2 to 20 years.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

We do not have any unremitted foreign earnings.

Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of a global business, there are many transactions for which the ultimate tax outcome is uncertain. We review our tax contingencies on a regular basis and make appropriate accruals as needed.

We have filed for and received a refund of $4.4 million in 2001 in previously paid federal income tax as a result of carrying back a portion of the 1998 net operating loss. As of December 31, 2003, this refund claim was under examination by the Internal Revenue Service and we had provided $0.6 million of tax expense in connection with this matter in 2002. During 2004, the examination of the refund claim was tentatively concluded by the Internal Revenue Service and the amount previously accrued for of $0.6 million is sufficient to cover the amounts agreed upon.

16. EMPLOYEE BENEFIT PLANS

We maintain two noncontributory defined benefit plans resulting from a prior acquisition that cover certain full-time salaried employees and certain other employees under a collective bargaining agreement. Retirement benefits for employees covered by the salaried plan are based on years of service and compensation levels. The monthly benefit for employees under the collective bargaining agreement plan is based on years of service multiplied by a monthly benefit factor. Assets of the plans are generally invested 60% in equity securities and 40% in fixed income investments. Pension costs are funded in accordance with the provisions of the applicable law.

We amended the collective bargaining agreement plan to freeze benefit accruals and allow participants to retire as early as age 50 with unreduced benefits. Since no prior service cost base existed prior to the amendment and the projected benefit obligation was not impacted by the change, there was no impact on the accrued pension cost.

We use a December 31 measurement date for both of our plans.

Obligations and Funded Status

The following table sets forth the change in the benefit obligation, change in plan assets and unfunded status of the two plans at December 31 (in thousands):

	2003	2004
Change in Benefit Obligation
Benefit obligation at beginning of year	$43,304	$45,445
Service cost	276	276
Interest cost	2,822	2,746
Actuarial loss	2,431	5,277
Benefits and expenses paid	(3,388)	(3,462)

Benefit obligation at end of year	$45,445	$50,282

	2003	2004
Change in Plan Assets
Fair value of plan assets at beginning of year	$28,217	$32,989
Actual return on plan assets	5,234	2,972
Contributions by Company	2,926	4,232
Benefits and expenses paid	(3,388)	(3,462)

Fair value of plan assets at end of year	$32,989	$36,731

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

	2003	2004
Funded Status of Plans
Unfunded status	$(12,456)	$(13,551)
Unrecognized net actuarial loss	12,933	17,090
Unrecognized prior service cost	1,168	1,074

Prepaid benefit cost	$1,645	$4,613

	2003	2004
Amounts Recognized in the Balance Sheet:
Prepaid benefit cost	$1,645	$4,613
Accrued benefit cost	(14,198)	(18,164)
Intangible assets	1,168	1,074
Accumulated other comprehensive income	13,030	17,090

Net amount recognized	$1,645	$4,613

The accumulated benefit obligation for both defined benefit pension plans equaled the projected benefit obligations of $45.4 million and $50.3 million at December 31, 2003 and 2004, respectively.

Periodic Pension Costs

The components of net periodic pension cost are as follows for the years ended December 31 (in thousands):

	2003	2004
Service cost	$276	$276
Interest cost	2,822	2,746
Amortization of loss	823	686
Amortization of prior service cost	94	94
Expected return on plan assets	(2,255)	(2,539)

Net periodic pension cost	$1,760	$1,263

Other Comprehensive Loss

	2003	2004
Increase (decrease) in minimum liability included in other comprehensive income (in thousands)	$(1,372)	$4,060

Assumptions

Weighted average assumptions used to determine benefit obligations at December 31:

	2003	2004
Discount rate	6.25%	5.50%
Rate of compensation increase	3.00%	2.50%

Weighted average assumptions used to determine net periodic benefit cost for years ended December 31:

	2003	2004
Discount rate	6.25%	5.50%
Expected long-term rate of return on plan assets	7.50%	7.50%
Rate of compensation increase	3.00%	2.50%

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

The discount rate is based on a model portfolio of AA rated bonds with a maturity matched to the estimated payouts of future pension benefits. The expected return on plan assets is based on our expectation of the long-term average rate of return on assets in the pension funds, which was modeled based on the current and projected asset mix of the funds and considering the historical returns earned on the type of assets in the funds.

Asset Mix

The Company’s combined pension plan weighted-average asset allocations by asset category at December 31 are as follows:

	2003	2004
Equity securities	65.3%	58.9%
Debt securities	34.7%	41.1%

Plan Assets

Our investment policy is that plan assets will be managed utilizing an investment philosophy and approach characterized by all of the following, but listed in priority order: (1) emphasis on total return, (2) emphasis on high-quality securities, (3) sufficient income and stability of income, (4) safety of principal with limited volatility of capital through proper diversification and (5) sufficient liquidity. The target allocation percentages for each plan’s assets are 60% in domestic equity securities and 40% in debt securities. None of our equity or debt securities are included in plan assets.

Cash Flows

We expect to contribute $3.2 million to the pension plan during the year ending December 31, 2005.

The following benefit payments are expected to be paid (in thousands):

2005	$3,229
2006	3,265
2007	3,278
2008	3,297
2009	3,332
2010 – 2014	17,109

We charged to operations payments to multi-employer pension plans required by collective bargaining agreements of approximately $1.5 million, $1.9 million and $1.4 million for the years ended December 31, 2002, 2003 and 2004, respectively. These defined benefit plans cover substantially all of our union employees not covered under our pension plan. The actuarial present value of accumulated plan benefits and net assets available for benefits to employees under these multi-employer plans is not readily available.

In 2001, we established a Deferred Compensation Plan for our executives and other key employees. The plan is a non-qualified deferral plan that allows participants to contribute a portion of their wages on a pre-tax basis and includes a death benefit. We may credit participant’s accounts with a discretionary contribution at our sole discretion. No contributions were made in 2002, 2003 and 2004.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

17. REDEEMABLE SECURITIES

13.75% Mandatorily Redeemable Preferred Stock

In 1998, QDI issued 105,000 shares of 13.75% Mandatorily Redeemable Preferred Stock with a face value of $10.5 million and a liquidation preference of $100. As a result of the Exchange Offer, 405,000 additional shares of 13.75% Mandatorily Redeemable Preferred Stock with a face value of $40.5 million were issued, and $0.2 million in notes from shareholders, recorded as a reduction of the preferred stock balance, were accepted for partial payment on the preferred stock. Dividends were payable quarterly commencing December 15, 1998 and were cumulative. Any dividends not paid in cash prior to September 15, 2001 could be paid in additional shares of Senior Exchangeable Preferred Stock. At December 31, 2002, $11.9 million in dividends payable was accrued in the redeemable preferred stock balance. All shares were mandatorily redeemable on September 15, 2006 at 100% of the liquidation preference plus all accrued dividends. At that time, the total amount of the liquidation amount and accrued and unpaid dividends, assuming no prior dividend payments, would have been $105.3 million.

On July 1, 2003, we adopted SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” In accordance with the standard, we reclassified the 13.75% Mandatorily Redeemable Preferred Stock to liabilities and recorded $3.5 million in dividends accrued from July 1, 2003 through the conversion date, November 13, 2003, as interest expense.

On October 1, 2003, we amended the terms of the outstanding 13.75% preferred stock to eliminate all special redemption, liquidation and other rights, preferences and privileges of such preferred stock. In accordance with the amendment, all of the outstanding shares of redeemable preferred stock were converted into 7,654,235 shares of common stock at a conversion price of $11.63 per share upon consummation of the offering of QDI’s common stock, which occurred on November 13, 2003. On the date of conversion, the preferred stock balance was $70.5 million, which included $19.7 million of accrued dividends and was net of $0.2 million of shareholders’ notes. In connection with the conversion, we recorded $59.4 million of non-cash interest expense, which was calculated as the difference between the IPO price of $17.00 per share and the carrying value of the preferred stock upon conversion, including accrued dividends, of $70.7 million. The sum of the carrying value of the preferred stock and the interest expense charge was recorded as additional paid in capital of $130.1 million. Also, we recorded a $0.2 million increase in stock subscription receivables representing the shareholders’ notes outstanding on the converted shares.

18. CAPITAL STOCK

In accordance with our Amended and Restated Articles of Incorporation dated November 4, 2003, the Corporation is authorized to issue 30 million shares of capital stock, 29 million shares of no par value common stock and 1 million shares of no par value preferred stock.

Preferred Stock

Of the 1 million shares of preferred stock authorized, 600,000 shares were designated as convertible preferred stock, of which 510,000 were issued and outstanding. In connection with the initial public offering of shares of our common stock, the 510,000 shares of preferred stock were converted into shares of common stock pursuant to our Amended and Restated Articles of Incorporation. The remaining shares of preferred stock may be issued from time to time in one or more classes or series, with such relative rights, preferences, qualifications, and limitations as our Board of Directors from time to time may adopt by resolution. Prior to November 4, 2003, we had authorized 5.0 million shares, $.01 per share par value, of preferred stock.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

Common Stock

On November 4, 2003, we effected a 1.7 to 1 stock split of its common stock. All historical share and per share amounts in the financial statements have been adjusted to reflect the stock split. Prior to November 4, 2003, we had 20 million shares $.01 par value of common stock authorized and had 3.44 million shares outstanding at December 31, 2002.

In connection with the 1998 recapitalization, we made limited recourse secured loans to shareholders, which bear interest at either LIBOR plus 1.5% or LIBOR plus 2%. The loans are collateralized by a pledge of approximately 74,800 shares of our common stock and options to purchase 74,800 shares of our common stock.

Subsequent to the 1998 recapitalization and prior to January 1, 2002, we periodically issued limited recourse secured loans to management, which loans are collateralized by shares of our common stock owned by management. Additionally, we reclassified $0.2 million of notes outstanding on preferred stock to stock subscription receivables upon conversion of the preferred stock to common stock (Note 17). The principal amount of the loans are due on June 9, 2006 or November 8, 2007 with mandatory pre-payments due upon, and to the extent of, the receipt of after-tax proceeds from the sale of the pledged securities. Amounts outstanding for the total of these loans were $1.6 million and $1.7 million at December 31, 2004 and 2003, respectively.

We have approximately 247,000 warrants outstanding that allows the holder to purchase approximately 247,000 shares of our common stock at an exercise price of $2.94 per share. These warrants expire January 15, 2007.

19. STOCK COMPENSATION PLANS

The 2003 Stock Option Plan was adopted on November 5, 2003 in connection with our IPO and expires 10 years after adoption. It provides for the grant of nonqualified stock options that become exercisable, with limited exceptions, in 25% increments on each of the first four anniversaries of the date upon which the options are granted. We initially reserved 2,210,000 shares of common stock for issuance under this plan with automatic increases in the number of shares occurring on January 1 of each year commencing with January 1, 2004 unless otherwise determined by the Board of Directors. The increase is 1% of the outstanding shares as of December 31 of the prior year. No more than 4,500,000 shares of common stock may be issued under the 2003 Stock Option Plan.

Until adoption of the 2003 Stock Option Plan, we administered the 1998 Stock Option Plan pursuant to which a total of 377,400 shares of our common stock were available for grant. The maximum term of granted options was ten years. Fifty percent of each new option granted vested in equal increments over four years. The remaining fifty percent of each new option will vest in nine years from grant date, subject to acceleration if certain per-share equity value targets are achieved or in the event of a sale of the Company. Vesting of the new options occurs only during an employee’s term of employment. The new options will become fully vested in the event of a termination of employment without “cause” or for “good reason” within six months following a sale of the Company.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

Stock option activity for the years ended December 31, 2002, 2003 and 2004 is as follows (in thousands, except per share data):

	Number of Shares Available	Number of Shares Outstanding	Range of Exercise Prices	Weighted Average Exercise Price
Options outstanding at December 31, 2001 2002 option activity:	38	339	$23.53	$23.53
Granted	—	—	—	—
Canceled	229	(229)	23.53	23.53

Options outstanding at December 31, 2002 2003 option activity:	267	110	23.53	23.53
Additional shares reserved	2,210
Granted	(1,990)	1,990	17.00	17.00
Canceled	11	(11)	17.00-23.53	19.37

Options outstanding at December 31, 2003 2004 option activity:	498	2,089	17.00-23.53	17.33
Additional shares reserved	190
Granted (1)	(781)	781	5.15 – 10.84	7.37
Canceled	419	(419)	17.00-23.53	17.20

Options outstanding at December 31, 2004	326	2,451	5.15-23.53	14.18

The following table summarizes information about stock options outstanding at December 31, 2004 (in thousands, except per share data):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life (Months)	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$ 5.15 – 10.84	784	118	$7.37	—	$—
17.00	1,574	106	17.00	402	17.00
23.53	93	39	23.53	78	23.53

	2,451	108	14.18	480	18.06

On November 5, 2003, our Board of Directors approved the 2003 Restricted Incentive Stock Plan, which terminates ten years from the approval date. We initially reserved 500,000 shares of common stock for issuance under this plan. The restricted stock granted vests in 20% increments on December 31 of each year, beginning on December 31, 2004 and ending on December 31, 2008. However, all of the Restricted Incentive Stock issuances vest by December 31, 2008 regardless of when issued. In subsequent years, participants in the plan may be granted an annual, aggregate amount of up to $1 million of shares, valued at our common stock closing price at the date of grant, at the direction of the Board of Directors.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

Restricted stock activity for the years ended December 31, 2003 and 2004 is as follows (in thousands, except per share data):

	Shares Available for Grant	Number of Shares	Range of Prices	Weighted Average Exercise Price
Restricted stock outstanding at November 5, 2003	500	—	$—	$—
2003 restricted stock activity:
Granted	(88)	88	17.00	17.00
Canceled	—	—	—	—

Restricted stock outstanding at December 31, 2003	412	88	17.00	17.00
2004 restricted stock activity:
Granted	(51)	51	5.15-8.45	7.77
Canceled	14	(14)	17.00	17.00

Restricted stock outstanding at December 31, 2004	375	125	5.15-17.00	13.26

	Restricted Stock Outstanding		Restricted Stock Exercisable
Range of Exercise Prices	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$ 5.15 – 8.45	51	$7.77	—	$—
17.00	74	17.00	15	17.00

	125	13.26	15	17.00

20. COMMITMENTS AND CONTINGENCIES

Operating Leases

We are obligated under various noncancelable operating leases for our office facilities, office equipment and vehicles. Future noncancelable lease commitments (excluding any sublease income) as of December 31, 2004, are as follows (in thousands):

2005	$4,687
2006	3,275
2007	1,275
2008	722
2009	355
2010 and after	1,221

Rent expense under operating leases was $6.5, $5.4 million and $6.1 million (net of $0.5 million, $0.4 million and $0.4 million of sublease income) for the years ended December 31, 2002, 2003 and 2004, respectively.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

PPI Investigation

In connection with the irregularities discovered at PPI (Note 1), we anticipate paying costs relating to the state insurance regulatory proceedings. We had an accrual of $3.0 million and $0.8 million, respectively at December 31, 2003 and 2004 as the estimate of these potential charges based on information currently available, which is subject to change as more information is obtained. The $2.2 million change from 2003 to 2004 was based on a change in our estimate of such costs due to a re-assessment resulting from settlements in certain matters and states and information from our experts.

On January 18, 2005, we announced that we have signed Memoranda of Understanding to settle two shareholder class action lawsuits and a shareholder derivative demand stemming from the Company’s disclosure of irregularities at Power Purchasing, Inc. (“PPI”), a non-core subsidiary, on February 2, 2004.

The two previously-disclosed class action lawsuits, Meigs v. Quality Distribution, Inc., et al., pending in the United States District Court for the Middle District of Florida, Tampa Division (the “Federal Action”), and Steamfitters Local 449 Pension & Retirement Security Funds v. Quality Distribution, Inc., et al., pending in the Circuit Court of the Thirteenth Judicial Circuit in and for Hillsborough County, Florida (the “State Action”), were each filed on behalf of a putative class of shareholders who allegedly purchased our common stock traceable to our November 6, 2003 initial public offering.

In exchange for broad releases from all claims that were or could have been asserted by shareholders in respect of QDI shares, and to eliminate the burden and expense of further litigation, we and our primary directors’ and officers’ liability insurer, on behalf of all defendants, have agreed to pay the class $8,150,000, of which $5,875,000 would be paid directly by the insurer and the balance of $2,275,000 would be paid by us. We have also agreed to pay the State Action Plaintiffs’ attorneys’ fees and expenses in an amount not to exceed $600,000. We recorded a pre-tax charge of $2.875 million in the fourth quarter for these settlements. The $8,150,000 and the $600,000 are recorded in “Accrued Expenses” as the PPI class action settlement, (Note 13). The $5,875,000 is recorded in “Accounts Receivable” as Insurance receivable—PPI class action settlement (Note 10).

The settlements are contingent on several factors, including approval by both the state and federal courts. No aspect of the settlements constitutes an admission or finding of wrongful conduct, acts or omissions.

Environmental Matters

It is our policy and the policy of each of our subsidiaries to be in compliance with all applicable environmental, safety, and health laws. We also are committed to the principles of Responsible Care®, an international chemical industry initiative to enhance the industry’s responsible management of chemicals.

Our activities involve the handling, transportation and storage of bulk chemicals, both liquid and dry, many of which are classified as hazardous materials or hazardous substances. Our tank wash and terminal operations engage in the creation, storage or discharge and proper disposal of wastewater that may contain hazardous substances, and the control and discharge of storm-water from industrial sites. In addition, we may store diesel fuel and other petroleum products at our terminals. As such, we and others who operate in our industry, are subject to environmental, health and safety laws and regulation by U.S. federal, state and local agencies and Canadian federal and provincial governmental authorities. Environmental laws and regulations are complex, and address emissions to the air, discharge onto land or water, and the generation, handling, storage, transportation, treatment and disposal of waste materials. These laws change frequently and generally require us to obtain and maintain various licenses and permits. Environmental laws have tended to become more stringent over time, and most provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

Facility managers are responsible for environmental compliance at each operating location. Audits conducted by our staff assess operations, safety training and procedures, equipment and grounds maintenance, emergency response capabilities, and waste management. We may also, if circumstances warrant, contract with independent environmental consulting firms to conduct periodic, unscheduled, compliance assessments which focus on unsafe conditions with the potential to result in releases of hazardous substances or petroleum, and which also include screening for evidence of past spills or releases. Our staff includes environmental professionals who develop guidelines and procedures, including periodic audits of our terminals, tank cleaning facilities, and historical operations, in an effort to avoid circumstances that could lead to future environmental exposure.

As a handler of hazardous substances, we are potentially subject to strict, joint and several liability for investigating and rectifying the consequences of spills and other environmental releases of such substances under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Superfund Amendments and Reauthorization Act of 1986, and comparable state and Canadian laws. From time to time, we have incurred remedial costs and regulatory penalties with respect to chemical or wastewater spills and releases at our facilities and on the road, and, notwithstanding the existence of our environmental management program, we cannot assure that such obligations will not be incurred in the future, nor predict with certainty the extent of future liabilities and costs under environmental, health, and safety laws, nor that such liabilities will not result in a material adverse effect on our financial condition, results of operations or our business reputation.

In addition, we may face liability for alleged personal injury or property damage due to exposure to chemicals and other hazardous substances at our facilities or as the result of accidents and spills. Although these types of claims have not historically had a material impact on our operations, a significant increase in these claims could materially adversely affect our business, financial condition, operating results or cash flow.

As the result of environmental studies conducted at our facilities or the third-party sites in conjunction with our environmental management program, we have identified environmental contamination at certain sites that will require remediation.

We are currently responsible for remediating and investigating five properties under federal and state Superfund programs where we are the only responsible party. Each of these five remediation projects relates to operations conducted by CLC prior to our acquisition of and merger with CLC in 1998. The two most significant Superfund sites are:

Bridgeport, New Jersey

QDI is required under the terms of two federal consent decrees to perform remediation at this operating truck terminal and tank wash site. CLC entered into consent orders with USEPA in May 1991 for the treatment of groundwater (operable unit or “OU”1) and October 1998 for the removal of contamination in the wetlands (OU 3). In addition, we were required to assess the removal of contaminated soils (OU2).

In connection with OU1, USEPA originally required us to construct a large treatment plant with discharge via a 2 mile pipeline to the Delaware River watershed with construction to be completed by the end of 2001. We have negotiated an alternative remedy with USEPA which would call for a significantly smaller treatment facility, in place treatment of groundwater contamination via chemical injection (in-situ treatment) and a local discharge. The treatment facility has been approved with construction to commence in the second quarter of 2005. The in-situ remedy is in the pilot stage and must go through the design phases before final approval is

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

obtained. USEPA has also approved an OU3 remedy for approximately 2.5 acres of affected wetland. This reflects a reduction from an approximate 7 acre area that had been under negotiation. Site mobilization for the OU3 work took place in late May 2004. However, due to the wet weather and problems with the equipment utilized, the project has been delayed. The existing remedial design may have to be modified to complete this work. In regard to OU2, USEPA is now requiring a Feasibility Study for the limited areas that show contamination and warrant additional investigation or work. USEPA also wants to include in OU2 the chemical injection (in-situ treatment) previously described as part of OU1. The environmental projections for OU1 and OU2 have been changed to reflect the reallocation of the in-situ costs to OU2 and the proposed contract amount for the OU1 work. We have estimated expenditures to be in the range of $11.4 million to $16.4 million.

William Dick, Pennsylvania

CLC entered into a consent order with the Pennsylvania DEP (PADEP) and USEPA in October 1995 obligating it to provide replacement water supply to area residents (OU1), treat contaminated groundwater (OU2) and perform remediation of contaminated soils (OU3) at this former wastewater disposal site. OU1 is complete. PADEP and USEPA had previously been unable to agree on the final interim remedy design for OU2; specifically the discharge location for the treated groundwater. We have projected an interim remedy, which involves the construction of a treatment facility and discharge locally. A preliminary engineering design, which includes a discharge to a local tributary, was submitted in August 2004 to USEPA and PADEP for their review and comment. Based on recent data showing reduction in site groundwater contamination due to natural attenuation and the more extensive handling and removal of contaminated soils, we believe that the groundwater project can be completed over the five-year term of this interim remedy. The agencies have approved an OU3 remedy, which requires both thermal treatment of contaminated soils and treatment of residuals via soil vapor extraction (SVE). The OU3 remedy expanded in April 2004 to off-site shipment of contaminated soils because these soils were found to be incompatible with the thermal treatment unit, which started full-scale production in May 2004. We determined in June 2004 that we would incur increased expense due to the need to ship off-site additional contaminated soil that was found to be incompatible with the thermal treatment unit, the increased volume of soil subject to thermal treatment based on an increase in the lateral extent of contamination, and the discovery of buried drums and associated contaminated material and soils, which required off-site disposal. In the third quarter of 2004, we determined that a latex liner waste material was present in the third pond, which needed to be excavated and removed for disposal offsite. We also determined that the soils in pond three needed to be excavated to determine if they will be suitable for the originally planned SVE treatment. We are still in the process of excavating the pond three soils in discrete piles, analyzing and determining the best approach to treat these soil piles. We have estimated expenditures to be in the range of $5.0 million to $7.2 million.

Other Owned Property

Scary Creek, West Virginia: CLC received a clean up notice from the State authority in August 1994 requiring remediation of contaminated soils and groundwater at this former wastewater disposal facility. However, the State and we have agreed that remediation can be conducted under the State’s voluntary clean-up program (instead of the state superfund enforcement program) and we are currently completing the originally planned remedial investigation. However, it appears that additional site investigation work will be required to completely delineate the extent of site contamination. Upon completion of the site investigation phase, a remedial feasibility study and design will be prepared to address contaminated soils, and, if applicable, groundwater. The expectation is that a remedy utilizing primarily in-situ treatment with limited soil removal will be conducted.

Tonawanda, New York: CLC entered into a consent order with the New York Department of Environmental Conservation on June 22, 1999 obligating it to perform soil and groundwater remediation at this former truck

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

terminal and tank wash site. We have completed a remedial investigation and are currently preparing a feasibility study with the expectation that we will conduct a remedy utilizing in-situ treatment, limited soil removal and monitored natural attenuation of the groundwater.

Charleston, WV: CLC completed a remediation of a former drum disposal area in 1995 at its active truck terminal and tank wash site under the terms of a State hazardous waste permit. The State has required supplemental groundwater monitoring in connection with the same permit and we are performing the same and believe that no additional remediation will be required.

East Rutherford, NJ: CLC entered into a Memorandum of Agreement with the State of New Jersey on June 11, 1996 obligating it to perform a Remedial Investigation and Remedial Action with respect to a subsurface loss of an estimated 7,000 gallons of fuel oil at this active truck terminal and tank wash site. We have completed the recovery of free product and conducted groundwater monitoring and are awaiting final approval of a plan to terminate remedial action with contamination in place.

ISRA NJ Facilities: We are obliged to conduct investigations and remediation at three current or former New Jersey tank wash and terminal sites pursuant to the State’s Industrial Sites Remediation Act, which requires such remediation following the sale of facilities after 1983. The former owner has agreed to take responsibility for one of the sites and the other two are in the process of remedial investigation with projections set in contemplation of limited soil remediation expense for contaminated areas.

UST Program: We have responsibility for ongoing remediation of former (closed) underground storage tanks (USTs) at current and former facilities. These projects typically involve removal of petroleum-contaminated soil and subsequent remediation of contaminated groundwater and groundwater monitoring. We do not expect to incur significant costs in connection with these projects.

We have estimated expenditures for these other owned properties to be in the range of $3.1 million to $7.2 million.

Other Environmental Matters

We have been named as a potentially responsible party (“PRP”) under CERCLA and similar state laws at 19 other multi-party sites.

We and our predecessors have been named in four civil actions seeking contribution for remediation at offsite treatment, storage and disposal facilities (TSDs) or privately owned properties. We have also received notices of potential liability at fifteen other TSDs and are negotiating with Federal, State and private parties on the scope of our obligations (if any) in connection with remedies at these sites. In addition, there are eight sites with respect to which we received information requests but have denied liability and there has been no demand for payment (considered inactive). Our financial projection is established with respect to those sites where a financial demand is made or an allocation of financial liability is reasonably ascertainable.

Recently, we were notified of potential liabilities involving the Lower Passaic River Study Area in New Jersey and the Malone Superfund Site in Texas. We will be participating in the studies of these two sites to determine site remediation objectives, goals and technologies. Since the overall liability cannot be estimated at this time, we have set reserves for only the remedial investigation phase at the two sites.

We were also recently notified of our potential liability for remedial measures to be undertaken by the EPA at the Mobile Tank Wash Facility Superfund Site in Mobile, Alabama. Liability cannot be estimated at this time. We have asserted claims against the site owner (currently in bankruptcy) and the owner’s insurers.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

We have estimated expenditures for these other environmental matters to be in the range of $1.2 million to $4.1 million.

Reserves

Our policy is to accrue remediation expenses when it is probable that such efforts will be required and the related expenses can be reasonably estimated. Estimates of costs for future environmental compliance and remediation are necessarily imprecise due to such factors as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the identification of currently unknown remediation sites and the allocation of costs among the potentially responsible parties under applicable statutes. As of December 31, 2003 and 2004, we had reserves in the amount of $29.2 million and $25.6 million, respectively for all environmental matters discussed above.

There can be no assurance that additional sites for which we are responsible will not be discovered, nor that violations by us of environmental laws or regulations will not be identified or occur in the future, or that environmental, health and safety laws and regulations will not change in a manner that could impose material costs on us.

The activity in the environmental liability reserves is as follows at December 31 (in thousands):

	2003	2004
Reserve at beginning of year	$32,986	$29,160
Payments	(3,826)	(8,234)
Additions	—	4,672

Reserve at end of year	$29,160	$25,598

The balances presented include both long term and current environmental reserves, of which $11.2 million and $9.3 million is included in accrued expenses in the Consolidated Balance Sheet at December 31, 2004 and 2003, respectively. We expect these environmental obligations to be paid over the next five to seven years.

Legal Matters

On February 24, 2004, a putative class action lawsuit titled, Meigs v. Quality Distribution, Inc., et al., was filed in the United States District Court for the Middle District of Florida, Tampa Division, against QDI, Thomas L. Finkbiner, QDI’s President, Chief Executive Officer and Chairman of the Board, and Samuel M. Hensley, QDI’s former Senior Vice President and Chief Financial Officer. The plaintiff purports to represent a class of purchasers of QDI’s common stock traceable to its November 2003 initial public offering. The complaint alleges that, in connection with the IPO, QDI filed a registration statement with the SEC that incorporated a materially false or misleading prospectus. Specifically, the complaint alleges that the prospectus materially overstated QDI’s financial results for the years ended December 31, 2001, December 31, 2002, and the nine months ended September 30, 2003. In addition, the complaint alleges that these financial statements were not prepared consistently with generally accepted accounting principles. Accordingly, it asserts claims (and seeks unspecified damages) against all defendants based on the alleged violations of Section 11 of the Securities Act of 1933 and against Mr. Finkbiner and Mr. Hensley as “control persons,” under the Securities Act’s Section 15 by virtue of their positions at QDI.

On May 11, 2004, the Court consolidated Meigs with a substantially identical action titled Cochran v. Quality Distribution, Inc., also pending in the United States District Court for the Middle District of Florida. On June 28, 2004, the Court appointed Jemmco Investment Management LLC as lead plaintiff under the Private Securities Litigation Reform Act of 1995.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

A second suit, Steamfitters Local 449 Pension & Retirement Security Funds v. Quality Distribution, Inc., et al., was filed in the Circuit Court for the Thirteenth Judicial Circuit in and for Hillsborough County, Florida, on March 26, 2004. In addition to QDI, Mr. Finkbiner and Mr. Hensley, the suit names as defendants the other signatories to the registration statement, namely QDI directors Anthony R. Ignaczak, Joshua J. Harris, Michael D. Weiner, Marc J. Rowan, Marc E. Becker, and Donald C. Orris, and three of QDI’s IPO underwriters, Credit Suisse First Boston LLC, Bear, Stearns & Co. Inc., and Deutsche Bank Securities Inc. The Steamfitters complaint alleges substantially identical facts to those in the Meigs complaint and also includes the same claims, plus an additional claim for rescission or damages based on an alleged violation of Section 12 of the Securities Act.

The actions’ allegations stem from the disclosures in a Form 8-K that QDI filed on February 2, 2004, stating that QDI had discovered irregularities at Power Purchasing, Inc., a non-core subsidiary that, through its subsidiary, American Transinsurance Group, Inc. (collectively, “PPI”), primarily assisted independent contractors in obtaining various lines of insurance, for which PPI derived fees as an insurance broker.

On July 14, 2004, QDI’s Board of Directors received a letter from a putative QDI shareholder demanding that we take steps to remedy alleged mismanagement, breach of fiduciary duty, and corporate waste arising from the PPI irregularities. The letter also demanded that we file a professional malpractice suit against our outside independent registered certified public accounting firm, PricewaterhouseCoopers LLP. By letter dated July 21, 2004, we requested certain information from the putative shareholder and have not received a response. We are conducting an investigation of the matters that are the subject of the July 14, 2004 letter.

On January 18, 2005, QDI signed Memoranda of Understanding to settle Meigs and Steamfitters and resolve the derivative demand. In exchange for broad releases from all claims that were or could have been asserted by shareholders in respect of QDI stock acquisitions, ownership or sales, and to eliminate the burden and expense of further litigation, QDI and its primary directors’ and officers’ liability insurer, on behalf of all defendants, agreed to pay the putative class $8.15 million, of which $5.875 million would be paid directly by the insurer and the remaining $2.275 million by QDI. QDI also agreed to pay the Steamfitters plaintiff’s attorneys’ fees in an amount not to exceed $0.6 million. The Meigs and Steamfitters plaintiffs, together with the putative QDI shareholder who sent the July 14, 2004 demand letter, have conducted discovery to confirm the settlement amount’s fairness and expect to sign formal stipulations of settlement and to submit the settlements for the federal and state courts’ approval.

During the fourth quarter of 2004, QDI recorded a pre-tax charge of $2.9 million to reflect the settlements.

The settlements remain contingent on several factors, including completing and executing formal stipulations of settlement and approval by the state and federal courts. No aspect of the settlements constitutes an admission or finding of wrongful conduct, acts, or omissions. There can be no assurance that failure to approve the settlement will not have a material adverse effect on us.

In response to our voluntary disclosure to SEC officials and various state government authorities and regulators in February 2004 concerning the irregularities at PPI, the SEC and certain state government regulators are conducting informal inquiries into those irregularities. While no formal regulatory or governmental investigation into the PPI irregularities has been initiated, it is possible that state and federal regulatory or governmental authorities could begin such a formal investigation. The final outcome of the informal inquiries or any formal investigation that may be initiated (by the SEC or other regulatory or governmental authority) is impossible to determine at this time.

On May 13, 2004, a complaint styled Quality Food Grade Carriers, Inc., et al. v. Quality Carriers, Inc., et al., Case No. 04-4515-B, was filed in the Circuit Court for Hillsborough County, Florida, naming as defendants,

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

QCI, our wholly owned subsidiary, and Thomas L. Finkbiner, QCI’s President and Chief Executive Officer. On November 22, 2004, plaintiffs served a third amended complaint naming only QCI as a defendant alleging, among other things, that QCI breached a “Fuel Consulting and Management Agreement” with Quality Fuel Control, Inc. The third amended complaint seeks unspecified damages exceeding $15 thousand. QCI is preparing its response to the third amended complaint. We believe that the plaintiffs’ allegations are without merit, and we intend to contest the action vigorously. The action is at an early stage, and it is therefore impossible to determine the likelihood of any outcome or the amount or range of any loss or possible loss, if any.

On October 21, 2004, a complaint styled Quality Food Grade Carriers, Inc., et al. v. Leon Black, et al., Case No. 04-9491-A, was filed in the Circuit Court for Hillsborough County, Florida, naming as defendants QCI, Leon Black, and Apollo Management, L.P. On October 26, 2004, Plaintiffs filed an amended complaint adding QDI as a defendant and alleging, among other things, that defendants fraudulently induced the last of a series of agreements with plaintiffs to pursue jointly a food transportation business. The amended complaint seeks unspecified damages exceeding $15 thousand. On November 18, 2004 QDI and QCI served their motion for attorney’s fees pursuant to section 57.105, Florida Statutes, and on December 16, 2004, QDI and QCI filed their motion to dismiss plaintiffs’ amended complaint. Pursuant to a previously announced agreement between the parties, on January 14, 2005, Plaintiffs dismissed the action with prejudice and QDI and QCI did not seek sanctions against plaintiffs and their counsel on QDI’s and QCI’s motion pursuant to section 57.105, Florida Statutes.

On October 21, 2004, a complaint styled Quality Food Grade Carriers, Inc., et al. v. Tropicana Products, Inc., et al., Case No. 53-2004CA-004215, was filed in the Circuit Court for Polk County, Florida, naming as defendants, among others, certain customers of QCI. The complaint alleges, among other things, that defendants interfered with plaintiffs’ agreement with QCI to lease certain trucks and trailers, and seeks unspecified damages exceeding $15 thousand. We and QCI agreed to indemnify certain defendants in the action. On October 26, 2004, QCI, as indemnitor of certain named defendants, served its motion for attorney’s fees pursuant to section 57.105, Florida Statutes, and thereafter QDI and QCI through counsel filed motions to dismiss plaintiffs’ complaint on behalf of certain named defendants. Pursuant to a previously announced agreement between the parties, on January 19, 2005, Plaintiffs dismissed the action with prejudice and QCI did not seek sanctions against plaintiffs and their counsel on QCI’s motion pursuant to section 57.105, Florida Statutes.

On October 27, 2004, QDI and QCI, filed a complaint styled Quality Distribution, Inc. and Quality Carriers, Inc. v. Stephen Douglas Vaughan, Quality Food Grade Carriers, Inc., and Quality Fuel Control, Inc., Adversary Proceeding No. 04-0687, in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division. The complaint alleges claims for injunctive relief, tortious interference, defamation, and extortion under Florida’s Civil Remedies for Criminal Practices Act. On November 17, 2004, the Bankruptcy Court entered its order granting QDI’s and QCI’s motion for preliminary injunction enjoining, among others, Stephen Douglas Vaughan, Quality Food Grade Carriers, Inc. and Quality Fuel Control, Inc., from making or otherwise publishing false and defamatory statements regarding QDI and QCI, their customers and shareholders, interfering with QDI and QCI, their customers and business relationships, and threatening QDI and QCI, their customers and shareholders. The Bankruptcy Court scheduled the trial of the action for March 7, 2005. Pursuant to a previously announced agreement between the parties, on February 16, 2005, the Bankruptcy Court entered a final judgment awarding permanent injunctive relief, enjoining, among others, Stephen Douglas Vaughan, Quality Food Grade Carriers, Inc. and Quality Fuel Control, Inc., from making or otherwise publishing false and defamatory statements regarding QDI and QCI, their customers and shareholders, interfering with QDI and QCI, their customers and business relationships, and threatening QDI and QCI, their customers and shareholders. Pursuant to the agreement, we will dismiss the remaining claims in the action without prejudice.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

In addition to the above lawsuits and those items disclosed under this Note 20 to our consolidated financial statements contained herein, “Commitments and Contingencies—Environmental Matters,” we are from time to time involved in routine litigation incidental to the conduct of our business. We believe that no such routine litigation currently pending against us or QDI, if adversely determined, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

21. OTHER TRANSACTIONS WITH RELATED PARTIES

We and Apollo Management have entered into a management agreement dated February 10, 1998 whereby we retained Apollo Management to provide financial and strategic advice. Pursuant to the terms of the management agreement, Apollo Management has agreed at such time to provide financial and strategic services as reasonably requested by our Board of Directors. As consideration for services to be rendered under the management agreement, Apollo Management received an initial fee of $2.0 million on June 9, 1998 and thereafter was to receive an annual fee of $0.5 million until termination of the management agreement. The management agreement could have been terminated upon 30 days written notice by Apollo Management or us to the other party thereto. The agreement was suspended for and no services were rendered in 2002, 2003 and 2004, and, therefore, we did not recognize any selling and administrative expense for these services. The management agreement with Apollo Management was terminated effective as of October 7, 2003. In 2002, 2003 and 2004, we provided advisory and consulting services to Apollo Management and certain of its affiliates. The fee for these services was $0.3 million each year and was recorded as a reduction in selling and administrative costs.

Three of our customers (Borden Chemical, Resolution Performance and Resolution Specialty Materials LLP) are controlled by Apollo Management. Revenues for these three customers while under control of Apollo management was $6.3 million, $5.2 million and $6.2 million in 2002, 2003 and 2004, respectively.

A former member our Board of Directors, who resigned in October 2003, owns a minority interest in a firm that provides information technology services to us. Total amounts paid by us to the firm during 2002, 2003, and 2004 were $0.4 million, $0.2 million and $0.2 million, respectively. We also provided office space in our corporate headquarters to their personnel when they serviced our account.

In August 2001, QDI entered into an agreement to affiliate the facilities in Bridgeport, NJ with a former director/ shareholder. In May 2002 and July 2003, the former director/shareholder opened a new affiliate facility in Elkridge, MD and Torrance, CA, respectively. The former director/shareholder has been operating these locations under the affiliate program.

The aggregate 2002, 2003 and 2004 revenue for these operations was $11.4 million, $13.1 million and $12.0 million, respectively. As of December 31, 2003 and 2004, $0.1 million and $0.1 million, respectively, was owed to us in connection with these affiliate operations.

Of the $1.6 million stock subscription receivable (Note 18), $1.1 million relates to current members of management.

Substantially all of the 13.75% Preferred Stock shares that were converted to common stock on November 13, 2003 (Note 16) were held by Apollo and members of our management.

In connection with the exchange offer, we received $0.2 million of notes from shareholders, which were collateralized by the 405,000 shares of mandatorily redeemable preferred stock issued during the transaction. Upon the conversion of the preferred stock (Note 16), these notes were reclassified to stock subscription receivables.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

22. SUBSEQUENT EVENTS

On January 28, 2005, we consummated the private offering of $85 million in new Senior Floating Rate Notes by QD LLC and QD Capital and guaranteed by QDI and domestic subsidiaries at 98% of the face value of the notes due January 15, 2012, which will pay interest quarterly on January 15, April 15, July 15, and October 15. Interest will accrue at a floating rate per annum, reset quarterly, equal to LIBOR plus 4.5%. The net proceeds were used to repay approximately $70 million of the term borrowings under our credit facility and a distribution to QDI, which in turn used such proceeds to redeem all outstanding $7.5 million principal amount of outstanding Series B Floating Interest Rate Subordinated Term Securities due 2006 and the balance was used for general corporate purposes, including the repayment of indebtedness under the revolving credit portion of our credit facility. The credit facility was amended to incorporate this reduction in the term loan portion of the facility and to modify the covenants.

In connection with the offering of the Notes, we expect to incur a pre-tax charge of approximately $1.1 million resulting from the write-off of debt issuance costs associated with the term borrowings under the credit agreement to be prepaid with the net proceeds for the offering of the Notes.

23. GUARANTOR SUBSIDIARIES

The 9% Senior Subordinated Notes issued by QD LLC and QD Capital and the Series B Floating Interest Rate Subordinated Term Notes due 2006 issued by us are unconditionally guaranteed on a senior subordinated basis pursuant to guarantees by all of our direct and indirect domestic subsidiaries, (the “Guarantors”). In addition, we have unconditionally guaranteed on a senior subordinated basis the 9% Senior Subordinated Notes. Each of our direct and indirect subsidiaries, including QD LLC, is 100% owned. All non-domestic subsidiaries including Levy Transport, Ltd. are non-guarantor subsidiaries. QD Capital has no material assets or operations.

We conduct substantially all of our business through and derive virtually all of our income from our subsidiaries. Therefore, our ability to make required principal and interest payments with respect to our indebtedness depends on the earnings of subsidiaries and our ability to receive funds from our subsidiaries through dividend and other payments. The subsidiary guarantors are wholly owned subsidiaries of QD LLC and have fully and unconditionally guaranteed the 9% Senior Subordinated Notes and the Series B Floating Interest Rate Subordinated Term Notes on a joint and several basis.

We have not presented separate financial statements and other disclosures concerning subsidiary guarantors because management has determined such information is not material to the holders of the above-mentioned notes.

The following condensed consolidating financial information for the parent company, QD LLC, QD Capital, which has no assets or operations, non-guarantor subsidiaries and combined guarantor subsidiaries presents:

•	Condensed consolidating balance sheets at December 31, 2003 and 2004 and condensed consolidating statements of operations and of cash flows for each of the three years ended December 31, 2004.

•	Elimination entries necessary to consolidate the parent company and all its subsidiaries.

The following condensed consolidating financial information has been adjusted to reflect the PPI restatement (Note 1).

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2004

(in thousands)

	QDI	QD LLC & QD Capital	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$—	$516,468	$4,448	$—	$520,916
Other service revenue	—	—	69,703	904	—	70,607
Fuel surcharge	—	—	30,174	318	—	30,492

Total operating revenues	—	—	616,345	5,670	—	622,015
Operating expenses:
Purchased transportation	—	—	419,932	633	—	420,565
Compensation	—	—	57,070	1,632	—	58,702
Fuel, supplies and maintenance	—	—	31,828	1,652	—	33,480
Depreciation and amortization	—	—	21,289	1,204	—	22,493
Selling and administrative	—	—	24,336	717	—	25,053
Insurance claims	—	—	22,635	158	—	22,793
Impairment on property, plant & equipment	—	—	2,536	387	—	2,923
PPI professional fees	—	—	8,314	—	—	8,314
Other operating expenses	—	—	11,342	1,286	—	12,628

Operating income/(loss)	—	—	17,063	(1,999)	—	15,064
Interest expense/(income) net	3	22,340	1,358	(1,358)	—	22,343
Other (income)/expense	—	—	785	72	—	857

Income (loss) before taxes	(3)	(22,340)	14,920	(713)	—	(8,136)
Income taxes provision (benefit)	—	(6,958)	8,484	895	—	2,421
Equity in (loss) earnings of subsidiaries	(10,554)	4,828	—	—	5,726	—

Net income (loss)	$(10,557)	$(10,554)	$6,436	$(1,608)	$5,726	$(10,557)

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2003

(in thousands)

	QDI	QD LLC & QD Capital	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$—	$472,358	$7,361	$—	$479,719
Other service revenue	—	—	69,181	929	—	70,110
Fuel surcharge	—	—	15,211	400	—	15,611

Total operating revenues	—	—	556,750	8,690	—	565,440
Operating expenses:
Purchased transportation	—	—	359,065	1,238	—	360,303
Compensation	—	—	58,019	2,641	—	60,660
Fuel, supplies and maintenance	—	—	32,568	2,344	—	34,912
Depreciation and amortization	—	—	26,890	1,619	—	28,509
Selling and administrative	—	—	15,657	219	—	15,876
Insurance claims	—	—	31,973	236	—	32,209
Other operating expenses	—	—	13,702	475	—	14,177

Operating income/(loss)	—	—	18,876	(82)	—	18,794
Interest expense, net	64,241	25,543	—	295	—	90,079
Gain on debt extinguishment	(721)	(4,012)	—	—	—	(4,733)
Other (income)/expense	—	—	656	(7)	—	649

Income (loss) before taxes	(63,520)	(21,531)	18,220	(370)	—	(67,201)
Income taxes provision (benefit)	—	(7,058)	6,770	189	—	(99)
Equity in earnings (loss) of subsidiaries	(3,582)	10,891	—	—	(7,309)	—

Net income (loss)	$(67,102)	$(3,582)	$11,450	$(559)	$(7,309)	$(67,102)

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

Consolidating Statement of Operations

For the Year Ended December 31, 2002

(in thousands)

	QDI	QD LLC & QD Capital	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$—	$434,466	$7,401	$—	$441,867
Other service revenue	—	—	68,065	797	—	68,862
Fuel surcharge	—	—	5,674	357	—	6,031

Total operating revenues	—	—	508,205	8,555	—	516,760
Operating expenses:
Purchased transportation	—	—	300,694	1,227	—	301,921
Compensation	—	—	66,408	2,956	—	69,364
Fuel, supplies and maintenance	—	—	37,856	1,699	—	39,555
Depreciation and amortization	—	—	30,185	1,638	—	31,823
Selling and administrative	—	—	16,766	228	—	16,994
Insurance claims	—	—	18,240	187	—	18,427
Other operating expenses	—	—	15,918	360	—	16,278

Operating income	—	—	22,138	260	—	22,398
Interest expense	718	43,082	—	247	—	44,047
Other expense (income)	—	(120)	129	(3)	—	6

Income (loss) before taxes	(718)	(42,962)	22,009	16	—	(21,655)
Income taxes	—	(10,346)	11,215	574	—	1,443
Equity in earnings (loss) of subsidiaries	(49,278)	(16,662)	—	—	65,940	—

Income (loss) from continuing operations	(49,996)	(49,278)	10,794	(558)	65,940	(23,098)
Discontinued operations:
Loss from operation and disposal of discontinued division, net of tax	—	—	—	(2,913)	—	(2,913)

Income (loss) before cumulative effect of a change in accounting principle	(49,996)	(49,278)	10,794	(3,471)	65,940	(26,011)
Cumulative effect of change in accounting principle, net of tax	—	—	(23,985)	—	—	(23,985)

Net loss	$(49,996)	$(49,278)	$(13,191)	$(3,471)	$65,940	$(49,996)

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

Condensed Consolidating Balance Sheet, December 31, 2004

(in thousands)

	QDI	QD LLC & QD Capital	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$730	$1,970	—	$2,700
Accounts receivable, net	—	—	100,755	81	—	100,836
Current maturities of notes receivable from affiliates	—	—	839	—	—	839
Prepaid expenses	—	—	4,845	—	—	4,845
Prepaid tires	—	—	7,446	52	—	7,498
Other	—	—	2,071	—	—	2,071

Total current assets	—	—	116,686	2,103	—	118,789
Property and equipment, net	—	—	114,120	2,420	—	116,540
Assets held-for-sale			1,170			1,170
Goodwill, net	—	—	131,363	—	—	131,363
Intangible, net	—	—	1,371	—	—	1,371
Notes receivable from affiliates	—	—	402	—	—	402
Investment in subsidiaries	(20,803)	142,297	—	—	(121,494)	—
Other assets	—	100,000	9,663	—	(100,000)	9,663

	$(20,803)	$242,297	$374,775	$4,523	$(221,494)	$379,298

LIABILITIES, MINORITY INTEREST, STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of indebtedness	$—	$1,400	$—	$—	$—	$1,400
Accounts payable	—	—	14,504	4	—	14,508
Intercompany	13,297	(13,450)	3,563	(3,410)	—	—
Affiliates and owner-operators payable	—	—	9,985	(2)	—	9,983
Accrued expenses	—	—	77,784	139	—	77,923
Income taxes payable	—	—	1,158	1,393	—	2,551

Total current liabilities	13,297	(12,050)	106,994	(1,876)	—	106,365
Long-term indebtedness, less current maturities	—	275,150	—	—	—	275,150
Environmental liabilities	—	—	14,415	—	—	14,415
Other non-current liabilities	—	—	114,463	—	(100,000)	14,463
Deferred liability tax	—	—	—	1,172	—	1,172

Total liabilities	13,297	263,100	235,872	(704)	(100,000)	411,565

Minority interest in subsidiaries	—	—	1,833	—	—	1,833
Stockholders’ equity:
Common stock and additional paid-in capital	357,777	186,570	94,090	7,629	(288,289)	357,777
Treasury stock	(1,326)	—	—	—	—	(1,326)
(Accumulated deficit)/retained earnings	(180,271)	12,977	60,884	(2,209)	(71,652)	(180,271)
Stock recapitalization	(189,589)	(189,589)	—	(55)	189,644	(189,589)
Accumulated other comprehensive loss	(18,042)	(30,761)	(17,904)	(138)	48,803	(18,042)
Stock purchase warrants	73	—	—	—	—	73
Unearned compensation, restricted stock	(1,077)	—	—	—	—	(1,077)
Stock subscription receivable	(1,645)	—	—	—	—	(1,645)

Total stockholders’ equity (deficit)	(34,100)	(20,803)	137,070	5,227	(121,494)	(34,100)

	$(20,803)	$242,297	$374,775	$4,523	$(221,494)	$379,298

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

Condensed Consolidating Balance Sheet, December 31, 2003

(in thousands)

	QDI	QD LLC & QD Capital	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$705	$250	—	$955
Accounts receivable, net	—	—	78,047	(15)	—	78,032
Current maturities of notes receivable from affiliates	—	—	676	—	—	676
Prepaid expenses	—	—	3,474	92	—	3,566
Prepaid tires	—	—	7,812	166	—	7,978
Other	—	—	1,994	61	—	2,055

Total current assets	—	—	92,708	554	—	93,262
Property and equipment, net	—	—	131,381	6,580	—	137,961
Goodwill, net	—	—	131,232	—	—	131,232
Intangible, net	—	—	1,402	—	—	1,402
Notes receivable from affiliates	—	—	651	—	—	651
Investment in subsidiaries	(4,480)	153,838	—	—	(149,358)	—
Other assets	—	100,000	9,867	4	(100,000)	9,871

	$(4,480)	$253,838	$367,241	$7,138	$(249,358)	$374,379

LIABILITIES, MINORITY INTEREST, STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of indebtedness	$5,000	$1,759	$—	$—	$—	$6,759
Accounts payable	—	—	13,988	—	—	13,988
Intercompany	11,191	(16,191)	14,543	(9,543)	—	—
Affiliates and owner-operators payable	—	—	7,312	7	—	7,319
Accrued expenses	—	—	56,818	112	—	56,930
Income taxes payable	—	—	(299)	817	—	518

Total current liabilities	16,191	(14,432)	92,362	(8,607)	—	85,514
Long-term indebtedness, less current maturities	—	272,750	—	—	—	272,750
Environmental liabilities	—	—	19,689	—	—	19,689
Other non-current liabilities	—	—	113,712	—	(100,000)	13,712
Deferred liability tax	—	—	(1,480)	3,032	—	1,552

Total liabilities	16,191	258,318	224,283	(5,575)	(100,000)	393,217

Minority interest in subsidiaries	—	—	1,833	—	—	1,833
Stockholders’ equity:
Common stock and additional paid-in capital	357,580	176,122	99,463	15,127	(290,712)	357,580
Treasury stock	(1,258)	—	—	—	—	(1,258)
(Accumulated deficit)/retained earnings	(169,569)	23,676	54,593	(601)	(77,668)	(169,569)
Stock recapitalization	(189,589)	(189,589)	—	(55)	189,644	(189,589)
Accumulated other comprehensive loss	(14,689)	(14,689)	(12,931)	(1,758)	29,378	(14,689)
Stock purchase warrants	86	—	—	—	—	86
Unearned compensation, restricted stock	(1,502)	—	—	—	—	(1,502)
Stock subscription receivable	(1,730)	—	—	—	—	(1,730)

Total stockholders’ equity (deficit)	(20,671)	(4,480)	141,125	12,713	(149,358)	(20,671)

	$(4,480)	$253,838	$367,241	$7,138	$(249,358)	$374,379

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2004

(in thousands)

	QDI	QD LLC & QD Capital	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(10,557)	$(10,554)	6,436	(1,608)	$5,726	$(10,557)
Adjustments for non-cash charges	17,663	12,495	5,760	2,670	(5,726)	32,862
Changes in assets and liabilities	—	—	(12,089)	5,251	—	(6,838)

Net cash provided by operating activities	7,106	1,941	107	6,313	—	15,467

Cash flows from investing activities:
Capital expenditures	—	—	(9,876)	(40)	—	(9,916)
Acquisition of tank wash facility
Acquisition of assets	—	—	(781)	—	—	(781)
Proceeds from sales of property and equipment	—	—	1,652	1,442	—	3,094
Other	—	—	—	—	—	—

Net cash used in investing activities	—	—	(9,005)	1,402	—	(7,603)

Cash flows from financing activities:
Net proceeds on revolver	—	3,800	—	—	—	3,800
Payment of debt obligations	(5,000)	(1,759)	—	—	—	(6,759)
Deferred financing fees	—	(1,241)	—	—	—	(1,241)
Other	—	—	(1,870)	—	—	(1,870)
Net change in intercompany balances	(2,106)	(2,741)	10,980	(6,133)	—	—

Net cash used in financing activities	(7,106)	(1,941)	9,110	(6,133)	—	(6,070)

Net increase in cash	—	—	212	1,582	—	1,794
Effect of exchange rate changes on cash	—	—	(187)	138	—	(49)
Cash, beginning of period	—	—	705	250	—	955

Cash, end of period	$—	$—	$730	$1,970	$—	$2,700

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2003

(in thousands)

	QDI	QD LLC & QD Capital	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(67,102)	$(3,582)	11,450	(559)	$(7,309)	$(67,102)
Adjustments for non-cash charges	67,102	3,582	13,202	2,147	7,309	93,342
Changes in assets and liabilities	—	—	(734)	(8,157)	—	(8,891)

Net cash provided by operating activities	—	—	23,918	(6,569)	—	17,349

Cash flows from investing activities:
Capital expenditures	—	—	(8,168)	(724)	—	(8,892)
Acquisition of competitor’s line of business	—	—	(6,100)	—	—	(6,100)
Proceeds from sales of property and equipment	—	—	1,664	947	—	2,611
Other	—	—	—	—	—	—

Net cash used in investing activities	—	—	(12,604)	223	—	(12,381)

Cash flows from financing activities:
Net payments on revolver		(14,730)	—		—	(14,730)
Proceeds from issuance of long-term debt		264,650	—		—	264,650
Payment of debt obligations	(14,846)	(343,626)		(3,730)	—	(362,202)
Deferred financing fees	—	(12,923)	—	—	—	(12,923)
Net proceeds from stock issuance	120,638	—	—	—	—	120,638
Other stock transactions		(22)	—	—	—	(22)
Other			(144)	—	—	(144)
Net change in intercompany balances	(105,792)	106,651	(11,648)	10,789	—	—

Net cash used in financing activities	—	—	(11,792)	7,059	—	(4,733)

Net increase in cash	—	—	(478)	713	—	235
Effect of exchange rate changes on cash	—	—	899	(840)	—	59
Cash, beginning of period	—	—	284	377	—	661

Cash, end of period	$—	$—	$705	$250	—	$955

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2002, 2003 and 2004

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2002

(in thousands)

	QDI	QD LLC & QD Capital	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net loss	$(49,996)	$(49,278)	$(13,191)	$(3,471)	$65,940	$(49,996)
Adjustments for non-cash charges	49,996	49,278	44,657	1,014	(65,940)	79,005
Changes in assets and liabilities	—	—	(4,794)	1,617	—	(3,177)

Net cash provided by (used in) operating activities	—	—	26,672	(840)	—	25,832

Cash flows from investing activities:
Capital expenditures	—	—	(15,282)	(4)	—	(15,286)
Proceeds from asset dispositions	—	—	7,242	875	—	8,117

Net cash provided by (used in) investing activities	—	—	(8,040)	871	—	(7,169)

Cash flows from financing activities:
Capital contribution	—	10,000	—	—	—	10,000
Payment of debt obligations	—	(17,484)	—	—	—	(17,484)
Exchange offer fees	—	(5,501)	—	—	—	(5,501)
Stock transactions	—	(1,032)	—	—	—	(1,032)
Other	—	—	(6,025)	44	—	(5,981)
Net change in intercompany balances	—	14,017	(14,017)	—	—	—

Net cash provided by (used in) financing activities	—	—	(20,042)	44	—	(19,998)

Net increase (decrease) in cash	—	—	(1,410)	75	—	(1,335)
Effect of exchange rate changes on cash	—	—	(216)	—	—	(216)
Cash, beginning of period	—	—	1,910	302	—	2,212

Cash, end of period	$—	$—	$284	$377	$—	$661

Quality Distribution, Inc. and Consolidated Subsidiaries

Consolidated Statements of Operations

(Unaudited — in 000’s, Except Per Share Amounts)

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005
OPERATING REVENUES:
Transportation	$132,771	$139,628	$260,628	$272,842
Other service revenue	18,009	17,026	36,422	33,880
Fuel surcharge	6,649	14,377	11,564	25,447

Total operating revenues	157,429	171,031	308,614	332,169

OPERATING EXPENSES:
Purchased transportation	106,269	118,512	207,043	229,495
Compensation	15,054	16,442	30,207	31,017
Fuel, supplies and maintenance	8,715	9,284	17,512	16,441
Depreciation and amortization	5,874	4,304	11,894	8,757
Selling and administrative	9,112	4,292	12,984	10,563
Insurance claims	11,223	5,388	15,550	9,190
Taxes and licenses	821	1,011	1,717	1,628
Communication and utilities	1,754	2,008	3,635	4,064
Loss (gain) on disposal of property and equipment	(3)	81	(26)	53
PPI class action settlement and related expenses	811	404	4,053	913

Total operating expenses	159,630	161,726	304,569	312,121

Operating income/(loss)	(2,201)	9,305	4,045	20,048
Interest expense, net	5,474	6,449	10,691	12,762
Write-off of debt issuance costs	—	—	—	1,110
Other expense/(income)	56	(23)	84	10

Income/(loss) before income taxes	(7,731)	2,879	(6,730)	6,166
Provision for income taxes	(131)	(161)	(170)	(532)

Net income/(loss)	$(7,862)	$2,718	$(6,900)	$5,634

PER SHARE DATA:
Net income/(loss) per common share
Basic	$(0.42)	$0.14	$(0.37)	$0.30

Diluted	$(0.42)	$0.14	$(0.37)	$0.29

Weighted average number of shares
Basic	18,915	18,929	18,900	18,929

Diluted	18,915	19,192	18,900	19,291

The accompanying notes are an integral part of these consolidated financial statements.

Quality Distribution, Inc and Subsidiaries

Consolidated Balance Sheets

(In 000’s)

	December 31, 2004	June 30, 2005
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,700	$1,275
Accounts receivable, net of allowance of $7,228 and $7,781	100,836	106,800
Current maturities of notes receivable from affiliates	839	453
Prepaid expenses	4,845	4,868
Prepaid tires	7,498	7,728
Other	2,071	2,455

Total current assets	118,789	123,579
Property and equipment, net	116,540	112,722
Assets held-for-sale	1,170	439
Goodwill	131,363	131,363
Intangibles, net	1,371	1,265
Notes receivable from affiliates	402	419
Other assets	9,663	10,715

Total assets	$379,298	$380,502

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$1,400	$1,400
Accounts payable	14,508	13,777
Affiliates and independent owner-operators payable	9,983	14,897
Accrued expenses	44,253	43,650
Accrued loss and damage claim	33,670	30,384
Income taxes payable	2,551	1,417

Total current liabilities	106,365	105,525
Long-term indebtedness, less current maturities	275,150	274,561
Environmental liabilities	14,415	11,678
Other non-current liabilities	14,463	13,994
Deferred tax liability	1,172	1,159

Total liabilities	411,565	406,917

Commitments and contingencies (Note 8)
Minority interest in subsidiary	1,833	1,833

STOCKHOLDERS’ DEFICIT
Common stock, no par value; 29,000 shares authorized; 19,152 issued at December 31, 2004 and 19,122 issued at June 30, 2005	357,777	359,635
Treasury stock, 114 and 115 shares at December 31, 2004 and June 30, 2005	(1,326)	(1,354)
Accumulated deficit	(180,271)	(174,637)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(18,042)	(18,008)
Stock purchase warrants	73	73
Unearned compensation, restricted stock and stock units	(1,077)	(2,827)
Stock subscriptions receivable	(1,645)	(1,541)

Total stockholders’ deficit	(34,100)	(28,248)

Total liabilities, minority interest and stockholders’ deficit	$379,298	$380,502

The accompanying notes are an integral part of these consolidated financial statements.

Quality Distribution, Inc and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited — In 000’s)

	Six months ended June 30,
	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$(6,900)	$5,634
Adjustments to reconcile to net cash and cash equivalents provided by operating activities:
Depreciation and amortization	11,894	8,757
Bad debt expense	636	1,214
Foreign currency transaction loss	—	51
(Gain)/loss on disposal of property and equipment	(26)	53
Write-off of deferred financing costs	—	1,110
Amortization of restricted stock	340	108
Amortization of deferred financing costs	686	906
Amortization of bond discount	—	111
Minority dividends	72	72
Changes in assets and liabilities:
Accounts and other receivables	(14,766)	(7,178)
Notes receivable from affiliates	(347)	369
Prepaid expenses	(355)	(23)
Prepaid tires	18	(498)
Other assets	256	(698)
Accounts payable and accrued expenses	7,426	(6,390)
Accrued loss and damage claims	2,320	(3,286)
Affiliates and independent owner-operators payable	4,408	4,914
Other liabilities	(1,251)	(469)
Current income taxes	(279)	(1,147)

Net change in assets and liabilities	(2,570)	(14,406)

Net cash provided by operating activities	4,132	3,610

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,277)	(5,536)
Acquisition of tank wash assets	(781)	—
Proceeds from sales of property and equipment	363	1,629

Net cash used in investing activities	(4,695)	(3,907)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	—	83,300
Principal payments on long-term debt	(830)	(78,200)
Proceeds on revolver	1,500	62,700
Payments on revolver	—	(68,500)
Deferred financing fees	(369)	(2,755)
Increase in book overdraft	619	2,319
Minority dividends	(72)	(72)
Other stock transactions	17	76

Net cash (used in) provided by financing activities	865	(1,132)

Net (decrease) increase in cash and cash equivalents	302	(1,429)
Effect of exchange rate changes on cash	98	4
Cash and cash equivalents, beginning of year	955	2,700

Cash and cash equivalents, end of period	$1,355	$1,275

The accompanying notes are an integral part of these consolidated financial statements.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

1. Summary of Significant Accounting Policies:

Basis of Presentation

In this quarterly report, unless the context otherwise indicates, (i) the terms “the Company,” “Quality Distribution,” “QDI,” “we,” “us” and “our” refer to Quality Distribution, Inc. and its consolidated subsidiaries and their predecessors, (ii) the terms “Quality Distribution, LLC” and “QD LLC” refer to our wholly owned subsidiary, Quality Distribution, LLC, a Delaware limited liability company, and its consolidated subsidiaries and their predecessors, and (iii) the term “QD Capital” refers to our wholly owned subsidiary QD Capital Corporation, a Delaware corporation.

Quality Distribution, Inc. and its subsidiaries are engaged primarily in truckload transportation of bulk chemicals in North America. We conduct a significant portion of our business through a network of company terminals, affiliates and independent owner-operators. Affiliates are independent companies, which enter into one-to-five year renewable contracts with us. Affiliates are responsible for paying for their own power equipment (including debt service), fuel and other operating costs. Certain affiliates lease trailers from us. Owner-operators are independent contractors, who, through a contract with us, supply one or more tractors and drivers for our use. Contracts with owner-operators may be terminated by either party on short notice. We charge affiliates and third parties for the use of tractors and trailers as necessary. In exchange for the services rendered, affiliates and owner-operators are normally paid a percentage of the revenues generated for each load hauled.

The accompanying unaudited condensed, consolidated financial statements of the Company have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included. For further information, refer to our Annual Report on Form 10-K/A for the year ended December 31, 2004, including the consolidated financial statements and accompanying notes. Certain prior period amounts have been reclassified to conform to the current year presentation.

Operating results for the three and six months ended June 30, 2005, are not necessarily indicative of the results that may be expected for the entire fiscal year.

Goodwill and Intangible Assets

Intangible Assets

Net intangible assets consist of a $1.0 million intangible pension plan asset and $0.2 million in total of non-compete agreements with lives ranging from 1 – 10 years and customer lists and customer contracts acquired from a competitor with lives of 5 years. Accumulated amortization of the remaining non-pension intangible assets was $0.3 million and $0.2 million at June 30, 2005 and December 31, 2004, respectively. The gross amount of intangible assets at June 30, 2005 and December 31, 2004 was $1.7 million.

Amortization expense for the non-pension plan asset for the three and six months ended June 30, 2005 and 2004 was less than $0.1 million in all periods. The intangible assets, except the pension plan asset, will be amortized to expense for each full year as follows (in thousands):

2005	$112
2006	105
2007	40
2008	40
2009 and after	—

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Goodwill

Effective January 1, 2002, we adopted the provisions of SFAS 142, “Goodwill and Other Intangible Assets.” As a result of the adoption of SFAS 142, the amortization of goodwill ceased. Under SFAS 142, goodwill is subject to an annual impairment test as well as impairment assessments of certain triggering events. SFAS 142 requires us to compare the fair value of the reporting unit to its carrying amount to determine if there is a potential impairment. If the fair value of the reporting unit is less than its carrying amount, an impairment loss is recorded to the extent the carrying amount of the goodwill within the reporting unit is greater than the implied fair value of goodwill.

In 2004, we selected the end of the second quarter as the date to perform our annual impairment test. No impairment was noted when the test was performed as of June 30, 2005. We used a combination of discounted cash flows and EBITDA multiples to estimate the fair value of the reporting units. Projections for future cash flows were based on our recent operating trends. EBITDA multiples were derived from other comparable publicly traded companies. The discount rate used to discount cash flows was based on our weighted average cost of capital. No impairment was determined to have occurred as of June 30, 2005, since the calculated fair value exceeded the carrying amount. The factors used in deriving the estimate of the fair value included improving economic conditions and increasing revenues and operating income during 2005.

Our goodwill assets as of June 30, 2005 and December 31, 2004 were $131.4 million in both periods.

New Accounting Pronouncements

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law. This legislation contains a number of changes to the Internal Revenue Code that may affect us. After a careful analysis of the law, we have determined that this Act will not have a material effect on our consolidated financial position and results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised in 2005), “Share-Based Payments.” In April 2005, the SEC announced that the effective date of SFAS No. 123R, “Share-Based Payments”, has been deferred for certain public companies. SFAS 123R, as amended, requires that all share-based payments to employees, including grants of employee equity incentives, are to be recognized in the income statement based on their fair values and is effective for fiscal years beginning after June 15, 2005. SFAS 123R will be applicable to the Company beginning January 1, 2006, and will be adopted using the “modified prospective” method. The “modified prospective” method requires compensation costs to be recognized beginning with the effective date of adoption for (a) all share-based payments granted after the effective date and (b) awards granted to employees prior to the effective date of the statement that remain unvested on the effective date. SFAS No. 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows.

As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using the intrinsic value method prescribed in APB No. 25, and as such, generally recognizes no compensation cost for employee equity incentives. Accordingly, the adoption of SFAS No. 123R will have a significant impact on the Company’s results of operations, although it will have no impact on our overall liquidity. The impact of the adoption of SFAS No. 123R cannot be determined at this time because it will depend on the levels of share-based payments granted in the future. However, had the Company adopted SFAS No. 123R in prior periods, the impact of the statement would have approximated the impact of SFAS No. 123 as described in the disclosure of pro-forma net income (loss) and earnings (loss) per share included in the stock-based compensation table in Note 2 –Earnings Per Share below.

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Staff Accounting Bulletin 107 from the Securities and Exchange Commission was issued on March 29, 2005 and provides guidance related to share-based payment transactions with nonemployees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of Statement 123(R) in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of Statement 123(R), the modification of employee share options prior to adoption of Statement 123(R) and disclosures in Management’s Discussion and Analysis subsequent to adoption of Statement 123(R). We are in the process of analyzing this bulletin in order to determine its effects, if any, on our consolidated financial position and results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Corrections” (“SFAS No. 154”). SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 also provides guidance on the accounting for and reporting of error corrections. This statement is applicable for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not anticipate any effects from this statement on our consolidated financial position and results of operations.

2. Comprehensive Income (Loss):

Comprehensive income (loss) is as follows (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005
Net income (loss)	(7,862)	$2,718	(6,900)	5,634
Other comprehensive income/(loss):
Foreign currency translation adjustments	(15)	33	19	34

Comprehensive income (loss)	(7,877)	$2,751	(6,881)	5,668

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

3. Earnings/ (Loss) Per Share:

A reconciliation of the numerators and denominators of the basic and diluted earnings (loss) from continuing operations per earnings per share computations follows:

	Three months ended
	June 30, 2004			June 30, 2005
(In 000’s except per share amounts)	Earnings (loss) from continuing operations (numerator)	Shares (denominator)	Per-share amount	Earnings (loss) from continuing operations (numerator)	Shares (denominator)	Per-share amount
Basic income (loss) available to common shareholders:
Net earnings (loss)	$(7,862)	18,915	$(.42)	$2,718	18,929	$.14

Effect of dilutive securities:
Stock options		—			151
Unvested restricted stock		—			12
Stock units		—			17
Stock warrants		—			83

Diluted income (loss) available to common shareholders:
Net earnings (loss)	$(7,862)	18,915	$(.42)	$2,718	19,192	$.14

	Six months ended
	June 30, 2004			June 30, 2005
(In 000’s except per share amounts)	Earnings (loss) from continuing operations (numerator)	Shares (denominator)	Per-share amount	Earnings (loss) from continuing operations (numerator)	Shares (denominator)	Per-share amount
Basic income (loss) available to common shareholders:
Net earnings (loss)	$(6,900)	18,900	$(.37)	$5,634	18,929	$.30

Effect of dilutive securities:
Stock options		—			169
Unvested restricted stock		—			14
Stock units					10
Stock warrants		—			169

Diluted income (loss) available to common shareholders:
Net earnings (loss)	$(6,900)	18,900	$(.37)	$5,634	19,291	$.29

The effect of our stock options, restricted stock, stock warrants and stock units which represent the shares shown in the table above are included in the computation of diluted earnings per share for each of the three and six month periods ended June 30, 2004 and 2005.

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

The following securities were not included in the calculation of diluted EPS because such inclusion would be anti-dilutive:

	For the three month period ended June 30,		For the six month period ended June 30,
(In thousands)	2004	2005	2004	2005
Stock options	2,041	1,390	2,041	1,306
Unvested Restricted Stock	72	26	72	26

4. Stock-Based Compensation:

We use Accounting Principles Board Opinion No. 25, “Accounting for Stock-Based Compensation,” and the related interpretations to account for our stock option plans. No compensation cost has been generally recorded at the grant dates, as the option price has been greater than or equal to the market price of the common stock on the applicable measurement date for all options issued. However, due to the issuance of stock options representing 200,000 shares to an executive who started with us in December, 2004, we recognized $31,250 and $62,500 of compensation expense for the three-month and six-month periods ending June 30, 2005, respectively and will recognize approximately $125,000 in compensation expense for each of the subsequent full three years and will fully vest in December, 2008.

We adopted the disclosure provisions of SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS 123, ‘Accounting for Stock-Based Compensation,’” for disclosure purposes in 2002. The stock of QDI was not traded publicly prior to the IPO on November 13, 2003. The pro forma fair value of options granted during the first half of 2005, all of 2004 and 2003 (2002 is not applicable) are based upon the Black-Scholes option-pricing model using the following criteria:

	2003	2004	2005
Risk free rate	3.59%	3.62%	3.74%
Expected life	6 years	6 years	5 years
Volatility	28%	62%	61%
Expected dividend	nil	nil	nil

The pro forma fair value of stock options granted in the first half of 2005 was $1.0 million, fiscal year 2004 was $2.4 million and in fiscal year 2003 it was $8.2 million after adjusting for a change in the estimated forfeiture rate. This change in the estimated forfeiture rate decreased the total amount of pro forma fair value of stock options issued in fiscal year 2003 and fiscal year 2004 by $1.3 million and $0.8 million, respectively of which $0.3 million is reflected as a decrease to pro forma compensation expense in 2005. No options were granted in 2002. At June 30, 2005, a total of 911,779 authorized shares remain available for granting under our 1998 and 2003 Stock Option Plans.

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Had compensation cost been determined based upon the fair value at the grant date for awards under the option plans consistent with the method described in SFAS 123, our net income/(loss) and net income/(loss) per common share would have been as follows for the three and six months ended June 30th:

	Three months ended June 30		Six months ended June 30
	2004	2005	2004	2005
Net income/(loss)	$(7,862)	$2,718	$(6,900)	$5,634
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects of $0 for all periods	(620)	(521)	(1,219)	(901)
Restricted stock compensation expense and stock option expense included in net income (loss) attributable to common stockholders as reported	196	(57)	340	107

Pro forma net income (loss) attributable to common stockholders	$(8,286)	$2,140	$(7,779)	$4,840

Income (loss) per common share:
As reported – basic	$(0.42)	$.14	$(0.37)	$.30

Pro forma – basic	(0.44)	.11	(0.41)	.26

As reported – diluted	(0.42)	.14	(0.37)	.29

Pro forma – diluted	(0.44)	.11	(0.41)	.25

In June 2005, we issued to Gerald L. Detter, our Chief Executive Officer, Stock Units representing 306,535 shares of our common stock with a fair market value at that the time of issuance of $2,345,000. The majority of these Stock Units are being amortized over the 19 month service period with $859,000 expected to be expensed in fiscal year 2005.

5. Employee Benefit Plans

We maintain two noncontributory defined benefit plans resulting from a prior acquisition that covers certain full-time salaried employees and certain other employees under a collective bargaining agreement. Retirement benefits for employees covered by the salaried plan are based on years of service and compensation levels. The monthly benefit for employees under the collective bargaining agreement plan is based on years of service multiplied by a monthly benefit factor. Assets of the plans are invested primarily in equity securities and fixed-income investments. Pension costs are funded in accordance with the provisions of the applicable law.

The components of net periodic pension cost are as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
Service cost	$69	$68	$138	$136
Interest cost	687	669	1,373	1,339
Prior service cost	24	24	47	47
Amortization	172	256	343	512
Expected return on plan assets	(635)	(705)	(1,269)	(1,409)

Net periodic pension cost	317	312	632	625

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

We have contributed $2.1 million during the six months ended June 30, 2005, and expect to contribute $2.4 million during the remainder of 2005.

6. Geographic Segments

Our operations are located primarily in the United States, Canada and Mexico. Inter-area sales are not significant to the total revenue of any geographic area. Information about our operations in different geographic areas for the three and six months ended June 30, 2005 and 2004 is as follows (in thousands):

	Three Months Ended June 30, 2005
	U. S.	International	Eliminations	Consolidated
Total operating revenues	$158,353	$12,678	$—	$171,031
Operating income	7,493	1,812	—	9,305
Depreciation and Amortization	3,806	498	—	4,304
Capital Expenditures	2,900	13	—	2,913

	Three Months Ended June 30, 2004
	U. S.	International	Eliminations	Consolidated

Total operating revenues	$145,612	$11,817	$—	$157,429
Operating income	(3,943)	1,742	—	(2,201)
Depreciation and Amortization	5,154	720	—	5,874
Capital Expenditures	2,741	9	—	2,750

	Six Months Ended June 30, 2005
	U. S.	International	Eliminations	Consolidated

Total operating revenues	$307,678	$24,491	$—	$332,169
Operating income	16,528	3,520	—	20,048
Depreciation and Amortization	7,903	854	—	8,757
Capital Expenditures	5,523	13	—	5,536

	As of June 30, 2005
Identifiable Assets	370,611	9,891	—	380,502

	Six Months Ended June 30, 2004
	U. S.	International	Eliminations	Consolidated

Total operating revenues	$286,629	$21,985	$—	$308,614
Operating income	1,219	2,826	—	4,045
Depreciation and Amortization	10,467	1,427	—	11,894
Capital Expenditures	5,037	21	—	5,058

	As of December 31, 2004
Identifiable Assets	367,855	11,443	—	379,298

7. Issuance of Senior Floating Rate Notes

On January 28, 2005, we consummated the private offering of $85 million in new Senior Floating Rate Notes issued by QD LLC and QD Capital and guaranteed by QDI and domestic subsidiaries at 98% of the face

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

value of the notes. The Notes, due January 15, 2012, will pay interest quarterly on January 15, April 15, July 15, and October 15. Interest will accrue at a floating rate per annum, reset quarterly, equal to LIBOR plus 4.5%. The net proceeds were used to repay approximately $70 million of the term borrowings under our credit facility and a distribution to QDI, which in turn used such proceeds to redeem all $7.5 million principal amount of outstanding Series B Floating Interest Rate Subordinated Term Securities due 2006 and the remaining balance was used for general corporate purposes, including the repayment of indebtedness under the revolving credit portion of our credit facility. The credit facility was amended to incorporate this reduction in the term loan portion of the facility and to modify the covenants.

In connection with the offering of the Notes, we incurred a pre-tax charge in the first quarter of 2005 of approximately $1.1 million resulting from the write-off of debt-issuance costs associated with the term borrowings under the credit agreement to be prepaid with the net proceeds for the offering of the Notes.

8. Commitments and Contingencies:

Environmental Matters

It is our policy and the policy of each of our subsidiaries to be in compliance with all applicable environmental, safety, and health laws. We also are committed to the principles of Responsible Care®, an international chemical industry initiative to enhance the industry’s responsible management of chemicals.

Our activities involve the handling, transportation and storage of bulk chemicals, both liquid and dry, many of which are classified as hazardous materials or hazardous substances. Our tank wash and terminal operations engage in the creation, storage or discharge and proper disposal of wastewater that may contain hazardous substances, and the control and discharge of storm-water from industrial sites. In addition, we may store diesel fuel and other petroleum products at our terminals. As such, we and others who operate in our industry are subject to environmental, health and safety laws and regulation by U.S. federal, state and local agencies and Canadian federal and provincial governmental authorities. Environmental laws and regulations are complex, and address emissions to the air, discharge onto land or water, and the generation, handling, storage, transportation, treatment and disposal of waste materials. These laws change frequently and generally require us to obtain and maintain various licenses and permits. Environmental laws have tended to become more stringent over time, and most provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations.

Facility managers are responsible for environmental compliance at each operating location. Audits conducted by our staff assess operations, safety training and procedures, equipment and grounds maintenance, emergency response capabilities, and waste management. We may also, if circumstances warrant, contract with independent environmental consulting firms to conduct periodic, unscheduled, compliance assessments which focus on unsafe conditions with the potential to result in releases of hazardous substances or petroleum, and which also include screening for evidence of past spills or releases. Our staff includes environmental professionals who develop guidelines and procedures, including periodic audits of our terminals, tank cleaning facilities, and historical operations, in an effort to avoid circumstances that could lead to future environmental exposure.

As a handler of hazardous substances, we are potentially subject to strict, joint and several liability for investigating and rectifying the consequences of spills and other environmental releases of such substances under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Superfund Amendments and Reauthorization Act of 1986, and comparable state and Canadian laws. From time to time, we have incurred

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

remedial costs and regulatory penalties with respect to chemical or wastewater spills and releases at our facilities and on the road, and, notwithstanding the existence of our environmental management program, we cannot assure that such obligations will not be incurred in the future, nor predict with certainty the extent of future liabilities and costs under environmental, health, and safety laws, nor that such liabilities will not result in a material adverse effect on our financial condition, results of operations or business reputation.

In addition, we may face liability for alleged personal injury or property damage due to exposure to chemicals and other hazardous substances at our facilities or as the result of accidents and spills. Although these types of claims have not historically had a material impact on our operations, a significant increase in these claims could have a material adverse effect on our business, financial condition, operating results or cash flow.

As the result of environmental studies conducted at our facilities or the third-party sites in conjunction with our environmental management program, we have identified environmental contamination at certain sites that will require remediation.

We are currently responsible for remediating and investigating five properties under federal and state Superfund programs where we are the only responsible party. Each of these five remediation projects relates to operations conducted by Chemical Leaman Corporation (“CLC”) prior to our acquisition of and merger with CLC in 1998. The two most significant Superfund sites are:

Bridgeport, New Jersey

QDI is required under the terms of two federal consent decrees to perform remediation at this operating truck terminal and tank wash site. CLC entered into consent orders with USEPA in May 1991 for the treatment of groundwater (operable unit or “OU”1) and October 1998 for the removal of contamination in the wetlands (OU 3). In addition, we were required to assess the removal of contaminated soils (OU2).

In connection with OU1, USEPA originally required us to construct a large treatment plant with discharge via a 2 mile pipeline to the Delaware River watershed with construction to be completed by the end of 2001. We have negotiated an alternative remedy with USEPA which would call for a significantly smaller treatment facility, in place treatment of groundwater contamination via chemical injection (in-situ treatment) and a local discharge. The treatment facility has been approved with construction to commence by the third quarter of 2005. The in-situ remedy is in the pilot stage and must go through the design phases before final approval is obtained. USEPA has also approved an OU3 remedy for approximately 2.5 acres of affected wetland. This reflects a reduction from an approximate 7 acre area that had been under negotiation. Site mobilization for the OU3 work took place in late May 2004. However, due to the wet weather and problems with the equipment utilized, the project has been delayed. The existing remedial design, which lists already approved alternate clean-up methods, may have to be modified to complete this work. Field work was re-started in May 2005. In regard to OU2, USEPA is now requiring a Feasibility Study for the limited areas that show contamination and warrant additional investigation or work. USEPA also wants to include in OU2 the chemical injection (in-situ treatment) previously described as part of OU1. The environmental projections for OU1 and OU2 have been changed to reflect the reallocation of the in-situ costs to OU2 and the proposed contract amount for the OU1 work. We have estimated expenditures to be in the range of $10.9 million to $15.9 million.

William Dick, Pennsylvania

CLC entered into a consent order with the Pennsylvania DEP (PADEP) and USEPA in October 1995 obligating it to provide a replacement water supply to area residents (OU1), treat contaminated groundwater (OU2) and perform remediation of contaminated soils (OU3) at this former wastewater disposal site. OU1 is

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

complete. PADEP and USEPA had previously been unable to agree on the final interim remedy design for OU2, specifically the discharge location for the treated groundwater. We have projected an interim remedy, which involves the construction of a treatment facility and discharge locally. A preliminary engineering design, which includes discharge to a local tributary, was submitted in August 2004 to USEPA and PADEP for their review and comment. Agency comments have been received and a pre-final design has been prepared and submitted to the agency. Based on recent data showing reduction in site groundwater contamination due to natural attenuation and the more extensive handling and removal of contaminated soils, we believe that the groundwater project can be completed over the five-year term of this interim remedy. The agencies have approved an OU3 remedy, which requires both thermal treatment of contaminated soils and treatment of residuals via soil vapor extraction (SVE). The OU3 remedy expanded in April 2004 to off-site shipment of contaminated soils because these soils were found to be incompatible with the thermal treatment unit, which started full-scale operation in May 2004. We determined in June 2004 that we would incur increased expense due to the off-site additional contaminated soil that was found to be incompatible with the thermal treatment unit, the increased volume of soil subject to thermal treatment based on an increase in the lateral extent of contamination, and the discovery of buried drums and associated contaminated material and soils, which required off-site disposal. In the third quarter of 2004, we determined that a latex liner waste material was present in the third pond, which needed to be excavated and removed for disposal offsite. This work was completed in early 2005. We also determined that the soils in pond three needed to be excavated to determine if they will be suitable for the originally planned SVE treatment. We excavated the pond three soils into discrete piles and have determined the best approach to treat these soil piles. Most of the soil piles can be treated on-site using SVE as originally planned. However, some modifications to the design will have to be made in order to treat a limited number of soil piles. We have estimated expenditures to be in the range of $3.3 million to $5.5 million.

Other Owned Property

Scary Creek, West Virginia: CLC received a clean up notice from the State authority in August 1994 requiring remediation of contaminated soils and groundwater at this former wastewater disposal facility. However, the State and we have agreed that remediation can be conducted under the State’s voluntary clean-up program (instead of the state superfund enforcement program). We are currently completing the originally planned remedial investigation, but it appears that additional site investigation work will be required to completely delineate the extent of site contamination. Upon completion of the site investigation phase, a remedial feasibility study and design will be prepared to address contaminated soils, and, if applicable, groundwater. The expectation is that a remedy utilizing primarily in-situ treatment with limited soil removal will be conducted.

Tonawanda, New York: CLC entered into a consent order with the New York Department of Environmental Conservation on June 22, 1999 obligating it to perform soil and groundwater remediation at this former truck terminal and tank wash site. We have completed a remedial investigation and a feasibility study with the expectation that we will conduct a remedy that may include in-situ treatment, limited soil removal and monitored natural attenuation of the groundwater.

Charleston, WV: CLC completed a remediation of a former drum disposal area in 1995 at its active truck terminal and tank wash site under the terms of a State hazardous waste permit. The State has required supplemental groundwater monitoring in connection with the same permit and we are performing the same and believe that no additional remediation will be required.

East Rutherford, NJ: CLC entered into a Memorandum of Agreement with the State of New Jersey on June 11, 1996 obligating it to perform a Remedial Investigation and Remedial Action with respect to a subsurface loss of an estimated 7,000 gallons of fuel oil at this active truck terminal and tank wash site. We have

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

completed the recovery of free product and conducted groundwater monitoring and are awaiting final approval of a plan to terminate further remedial action with some limited contamination left in place.

ISRA NJ Facilities: We are obliged to conduct investigations and remediation at three current or former New Jersey tank wash and terminal sites pursuant to the State’s Industrial Sites Remediation Act, which requires such remediation following the sale of facilities after 1983. The former owner has agreed to take responsibility for one of the sites and the other two are in the process of remedial investigation with projections set in contemplation of limited soil remediation expense for contaminated areas.

UST Program: We have responsibility for ongoing remediation of former (closed) underground storage tanks (USTs) at current and former facilities. These projects typically involve removal of petroleum-contaminated soil and subsequent remediation of contaminated groundwater and groundwater monitoring. We do not expect to incur significant costs in connection with these projects.

We have estimated expenditures for these other owned properties to be in the range of $2.6 million to $6.7 million.

Other Environmental Matters

We have been named as a potentially responsible party (“PRP”) under CERCLA and similar state laws at 18 other multi-party sites.

We and our predecessors have been named in three civil actions seeking contribution for remediation at offsite treatment, storage and disposal facilities (TSDs) or privately owned properties. We have also received notices of potential liability at fifteen other TSDs and are negotiating with Federal, State and private parties on the scope of our obligations (if any) in connection with remedies at these sites. In addition, there are eight sites with respect to which we received information requests but have denied liability and there has been no demand for payment (considered inactive). Our financial projection is established with respect to those sites where a financial demand is made or an allocation of financial liability is reasonably ascertainable.

We have estimated expenditures for these other environmental matters to be in the range of $0.9 million to $3.8 million.

Recently, we were notified of potential liabilities involving the Lower Passaic River Study Area in New Jersey and the Malone Superfund Site in Texas. We will be participating in the studies of these two sites to determine site remediation objectives, goals and technologies. Since the overall liability cannot be estimated at this time, we have set reserves for only the remedial investigation phase at the two sites.

We were also recently notified of our potential liability for remedial measures to be undertaken by the EPA at the Mobile Tank Wash Facility Superfund Site in Mobile, Alabama. Liability cannot be estimated at this time. We have asserted claims against the site owner (currently in bankruptcy) and the owner’s insurers.

Reserves

Our policy is to accrue remediation expenses when it is probable that such efforts will be required and the related expenses can be reasonably estimated. Estimates of costs for future environmental compliance and remediation are necessarily imprecise due to such factors as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the identification of currently unknown

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

remediation sites and the allocation of costs among the potentially responsible parties under applicable statutes. As of June 30, 2005 and December 31, 2004, we had reserves in the amount of $22.7 million and $25.6 million, respectively for all environmental matters discussed above.

There can be no assurance that additional sites for which we are responsible will not be discovered, nor that violations by us of environmental laws or regulations will not be identified or occur in the future, or that environmental, health and safety laws and regulations will not change in a manner that could impose material costs on us.

The activity in the environmental liability reserves is as follows at June 30, 2005 (in thousands):

2005
Reserve at beginning of year	$25,598
Payments	(2,881)
Additions	—

Reserve at end of period	$22,717

The balances presented include both long term and current environmental reserves, of which $11.0 million and $11.2 million are included in accrued expenses in the Consolidated Balance Sheet at June 30, 2005 and December 31, 2004, respectively. We expect the majority of these environmental obligations to be paid over the next four to five years.

Legal Matters

PPI Settlement

On January 18, 2005, we signed Memoranda of Understanding to settle two shareholder class action lawsuits and a shareholder derivative demand stemming from our disclosure of irregularities at Power Purchasing, Inc. (“PPI”), a non-core subsidiary, on February 2, 2004.

The two previously-disclosed class action lawsuits, Meigs v. Quality Distribution, Inc., et al., pending in the United States District Court for the Middle District of Florida, Tampa Division, and Steamfitters Local 449 Pension & Retirement Security Funds v. Quality Distribution, Inc., et al., pending in the Circuit Court of the Thirteenth Judicial Circuit in and for Hillsborough County, Florida (the “State Action”), were each filed on behalf of a putative class of shareholders who allegedly purchased our common stock traceable to our November 6, 2003 initial public offering.

In exchange for broad releases from all claims that were or could have been asserted by shareholders in respect of QDI shares, and to eliminate the burden and expense of further litigation, we and our primary directors’ and officers’ liability insurer, on behalf of all defendants, have agreed to pay the class $8,150,000, of which $5,875,000 would be paid directly by the insurer and the balance of $2,275,000 would be paid by us. We have also agreed to pay the State Action plaintiffs’ attorneys’ fees and expenses in an amount not to exceed $600,000. We recorded a pre-tax charge of $2,875,000 in the fourth quarter of 2004 for these settlements. The $8,150,000 and the $600,000 are recorded in “Accrued Expenses” as the PPI class action settlement. The $5,875,000 is recorded in “Accounts Receivable” as Insurance receivable – PPI class action settlement. The $5,875,000 insurance reimbursement was paid to the United States District Court in July, 2005. We paid $2,275,000 to the United States District Court by July 15, 2005 and expect to pay the remaining $600,000 for plantiffs’ attorney fees and expenses before the end of our third quarter.

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

The settlements remain contingent on several factors, primarily approval of the settlement by the state and federal courts. The federal court has given preliminary approval and scheduled a hearing for final approval for September 23, 2005. No aspect of the settlements constitutes an admission or finding of wrongful conduct, acts, or omissions. There can be no assurance that failure to approve the settlement will not have a material adverse effect on us.

Routine Legal Matters

Other than reported in this Note, in the “Item 3 - Legal Proceedings” of our Annual Report on Form 10-K/A for the year ended December 31, 2004 and in “Note 20. Commitments and Contingencies” to our audited consolidated financial statements contained in such Form 10-K/A, we are not currently a party to any material pending legal proceedings other than routine matters incidental to our business, and no material developments have occurred in any proceedings described in such Form 10-K/A.

9. Guarantor Subsidiaries

The $125 million of 9% Senior Subordinated Notes due 2010 issued by QD LLC and QD Capital and the $85 million of Senior Floating Rate Notes due 2012 issued by QD LLC and QD Capital are fully and unconditionally guaranteed on a senior subordinated basis pursuant to guarantees by all of our direct and indirect domestic subsidiaries (the “Guarantors”). In addition, we have fully and unconditionally guaranteed on a senior subordinated basis the 9% Senior Subordinated Notes and the Senior Floating Rate Notes. Each of our direct and indirect subsidiaries, including QD LLC, is 100% owned. All non-domestic subsidiaries including Levy Transport, Ltd. are non-guarantor subsidiaries. QD Capital has no material assets or operations. The Senior Floating Rate Notes are subordinate to the 9% Senior Subordinated Notes.

We conduct substantially all of our business through and derive virtually all of our income from our subsidiaries. Therefore, our ability to make required principal and interest payments with respect to our indebtedness depends on the earnings of subsidiaries and our ability to receive funds from our subsidiaries through dividend and other payments. The Guarantors are wholly owned subsidiaries of QD LLC and have fully and unconditionally guaranteed the 9% Senior Subordinated Notes and the Senior Floating Rate Notes on a joint and several basis.

We have not presented separate financial statements and other disclosures concerning the Guarantors because management has determined such information is not material to the holders of the above-mentioned notes.

The following condensed consolidating financial information for the parent company, QD LLC, QD Capital, non-guarantor subsidiaries and combined guarantor subsidiaries presents:

•	Condensed consolidating balance sheets at June 30, 2005 and December 31, 2004, condensed consolidating statements of operations for each of the three and six month periods ended June 30, 2005 and 2004, and condensed consolidating statements of cash flows for each of the six month periods ended June 30, 2005 and 2004.

•	Elimination entries necessary to consolidate the parent company and all its subsidiaries.

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Consolidating Statements of Operations

Three Months Ended June 30, 2005

Unaudited - (In 000’s)

	QDI	QD LLC & QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$—	$139,230	$398	$—	$139,628
Other service revenue	—	—	16,814	212	—	17,026
Fuel surcharge	—	—	14,319	58	—	14,377

Total operating revenues	—	—	170,363	668	—	171,031

Operating expenses:
Purchased transportation	—	—	118,478	34	—	118,512
Compensation	—	—	16,281	161	—	16,442
Fuel, supplies and maintenance	—	—	9,024	260	—	9,284
Depreciation and amortization	—	—	4,136	168	—	4,304
Selling and administrative	—	—	4,259	33	—	4,292
Insurance claims	—	—	5,388	—	—	5,388
Taxes and Licenses	—	—	999	12	—	1,011
Communication and utilities	—	—	1,997	11	—	2,008
(Gain)/loss on disposal of property and equipment	—	—	81	—	—	81
PPI class action settlement and related expenses	—	—	404	—	—	404

Operating income (loss)	—	—	9,316	(11)	—	9,305

Interest expense, net	—	6,550	—	(101)	—	6,449
Write-off of debt issuance costs	—	—	—	—	—	—
Other (income) expense	—	—	(23)	—	—	(23)

Income (loss) before taxes	—	(6,550)	9,339	90	—	2,879
Income tax (provision) benefit	—	642	(701)	(102)	—	(161)
Equity in earnings (loss) of subsidiaries	2,718	8,626	—	—	(11,344)	—

Net income (loss)	$2,718	$2,718	$8,638	$(12)	$(11,344)	$2,718

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Consolidating Statements of Operations

Three Months Ended June 30, 2004

Unaudited - (In 000’s)

	QDI	QD LLC & QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$—	$131,164	$1,607	$—	$132,771
Other service revenue	—	—	17,766	243	—	18,009
Fuel surcharge	—	—	6,537	112	—	6,649

Total operating revenues	—	—	155,467	1,962	—	157,429

Operating expenses:
Purchased transportation	—	—	106,051	218	—	106,269
Compensation	—	—	14,488	566	—	15,054
Fuel, supplies and maintenance	—	—	8,182	533	—	8,715
Depreciation and amortization	—	—	5,510	364	—	5,874
Selling and administrative	—	—	9,068	44	—	9,112
Insurance claims	—	—	11,162	61	—	11,223
Taxes and licenses	—	—	766	55	—	821
Communication and utilities	—	—	1,735	19	—	1,754
(Gain)/loss on disposal of property and equipment	—	—	(4)	1	—	(3)
PPI class action settlement and related expenses	—	—	811	—	—	811

Operating income (loss)	—	—	(2,302)	101	—	(2,201)

Interest expense, net	(3)	5,429	—	48	—	5,474
Other (income) expense	—	—	37	19	—	56

Income (loss) before taxes	3	(5,429)	(2,339)	34	—	(7,731)
Income tax (provision) benefit	—	(1,060)	960	(31)	—	(131)
Equity in earnings (loss) of subsidiaries	(7,865)	(1,376)	—	—	9,241	—

Net income (loss)	$(7,862)	$(7,865)	$(1,379)	$3	$9,241	$(7,862)

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Consolidating Statements of Operations

Six Months Ended June 30, 2005

Unaudited - (In 000’s)

	QDI	QD LLC & QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$—	$272,045	$797	$—	$272,842
Other service revenue	—	—	33,443	437	—	33,880
Fuel surcharge	—	—	25,339	108	—	25,447

Total operating revenues	—	—	330,827	1,342	—	332,169
Operating expenses:
Purchased transportation	—	—	229,430	65	—	229,495
Compensation	—	—	30,687	330	—	31,017
Fuel, supplies and maintenance	—	—	15,960	481	—	16,441
Depreciation and amortization	—	—	8,419	338	—	8,757
Selling and administrative			10,493	70		10,563
Insurance claims	—	—	9,190	—	—	9,190
Taxes and Licenses	—	—	1,604	24	—	1,628
Communication and utilities	—	—	4,053	11	—	4,064
(Gain)/loss on disposal of property and equipment	—	—	53	—	—	53
PPI class action settlement and related expenses			913	—		913

Operating income (loss)	—	—	20,025	23	—	20,048

Interest expense, net	(7)	13,025	—	(256)	—	12,762
Write-off of debt issuance costs	—	—	1,110	—	—	1,110
Other (income) expense	—	—	(3)	13	—	10

Income (loss) before taxes	7	(13,025)	18,918	266	—	6,166
Income tax (provision) benefit	—	1,123	(1,419)	(236)	—	(532)
Equity in earnings (loss) of subsidiaries	5,627	17,529	—	—	(23,156)	—

Net income (loss)	$5,634	$5,627	$17,499	$30	$(23,156)	$5,634

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Consolidating Statements of Operations

Six Months Ended June 30, 2004

Unaudited - (In 000’s)

	QDI	QD LLC & QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$—	$257,644	$2,984	$—	$260,628
Other service revenue	—	—	35,965	457	—	36,422
Fuel surcharge	—	—	11,369	195	—	11,564

Total operating revenues	—	—	304,978	3,636	—	308,614

Operating expenses:
Purchased transportation	—	—	206,591	452	—	207,043
Compensation	—	—	29,091	1,116	—	30,207
Fuel, supplies and maintenance	—	—	16,502	1,010	—	17,512
Depreciation and amortization	—	—	11,174	720	—	11,894
Selling and administrative			12,886	98		12,984
Insurance claims	—	—	15,439	111	—	15,550
Taxes and licenses	—	—	1,609	108	—	1,717
Communication and utilities	—	—	3,591	44	—	3,635
(Gain)/loss on disposal of property and equipment	—	—	(27)	1	—	(26)
PPI class action settlement and related expenses			4,053	—		4,053

Operating income (loss)	—	—	4,069	(24)	—	4,045

Interest expense, net	(3)	10,596	—	98	—	10,691
Other (income) expense	—	—	57	27	—	84

Income (loss) before taxes	3	(10,596)	4,012	(149)	—	(6,730)
Income tax (provision) benefit	—	1,537	(1,644)	(63)	—	(170)
Equity in earnings (loss) of subsidiaries	(6,903)	2,156	—	—	4,747	—

Net income (loss)	$(6,900)	$(6,903)	$2,368	$(212)	$4,747	$(6,900)

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

CONSOLIDATING BALANCE SHEET

June 30, 2005

(Unaudited - In 000’s)

	QDI	QDI LLC & QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$597	$678	$—	$1,275
Accounts receivable, net	—	—	106,784	16	—	106,800
Current maturities of notes receivable from affiliates	—	—	453	—	—	453
Prepaid expenses	—	—	4,857	11	—	4,868
Prepaid tires	—	—	7,684	44	—	7,728
Other	—	—	2,449	6	—	2,455

Total current assets	—	—	122,824	755	—	123,579

Property and equipment, net	—	—	110,752	1,970	—	112,722
Assets held-for-sale	—	—	439	—	—	439
Goodwill, net	—	—	131,363	—	—	131,363
Intangibles, net	—	—	1,265	—	—	1,265
Notes receivable from affiliates	—	—	419	—	—	419
Investment in subsidiaries	(12,878)	152,256	—	—	(139,378)	—
Other assets	—	100,000	10,715	—	(100,000)	10,715

Total assets	$(12,878)	$252,256	$377,777	$2,725	$(239,378)	$380,502

LIABILITIES, MINORITY INTEREST,
STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of indebtedness	$—	$1,400	$—	$—	$—	$1,400
Accounts payable	—	—	13,751	26	—	13,777
Intercompany	15,370	(10,827)	(655)	(3,888)	—	—
Affiliates and independent owner-operators payable	—	—	14,899	(2)	—	14,897
Accrued expenses	—	—	43,558	92	—	43,650
Accrued loss and damage claims	—	—	30,384	—	—	30,384
Income taxes payable	—	—	420	997	—	1,417

Total current liabilities	15,370	(9,427)	102,357	(2,775)	—	105,525

Long-term indebtedness, less current maturities	—	274,561	—	—	—	274,561
Environmental liabilities	—	—	11,678	—	—	11,678
Other non-current liabilities	—	—	113,994	—	(100,000)	13,994
Deferred tax liability	—	—	—	1,159	—	1,159

Total liabilities	15,370	265,134	228,029	(1,616)	(100,000)	406,917

Minority interest in subsidiary	—	—	1,833	—	—	1,833
Stockholders’ equity (deficit):
Common stock	359,635	176,009	101,266	7,629	(284,904)	359,635
Treasury stock	(1,354)	—	—	—	—	(1,354)
(Accumulated deficit)/retained earnings	(174,637)	18,709	64,551	(3,129)	(80,131)	(174,637)
Stock recapitalization	(189,589)	(189,589)	—	(55)	189,644	(189,589)
Accumulated other comprehensive loss	(18,008)	(18,007)	(17,902)	(104)	36,013	(18,008)
Stock purchase warrants	73	—	—	—	—	73
Unearned compensation, restricted stock	(2,827)	—	—	—	—	(2,827)
Stock subscription receivable	(1,541)	—	—	—	—	(1,541)

Total stockholders’ equity (deficit)	(28,248)	(12,878)	147,915	4,341	(139,378)	(28,248)

Total liabilities, minority interest and stockholders’ equity (deficit)	$(12,878)	$252,256	$377,777	$2,725	$(239,378)	$380,502

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

CONSOLIDATING BALANCE SHEET

December 31, 2004

(In 000’s)

	QDI	QDI LLC & QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$730	$1,970	$—	$2,700
Accounts receivable, net	—	—	100,755	81	—	100,836
Current maturities of notes receivable from affiliates	—	—	839	—	—	839
Prepaid expenses	—	—	4,845	—	—	4,845
Prepaid tires	—	—	7,446	52	—	7,498
Other	—	—	2,071	—	—	2,071

Total current assets	—	—	116,686	2,103	—	118,789

Property and equipment, net	—	—	114,120	2,420	—	116,540
Assets held-for-sale	—	—	1,170	—	—	1,170
Goodwill, net	—	—	131,363	—	—	131,363
Intangibles, net	—	—	1,371	—	—	1,371
Notes receivable from affiliates	—	—	402	—	—	402
Investment in subsidiaries	(18,539)	141,820	—	—	(123,281)	—
Other assets	—	100,000	9,663	—	(100,000)	9,663

Total assets	$(18,539)	$241,820	$374,775	$4,523	$(223,281)	$379,298

LIABILITIES, MINORITY INTEREST, STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of indebtedness	$—	$1,400	$—	$—	$—	$1,400
Accounts payable	—	—	14,504	4	—	14,508
Intercompany	15,561	(16,191)	3,090	(2,460)	—	—
Affiliates and independent owner-operators payable	—	—	9,985	(2)	—	9,983
Accrued expenses	—	—	44,114	139	—	44,253
Accrued loss and damage claims	—	—	33,670	—	—	33,670
Income taxes payable	—	—	1,158	1,393	—	2,551

Total current liabilities	15,561	(14,791)	106,521	(926)	—	106,365

Long-term indebtedness, less current maturities	—	275,150	—	—	—	275,150
Environmental liabilities	—	—	14,415	—	—	14,415
Other non-current liabilities	—	—	114,463	—	(100,000)	14,463
Deferred tax liability	—	—	—	1,172	—	1,172

Total liabilities	15,561	260,359	235,399	246	(100,000)	411,565

Minority interest in subsidiary	—	—	1,833	—	—	1,833
Stockholders’ equity (deficit):
Common stock	357,777	176,012	108,394	7,629	(292,035)	357,777
Treasury stock	(1,326)	—	—	—	—	(1,326)
(Accumulated deficit)/retained earnings	(180,271)	13,080	47,053	(3,159)	(56,974)	(180,271)
Stock recapitalization	(189,589)	(189,589)	—	(55)	189,644	(189,589)
Accumulated other comprehensive loss	(18,042)	(18,042)	(17,904)	(138)	36,084	(18,042)
Stock purchase warrants	73	—	—	—	—	73
Unearned compensation, restricted stock	(1,077)	—	—	—	—	(1,077)
Stock subscription receivable	(1,645)	—	—	—	—	(1,645)

Total stockholders’ equity (deficit)	(34,100)	(18,539)	137,543	4,277	(123,281)	(34,100)

Total liabilities, minority interest and stockholders’ equity (deficit)	$(18,539)	$241,820	$374,775	$4,523	$(223,281)	$379,298

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Condensed Consolidating Statements of Cash Flows

Six Months Ended June 30, 2005

Unaudited - (In 000’s)

	QDI	QD LLC and QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$5,634	$5,627	$17,499	$30	$(23,156)	$5,634
Adjustments for non-cash charges	(5,443)	(7,536)	1,867	338	23,156	12,382
Net Changes in assets and liabilities	—	—	(14,167)	(239)	—	(14,406)

Net cash provided by (used in) operating activities	191	(1,909)	5,199	129	—	3,610

Cash flows from investing activities:
Capital expenditures	—	—	(5,523)	(13)	—	(5,536)
Proceeds from sales of property and equipment	—	—	1,609	20	—	1,629
Other	—	—	—	—	—	—

Net cash (used in)/provided by investing activities	—	—	(3,914)	7	—	(3,907)

Cash flows from financing activities:
Net proceeds on revolver		(5,800)	—		—	(5,800)
Net proceeds from issuance of long-term debt		5,100				5,100
Deferred financing fees	—	(2,755)	—	—	—	(2,755)
Other	—		2,323	—	—	2,323
Net change in intercompany balances	(191)	5,364	(3,745)	(1,428)	—	—

Net cash provided by (used in) financing activities	(191)	1,909	(1,422)	(1,428)	—	(1,132)

Net increase in cash and cash equivalents	—	—	(137)	(1,292)	—	(1,429)
Effect of exchange rate changes on cash			4	—		4
Cash and cash equivalents, beginning of period	—	—	730	1,970	—	2,700

Cash and cash equivalents, end of period	$—	$—	$597	$678	$—	$1,275

Quality Distribution, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Condensed Consolidating Statements of Cash Flows

Six Months Ended June 30, 2004

Unaudited - (In 000’s)

	QDI	QD LLC and QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(6,900)	$(6,904)	$2,101	$(212)	$5,015	$(6,900)
Adjustments for non-cash charges	6,900	6,904	(6,380)	631	5,547	13,602
Net Changes in assets and liabilities	—	—	8,124	(132)	(10,562)	(2,570)

Net cash provided by operating activities	—	—	3,845	287	—	4,132

Cash flows from investing activities:
Capital expenditures	—	—	(4,256)	(21)	—	(4,277)
Acquisition of tank wash assets	—	—	(781)	—	—	(781)
Proceeds from sales of property and equipment	—	—	329	34	—	363

Net cash (used in)/provided by investing activities	—	—	(4,708)	13	—	(4,695)

Cash flows from financing activities:
Net proceeds on revolver	—	1,500	—	—	—	1,500
Net principal payments of long-term debt	—	(830)	—	—	—	(830)
Deferred financing fees	—	(369)	—	—	—	(369)
Other	17	—	547	—	—	564
Net change in intercompany balances	(17)	(301)	799	(481)	—	—

Net cash provided by (used in) financing activities	—	—	1,346	(481)	—	865

Net increase in cash and cash equivalents	—	—	483	(181)	—	302
Effect of exchange rate changes on cash	—	—	(91)	189	—	98
Cash and cash equivalents, beginning of period	—	—	705	250	—	955

Cash and cash equivalents, end of period	$—	$—	$1,097	$258	$—	$1,355

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Section 18-108 of the Delaware Limited Liability Company Act (the “Act”) provides that, subject to such standards and restrictions, if any, as are set forth in a limited liability company’s operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The By-Laws of Quality Distribution, LLC provide that Quality Distribution, LLC shall, to the fullest extent authorized under the Act, indemnify and hold harmless against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered, any manager or officer of Quality Distribution, LLC including indemnification for negligence but excluding indemnification (1) for acts or omissions involving actual fraud, willful misconduct or gross negligence or (2) with respect to any transaction from which the indemnitee derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the fight of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the fight of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, the certificate of incorporation of QD Capital Corporation includes a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Section 607.0850 of the Florida Business Corporation Act, or FBCA, permits, in general, a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including the estimated expenses of litigating the proceeding to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith for a purpose he or she reasonably believed to be in, or not opposed to the best interest of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. Section 607.0850(6) of the FBCA permits the corporation to pay such costs or expenses in advance of a final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification under the FBCA. Section 607.0850 of the FBCA provides that the indemnification and advancement of expense provisions contained in the FBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

In accordance with the provisions of the Amended and Restated Bylaws of Quality Distribution, Inc., Quality Distribution, Inc. shall indemnify, to the fullest extent permitted by law, any person who is or was a party, or is threatened to be made a party to, any threatened, pending or contemplated action, suit or other type of proceeding (other than an action by or in our right), whether civil, criminal, administrative, investigative or otherwise, and whether formal or informal, by reason of the fact that such person is or was Quality Distribution, Inc.’s director or our officer or is or was serving at Quality Distribution, Inc.’s request (as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against judgments, amounts paid in settlement, penalties, fines (including an excise tax assessed with respect to any employee benefit plan) and expenses (including counsel fees) actually and reasonably incurred in connection with any such action, suit or other proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, Quality Distribution, Inc.’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any such action, suit or other proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that such person reasonably believed to be in, or not opposed to, Quality Distribution, Inc.’s best interests or, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. In addition, Quality Distribution, Inc. also carries insurance on behalf of its directors, officers, employees or agents that may cover liabilities under the Securities Act.

Item 21.    Exhibits and Financial Statement Schedules.

(a)  EXHIBITS

Exhibit No.	Description
3.1	Certificate of Formation of Quality Distribution, LLC dated as of May 14, 2002. Incorporated herein by reference to Exhibit 3.1 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-980777).

3.2	Limited Liability Company Agreement of Quality Distribution, LLC dated as of May 15, 2002. Incorporated herein by reference to Exhibit 3.2 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-980777).

3.3	Bylaws of Quality Distribution, LLC adopted as of May 15, 2002. Incorporated herein by reference to Exhibit 3.3 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-980777).

3.4	Certificate of Incorporation of QD Capital Corporation dated May 1, 2003. Incorporated by reference to Exhibit 3.4 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 15, 2004 (Registration No. 333-114485).

3.5	Bylaws of QD Capital Corporation dated May 1, 2003. Incorporated by reference to Exhibit 3.5 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 14, 2004 (Registration No. 333-114485).

3.6	Amended and Restated Articles of Incorporation of Quality Distribution, Inc. dated November 4, 2003. Incorporated herein by reference to Exhibit 3.1 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

3.7	Amended and Restated Bylaws of Quality Distribution, Inc. dated November 5, 2003. Incorporated herein by reference to Exhibit 3.2 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

3.8	Articles of Amendment of Quality Distribution, Inc. dated June 28, 2005. Incorporated herein by reference to Exhibit 3.1 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on June 28, 2005.

3.9	Amended and Restated Bylaws of Quality Distribution, Inc. dated November 5, 2003 as further amended with effect from June 28, 2005. Incorporated herein by reference to Exhibit 3.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on June 28, 2005.

4.1	Credit Agreement dated as of November 13, 2003 between Quality Distribution, Inc., Quality Distribution, LLC, the lenders party thereto and Credit Suisse First Boston, as administrative agent. Incorporated herein by reference to Exhibit No. 4.1 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

4.2	Security Agreement dated as of November 13, 2003, among Quality Distribution, LLC, various subsidiaries of Quality Distribution, Inc. and Credit Suisse First Boston, as collateral agent. Incorporated herein by reference to Exhibit No. 4.2 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

Exhibit No.	Description
4.3	U.S. Pledge Agreement dated as of November 13, 2003, among Quality Distribution, LLC, various subsidiaries of Quality Distribution, Inc. and Credit Suisse First Boston, as collateral agent and pledgee. Incorporated herein by reference to Exhibit No. 4.3 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

4.4	Subsidiaries Guaranty dated as of November 13, 2003, among various subsidiaries of Quality Distribution, Inc. and Credit Suisse First Boston, as administrative agent. Incorporated herein by reference to Exhibit No. 4.4 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

4.5	Indenture dated as of November 13, 2003, among Quality Distribution, LLC, QD Capital Corporation, the Guarantors named therein and The Bank of New York as Trustee. Incorporated herein by reference to Exhibit No. 4.5 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

4.6	Form of Exchange Note for Quality Distribution, LLC’s 9% Senior Subordinated Notes due 2010 (included as Exhibit B to Exhibit 4.5).

4.7	Registration Rights Agreement, dated as of November 13, 2003, among Quality Distribution, LLC, QD Capital Corporation, the subsidiaries of Quality Distribution, LLC set forth on Annex I thereto and The Bank of New York. Incorporated herein by reference to Exhibit No. 4.7 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

4.8	Indenture, dated as of January 28, 2005, among Quality Distribution, LLC, QD Capital Corporation, the Guarantors named therein and The Bank of New York Trust Company, N.A. as Trustee. Incorporated herein by reference to Exhibit 10.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on January 28, 2005.

4.9	Form of Exchange Note (included as Exhibit B to Exhibit 4.8).

4.10	Registration Rights Agreement, dated as of January 28, 2005, among Quality Distribution, LLC, QD Capital Corporation, and the subsidiaries of Quality Distribution, LLC set forth on Annex I thereto. Incorporated herein by reference to Exhibit 10.3 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on January 28, 2005.

5.1	Opinion of O’Melveny & Myers LLP.

5.2	Opinion of Robert Millstone.

5.3	Opinion of Jones Vargas.

5.4	Opinion of Morgan, Lewis & Bockius LLP.

10.1	Amended and Restated Shareholders’ Agreement, dated as of February 10, 1998, among MTL, Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P. and certain shareholders of QDI. Incorporated herein by reference to Exhibit No. 4.13 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.2	Amended and Restated Common and Preferred Stock Purchase and Shareholders’ Agreement, dated as of August 28, 1998, among BT Investment Partners, Inc., MTL Equity Investors, L.L.C., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P. and MTL. Incorporated herein by reference to Exhibit No. 4.14 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

Exhibit No.	Description
10.3	Amendment No. 1, dated as of April 2, 2002, to the Amended and Restated Common and Preferred Stock Purchase and Shareholders’ Agreement, dated as of August 28, 1998, among BT Investment Partners, Inc., MTL Equity Investors, L.L.C., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P. and MTL. Incorporated herein by reference to Exhibit No. 10.3 to Quality Distribution, LLC’s Registration Statement on
Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.4	Second Amended and Restated Registration Rights Agreement, dated as of August 28, 1998, among Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P., QDI and certain shareholders of QDI. Incorporated herein by reference to Exhibit No. 10.4 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.5	Agreement, dated as of May 30, 2002, among Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P., QDI and certain shareholders of QDI. Incorporated herein by reference to Exhibit No. 10.5 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.6	1998 Stock Option Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.1 to Quality Distribution, Inc.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on November 3, 1998 (Registration No. 333-66711).

10.7	Amended and Restated Employment Agreement, dated June 6, 2005, between Quality Distribution, Inc. and Thomas L. Finkbiner. Incorporated herein by reference to Exhibit No. 10.1 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2005.

10.8	Employment Agreement, dated June 3, 2004, between Quality Distribution, Inc. and Virgil T. Leslie. Incorporated herein by reference to Exhibit 10.1 to Quality Distribution, Inc.’s Quarterly Report on Form 10-Q filed with the Security and Exchange Commission on August 16, 2004.

10.9	Employment Agreement, dated June 23, 1998, between Quality Distribution, Inc. and Dennis R. Copeland. Incorporated herein by reference to Exhibit No. 10.7 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.10	Promissory Note, dated November 8, 1999, issued by Thomas L. Finkbiner to Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.14 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.11	Pledge Agreement, dated November 8, 1999, between Thomas L. Finkbiner and Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.15 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.12	Stock Option Agreement, dated November 8, 1999, between Thomas L. Finkbiner and Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.16 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.13	Limited Recourse Secured Promissory Note, dated June 9, 1998, issued by Marvin Sexton to Quality Distribution, Inc. and corresponding pledge agreement. Incorporated herein by reference to Exhibit No. 10.11 to Quality Distribution, Inc.’s Registration Statement on
Form S-4 filed with the Securities and Exchange Commission on November 3, 1998 (Registration No. 333-66711).

Exhibit No.	Description
10.14	Contribution Agreement dated May 30, 2002, between Quality Distribution, LLC and Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.26 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.15	Lock-Up Agreement, dated as of April 10, 2002, and Amendment No. 1 thereto dated as of May 30, 2002, among Quality Distribution, Inc., ARES Leveraged Investment Fund, L.P. and ARES Leveraged Investment Fund II, L.P. Incorporated herein by reference to Exhibit No. 10.27 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.16	Lock-Up and Purchase Agreement, dated as of April 10, 2002, among Quality Distribution, Inc., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (U.K.) Partners III, L.P. Incorporated herein by reference to Exhibit No. 10.28 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.17	Lock-up Agreement, dated as of April 10, 2002, among Quality Distribution, Inc. and the members of management listed on the signature page thereto. Incorporated herein by reference to Exhibit No. 10.29 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.18	Employment Agreement dated June 23, 1998 between Quality Distribution, Inc. and Michael A. Grimm. Incorporated herein by reference to Exhibit No. 10.30 to Quality Distribution, LLC’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 9, 2003.

10.19	Amendment, dated May 30, 2003, to Employment Agreement dated June 23, 1998 between Quality Distribution, Inc. and Michael A. Grimm. Incorporated herein by reference to Exhibit 10.29 to Quality Distribution, Inc.’s Amendment No. 2 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 24, 2003 (Registration No. 333-108344).

10.20	Employment Agreement dated March 21, 2004 between Quality Distribution, Inc. and Keith J. Margelowsky. Incorporated by reference to Exhibit 10.20 to Quality Distribution, LLC’s Amendment No. 4 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on February 2, 2005 (Registration No. 333-114485).

10.21	Employment Agreement dated February 5, 2003 between Quality Distribution, Inc. and Samuel M. Hensley. Incorporated herein by reference to Exhibit No. 10.32 to Quality Distribution, LLC’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2003.

10.22	Warrant Agreement (including form of warrant certificate), dated as of May 30, 2002, between Quality Distribution, Inc. and The Bank of New York. Incorporated herein by reference to Exhibit 10.32 to Quality Distribution, Inc.’s Amendment No. 2 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 24, 2003 (Registration No. 333-108344).

10.23	2003 Stock Option Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit 10.1 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2005.

Exhibit No.	Description
10.24	Form of Stock Option Agreement Under Stock Option Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit 10.5 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2005.

10.25	2003 Restricted Stock Incentive Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit 10.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2005.

10.26	Form of Restricted Stock Award Agreement Under Restricted Stock Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit 10.6 to Quality Distribution, Inc.’s current report on Form 8-K filed on June 6, 2005.

10.27	Employment Agreement dated August 3, 2004 between Quality Distribution, Inc. and Robert J. Millstone. Incorporated by reference to Exhibit 10.27 to Quality Distribution, LLC’s Amendment No. 3 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 21, 2004 (Registration No. 333-114485).

10.28	Term sheet dated September 14, 2004 entered into by Quality Distribution, Inc. with respect to Richard B. Marchese’s employment. Incorporated herein by reference to Exhibit 99.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on September 14, 2004.

10.29	Employment Agreement dated November 3, 2004 between Quality Distribution, Inc. and Gary Enzor. Incorporated herein by reference to Exhibit 99.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on November 8, 2004.

10.30	Employment Agreement dated November 4, 2004 between Quality Distribution, Inc. and Timothy Page. Incorporated herein by reference to Exhibit 99.3 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on November 8, 2004.

10.31	Summary of the terms of the Quality Distribution, Inc. 2005 Compensation Bonus Plan. Incorporated herein by reference to Exhibit 99.1 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on January 7, 2005.

10.32	First Amendment and Consent to Credit Agreement and Intercompany Subordination Agreement, dated as of January 20, 2005, between Quality Distribution, Inc., Quality Distribution, LLC, various subsidiaries of Quality Distribution, LLC, the lenders party thereto and Credit Suisse First Boston, as administrative agent. Incorporated herein by reference to Exhibit 10.1 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on January 28, 2005.

10.33	Deferred Compensation Plan of Quality Distribution, Inc. dated as of January 1, 2001. Incorporated herein by reference to Exhibit 10.33 to Quality Distribution, Inc.’s Amendment No. 1 to Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2005.

10.34	Deferred Compensation Plan of Quality Distribution, Inc. dated as of January 1, 2001. Incorporated herein by reference to Exhibit 10.34 to Quality Distribution, Inc.’s Amendment No. 1 to Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2005.

10.35	Employment Agreement, dated as of June 5, 2005, between Quality Distribution, Inc. and Gerald L. Detter. Incorporated herein by reference to Exhibit 10.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on June 6, 2005.

10.36	Stock Unit Grant Agreement, dated as of June 5, 2005, between Quality Distribution, Inc. and Gerald L. Detter. Incorporated herein by reference to Exhibit 10.3 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on June 6, 2005.

Exhibit No.	Description
10.37	Non Qualified Stock Option Agreement, dated as of June 5, 2005, between Quality Distribution, Inc. and Gerald L. Detter. Incorporated herein by reference to Exhibit 10.4 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on June 6, 2005.

12.1	Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of Quality Distribution, LLC. Incorporated by reference to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 15, 2004 (Registration No. 333-114485).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

23.3	Consent of Robert Millstone (included in Exhibit 5.2).

23.4	Consent of Jones Vargas (included in Exhibit 5.3).

23.5	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.4).

24.1	Powers of Attorney.

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A., as Trustee.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.4	Form of Letter to Clients.*

*	Previously filed.

(b)  FINANCIAL STATEMENT SCHEDULES

All financial statement schedules are omitted because they are inapplicable, not required or the information has been disclosed elsewhere in the consolidated financial statements or notes thereto.

Item 22.    Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrants hereby undertakes that:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 24th day of August, 2005.

QUALITY DISTRIBUTION, LLC

By:	/s/ GERALD L. DETTER
Gerald L. Detter President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GERALD L. DETTER Gerald L. Detter	President, Chief Executive Officer and Manager (Principal Executive Officer)	August 24, 2005

/s/ TIMOTHY B. PAGE Timothy B. Page	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 24, 2005

* Joshua J. Harris	Manager	August 24, 2005

* Michael D. Weiner	Manager	August 24, 2005

* Marc E. Becker	Manager	August 24, 2005

* Donald C. Orris	Manager	August 24, 2005

* Richard B. Marchese	Manager	August 24, 2005

Signature	Title	Date

* Alan H. Schumacher	Manager	August 24, 2005

* Eric L. Press	Manager	August 24, 2005

* Robert H. Falk	Manager	August 24, 2005

* Robert E. Gadomski	Manager	August 24, 2005

* Thomas R. Miklich	Manager	August 24, 2005

* M. Ali Rashid	Manager	August 24, 2005

*	By:	/s/ GERALD L. DETTER
Gerald L. Detter Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 24th day of August, 2005.

QD CAPITAL CORPORATION

By:	/s/ GERALD L. DETTER

Gerald L. Detter President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GERALD L. DETTER Gerald L. Detter	President and Director (Principal Executive Officer)	August 24, 2005

/s/ TIMOTHY B. PAGE Timothy B. Page	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 24, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 24th day of August, 2005.

QUALITY DISTRIBUTION, INC.

By:	/s/ GERALD L. DETTER
Gerald L. Detter President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GERALD L. DETTER Gerald L. Detter	President, Chief Executive Officer and Director (Principal Executive Officer)	August 24, 2005

/s/ TIMOTHY B. PAGE Timothy B. Page	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 24, 2005

* Joshua J. Harris	Director	August 24, 2005

* Michael D. Weiner	Director	August 24, 2005

* Marc E. Becker	Director	August 24, 2005

* Donald C. Orris	Director	August 24, 2005

Signature	Title	Date

* Richard B. Marchese	Director	August 24, 2005

* Alan H. Schumacher	Director	August 24, 2005

* Eric L. Press	Director	August 24, 2005

* Robert H. Falk	Director	August 24, 2005

* Robert E. Gadomski	Director	August 24, 2005

* Thomas R. Miklich	Director	August 24, 2005

* M. Ali Rashid	Director	August 24, 2005

*	By:	/s/ GERALD L. DETTER
Gerald L. Detter Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 24th day of August, 2005.

AMERICAN TRANSINSURANCE GROUP, INC.

CHEMICAL LEAMAN CORPORATION

ENVIROPOWER, INC.

FLEET TRANSPORT COMPANY, INC.

MEXICO INVESTMENTS, INC.

POWER PURCHASING, INC.

QUALITY CARRIERS, INC.

QSI SERVICES, INC.

By:	/s/ GERALD L. DETTER
Gerald L. Detter President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GERALD L. DETTER Gerald L. Detter	President and Director (Principal Executive Officer)	August 24, 2005

/s/ TIMOTHY B. PAGE Timothy B. Page	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 24, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 24th day of August, 2005.

QUALA SYSTEMS, INC.

By:	/s/ JOHN M. ALLEN
John M. Allen President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN M. ALLEN John M. Allen	President (Principal Executive Officer)	August 24, 2005

/s/ GERALD L. DETTER Gerald L. Detter	Executive Vice President	August 24, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 24th day of August, 2005.

TRANSPLASTICS, INC.
By:	/s/ GERALD L. DETTER

Gerald L. Detter President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GERALD L. DETTER Gerald L. Detter	President and Director (Principal Executive Officer)	August 24, 2005

/s/ TIMOTHY B. PAGE Timothy B. Page	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 24, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 24th day of August, 2005.

MTL OF NEVADA
By:	/s/ JAMES A. RAKITSKY

James A. Rakitsky President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES A. RAKITSKY James A. Rakitsky	President, Vice President, Chief Financial Officer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	August 24, 2005

/S/ MONTE L. MILLER Monte L. Miller	Director	August 24, 2005

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Certificate of Formation of Quality Distribution, LLC dated as of May 14, 2002. Incorporated herein by reference to Exhibit 3.1 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-980777).

3.2	Limited Liability Company Agreement of Quality Distribution, LLC dated as of May 15, 2002. Incorporated herein by reference to Exhibit 3.2 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-980777).

3.3	Bylaws of Quality Distribution, LLC adopted as of May 15, 2002. Incorporated herein by reference to Exhibit 3.3 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-980777).

3.4	Certificate of Incorporation of QD Capital Corporation dated May 1, 2003. Incorporated by reference to Exhibit 3.4 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 15, 2004 (Registration No. 333-114485).

3.5	Bylaws of QD Capital Corporation dated May 1, 2003. Incorporated by reference to Exhibit 3.5 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 14, 2004 (Registration No. 333-114485).

3.6	Amended and Restated Articles of Incorporation of Quality Distribution, Inc. dated November 4, 2003. Incorporated herein by reference to Exhibit 3.1 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

3.7	Amended and Restated Bylaws of Quality Distribution, Inc. dated November 5, 2003. Incorporated herein by reference to Exhibit 3.2 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

3.8	Articles of Amendment of Quality Distribution, Inc. dated June 28, 2005. Incorporated herein by reference to Exhibit 3.1 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on June 28, 2005.

3.9	Amended and Restated Bylaws of Quality Distribution, Inc. dated November 5, 2003 as further amended with effect from June 28, 2005. Incorporated herein by reference to Exhibit 3.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on June 28, 2005.

4.1	Credit Agreement dated as of November 13, 2003 between Quality Distribution, Inc., Quality Distribution, LLC, the lenders party thereto and Credit Suisse First Boston, as administrative agent. Incorporated herein by reference to Exhibit No. 4.1 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

4.2	Security Agreement dated as of November 13, 2003, among Quality Distribution, LLC, various subsidiaries of Quality Distribution, Inc. and Credit Suisse First Boston, as collateral agent. Incorporated herein by reference to Exhibit No. 4.2 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

Exhibit No.	Description
4.3	U.S. Pledge Agreement dated as of November 13, 2003, among Quality Distribution, LLC, various subsidiaries of Quality Distribution, Inc. and Credit Suisse First Boston, as collateral agent and pledgee. Incorporated herein by reference to Exhibit No. 4.3 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

4.4	Subsidiaries Guaranty dated as of November 13, 2003, among various subsidiaries of Quality Distribution, Inc. and Credit Suisse First Boston, as administrative agent. Incorporated herein by reference to Exhibit No. 4.4 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

4.5	Indenture dated as of November 13, 2003, among Quality Distribution, LLC, QD Capital Corporation, the Guarantors named therein and The Bank of New York as Trustee. Incorporated herein by reference to Exhibit No. 4.5 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

4.6	Form of Exchange Note for Quality Distribution, LLC’s 9% Senior Subordinated Notes due 2010 (included as Exhibit B to Exhibit 4.5).

4.7	Registration Rights Agreement, dated as of November 13, 2003, among Quality Distribution, LLC, QD Capital Corporation, the subsidiaries of Quality Distribution, LLC set forth on Annex I thereto and The Bank of New York. Incorporated herein by reference to Exhibit No. 4.7 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

4.8	Indenture, dated as of January 28, 2005, among Quality Distribution, LLC, QD Capital Corporation, the Guarantors named therein and The Bank of New York Trust Company, N.A. as Trustee. Incorporated herein by reference to Exhibit 10.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on January 28, 2005.

4.9	Form of Exchange Note (included as Exhibit B to Exhibit 4.8).

4.10	Registration Rights Agreement, dated as of January 28, 2005, among Quality Distribution, LLC, QD Capital Corporation, and the subsidiaries of Quality Distribution, LLC set forth on Annex I thereto. Incorporated herein by reference to Exhibit 10.3 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on January 28, 2005.

5.1	Opinion of O’Melveny & Myers LLP.

5.2	Opinion of Robert Millstone.

5.3	Opinion of Jones Vargas.

5.4	Opinion of Morgan, Lewis & Bockius LLP.

10.1	Amended and Restated Shareholders’ Agreement, dated as of February 10, 1998, among MTL, Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P. and certain shareholders of QDI. Incorporated herein by reference to Exhibit No. 4.13 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.2	Amended and Restated Common and Preferred Stock Purchase and Shareholders’ Agreement, dated as of August 28, 1998, among BT Investment Partners, Inc., MTL Equity Investors, L.L.C., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P. and MTL. Incorporated herein by reference to Exhibit No. 4.14 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

Exhibit No.	Description
10.3	Amendment No. 1, dated as of April 2, 2002, to the Amended and Restated Common and Preferred Stock Purchase and Shareholders’ Agreement, dated as of August 28, 1998, among BT Investment Partners, Inc., MTL Equity Investors, L.L.C., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P. and MTL. Incorporated herein by reference to Exhibit No. 10.3 to Quality Distribution, LLC’s Registration Statement on
Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.4	Second Amended and Restated Registration Rights Agreement, dated as of August 28, 1998, among Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P., QDI and certain shareholders of QDI. Incorporated herein by reference to Exhibit No. 10.4 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.5	Agreement, dated as of May 30, 2002, among Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P., QDI and certain shareholders of QDI. Incorporated herein by reference to Exhibit No. 10.5 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.6	1998 Stock Option Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.1 to Quality Distribution, Inc.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on November 3, 1998 (Registration No. 333-66711).

10.7	Amended and Restated Employment Agreement, dated June 6, 2005, between Quality Distribution, Inc. and Thomas L. Finkbiner. Incorporated herein by reference to Exhibit No. 10.1 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2005.

10.8	Employment Agreement, dated June 3, 2004, between Quality Distribution, Inc. and Virgil T. Leslie. Incorporated herein by reference to Exhibit 10.1 to Quality Distribution Inc’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 16, 2004.

10.9	Employment Agreement, dated June 23, 1998, between Quality Distribution, Inc. and Dennis R. Copeland. Incorporated herein by reference to Exhibit No. 10.7 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.10	Promissory Note, dated November 8, 1999, issued by Thomas L. Finkbiner to Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.14 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.11	Pledge Agreement, dated November 8, 1999, between Thomas L. Finkbiner and Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.15 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.12	Stock Option Agreement, dated November 8, 1999, between Thomas L. Finkbiner and Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.16 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.13	Limited Recourse Secured Promissory Note, dated June 9, 1998, issued by Marvin Sexton to Quality Distribution, Inc. and corresponding pledge agreement. Incorporated herein by reference to Exhibit No. 10.11 to Quality Distribution, Inc.’s Registration Statement on
Form S-4 filed with the Securities and Exchange Commission on November 3, 1998 (Registration No. 333-66711).

Exhibit No.	Description
10.14	Contribution Agreement dated May 30, 2002, between Quality Distribution, LLC and Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.26 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.15	Lock-Up Agreement, dated as of April 10, 2002, and Amendment No. 1 thereto dated as of May 30, 2002, among Quality Distribution, Inc., ARES Leveraged Investment Fund, L.P. and ARES Leveraged Investment Fund II, L.P. Incorporated herein by reference to Exhibit No. 10.27 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.16	Lock-Up and Purchase Agreement, dated as of April 10, 2002, among Quality Distribution, Inc., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (U.K.) Partners III, L.P. Incorporated herein by reference to Exhibit No. 10.28 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.17	Lock-up Agreement, dated as of April 10, 2002, among Quality Distribution, Inc. and the members of management listed on the signature page thereto. Incorporated herein by reference to Exhibit No. 10.29 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.18	Employment Agreement dated June 23, 1998 between Quality Distribution, Inc. and Michael A. Grimm. Incorporated herein by reference to Exhibit No. 10.30 to Quality Distribution, LLC’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 9, 2003.

10.19	Amendment, dated May 30, 2003, to Employment Agreement dated June 23, 1998 between Quality Distribution, Inc. and Michael A. Grimm. Incorporated herein by reference to Exhibit 10.29 to Quality Distribution, Inc.’s Amendment No. 2 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 24, 2003 (Registration No. 333-108344).

10.20	Employment Agreement dated March 21, 2004 between Quality Distribution, Inc. and Keith J. Margelowsky. Incorporated by reference to Exhibit 10.20 to Quality Distribution, LLC’s Amendment No. 4 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on February 2, 2005 (Registration No. 333-114485).

10.21	Employment Agreement dated February 5, 2003 between Quality Distribution, Inc. and Samuel M. Hensley. Incorporated herein by reference to Exhibit No. 10.32 to Quality Distribution, LLC’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2003.

10.22	Warrant Agreement (including form of warrant certificate), dated as of May 30, 2002, between Quality Distribution, Inc. and The Bank of New York. Incorporated herein by reference to Exhibit 10.32 to Quality Distribution, Inc.’s Amendment No. 2 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 24, 2003 (Registration No. 333-108344).

10.23	2003 Stock Option Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit 10.1 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2005.

10.24	Form of Stock Option Agreement Under Stock Option Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit 10.5 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2005.

Exhibit No.	Description
10.25	2003 Restricted Stock Incentive Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit 10.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2005.

10.26	Form of Restricted Stock Award Agreement Under Restricted Stock Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit 10.6 to Quality Distribution, Inc.’s current report on Form 8-K filed on June 6, 2005.

10.27	Employment Agreement dated August 3, 2004 between Quality Distribution, Inc. and Robert J. Millstone. Incorporated by reference to Exhibit 10.27 to Quality Distribution, LLC’s Amendment No. 3 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 21, 2004 (Registration No. 333-114485).

10.28	Term sheet dated September 14, 2004 entered into by Quality Distribution, Inc. with respect to Richard B. Marchese’s employment. Incorporated herein by reference to Exhibit 99.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on September 14, 2004.

10.29	Employment Agreement dated November 3, 2004 between Quality Distribution, Inc. and Gary Enzor. Incorporated herein by reference to Exhibit 99.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on November 8, 2004.

10.30	Employment Agreement dated November 4, 2004 between Quality Distribution, Inc. and Timothy Page. Incorporated herein by reference to Exhibit 99.3 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on November 8, 2004.

10.31	Summary of the terms of the Quality Distribution, Inc. 2005 Compensation Bonus Plan. Incorporated herein by reference to Exhibit 99.1 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on January 7, 2005.

10.32	First Amendment and Consent to Credit Agreement and Intercompany Subordination Agreement, dated as of January 20, 2005, between Quality Distribution, Inc., Quality Distribution, LLC, various subsidiaries of Quality Distribution, LLC, the lenders party thereto and Credit Suisse First Boston, as administrative agent. Incorporated herein by reference to Exhibit 10.1 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on January 28, 2005.

10.33	Deferred Compensation Plan of Quality Distribution, Inc. dated as of January 1, 2001. Incorporated herein by reference to Exhibit 10.33 to Quality Distribution, Inc.’s Amendment No. 1 to Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2005.

10.34	Deferred Compensation Plan of Quality Distribution, Inc. dated as of January 1, 2001. Incorporated herein by reference to Exhibit 10.34 to Quality Distribution, Inc.’s Amendment No. 1 to Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2005.

10.35	Employment Agreement, dated as of June 5, 2005, between Quality Distribution, Inc. and Gerald L. Detter. Incorporated herein by reference to Exhibit 10.2 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on June 6, 2005.

10.36	Stock Unit Grant Agreement, dated as of June 5, 2005, between Quality Distribution, Inc. and Gerald L. Detter. Incorporated herein by reference to Exhibit 10.3 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on June 6, 2005.

10.37	Non Qualified Stock Option Agreement, dated as of June 5, 2005, between Quality Distribution, Inc. and Gerald L. Detter. Incorporated herein by reference to Exhibit 10.4 to Quality Distribution, Inc.’s Current Report on Form 8-K filed on June 6, 2005.

Exhibit No.	Description
12.1	Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of Quality Distribution, LLC. Incorporated by reference to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 15, 2004 (Registration No. 333-114485).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

23.3	Consent of Robert Millstone (included in Exhibit 5.2).

23.4	Consent of Jones Vargas (included in Exhibit 5.3).

23.5	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.4).

24.1	Powers of Attorney.

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A., as Trustee.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.4	Form of Letter to Clients.*

*	Previously filed.